   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                   SPSS INC.
             (Exact name of Registrant as specified in its charter)

              DELAWARE                               7372                              36-2815480
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)             Identification Number)

                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 651-3000
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 EDWARD HAMBURG
                EXECUTIVE VICE PRESIDENT, CORPORATE OPERATIONS,
                     CHIEF FINANCIAL OFFICER AND SECRETARY

                                   SPSS INC.
                             233 SOUTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 651-3000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

                 LAWRENCE R. SAMUELS, ESQ.                                   JOHN D. PATTERSON, JR., ESQ.
                    DAVID S. GUIN, ESQ.                                        DAVID A. BROADWIN, ESQ.
                       ROSS & HARDIES                                          FOLEY, HOAG & ELIOT LLP
                 150 NORTH MICHIGAN AVENUE                                      ONE POST OFFICE SQUARE
                  CHICAGO, ILLINOIS 60601                                    BOSTON, MASSACHUSETTS 02109
                       (312) 558-1000                                               (617) 832-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement and the effective time of the merger of a wholly-owned subsidiary of the Registrant with and into NetGenesis Corp. as described in the Agreement and Plan of Merger dated as of October 28, 2001.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING        AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)        PER SHARE(2)           PRICE(3)        REGISTRATION FEE(4)
---------------------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par value per
      share..................................       2,400,000              $1.42             $34,981,934           $8,745.50
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to common stock, par value $0.01 per share, of SPSS Inc. issuable to holders of common stock, par value $0.001 per share, of NetGenesis Corp. in the proposed merger of Red Sox Acquisition Corp., a wholly owned subsidiary of SPSS, with and into NetGenesis. The amount of SPSS common stock to be registered has been determined by multiplying the exchange ratio (0.097 shares of SPSS common stock for each share of NetGenesis common stock) by 24,635,165, the maximum aggregate number of shares of NetGenesis common stock outstanding on November 2, 2001, including shares of NetGenesis common stock underlying a portion of the outstanding options to purchase common stock of NetGenesis, whether or not exercised before consummation of the merger.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) by dividing the Proposed Maximum Aggregate Offering Price (calculated in the manner described in footnote (3) below) by the number of shares of SPSS common stock being registered.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(f)(1) of the Securities Act, based on the market value of NetGenesis shares to be received by SPSS in the Merger, as established by the average of the high and low sales prices of NetGenesis common stock on the NASDAQ National Market on November 7, 2001, which was $1.42.

(4) The registration fee was calculated pursuant to Rule 457 by multiplying the Proposed Maximum Aggregate Offering Price (calculated in the manner described in footnote(3) above) by 0.00025.

    SPSS HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SECTION 8(a) OF THE SECURITIES ACT OF 1933, MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

TO THE STOCKHOLDERS OF NETGENESIS CORP.:

                 MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT

     After careful consideration, the boards of directors of SPSS Inc. and NetGenesis Corp. have approved a merger designed to capitalize upon the managerial, personnel and technology synergies which the companies believe can be created by the proposed merger. We believe the combined company will be able to create substantially more stockholder value than could be achieved by either company individually.

     A special meeting of stockholders of NetGenesis Corp. will be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, 16th Floor, Boston,
Massachusetts on                , December   , 2001, beginning at 10:00 A.M.,
local time.

     At the special meeting you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of October 28, 2001, by and among NetGenesis, SPSS Inc., a Delaware corporation, and Red Sox Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of SPSS. The Agreement and Plan of Merger provides for the merger of NetGenesis with and into Red Sox Acquisition Corp. as more fully described in the accompanying notice of special meeting of stockholders and proxy statement/prospectus. The NetGenesis board of directors has declared the advisability of the merger, approved the Agreement and Plan of Merger and directed that the Agreement and Plan of Merger be submitted to the NetGenesis stockholders for adoption. The NetGenesis board of directors unanimously recommends that you vote to adopt the Agreement and Plan of Merger. We cannot complete the merger unless the stockholders of NetGenesis adopt the Agreement and Plan of Merger.

     If the merger is completed, NetGenesis stockholders will receive 0.097 shares of SPSS common stock for each share of NetGenesis common stock. Any NetGenesis stockholder who would otherwise receive a fractional share of SPSS common stock will instead receive the cash value of the fractional share of SPSS common stock. SPSS stockholders will continue to own their existing SPSS shares. We estimate that SPSS may issue up to 2,400,000 shares of SPSS common stock to former NetGenesis stockholders as a result of the merger. Following the consummation of the merger, SPSS stockholders will own approximately 86% of the combined company, and former NetGenesis stockholders will own approximately 14% of the combined company, each calculated on a fully-diluted basis. The shares of the combined company will be traded on the NASDAQ National Market under the symbol "SPSS."

     We are very enthusiastic about this merger and the strength and capabilities we expect from the combined company.

                                                  /s/ LAWRENCE S. BOHN
                                         ---------------------------------------
                                                    Lawrence S. Bohn
                                                 Chairman, President and
                                               Chief Executive Officer of
                                                    NetGenesis Corp.

     BEFORE YOU VOTE ON THE PROPOSALS YOU SHOULD CONSIDER THE RISK FACTORS DESCRIBED ON PAGES 12 THROUGH 24 OF THIS DOCUMENT.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION PRESENTED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER   , 2001, AND IS BEING
MAILED TO THE STOCKHOLDERS OF NETGENESIS ON OR ABOUT NOVEMBER   , 2001.

                 PRELIMINARY PROSPECTUS-SUBJECT TO COMPLETION,

                            DATED NOVEMBER 13, 2001

                               [NETGENESIS LOGO]

                               ONE ALEWIFE CENTER
                         CAMBRIDGE, MASSACHUSETTS 02140
                            TELEPHONE (617) 665-9200

                             ---------------------

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF
                                NETGENESIS CORP.

                               November   , 2001

                             ---------------------

     NetGenesis Corp. hereby gives notice that it will hold a special meeting of stockholders, at the offices of Foley, Hoag & Eliot LLP, One Post Office Square,
16th floor, Boston, Massachusetts, on           , December   , 2001, beginning
at 10:00 A.M., local time, for the following purposes:

          1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 28, 2001, among SPSS, Red Sox Acquisition Corp., and NetGenesis, and the merger as described under the heading "The Merger." A copy of the Agreement and Plan of Merger is attached as Annex A to the proxy statement and prospectus accompanying this notice.

          2. To transact such other business as may properly come before the special meeting and any adjournment or postponement.

     Our board of directors has fixed the close of business on Wednesday, November 21, 2001, as the record date for the determination of the stockholders of NetGenesis entitled to receive notice of the special meeting and to vote at the special meeting and any adjournment thereof. Only stockholders of record on November 21, 2001 are entitled to receive notice of the special meeting and to vote at the special meeting or any adjournment thereof. As of November 21, 2001,
there were           shares of NetGenesis' common stock outstanding and those
shares were held of record by           stockholders. Each share of NetGenesis
common stock represented in person or by proxy at the special meeting is entitled to one vote on each of the proposals identified in the numbered paragraphs above as well as any other matter which is properly submitted to a vote of the NetGenesis stockholders at the special meeting.

     A list of the stockholders entitled to vote at the special meeting will be available at the special meeting and for ten days prior to the meeting, between the hours of 8:45 a.m. and 4:30 p.m. at the offices of NetGenesis, at One Alewife Center, Cambridge, Massachusetts 02140. You should contact the secretary of NetGenesis if you wish to review this list of stockholders.

     You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible. Also included in this package is a pre-addressed, postage-paid envelope to be used by you to return the proxy card. By completing and returning the proxy card your shares can still be voted at the NetGenesis special meeting even if you are unable to attend in person. If you complete and return your proxy card and later desire to revoke your proxy, you may do so at any time before it is exercised. Remember, your vote is important, so please act today!

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE AGREEMENT AND PLAN OF MERGER. THE AGREEMENT AND PLAN OF MERGER AS WELL AS THE EFFECTS OF MERGER ARE DESCRIBED IN DETAIL IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                                          By order of the board of directors,

                                          ANDREW D. FRIEDMAN
                                          Secretary

November   , 2001
Boston, Massachusetts

                AS A NETGENESIS STOCKHOLDER, THE MOST IMPORTANT
                              THING TO DO IS VOTE

     YOUR VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IN THIS WAY, IF YOU ARE UNABLE TO ATTEND THE SPECIAL MEETING IN PERSON, YOUR SHARES CAN STILL BE VOTED. REMEMBER, YOUR VOTE IS IMPORTANT, SO PLEASE ACT TODAY!

                             STOCKHOLDER QUESTIONS
      For questions about the SPSS/NetGenesis merger, call (877) 696-6849.

                               TABLE OF CONTENTS

THE MERGER
Questions and Answers About the Merger......................     vi
Summary.....................................................      1
  The Companies.............................................      1
  Recommendations to NetGenesis Stockholders................      1
  NetGenesis Stockholder Votes Required.....................      1
  The Merger................................................      2
  What NetGenesis Stockholders Will Receive.................      2
  Ownership of SPSS After the Merger........................      2
  Conditions to the Completion of the Merger................      2
  Termination of Agreement and Plan of Merger...............      3
  Termination Fee Payable By Each Company...................      3
  Board of Directors of SPSS After the Merger...............      3
  Material Federal Income Tax Consequences of the Merger....      3
  Listing of SPSS Common Stock..............................      4
  No Dissenters' or Appraisal Rights........................      4
  Interest of Officers and Directors in the Merger..........      4
  Accounting Treatment of the Merger........................      4
  Opinion of JPMorgan Securities Inc. to NetGenesis.........      4
Summary Selected Consolidated Financial Information.........      5
Unaudited Selected Pro Forma Condensed Combined Financial
  Data......................................................      7
Comparative Per Share Data..................................      8
Comparative Per Share Market Price and Dividend
  Information...............................................      9
A Caution About Forward-Looking Statements..................     11
Risk Factors................................................     12
  Risk Factors Relating to the Merger and the Combined
     Company................................................     12
  Risk Factors Relating to NetGenesis.......................     13
  Risk Factors Relating to SPSS.............................     19
GENERAL MEETING INFORMATION, VOTING AND PROXIES.............     25
THE PROPOSED MERGER.........................................     27
  Background of the Merger..................................     27
  Reasons for the Merger....................................     28
  SPSS's Reasons for the Merger.............................     28
     Factors Considered by the Board of Directors of SPSS...     30
  NetGenesis' Reasons For the Merger........................     32
     Factors Considered by, and Recommendations of the Board
      of Directors of NetGenesis............................     32
  Accounting Treatment......................................     34
  No Dissenters' or Appraisal Rights........................     34
  Material Federal Income Tax Consequences of the Merger....     34
  Expenses..................................................     36
  Federal Securities Laws Consequences; Stock Transfer
     Restriction Agreements.................................     36

THE COMPANIES...............................................     37
SPSS........................................................     37
  Recent Developments.......................................     38
  Industry Background.......................................     39
  Markets...................................................     40
  SPSS Analytical Solutions and Software Products...........     41
  Software Pricing..........................................     43
  Publications and Student Software.........................     43
  Training and Consulting...................................     43
  Sales and Marketing.......................................     43
  Customer Service and Technical Support....................     44
  Research and Development..................................     44
  Manufacturing and Order Fulfillment.......................     45
  Competition...............................................     45
  Intellectual Property.....................................     46
  Reliance on Third Parties.................................     47
     Hoops..................................................     47
     Banta Global Turnkey Software Distribution Agreement...     47
     Prentice Hall Agreement................................     48
     Computer Software Development Company..................     48
  Seasonality...............................................     48
  Employees.................................................     49
  Properties................................................     49
  Legal Proceedings.........................................     49
  Financial Information About SPSS's Foreign and Domestic
     Operations and Export Sales............................     49
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     51
  NetGenesis................................................     60
  Industry Background.......................................     61
  The NetGenesis Solution...................................     62
  Products and Services.....................................     65
  Software Products.........................................     66
  Add-on Application to NetGenesis..........................     68
  Professional Services.....................................     68
  Product Development.......................................     69
  Technology................................................     69
  Strategic Technology Relationships........................     71
  Sales and Marketing.......................................     71
  Competition...............................................     71
  Employees.................................................     72

  Properties................................................     72
  Legal Proceedings.........................................     73
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     74
FAIRNESS OPINION............................................     85
  Opinion of JPMorgan Securities Inc........................     85
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................     89
THE AGREEMENT AND PLAN OF MERGER............................     90
  General...................................................     90
  Closing Matters...........................................     90
  Consideration to be Received in the Merger; Treatment of
     Stock Options and Obligations Under E-Dynamics Merger
     Agreement..............................................     91
  Exchange of Certificates in the Merger....................     91
  Fractional Shares.........................................     92
  Listing of SPSS Stock.....................................     92
  Board of Directors; Executive Officers; Company
     Headquarters...........................................     92
  Covenants.................................................     92
  Other Covenants and Agreements............................     95
  Representations and Warranties............................     95
  Conditions................................................     96
  Termination of Agreement and Plan of Merger...............     97
  Amendments, Extensions and Waivers........................     98
BOARD OF DIRECTORS AND MANAGEMENT OF SPSS FOLLOWING THE
  MERGER -- OFFICERS AND DIRECTORS..........................     99
EXECUTIVE COMPENSATION......................................    101
  Summary Compensation Table................................    102
STOCK GRANTS TO EXECUTIVE OFFICERS..........................    103
  2000 Option/Stock Appreciation Rights Grants..............    103
  Aggregated Option/Stock Appreciation Right Exercises in
     2000 and 2000 Year-End Option/ Stock Appreciation Right
     Values.................................................    104
  Employment Agreements.....................................    104
  Management Services Agreement.............................    104
  Consulting Agreement......................................    105
  Change of Control Agreements..............................    105
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF SPSS........................................    106
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT OF NETGENESIS..................................    108
BENEFICIAL OWNERSHIP OF SPSS COMMON STOCK BY NETGENESIS
  OFFICERS AND DIRECTORS....................................    111
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..............    111
  Transactions with Norman Nie..............................    111
  Stockholders Agreement....................................    111

UNAUDITED PRO FORMA CONDENSED COMBINING SELECTED FINANCIAL
  DATA......................................................    113
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL
  DATA......................................................    116
INFORMATION ABOUT THE NETGENESIS SPECIAL STOCKHOLDER MEETING
  AND VOTING................................................    118
  Matters Relating to the NetGenesis Special Stockholder
     Meeting................................................    118
  Proxies...................................................    119
  How to Vote by Proxy......................................    119
  Revocation of Proxies.....................................    119
  Solicitation of Proxies...................................    120
  Other Business; Adjournments..............................    120
  Voting Agreements of Certain NetGenesis Stockholders......    120
  Electronic Access to NetGenesis Proxy Materials...........    120
CERTAIN LEGAL INFORMATION...................................    121
  Comparison of SPSS/NetGenesis Stockholder Rights..........    121
  Summary of Material Differences Between Current Rights of
     NetGenesis Stockholders and Rights Those Stockholders
     will have as SPSS Stockholders Following the Merger....    121
  Comparison of Rights of Stockholders......................    122
  Voting Rights.............................................    122
  Removal of Directors......................................    123
  Cumulative Voting for Directors...........................    123
  Filling Board Vacancies...................................    123
  Ability to Call Special Stockholders' Meetings............    123
  Adjournment of Meetings...................................    124
  Actions by Written Consent of Stockholders................    124
  Advance Notice Provisions For Stockholders Nominations and
     Proposals..............................................    124
  Delaware Anti-Takeover Law................................    125
  Loans to Officers, Directors and Employees................    126
  Inspection of Stockholder Lists...........................    126
  Dividends.................................................    126
  Amendments to the Companies' Bylaws.......................    126
  Amendments to the Companies' Certificates of
     Incorporation..........................................    126
  Number of Directors.......................................    126
  Classified Board of Directors; Election of Directors......    127
  Limitation of Liability of Directors and Officers.........    127
  Indemnification of Directors and Officers.................    128
  Description of SPSS Capital Stock.........................    128
  Authorized Capital Stock..................................    128
  SPSS Common Stock.........................................    128
  Transfer Agent and Registrar..............................    129
  Stock Exchange Listing; Delisting and Deregistration of
     NetGenesis Common Stock................................    129

LEGAL MATTERS...............................................    129
EXPERTS.....................................................    129
WHERE YOU CAN FIND MORE INFORMATION.........................    129
NETGENESIS CORP. INDEX TO FINANCIAL STATEMENTS..............    F-1
SPSS INC. AND SUBSIDIARIES INDEX TO FINANCIAL STATEMENTS....   F-29
ANNEXES
A -- Agreement and Plan of Merger...........................    A-1
B -- Fairness Opinion of JPMorgan H&Q Investment Banking....    B-1

                                   THE MERGER

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers are intended to address briefly some commonly asked questions regarding the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this document, the annexes to this document and the documents incorporated by reference in this document.

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? (SEE PAGE 28 AND PAGE 32)

A: The boards of directors of SPSS and NetGenesis believe that this merger will create a stronger, more competitive company, capable of achieving greater financial strength, market share, operating efficiencies, technology development, earning power and growth potential than either company would have on its own.

Q:  WHAT WILL BE THE STRENGTHS OF THE COMBINED COMPANY? (SEE PAGE 28)

A:  We expect the strengths of the combined company to be:

     - A market-leading analytical customer relationship management (aCRM) solution based on the combination of leading online and offline analytical technologies;

     - A more experienced and capable field sales force capable of selling this analytical solution;

     - A more experienced and capable professional services organization capable of implementing this analytical solution;

     - Complementary technologies that extend the capabilities provided in the current SPSS analytical solutions and products;

     - Additional senior management essential to executing the company's strategies; and

     - A stronger balance sheet, particularly with the addition of cash to give the company greater operating flexibility and more options to expand by acquisition.

Q:  WHAT WILL BE THE NAME OF THE COMBINED COMPANY? (SEE PAGE 90)

A: The combined company will be named SPSS Inc. Following the merger, NetGenesis will be a wholly-owned subsidiary of SPSS.

Q:  WILL THE NETGENESIS NAME BE ELIMINATED? (SEE PAGE 90)

A: SPSS currently plans to retain the NetGenesis name to identify the online portion of its analytical CRM solution.

Q: WHAT WILL NETGENESIS STOCKHOLDERS RECEIVE FOR THEIR NETGENESIS SHARES? (SEE PAGE 90)

A: NetGenesis stockholders will receive 0.097 shares of SPSS common stock for each share of NetGenesis common stock that they own at the closing of the merger. SPSS will not issue fractional shares in the merger. As a result, the total number of shares of SPSS common stock that each NetGenesis stockholder will receive in the merger will be rounded down to the nearest whole number, and each NetGenesis stockholder will receive a cash payment for the value of the remaining fraction of a share of SPSS common stock that he or she would otherwise be entitled to receive, if any.

    Example: If you currently own 100 shares of NetGenesis common stock, then after the merger you will be entitled to receive 9 shares of SPSS common stock and a check for the market value of seven-tenths of a share of SPSS common stock as established by taking the average of the closing prices of SPSS common stock, as quoted on the NASDAQ National Market, for the ten most recent trading days ending on the trading day immediately before the date the merger becomes effective.

Q: WILL SPSS STOCKHOLDERS BE REQUIRED TO VOTE TO ADOPT THE AGREEMENT AND PLAN OF MERGER IN ORDER FOR THE MERGER TO BE CONSUMMATED? (SEE PAGE 90)

A: No. Because NetGenesis will merge with a wholly-owned subsidiary of SPSS rather than with SPSS directly and since the number of shares of SPSS common stock to be issued under the merger will not exceed 20% of the outstanding shares of SPSS common stock immediately before the closing of the merger, the stockholders of SPSS are not required to adopt the Agreement and Plan of Merger.

Q: WILL SPSS STOCKHOLDERS RECEIVE ANY SHARES AS A RESULT OF THE MERGER? (SEE PAGE 90)

A: No. SPSS stockholders will continue to hold the SPSS shares they currently own.

Q:  WHO WILL MANAGE THE COMBINED COMPANY? (SEE PAGE 90)

A: The management of SPSS will manage the combined company following the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE 25)

A: We are working to complete the merger by December 17, 2001. However, it is possible that factors outside the control of the parties could require us to complete the merger at a later time.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO NETGENESIS STOCKHOLDERS? (SEE PAGE 34)

A: As a general matter, NetGenesis stockholders who exchange their shares of NetGenesis common stock for shares of SPSS common stock in connection with the merger will not recognize any gain or loss on the exchange for United States federal income tax purposes, except with respect to the cash, if any, received instead of fractional shares of SPSS common stock. The merger will not have any tax consequences for SPSS stockholders. To review the tax consequences to stockholders in greater detail, see "Material Federal Income Tax Consequences of the Merger."

Q: WHAT WILL NETGENESIS STOCKHOLDERS' TAX BASIS BE IN THE SPSS COMMON STOCK THEY RECEIVE IN THE MERGER? (SEE PAGE 34)

A: Each NetGenesis stockholder's tax basis in his or her shares of SPSS common stock received in the merger will equal the stockholder's current tax basis in his or her NetGenesis common stock reduced by the amount of basis allocable to fractional shares for which the stockholder receives a cash payment, if any.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD? (SEE PAGE 25 AND PAGE 119)

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

     - by signing and returning another proxy with a later date;

     - by giving written notice of revocation to NetGenesis' secretary before the meeting that you have revoked your proxy; or

     - by attending the special meeting and informing NetGenesis' secretary in writing that he or she wishes to vote in person.

    If you have instructed a broker to vote your shares and you wish to change or revoke those instructions, you must follow the procedure designated by the broker for that purpose. If you are uncertain of the appropriate procedure, you should contact your broker and request instructions.

Q:  WHAT HAPPENS IF I DO NOT VOTE? (SEE NOTICE OF SPECIAL MEETING)

A: Your failure to vote will be considered a vote against the merger. The failure to return your proxy card will have the same effect as voting against the merger. If you date, sign and mail your proxy card, but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q:  WHERE AND WHEN IS THE NETGENESIS STOCKHOLDER MEETING? (SEE PAGE 25)

A:  The NetGenesis special meeting will take place on December   , 2001 at the
    offices of Foley, Hoag & Eliot LLP, One Post Office Square, 16th floor, Boston, Massachusetts 02109 at 10:00 A.M.

Q:  WHAT DO I NEED TO DO NOW? (SEE PAGE 25, PAGE 118 AND PAGE 91)

A: After you carefully read this document, you should mark, sign and date the enclosed proxy card and return it in the enclosed return envelope as soon as possible. To ensure that your shares are voted at the special meeting, you should complete and return the proxy card even if you plan to attend the special meeting. Remember, you can revoke your proxy at a later date but you can only assure your vote will be counted if you are unable to attend the special meeting by completing and returning the proxy card.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME? (SEE PAGE 119)

A: If you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them on the proposal to adopt the Agreement and Plan of Merger or on any other proposal to come before the special meeting. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger. You should, therefore, be sure to provide your broker with instructions on how to vote your shares. If your broker has not already provided you with instructions, please contact your broker immediately and ask him or her to provide you with instructions on how to direct the voting of your shares.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (SEE PAGE 91)

A: No. After the merger is completed, we will send you instructions on how to exchange NetGenesis stock certificates for shares of SPSS common stock.

Q:  AM I ENTITLED TO DISSENTERS' OR APPRAISAL RIGHTS? (SEE PAGE 34)

A: No. NetGenesis stockholders will not be entitled to exercise dissenters' or appraisal rights or to demand payment for their shares in connection with the merger.

Q: WHO DO I CALL IF I HAVE QUESTIONS ABOUT THE NETGENESIS SPECIAL STOCKHOLDER MEETING OR THE MERGER? (SEE NOTICE OF SPECIAL MEETING AND PAGE 129)

A: NetGenesis stockholders may call (877) 696-6849 to ask questions about the special meeting, voting your shares of NetGenesis common stock, the benefits and effects of the merger and other related topics. You may also obtain additional information about NetGenesis from the documents we file with the Securities and Exchange Commission or by following the instructions in the section entitled "Where You Can Find More Information" on page 130.

                                    SUMMARY

     This summary highlights selected information from this proxy statement and prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the Agreement and Plan of Merger, you should carefully read this entire document and the documents to which we refer you. See "Where You Can Find More Information."

THE COMPANIES

SPSS (PAGE 37)

    SPSS Inc.
     233 South Wacker Drive
     Chicago, Illinois 60606
     (312) 651-3000
     Internet address: www.spss.com

     SPSS is a multinational computer software company providing technology that transforms data into insight through the use of predictive analytics and other data mining techniques. The company's solutions and products enable organizations to improve decision-making by learning from the past, understanding the present, as well as anticipating future problems and opportunities.

     Headquartered in Chicago, SPSS has offices worldwide, over 1,200 employees and had revenues of approximately $186 million in 2000.

NETGENESIS (PAGE 60)

    NetGenesis Corp.
     One Alewife Center
     Cambridge, Massachusetts 02140
     (617) 665-9200
     Internet address: www.netgen.com

     NetGenesis provides software and professional services that help its customers understand, analyze and dramatically improve the financial performance of their e-business initiatives. NetGenesis sells its products primarily to Global 2000 companies with significant investments in complex, high-traffic commercial web sites. NetGenesis' software enables companies to (a) collect, store, organize and analyze detailed information about the online behavior of customers and other visitors on their web sites and (b) import and analyze information about e-customers from other online and offline software systems and databases. Moreover, NetGenesis' professional services organization provides strategic analytic consulting and product integration and installation services to its customers. NetGenesis' combined software and services solution enables its customers to better tailor and target their marketing initiatives, restructure their web sites to facilitate e-commerce, provide more relevant and cost-effective content, improve web set design, better allocate advertising and partnership resources and better plan their investments in web site hardware and software.

     NetGenesis is headquartered in Cambridge, Massachusetts, and has offices worldwide, approximately 178 employees and had revenues of approximately $25 million in 2000.

RECOMMENDATIONS TO NETGENESIS STOCKHOLDERS (PAGE 32)

     NetGenesis' board of directors believes the merger is advisable, fair to you and in your best interests and recommends that you vote FOR the proposal to adopt the Agreement and Plan of Merger and the merger.

NETGENESIS STOCKHOLDER VOTES REQUIRED (PAGE 25)

     Approval of the Agreement and Plan Merger requires the affirmative vote of at least a majority of the outstanding shares of NetGenesis common stock. The
directors, executive officers and affiliates of NetGenesis held           of the
outstanding shares of NetGenesis common stock, as of November 21, 2001, the record date of the NetGenesis meeting. Sixteen officers, directors and shareholders of NetGenesis, representing in the aggregate approximately 34% of the outstanding shares of NetGenesis common stock based on information as of October 26, 2001, are bound to exercise their voting authority in favor of the adoption of the Agreement and Plan of Merger as provided under voting agreements executed and delivered to SPSS.

THE MERGER (PAGE 90)

     In the merger, NetGenesis and Red Sox Acquisition Corp., a wholly-owned subsidiary of SPSS, will merge, and NetGenesis, as the surviving corporation, will become a wholly-owned subsidiary of SPSS. The former holders of NetGenesis common stock will become SPSS stockholders. The merger cannot be completed unless the NetGenesis stockholders vote to adopt the Agreement and Plan of Merger. In addition, both NetGenesis and SPSS have the right to terminate this transaction if agreed upon conditions are not satisfied. Important and more detailed information describing the effects of the merger, the procedure for exchanging NetGenesis stock certificates for shares of SPSS common stock, the required NetGenesis stockholder approval and other conditions which must be satisfied before the merger can be consummated are included under the heading entitled "The Agreement and Plan of Merger" later in this document.

     The Agreement and Plan or Merger is attached as Annex A to this proxy statement and prospectus and is hereby incorporated by reference. We encourage you to read the Agreement and Plan of Merger carefully and fully as it is the legal document that governs the merger.

WHAT NETGENESIS STOCKHOLDERS WILL RECEIVE (PAGE 90)

     As a result of the merger, NetGenesis stockholders will be entitled to receive 0.097 shares of SPSS common stock for each share of NetGenesis common stock held by them. SPSS will not issue any fractional shares in the merger. As a result, the total number of shares of SPSS common stock that each NetGenesis stockholder will receive in the merger will be rounded down to the nearest whole number, and each NetGenesis stockholder will receive a cash payment for the remaining fraction of a share of SPSS common stock that he or she would otherwise be entitled to receive, if any. See "The Agreement and Plan of Merger -- Exchange of Certificates in the Merger."

OWNERSHIP OF SPSS AFTER THE MERGER (PAGE 90)

     SPSS may issue up to 2,400,000 shares of SPSS common stock to NetGenesis stockholders in the merger. The shares of SPSS common stock to be issued to NetGenesis stockholders in the merger will represent approximately 14% of the outstanding SPSS common stock after the merger. This information is based on the number of SPSS and NetGenesis shares outstanding on November 2, 2001, on a fully diluted basis.

CONDITIONS TO THE COMPLETION OF THE MERGER (PAGE 96)

     The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

     - adoption of the Agreement and Plan of Merger and the merger by the NetGenesis stockholders;

     - absence of any law, court order, injunction or litigation prohibiting the merger or which would have a material adverse effect on the combined company;

     - receipt of opinions of counsel to SPSS and NetGenesis that the merger will qualify as a tax-free reorganization;

     - receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger unless not obtaining those consents or approvals would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the combined company;

     - material accuracy, as of closing, of the representations and warranties made by each party;

     - transfer to SPSS of the ownership of and designation of new authorized signatories with respect to each of the bank accounts and safe deposit boxes maintained by NetGenesis before closing;

     - declaration by the SEC of the effectiveness of this proxy statement and prospectus;

     - no material adverse effect shall have occurred with respect to either SPSS or NetGenesis since June 30, 2001; and

     - the shares of SPSS common stock to be issued in the merger shall have been approved for listing on NASDAQ, unless the failure to have the shares approved for listing on the NASDAQ is waived by NetGenesis.

TERMINATION OF AGREEMENT AND PLAN OF MERGER (PAGE 97)

     SPSS and NetGenesis can mutually agree to terminate the Agreement and Plan of Merger without completing the merger, and either party can terminate the Agreement and Plan of Merger if any of the following occurs:

     - the merger has not been completed by January 26, 2002 (unless that date is extended due to specific regulatory issues);

     - NetGenesis' stockholders fail to adopt the Agreement and Plan of Merger;

     - the other party shall have breached any of its representations, warranties, covenants or obligations contained in the Agreement and Plan of Merger and (a) that breach is incapable of being cured or remains uncured for 30 days after that other party receives notice of its breach; and (b) the breach or failure to cure the breach would have a material adverse effect on the business, financial condition or results of operations of the breaching party.

     - NetGenesis' board of directors authorizes NetGenesis to accept a superior proposal, which SPSS was given an opportunity to match.

TERMINATION FEE PAYABLE BY EACH COMPANY (PAGE 98)

     If either SPSS or NetGenesis commits a breach of any provision of the Agreement and Plan of Merger and (a) that breach shall not have been cured within thirty (30) days after written notice of the breach shall have been received by the breaching party and (b) the breach has a "material adverse effect" on the breaching party, the breaching party has agreed to pay the other party a termination fee equal to two percent (2%) of the "merger value" (the "Breakup Fee"). In addition, if either SPSS or NetGenesis terminates the agreement because the Board of Directors of NetGenesis authorizes NetGenesis to accept a proposal that the Board of Directors believes is a superior proposal, then NetGenesis shall pay to SPSS an amount equal to the sum of (y) the Breakup Fee plus (z) an additional one percent (1%) of the "merger value". "Merger value" means an amount equal to the per share closing price as reported on the NASDAQ National Market of SPSS common stock on the date of termination multiplied by the product of (a) the exchange ratio of 0.097 and (b) the number of shares of NetGenesis common stock issued and outstanding immediately before the date of termination (not including shares of NetGenesis common stock owned by SPSS or Red Sox Acquisition Corp. immediately before the termination).

BOARD OF DIRECTORS OF SPSS AFTER THE MERGER (PAGE 90)

     SPSS's board of directors will remain unchanged after the merger and will consist of eight members. The audit and compensation committees of the SPSS board of directors will remain unchanged after the merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 34)

     A NetGenesis stockholder's receipt of SPSS common stock in the merger generally will be tax-free for United States federal income tax purposes, except for taxes which may result from any receipt of cash instead of fractional shares of SPSS common stock.

LISTING OF SPSS COMMON STOCK (PAGE 92)

     The shares of SPSS common stock to be issued in the merger will be listed on the NASDAQ National Market under the ticker symbol "SPSS."

NO DISSENTERS' OR APPRAISAL RIGHTS (PAGE 34)

     NetGenesis stockholders will not be entitled to exercise dissenters' or appraisal rights or to demand payment for their shares in connection with the merger. Under Delaware law, no appraisal rights shall be available for shares of any class or series of stock which are listed on a national securities exchange or traded on the NASDAQ National Market at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon any agreement and plan of merger.

INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER (PAGE 89)

     When NetGenesis stockholders consider their board of director's recommendation that they vote in favor of the adoption of the Agreement and Plan of Merger and the merger, NetGenesis stockholders should be aware that a number of NetGenesis officers and directors have interests in the merger that may be different from, or in addition to, their interests as NetGenesis stockholders. See "Interests of Certain Persons in the Merger."

ACCOUNTING TREATMENT OF THE MERGER (PAGE 34)

     SPSS will record the merger using the purchase method of accounting. Accordingly, for financial reporting purposes, SPSS will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, SPSS will record the fair value of NetGenesis' assets and liabilities on its consolidated financial statements, with the remaining purchase price in excess of the fair value of NetGenesis' net assets recorded as intangible assets and goodwill.

OPINION OF JPMORGAN SECURITIES INC. TO NETGENESIS (PAGE 85)

     The NetGenesis board of directors received a written opinion from JPMorgan H&Q Investment Banking, stating that as of October 26, 2001, the exchange ratio was fair to NetGenesis stockholders from a financial point of view. JPMorgan's opinion is attached as Annex B. This opinion sets forth assumptions made, matters considered and limitations on the reviews undertaken in connection with the opinion. Holders of NetGenesis common stock are encouraged to read this opinion in its entirety. THIS OPINION WAS DIRECTED TO THE BOARD OF DIRECTORS OF NETGENESIS AND DOES NOT REPRESENT A RECOMMENDATION TO NETGENESIS STOCKHOLDERS WITH RESPECT TO ANY MATTER RELATING TO THE MERGER. THE OPINION SPEAKS ONLY AS OF OCTOBER 26, 2001 AND JPMORGAN IS UNDER NO OBLIGATION TO CONFIRM ITS OPINION AS OF A LATER DATE.

              SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following selected financial information is provided to assist you in your analysis of the financial aspects of the merger. The SPSS information is derived from the audited consolidated financial statements of SPSS as of December 31, 1999 and 2000 and for each of the years ended December 31, 1998 through 2000. The SPSS information as of December 31, 1996, 1997 and 1998 and for the years ended December 31, 1996 and 1997 and for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 is derived from the unaudited consolidated financial statements of SPSS. In the opinion of SPSS management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited consolidated financial statements and the related notes. We derived the NetGenesis information from the audited consolidated financial statements of NetGenesis as of and for each of the years ended December 31, 1996 through 2000. The NetGenesis information for the six months ended June 30, 2000 and 2001 and as of June 30, 2001 is derived from the unaudited consolidated financial statements of NetGenesis. In the opinion of NetGenesis management, those unaudited consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information when read along with the audited consolidated financial statements and the related notes. The information in this section is only a summary and should be read in conjunction with the historical financial statements of SPSS and NetGenesis included elsewhere in this proxy statement and prospectus, and the historical financial statements of SPSS and related notes contained in the annual reports and other information that has been filed with the SEC. See "Where You Can Find More Information" regarding where you can obtain copies of this other information.

            SPSS SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                                 SIX MONTHS ENDED
                                     YEARS ENDED DECEMBER 31,                        JUNE 30,
                       ----------------------------------------------------     -------------------
                         1996       1997       1998       1999       2000        2000        2001
                       --------   --------   --------   --------   --------     -------    --------
                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.........  $118,970   $134,861   $158,991   $181,453   $186,114(1)  $96,751(2) $ 80,480(2)
Net income
  (loss)(1)..........     6,880        310      8,640     13,237      5,915       6,558     (13,274)
Basic earnings (loss)
  per share..........      0.65        .03       0.79       1.05       0.44        0.43       (0.97)
Diluted earnings
  (loss) per share...      0.57        .03       0.73       0.98       0.41        0.41       (0.97)

                                               AS OF DECEMBER 31,
                               --------------------------------------------------   AS OF JUNE 30,
                                1996      1997       1998       1999       2000          2001
                               -------   -------   --------   --------   --------   --------------
Total assets.................  $75,240   $82,304   $114,907   $152,809   $189,499      $173,927
Long-term obligations........    4,362     4,351      3,947      6,318      2,716         1,972
Stockholders' equity.........   31,655    36,226     47,267     88,208     99,200        85,142

(1) Earnings reflect acquisition related and other non-recurring charges of $3,636,000 in 1996, $10,343,000 in 1997, $5,945,000 in 1997, $1,739,000 in
    1999, and $11,554,000 in the six months ended June 30, 2001; along with the implementation of accounting interpretations on revenue recognition which resulted in a deferral of $16,975,000 of revenues in 2000. Please review SPSS's Management's Discussion and Analysis of Financial Condition and Results of Operations starting on page 51 when interpreting these results.

(2) Revenues for the six months ended June 30, 2001 include the implementation of accounting interpretations on revenue recognition and revenues for the six months ended June 30, 2000 do not, as SPSS did not apply them until after June 30, 2000.

         NETGENESIS SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                             SIX MONTHS ENDED
                                    YEARS ENDED DECEMBER 31,                     JUNE 30,
                        -------------------------------------------------   -------------------
                         1996      1997      1998       1999       2000       2000       2001
                        -------   -------   -------   --------   --------   --------   --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues..........  $   583   $ 1,009   $ 1,568   $  6,535   $ 24,803   $  9,551   $  7,990
Net loss..............   (2,616)   (3,110)   (5,773)   (16,011)   (22,849)   (11,514)   (25,506)
Basic and diluted net
  loss per share......   (21.37)    (8.11)   (10.82)    (13.72)     (1.34)     (0.84)     (1.21)

                                                                                    AS OF
                                          AS OF DECEMBER 31,                      JUNE 30,
                           ------------------------------------------------   -----------------
                            1996     1997       1998       1999      2000      2000      2001
                           ------   -------   --------   --------   -------   -------   -------
Total assets.............  $3,489   $ 1,642   $  3,866   $ 17,792   $78,985   $88,203   $60,225
Long-term obligations....     112        --         --      1,892       483     1,566     2,442
Stockholders' equity
  (deficit)..............   1,767    (4,712)   (11,081)   (27,147)   69,712(1)  79,042   45,939

---------------

(1) Reflects NetGenesis' initial public offering in 2000.

         UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following unaudited selected pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the historical financial statements of SPSS and NetGenesis and the related notes, and the Unaudited Pro Forma Condensed Combining Financial Data and the related notes included elsewhere in this proxy statement/prospectus. SPSS has prepared the pro forma financial information using the purchase method of accounting for the transaction. As a result of various factors, including any synergies which may have resulted, you should not rely on the unaudited pro forma selected combined financial information as being indicative of the historical results that would have occurred or the results that may be achieved after the merger.

     UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001

                                                                     PRO FORMA     SPSS/NETGENESIS
                                               SPSS     NETGENESIS   ADJUSTMENT   PROFORMA COMBINED
                                             --------   ----------   ----------   -----------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................  $ 80,480      7,990       (1,027)           87,443
Total operating expense....................    99,858     34,301         (168)          133,991
Net loss...................................   (13,274)   (25,506)        (859)          (39,639)
Basic net income/loss per share applicable
  to common stockholders...................      (.97)     (1.21)          --             (2.48)
Diluted net income/loss per share
  applicable to common stockholders........      (.97)     (1.21)          --             (2.48)
Shares used in computing basic and diluted
  net income/loss per share................    13,689     21,060           --            15,989

     UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                      FOR THE YEAR ENDED DECEMBER 31, 2000

                                                                     PRO FORMA     SPSS/NETGENESIS
                                               SPSS     NETGENESIS   ADJUSTMENT   PROFORMA COMBINED
                                             --------   ----------   ----------   -----------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues...................................  $186,114     24,803        (166)          210,751
Total operating expenses...................   178,283     52,297         (53)          230,527
Net income (loss)..........................     5,915    (22,849)       (113)          (17,047)
Basic net income/loss per share............      0.44      (1.34)         --             (1.09)
Diluted net income/loss per share..........      0.41      (1.34)         --             (1.09)
Shares used in computing basic net
  income/loss per share....................    13,373     17,432          --            15,673
Shares used in computing diluted net
  income/loss per share....................    14,327     17,432          --            15,673

     UNAUDITED SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
                              AS OF JUNE 30, 2001

                                                                     PRO FORMA     SPSS/NETGENESIS
                                               SPSS     NETGENESIS   ADJUSTMENT   PROFORMA COMBINED
                                             --------   ----------   ----------   -----------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Cash and cash equivalents..................  $ 12,482     17,732        (1,935)         28,279
Working capital............................    20,726     33,034        (3,760)         50,000
Total assets...............................   173,927     60,225        (5,924)        228,228
Long term debt and capital leases..........     1,972      2,442            --           4,414
Total stockholders' equity.................    85,142     45,939        (5,381)        125,700

                           COMPARATIVE PER SHARE DATA

     The following table sets forth selected historical per share information of SPSS and NetGenesis and unaudited pro forma combined per share information after giving effect to the merger between SPSS and NetGenesis, under the purchase method of accounting, assuming that 0.097 shares of SPSS common stock had been issued in exchange for each outstanding share of NetGenesis common stock. You should read this information in conjunction with the selected historical financial information, included elsewhere in this document, and the historical financial statements of SPSS and NetGenesis and related notes that are included elsewhere in this document or incorporated in this document by reference. The unaudited pro forma combined comparative per share data is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combining Financial Data and related notes included elsewhere in this document.

     The book value per share of SPSS common stock is computed by dividing stockholders' equity by the number of shares of SPSS common stock outstanding on those dates. The book value per share of NetGenesis common stock is computed by dividing stockholders' equity by the number of shares of NetGenesis common stock outstanding on those dates. Historical NetGenesis per share data reflects basic earnings per share for each period indicated below. The per share amounts under the headings "Pro Forma Combined" reflect the impact of the merger.

                                                                 YEAR ENDED       SIX MONTHS ENDED
                                                              DECEMBER 31, 2000    JUNE 30, 2001
                                                              -----------------   ----------------
Historical per share data:
Basic income (loss)
  SPSS......................................................       $ 0.44              $(0.97)
  NetGenesis................................................        (1.34)              (1.21)
Diluted income (loss)
  SPSS......................................................         0.41               (0.97)
  NetGenesis................................................        (1.34)              (1.21)
Book value per share at end of period(1):
  SPSS......................................................         7.28                6.19
  NetGenesis................................................         3.21                2.10
Pro forma combined income (loss) per share -- basic
  Per SPSS share............................................        (1.09)              (2.48)
  Per equivalent NetGenesis share(2)........................        (0.11)              (0.24)
Pro forma combined income (loss) per share -- diluted
  Per SPSS share............................................        (1.09)              (2.48)
  Per equivalent NetGenesis share(2)........................        (0.11)              (0.24)
Pro forma combined book value per share
at period end(3)
  Per SPSS share............................................          N/A                7.92
  Per equivalent NetGenesis share(2)........................          N/A                0.77

---------------

(1) Historical book value per share is computed by dividing stockholders' equity (deficit) by the number of shares of common stock, net of treasury shares, outstanding at the end of each period.

(2) The unaudited equivalent NetGenesis pro forma per share amounts are calculated by multiplying the unaudited combined pro forma per SPSS share amounts by the exchange ratio of shares of SPSS stock for each share of NetGenesis common stock.

(3) Pro forma book value per share is computed by dividing pro forma stockholders' equity by the number of shares of common stock outstanding at the end of the period.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     SPSS common stock and NetGenesis common stock are each listed on the NASDAQ National Market. SPSS's ticker symbol is "SPSS" and NetGenesis' is "NTGX". As of
          , 2001, the most recent practicable date before the mailing of this proxy statement/prospectus, shares of SPSS common stock were held of record by stockholders and shares of NetGenesis common stock were held of record
by           stockholders.

     The following table shows, for the calendar quarters indicated, based on published financial sources: the high and low sale prices of shares of SPSS and NetGenesis common stock as reported on the NASDAQ National Market.

     NetGenesis common stock commenced trading on February 29, 2000 at the time of its initial public offering.

                                                                      SPSS
                                                                     COMMON                          NETGENESIS
                                                                     STOCK                          COMMON STOCK
                                                              --------------------             -----------------------
                                                              HIGH             LOW             HIGH               LOW
                                                              ----             ---             -----             -----
1997
  First Quarter.............................................   32 7/8          24 3/8             --                --
  Second Quarter............................................   32 3/4          24 5/8             --                --
  Third Quarter.............................................   34 1/4          27 1/4             --                --
  Fourth Quarter............................................   28 5/8          17 1/2             --                --
1998
  First Quarter.............................................   24              19 1/2             --                --
  Second Quarter............................................   25 1/8          18 1/2             --                --
  Third Quarter.............................................   26 3/8          18                 --                --
  Fourth Quarter............................................   22 11/16        17                 --                --
1999
  First Quarter.............................................   22              16 3/8             --                --
  Second Quarter............................................   25 11/16        16 3/8             --                --
  Third Quarter.............................................   26 5/8          18                 --                --
  Fourth Quarter............................................   25 3/4          16 5/16            --                --
2000
  First Quarter.............................................   33 3/4          23 1/2             59                34 5/16
  Second Quarter............................................   32 1/2          22                 44 1/2            11 3/16
  Third Quarter.............................................   31 1/2          23 1/4             19 7/8             4 3/4
  Fourth Quarter............................................   28 9/16         16 1/16             9                 1 1/8
2001
  First Quarter.............................................   23 3/4          15 7/8              4 1/4             1 7/16
  Second Quarter............................................   18 1/16         11 1/4              1 15/16           0 3/4
  Third Quarter.............................................   18 3/4          12 5/32             1 3/16            0 19/64
  Fourth Quarter (thru November 2, 2001)....................   18 29/32        14 21/32            1 21/32           0 1/2

     On October 26, 2001, the last full trading day before SPSS publicly announced the execution of the Agreement and Plan of Merger with NetGenesis, the per share closing price of SPSS common stock was $18.87 and the per share
closing price of NetGenesis common stock was $1.22. On           , 2001, the
most recent practicable date before the mailing of this proxy statement and
prospectus, the per share closing price of SPSS common stock was $          and
the per share closing price of NetGenesis common stock was $          .
Stockholders are urged to obtain current market quotations before making any decision with respect to the merger.

     Neither SPSS nor NetGenesis has ever declared a dividend, nor does either company plan to declare a dividend before the merger. The dividend policy of the combined company will be determined by its board of directors following the merger. However, SPSS does not anticipate paying any dividends on SPSS common stock in the foreseeable future because SPSS expects to retain future earnings for use in the operation and expansion of its business.

                   A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

     SPSS and NetGenesis have made forward-looking statements in this document, and in documents that are incorporated by reference in this document, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of each company's management and on information currently available to each company. Generally, forward-looking statements include information concerning possible or assumed future actions, events or results of operations of SPSS, NetGenesis and the combined company. Forward-looking statements include the information in this document, specifically, regarding:

     - projections

     - efficiencies/cost avoidance

     - cost savings

     - revenue synergies

     - income and margins

     - earnings per share

     - growth

     - economies of scale

     - combined operations

     - the economy

     - future economic performance

     - conditions to, and the timetable for, completing the merger

     - future acquisitions

     - management's plans

     - business portfolios

     - merger and integration-related expenses

     - product launches

     These statements may be preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "designed," "may," "could," "predicts" or similar expressions.

     We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all forward-looking statements.

     Because SPSS and NetGenesis are unable to control or predict many factors that will determine future performance, including financial results, forward-looking statements are not guarantees of performance. You should understand that the factors discussed in "Risk Factors" below could affect the future results of SPSS and NetGenesis, and of the combined company after the completion of the merger, and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements. Additional risks and uncertainties not presently known to SPSS or NetGenesis, or that SPSS and NetGenesis do not currently deem material, may also affect the business, financial condition and operating results of the combined company. SPSS and NetGenesis believe that these forward-looking statements are reasonable. However, because these statements are based on current expectations, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

                                  RISK FACTORS

RISK FACTORS RELATING TO THE MERGER AND THE COMBINED COMPANY

  THE VALUE OF SPSS SHARES RECEIVED WILL FLUCTUATE

     The number of shares of SPSS common stock issued in the merger for each share of NetGenesis common stock is fixed. However, the market prices of SPSS common stock and NetGenesis common stock when the merger is completed may vary from their market prices at the date of this document and at the date of the special meeting of stockholders of NetGenesis. For example, during the 12 month period ended on October 31, 2001, the most recent practicable date before the mailing of this proxy statement and prospectus, SPSS common stock traded within a range from a low of $11.25 to a high of $25.25 and ended that period at $17.24, and NetGenesis common stock traded within a range from a low of $0.30 to a high of $7.56 and ended that period at $1.62. See "Comparative Per Share Market Price and Dividend Information" for more detailed share price information.

     At the time of NetGenesis' special stockholder meeting, NetGenesis' stockholders will not know the exact value of the SPSS common stock that will be issued in connection with the merger. The number of shares of SPSS common stock that NetGenesis stockholders will receive in the merger will not change, even if the market price of SPSS common stock changes.

     Recently, the stock market and, in particular, the securities of technology companies have experienced extreme price and volume fluctuations. These market fluctuations may adversely affect the market price of SPSS common stock. The market price of SPSS common stock upon and after completion of the merger could be lower than the market price on the date of the Agreement and Plan of Merger or the current market price.

     Stockholders of NetGenesis are urged to obtain current market quotations for SPSS and NetGenesis common stock.

  FAILURE TO RETAIN KEY EMPLOYEES COULD DIMINISH THE BENEFITS OF THE MERGER

     The successful combination of SPSS and NetGenesis will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, unique technical skills or management expertise. SPSS may be unable to retain SPSS and NetGenesis management and technical, sales and customer support personnel that are critical to the successful integration of SPSS and NetGenesis, resulting in disruption of operations, loss of key information, expertise or know-how and unanticipated additional recruitment and training costs and otherwise diminishing anticipated benefits of the merger.

  WE MAY BE UNABLE TO SUCCESSFULLY INTEGRATE OUR OPERATIONS AND REALIZE THE FULL COST SAVINGS WE ANTICIPATE

     The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include:

     - the necessity of coordinating geographically separated organizations;

     - combining teams and processes in various functional areas; and

     - integrating personnel with diverse business backgrounds.

     The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations, financial condition or prospects of the combined company after the merger.

     Among the factors considered by the SPSS and the NetGenesis boards of directors in connection with their respective approvals of the Agreement and Plan of Merger were the opportunities for economies of scale, as well as operating efficiencies that could result from the merger. We cannot give any assurance that these savings will be realized within the time periods contemplated or even if they will be realized at all.

  SPSS WILL FACE INCREASED COMPETITION AFTER THE MERGER

     In addition to those companies with which SPSS has historically competed, SPSS believes the combined company will face competition from Accrue, NetIQ and other providers of web analytical software. One or more of these companies may expand their technologies to support greater analysis of the combination of the online and offline data.

  SALES OF SPSS AND NETGENESIS SOFTWARE COULD DECLINE IF CUSTOMER RELATIONSHIPS ARE DISRUPTED BY THE MERGER

     The merger may have the effect of disrupting customer relationships. SPSS and NetGenesis customers may not continue their current buying patterns during the pendency of, and following, the merger. Customers may defer purchasing decisions as they evaluate the likelihood of successful integration of SPSS's and NetGenesis' software and the combined company's future research and development strategy. For these and other reasons, customers of SPSS or NetGenesis may instead purchase offerings of competitors. In addition, by increasing the breadth of SPSS's and NetGenesis' business, the merger may make it more difficult for the combined company to enter into relationships with customers and strategic partners, some of whom may view the combined company as a more direct competitor than either SPSS or NetGenesis as an independent company. Any significant delay or reduction in orders for SPSS's or NetGenesis' software and services could cause sales of the combined company's software and services to decline.

  WE WILL INCUR SIGNIFICANT EXPENSES AND RESTRUCTURING CHARGES IN CONNECTION WITH THE MERGER TRANSACTION

     SPSS and NetGenesis expect to incur pre-tax charges to operations to reflect costs associated with combining the operations of the two companies, transaction fees and other costs related to the merger. The majority of these costs will be recorded after the consummation of the merger. This cost includes anticipated one-time pre-tax charges of approximately $3,000,000 for transaction and merger-related costs, which is a preliminary estimate and subject to change. Additional unanticipated costs may be incurred in the integration of the businesses of SPSS and NetGenesis. Although SPSS and NetGenesis expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset additional expenses over time, we cannot give any assurance that this net benefit will be achieved in the near term, or at all.

  OBTAINING ANY REQUIRED APPROVALS AND SATISFYING CLOSING CONDITIONS MAY DELAY OR PREVENT COMPLETION OF THE MERGER

     Completion of the merger is conditioned upon the receipt of any material governmental authorizations, consents, orders and approvals. SPSS and NetGenesis intend to vigorously pursue any required approvals. The requirement for any approvals could delay the completion of the merger for a significant period of time after NetGenesis stockholders have approved the proposals relating to the merger at NetGenesis' special stockholder meeting. See "The Agreement and Plan of Merger -- Conditions" for a discussion of the conditions to the completion of the merger. No assurance can be given, however, that any required approvals will be obtained or that the required conditions to closing will be satisfied in the time required and without unacceptable conditions.

RISK FACTORS RELATING TO NETGENESIS

  OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO PREDICT OUR FUTURE OPERATIONS

     Although we were formed in 1994, our current business operations have a limited history. We introduced the first version of our NetGenesis product (then called net.Analysis), and related product and services, in January 1996 and recorded our first revenue from this product and related services in February 1996. Accordingly, there is limited information about our company with which to evaluate our business and prospects. Before making any investment decision with respect to our common stock (including whether to adopt the Agreement and Plan of Merger), consideration should be given to the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose businesses depend on the Internet.

  WE HAVE A HISTORY OF LOSSES, EXPECT TO INCUR SUBSTANTIAL LOSSES AND NEGATIVE OPERATING CASH FLOWS AND MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY IN THE FUTURE

     We have not achieved profitability since our inception in 1994. As a result of ongoing operating losses, we had an accumulated deficit of $79.6 million at June 30, 2001. We expect to continue to incur losses and negative cash flow from operations in the near term. While we expect operating expenses and capital expenditures to stabilize or decrease in the near term, we will need to generate significant revenue to achieve profitability.

     Recently, our revenues have declined dramatically. We may be unable to achieve or maintain profitability or positive cash flows from operations on a quarterly or annual basis in the future. Our failure to achieve or maintain profitability or positive cash flows may materially and adversely affect the market price of our common stock.

     Our personnel and expense levels are planned to support anticipated levels of sales of our products and services. In April, July and October, 2001, we announced that we had reduced expenses by means of employee terminations and facilities consolidations. If revenues do not meet internal or analyst expectations, we might be required to implement further expense reduction programs, which could include additional reductions in our headcount. If additional headcount reductions are required, the remaining personnel could feel significant strain in performing their roles and responsibilities and our ability to support and sell our products and to develop new and enhanced products could be adversely affected.

  WE EXPECT OUR REVENUE AND RESULTS OF OPERATIONS TO FLUCTUATE. THE MARKET PRICE OF OUR COMMON STOCK WOULD LIKELY FALL IF OUR QUARTERLY RESULTS ARE LOWER THAN THE EXPECTATIONS OF SECURITY ANALYSTS OR STOCKHOLDERS

     We have experienced substantial fluctuations in both our annual and quarterly revenue and results of operations, and we expect those fluctuations to continue for the foreseeable future. We believe the following factors are those most likely to cause our revenue and results of operations to fluctuate:

     - uncertain demand for our products and services

     - changes in the market for e-customer intelligence software

     - adverse economic conditions in the United States or Europe

     - the timing of sales and delivery of our products and services

     - the timing of customer implementations of our products

     - the mix of revenue derived from our products and services

     - timing of introductions of new products and services by us or our competitors

     - changes in underlying terms of our contracts

     - seasonal trends in our customers' business activity

     - timing of hiring of personnel and changes in productivity of our professional services personnel and direct sales personnel

     If our revenue or results of operations fall below the expectations of securities analysts or investors, the market price of our common stock would likely fall. We budget our expenses in part according to the revenue we forecast. A significant percentage of our expenses, particularly salaries and rent, are relatively fixed. As a result, if our revenue falls below our expectations, we may be unable to curtail our expenses quickly enough to avoid losses greater than expected. As a result, our results of operations have recently been and in the future may be volatile and difficult to predict. We do not believe that period-to-period comparisons of our revenue and operating results are necessarily meaningful. You should not rely on the results of any one quarter or series of quarters as an indication of future performance.

  WE PARTICIPATE IN THE UNPROVEN MARKET FOR E-CUSTOMER INTELLIGENCE SOFTWARE, WHICH MAKES THE DEMAND FOR OUR PRODUCTS UNCERTAIN

     The market for e-customer intelligence products and services is in an early stage of development and its growth rate is unpredictable. Accordingly, the demand for our products is uncertain. Many companies in our target markets are unaware that e-customer intelligence software like ours is available or beneficial and may choose to allocate their resources elsewhere, including to internally developed analytic capabilities. Moreover, many companies may continue to rely on traditional offline customer intelligence methods or internally-developed applications. In order for us to be successful, our potential customers must recognize the value of and decide to invest in e-customer intelligence software, and, in particular, adopt our product. The recent downturn in the United States economy has caused many of our customers to reduce their spending on information technology products relating to the internet, adversely affecting current demand for e-customer intelligence software like ours. Any failure of this market to continue to develop, including as a result of continued adverse economic conditions, would seriously harm our business.

  MOST OF OUR REVENUE EACH QUARTER IS DERIVED FROM A SMALL NUMBER OF LARGE ORDERS. IF WE FAIL TO COMPLETE ENOUGH LARGE ORDERS IN ANY QUARTER, OUR REVENUE COULD BE SIGNIFICANTLY LOWER THAN EXPECTED

     We derive a significant portion of our revenue in each quarter from a small number of large orders. For example, during each of the four quarters ended June 30, 2001, at least one customer accounted for more than 10% of our total revenue. Our quarterly operating results would be adversely affected if we were unable to complete one or more large orders in any quarter.

  OUR SALES CYCLES ARE LONG AND UNPREDICTABLE, MAKING IT DIFFICULT TO FORECAST OUR REVENUES AND BUDGET OUR EXPENSES

     Our sales cycles are long and unpredictable, in part because we generally need to educate potential customers about the benefits of e-customer intelligence software. In addition, we believe that, for many of our potential customers, the purchase of our software and services can represent a significant portion of their web site budget and a substantial commitment of personnel resources. As a result, we experience widely varying sales cycles that typically range from four to eight months or more. Our long and varying sales cycles make it difficult to predict the quarter in which particular sales may occur and, therefore, to forecast our revenue and budget our expenses. Moreover, a significant portion of our sales tend to occur within the last month of a quarter, making it difficult to predict revenue until late in the quarter and to adjust expenses accordingly.

  OUR OPERATING RESULTS MAY BE ADVERSELY AFFECTED BY SMALL DELAYS IN CUSTOMER ORDERS OR PRODUCT INSTALLATIONS

     Small delays in customer orders can cause significant variability in our license revenue and operating results for any particular period. We derive a substantial portion of our revenue from the sale of software products and related services. Our revenue recognition policy generally permits us to recognize revenue for product license fees upon shipment and professional services upon performance. Any end of quarter delays in orders for delivery or product installation schedules could harm operating results for that quarter.

  DIMINUTION OR CONSOLIDATION OF OUR CLIENT AND PROSPECT BASE COULD LIMIT OUR FUTURE REVENUE OPPORTUNITIES CAUSING AN ADVERSE AFFECT ON OUR REVENUE

     In recent months, a substantial number of businesses that operate over the internet have ceased or reduced the scope of their operations. In addition, consolidation continues to play an important role in the strategic initiatives of our client and prospect base. To the extent that our current or potential customers cease their operations or combine their businesses with companies that already use our technology, or technologies similar to ours, the continued demand for our product and service offerings could be reduced or eliminated, and our future revenue opportunities could be adversely affected.

  WE FACE COMPETITION, AND IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, WE COULD EXPERIENCE REDUCED DEMAND FOR OUR PRODUCTS AND SERVICES, PRICE REDUCTIONS AND REDUCED GROSS MARGINS FOR OUR PRODUCTS AND SERVICES, ANY OF WHICH WOULD SERIOUSLY HARM OUR BUSINESS

     Even though the market for e-customer intelligence software and other web site analysis software is immature, it is already intensely competitive, fragmented, evolving and characterized by rapid technological change. We expect competition to intensify in the future. Increased competition could result in reduced demand for our products and services, price reductions and reduced gross margins for our products and services, any of which could seriously harm our business.

     We may not be able to compete successfully against current and future competitors. Many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. They may also have significantly greater name recognition and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential customers and have extensive knowledge of our target markets. As a result, our competitors may be able to respond more quickly to evolving industry standards and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than we can. In the past, we have lost potential customers to competitors for various reasons and may continue to do so.

  OUR ABILITY TO INCREASE REVENUE DEPENDS ON OUR ABILITY TO RETAIN OUR DIRECT SALES FORCE AND INCREASE ITS PRODUCTIVITY, WHICH MAY BE DIFFICULT BECAUSE OF THE SHORTAGE OF QUALIFIED SALES PERSONNEL AND BECAUSE IT TAKES TIME FOR NEW HIRES TO BECOME PRODUCTIVE

     To date, we have derived the substantial majority of our revenue from the efforts of our direct sales force. To increase our revenue, we believe we must therefore increase the productivity of our direct sales force. However, the technical nature of our products and other factors can cause significant delays in the time it takes our newly-hired direct sales representatives to become productive. Because a significant portion of our direct sales force is relatively new, this lag in productivity may make it difficult for us to meet our sales targets. In addition, the competition for qualified sales personnel may make it difficult for us to retain the direct sales personnel we have hired or may hire in the future, and significant attrition in our direct sales force would also have a negative effect on our ability to meet revenue goals.

  IF WE ARE UNABLE TO EXPAND OUR INDIRECT SALES THROUGH INTERNET-ORIENTED SYSTEMS INTEGRATORS, RESELLERS, ORIGINAL EQUIPMENT MANUFACTURERS AND APPLICATION SERVICE PROVIDERS, WE MAY NOT MAINTAIN OR INCREASE OUR MARKET SHARE OR REVENUE, WHICH COULD SERIOUSLY HARM OUR BUSINESS

     Our strategy includes developing relationships with a variety of Internet-oriented systems integrators, resellers, original equipment manufacturers and application service providers, in the United States and abroad, to augment the efforts of our direct sales force. These third parties may not succeed in marketing or selling our products and services. We have little or no control over the activities of these third parties or the viability of their businesses, and poor performance by any of them could injure our reputation, create liabilities for us and seriously harm our business. These third parties may also market and sell competing products and services, which could adversely affect sales of our products and services. We may be unable to effectively manage potential conflicts among these third parties. Our reliance on these third parties may also increase our credit risk because we effectively bear the risk of non-payment by both the third parties and their customers. Any failure by these parties to pay for our products and services in a timely manner could reduce our cash flows and harm our financial condition.

  BECAUSE THERE IS INTENSE COMPETITION FOR QUALIFIED PERSONNEL IN OUR INDUSTRY, WE MAY NOT BE ABLE TO RECRUIT OR RETAIN THE PERSONNEL WE NEED, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO ACHIEVE OUR BUSINESS OBJECTIVES

     Our ability to achieve our business objectives could be adversely affected if we cannot identify, attract, hire, train, retain and motivate our personnel. Many other employers are able to offer significantly more attractive compensation and benefits than we do. We may be unable to recruit and retain the personnel we need. In addition, a significant portion of our employees' compensation is in the form of stock options at exercise prices significantly above current market value. This may affect our ability to retain these employees. Our business would be seriously harmed if we are unable to retain our existing employees or to hire highly qualified replacements.

  FUTURE EXPANSION OF OUR INTERNATIONAL OPERATIONS WILL REQUIRE SIGNIFICANT MANAGEMENT ATTENTION AND FINANCIAL RESOURCES AND OUR EFFORTS TO EXPAND INTERNATIONALLY MAY NOT SUCCEED

     We intend to expand our international operations and international sales and marketing efforts, particularly in Europe and Asia. We currently have offices in the United Kingdom and Germany, and are pursuing business through indirect channels in other European countries, Australia and Japan. We have limited experience in developing localized versions of our software products and in marketing, selling and distributing our software and services internationally. To successfully expand international sales, we must expand our international operations, recruit additional international sales and support personnel, and expand our international distribution channels. This international expansion strategy will require significant management attention and financial resources, and we may not be successful in implementing our strategy. Our failure to manage these risks adequately could seriously harm our business.

  IF ANY TECHNOLOGIES EMBEDDED IN OUR PRODUCTS BECOME UNAVAILABLE TO US, PRODUCT FUNCTIONALITY COULD SUFFER, CAUSING AN ADVERSE EFFECT ON OUR REVENUE

     Currently, third-party technologies are embedded into our products, providing additional advanced functionality of our software for our customers, pursuant to license agreements. Most of these license agreements are non-exclusive, are for limited terms, and may be terminated by the other party if we default in our obligations. If these license agreements were terminated or if these technologies were otherwise no longer available to us, product functionality of our software could suffer as we attempt to replace the technologies, causing an adverse affect on our quarterly results.

  OUR BUSINESS AND PROSPECTS WOULD SUFFER IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS

     Our success depends in large part on our intellectual property, particularly our software. If we fail to successfully enforce our intellectual property rights, other companies might copy our technology or introduce products or services that compete with ours. This could reduce our revenues and weaken our competitive position. We rely solely on a combination of copyright, patent, trademark and trade secrets law, assignment of invention and confidentiality agreements, confidentiality procedures and licensing arrangements to establish and protect our intellectual property rights. Currently, we have two pending patent applications and no issued patents. Our efforts to protect our intellectual property may be inadequate. Existing patent, trade secret, copyright and trademark laws offer only limited protection, and we may be unsuccessful in obtaining that protection, or our efforts to obtain that protection may be opposed by others. In addition, the laws of some foreign countries where we market our products and services do not protect intellectual property rights to the same extent as do the laws of the United States. We may be required to spend significant resources to monitor infringement of and enforce our intellectual property rights.

     Third parties could copy or otherwise obtain and use our products or technology without our authorization. They could also independently develop similar technology that may infringe our intellectual property rights. We may not be able to detect infringement and may lose our competitive position in the market before we do so. Competitors may also design around our technology or develop competing technologies. If this occurs, our business and prospects would be materially and adversely affected.

  OTHERS MAY BRING INFRINGEMENT CLAIMS AGAINST US WHICH COULD HARM OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Reliance on intellectual property rights is pervasive in our industry, and we expect that as competition intensifies, companies will continue to pursue vigorous enforcement of their intellectual property rights through litigation and other means. As a result, third parties may claim that our products or services infringe their intellectual property rights. Any intellectual property infringement claim could seriously harm our business, results of operations and financial condition. We have not performed a comprehensive analysis of patents that may limit our ability to do business. An increasing number of companies are seeking and obtaining patents regarding methods of doing business on the Internet, and valid patents that apply to our methods of doing business may have been issued or may be issued in the future without our knowledge.

     Defending any claim of intellectual property infringement, regardless of merit, is expensive and time-consuming and may distract our management's attention away from our business. As a result of any claim or anticipated claim, we may agree or be forced to:

     - pay substantial damages

     - cease selling or using products and services that incorporate the infringed intellectual property

     - obtain a license for the infringed intellectual property, which might not be available on commercially reasonable terms or which could adversely affect our results of operations and financial condition

     - attempt to modify our products and services to avoid infringing others' intellectual property rights, which we might be unable to do at all or quickly enough to prevent serious harm to our competitive position in the market

     - refund portions of license fees paid to us if other remedies are unavailable

  WE COULD BE NAMED IN LAWSUITS REGARDING THE ENABLEMENT OF PRIVACY VIOLATIONS, WHICH COULD DISTRACT PERSONNEL FROM THEIR PRESENT ROLES AND RESPONSIBILITIES, AS WELL AS ADVERSELY EFFECT OUR RESULTS OF OPERATIONS

     Recent lawsuits have been filed against other companies by individuals and organizations claiming privacy violations with respect to improper use of their information that was gathered from website activity. Because our software analyzes information regarding usage of our customers' web sites, customers may use our software to generate personally identifiable information about users of their sites. While we do not control how our customers may use this information, we could be named in lawsuits regarding the enablement of privacy violations. If we are named in this type of litigation it could result in liability to us, could distract personnel from their present roles and responsibilities, and adversely affect our results of operations.

  ANTI-TAKEOVER PROVISIONS IN OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD PREVENT OR DELAY A CHANGE IN CONTROL OF OUR COMPANY

     Provisions of our certificate of incorporation and by-laws may discourage, delay or prevent a merger, acquisition or change of control that a stockholder may consider favorable. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

     - authorizing the issuance of "blank check" preferred stock

     - providing for a classified board of directors with staggered, three-year terms

     - providing that directors may only be removed for cause by a two-thirds vote of stockholders

     - limiting the persons who may call special meetings of stockholders

     - prohibiting stockholder action by written consent

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

     - establishing advance notice requirements for nominations for election to the board of directors and for proposing matters to be submitted to a stockholder vote

     Delaware law may also discourage, delay or prevent someone from acquiring or merging with our company or obtaining control of our company.

  A LARGE PERCENTAGE OF OUR OUTSTANDING COMMON STOCK IS HELD BY A SMALL NUMBER OF INVESTORS, WHICH CREATES LOW TRADING VOLUME IN OUR STOCK, FOR WHICH EVEN RELATIVELY SMALL TRADES COULD CAUSE FLUCTUATIONS IN THE PRICE OF OUR STOCK

     As of October 31, 2001, our common shares issued and outstanding totaled 23,600,165. A significant portion of this amount is held by a small number of investors, which limits the amount of trading volume in the public market. Because of this limited liquidity, even relatively small volumes of stock traded over a short period of time could create a large supply of stock with limited demand, causing an adverse affect on the value of our common stock.

  OUR COMMON STOCK MAY NOT CONTINUE TO TRADE ON THE NASDAQ NATIONAL MARKET, WHICH COULD REDUCE THE VALUE OF YOUR INVESTMENT AND MAKE YOUR SHARES MORE DIFFICULT TO SELL

     In order for our common stock to trade on the NASDAQ National Market, we must continue to meet the listing standards of that market. Among other things, those standards require that our common stock maintain a minimum closing bid price of at least $1.00 per share. Recently, our common stock has traded at prices below $1.00. NASDAQ has recently suspended enforcement of the $1.00 minimum but there can be no assurance that the suspension will remain in effect. If our common stock does not maintain the minimum closing bid price, NASDAQ may remove it from the NASDAQ National Market. The removal of our common stock from the NASDAQ National Market could hinder your ability to sell, or obtain an accurate quotation for the price of, your shares of our common stock. Removal could also adversely affect the perception among investors of us and our prospects, which could lead to further declines in the market price of our common stock. Removal would also make it more difficult and expensive for us to raise capital. In addition, removal might subject us to an SEC rule that could adversely affect the ability of broker-dealers to sell or make a market in our common stock, thus hindering your ability to sell your shares.

RISK FACTORS RELATING TO SPSS

  OUR FINANCIAL RESULTS AND STOCK PRICE MAY BE AFFECTED BY QUARTERLY
  FLUCTUATIONS

     SPSS's quarterly revenue and operating results have varied in the past and may continue to do so in the future. Future revenues and operating results will depend upon, among other factors:

     - the number and timing of product updates and new product introductions;

     - delays in product development and introduction;

     - purchasing schedules of its customers;

     - changes in foreign currency exchange rates;

     - product and market development expenditures;

     - the timing of product shipments;

     - changes in product mix;

     - timing, costs and effects of acquisitions; and

     - general economic conditions.

     Because SPSS's expense levels are to a large extent based on its forecasts of future revenues, operating results may be adversely affected if our future revenues fall below expectations. Accordingly, SPSS believes

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that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance.

     SPSS has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. SPSS has experienced a seasonal pattern in its operating results with the fourth quarter typically having the highest operating income. For example, excluding acquisition and other non-recurring charges and the deferred revenue adjustment in 2000, the percentage of SPSS operating income realized in the fourth quarter was 36% in 1998, 39% in 1999 and 35% in 2000. We can provide no assurance that our operating income realized in any given fourth quarter will remain at historically high percentage levels, which could adversely affect revenues for an entire fiscal year.

     In addition, the timing and amount of SPSS's revenues may be affected by a number of factors that make estimation of operating results before the end of a quarter uncertain. A significant portion of SPSS's operating expenses are relatively fixed, and planned expenditures are based primarily on revenue forecasts. More specifically, in the fourth quarter, the variable profit margins on modest increases in sales volume at the end of the quarter are significant. Should SPSS fail to achieve these fourth quarter revenue increases, net income for the fourth quarter and the full year could be materially affected. Generally, if revenues do not meet SPSS's expectations in any given quarter, operating results will be adversely affected. SPSS was profitable in the ten quarters from December 31, 1994 through June 30, 1997, but had a net loss of $4,196,000 in the third quarter of 1997 due primarily to one-time acquisition charges of $2,911,000 and a charge from the revaluation of specified assets of $5,555,000. In 1998, SPSS was profitable in the first three quarters, but had a net loss of $1,355,000 in the fourth quarter of 1998 primarily due to a one-time merger-related charge and write-off of acquired in-process technology of $5,500,000 and a charge for revaluation of specified assets of $445,000. In 1999, SPSS was profitable in all four quarters. In 2000, SPSS had a fourth quarter net loss of $3,776,000 primarily due to the negative effects of deferring revenues as required by AICPA Technical Practice Aids regarding software revenue recognition. This application resulted in a $16,975,000 reduction in net revenues. There can be no assurance that profitability on a quarterly or annual basis can be achieved or sustained in the future.

  SPSS MAY BE UNSUCCESSFUL IN INTEGRATING RECENT ACQUISITIONS

     In recent years, SPSS has made a significant number of acquisitions, including the acquisition of businesses based outside of the United States. SPSS faces challenges and business integration issues with its March 2001 merger of one of SPSS's wholly-owned subsidiaries with and into ShowCase Corporation, a Minnesota corporation and the October 2001 purchase of certain operating assets of and strategic alliance with America Online, Inc. If SPSS loses key personnel from ShowCase or in connection with the America Online strategic alliance or is unable to integrate ShowCase's business or technology or the operating assets acquired in connection with the America Online strategic alliance into its own effectively, SPSS may experience a material adverse impact on its financial condition. There can be no assurance that the recent acquisitions of ShowCase or the America Online operating assets or future acquisitions will be successfully integrated into SPSS. See "The COMPANIES -- SPSS -- Recent Developments."

  SPSS MAY NOT RESPOND ADEQUATELY TO RAPID TECHNOLOGICAL CHANGES

     The computer software industry is characterized by rapid technological advances, changes in customer requirements, as well as frequent enhancements to and introductions of technologies. SPSS's future success will depend upon its ability to enhance its existing software and introduce new software products that keep pace with technological developments, respond to evolving customer requirements and achieve market acceptance. In particular, SPSS believes it must continue to respond quickly to users' needs for greater functionality, improved usability and support for new hardware and operating systems. Any failure by SPSS to respond adequately to technological developments and customer requirements, or any significant delays in software development or introduction, could result in loss of revenues.

     In the past, SPSS has, on occasion, experienced delays in the introduction of new software and enhancements to existing technology, primarily due to difficulties with particular operating environments and

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problems with software provided by third parties. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. These delays have most often resulted from "bugs" encountered in working with new versions of operating systems and other third party software, and bugs or unexpected difficulties in existing third party software which complicate integration with SPSS's software. From time to time, SPSS has discovered bugs in its software that are resolved through maintenance releases or through periodic updates depending upon the seriousness of the defect. There can be no assurance that SPSS will be successful in developing and marketing new software or enhancements to existing technology on a timely basis or that SPSS will not experience significant delays or defects in its software in the future, which could have a material adverse effect on SPSS. In addition, there can be no assurance that new software or enhancements to existing technology developed by SPSS will achieve market acceptance or that developments by others will not render SPSS's technologies obsolete or noncompetitive.

  SPSS MAY FACE BUSINESS DECLINES DUE TO OUR INTERNATIONAL OPERATIONS

     Revenues from operations outside of North America accounted for approximately 44% of SPSS's revenues in 1998, 46% of SPSS's revenues in 1999 and 43% of SPSS's revenues in 2000. SPSS expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as SPSS further "localizes" products by translating them into additional languages and expands its operations through acquisitions of companies outside the United States. A number of risk factors may affect our international revenues, including:

     - greater difficulties in accounts receivable collection;

     - longer payment cycles;

     - exposure to currency fluctuations;

     - financial, tax and accounting impact of the European Union's adoption of the Euro as legal currency;

     - political and economic instability; and

     - the burdens of complying with a wide variety of foreign laws and regulatory requirements.

     SPSS also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded to intellectual property in some foreign jurisdictions. As SPSS expands its international operations, the risks described above could increase and, in any event, could have a material adverse effect on SPSS.

  SPSS'S STOCK PRICE MAY EXPERIENCE VOLATILITY

     There has been significant volatility in the market prices of securities of technology companies, including SPSS, and, in some instances, this volatility has been unrelated to the operating performance of those companies. Market fluctuations may adversely affect the price of our common stock. SPSS also believes that, in addition to factors like interest rates and economic conditions which affect stock prices generally, some, but not all, of the factors which could result in fluctuations in our stock price include:

     - announcements of new products by SPSS or its competitors;

     - quarterly variations in financial results;

     - recommendations and reports of analysts;

     - acquisitions; and

     - other factors beyond SPSS's control.

  SPSS RELIES ON THIRD PARTIES FOR CERTAIN SOFTWARE

     SPSS licenses software from third parties. Some of this licensed software is embedded in SPSS's products, and some is offered as add-on products. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that SPSS will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for licensed software could have a material adverse effect on SPSS.

  SPSS RELIES ON THIRD PARTIES FOR SOFTWARE DISTRIBUTION

     In January 1997, SPSS entered into a Banta Global Turnkey Software Distribution Agreement under which Banta Global Turnkey manufactures, packages and distributes SPSS's software products to SPSS's domestic and international customers and various international subsidiaries. The Banta agreement had an initial three-year term and automatically renews thereafter for successive periods of one year. The Banta agreement was renewed in January 2001. Either party may terminate the Banta agreement for cause by written notice if the other materially breaches its obligations. If Banta fails to perform adequately any of its obligations under the Banta agreement, SPSS's operating results could be materially adversely affected.

  CHANGES IN PUBLIC EXPENDITURES MAY ADVERSELY AFFECT SPSS

     A significant portion of SPSS's revenues comes from licenses of its software directly to foreign and domestic government entities. In addition, significant amounts of SPSS's revenues come from licenses to academic institutions, healthcare organizations and private businesses that contract with or are funded by government entities. Government appropriations processes are often slow and unpredictable and may be affected by factors outside SPSS's control. In addition, proposals are currently being made in various countries to reduce government spending. Reductions in government expenditures and termination or renegotiation of government-funded programs or contracts could have a material adverse effect on SPSS. In addition, declines in overall levels of economic activity could also have a material adverse impact on SPSS.

  SPSS MAY BE UNABLE TO CONTINUE TO COMPETE WITH COMPANIES IN ITS INDUSTRIES THAT HAVE FINANCIAL OR OTHER ADVANTAGES

     SPSS's historical market for statistical software is both highly competitive and fragmented. SPSS is among the largest companies in the statistical software market, and, based upon sales and comparative assessments in trade publications, SPSS believes that it competes effectively against its competitors, particularly on desktop computing platforms. SPSS considers its primary worldwide competitor to be the larger and better-financed SAS Institute, although SPSS believes that SAS's revenues are derived principally from products for purposes other than statistical analysis and operate on large systems platforms. StatSoft Inc. and Minitab, Inc. are also competitors, although their annual revenues from these statistical products are believed to be considerably less than the revenues of SPSS. In addition to competition from other statistical software companies, SPSS also faces competition from providers of software for specific statistical applications.

     In the data mining, customer relationship management and business performance measurement markets, SPSS faces competition from many larger and more well-funded companies, including SAS, IBM, Informix, NCR, Oracle, and others, as well as recent entrants, including Attune, Broadbase, E.piphany and NetPerceptions, many of whom specialize in customer relationship management in e-commerce settings. With the exception of SAS, these competitors do not currently offer the range of analytical capability SPSS offers, and as a result are both competitors and potential partners for SPSS technology.

     In all markets, SPSS competes primarily on the basis of the usability, functionality, performance, reliability and connectivity of its software. The significance of each of these factors varies depending upon the anticipated use of the software and the analytical training and expertise of the customer. To a lesser extent, SPSS competes on the basis of price. SPSS maintains pricing and licensing policies to meet market demand. SPSS believes it is able to compete successfully because of the highly usable interfaces, comprehensive analytical capabilities, efficient performance characteristics, local language versions, consistent quality, and connectivity features of its software, as well as its worldwide distribution capabilities and widely recognized name.

     In the future, SPSS may face competition from new entrants into its markets. SPSS could also experience competition from companies in other sectors of the broader market for business intelligence software, like providers of OLAP (On-Line Analytical Processing) and analytical application software, as well as from companies in other sectors of the broader market for customer relationship management software, including providers of sales force automation and campaign management software, which could add advanced analytical functionality to their existing offerings. Some of these potential competitors have significantly more capital resources, marketing experience and research and development capabilities than SPSS. Competitive pressures from the introduction of new solutions and products by these companies or other companies could have a material adverse effect on SPSS. There can be no assurance that SPSS will be able to compete successfully in the future.

  SPSS DEPENDS ON KEY EXECUTIVES. A LOSS OF THESE EXECUTIVES AND OTHER PERSONNEL COULD NEGATIVELY IMPACT OUR OPERATIONS

     SPSS is dependent on the efforts of various executives and key employees, including its President and Chief Executive Officer, Jack Noonan. SPSS's continued success will depend in part on its ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for highly qualified personnel is intense. SPSS's inability to continue to attract or retain highly qualified personnel could have a material adverse effect on SPSS's financial position and results of operation. No life insurance policies are maintained on SPSS's key personnel. See also "Risk Factors Relating to the Merger and the Combined Company -- Failure to retain key employees could diminish the benefits of the merger."

  SPSS MAY NOT RECEIVE THE FULL BENEFITS OF ITS INTELLECTUAL PROPERTY
  PROTECTIONS

     The analytical algorithms incorporated in SPSS's software are not proprietary. SPSS believes that the proprietary technology constituting a portion of its software determines the speed and quality of displaying the results of computations, the ability of its software to work in conjunction with third party software, and the ease of use of its software. SPSS's success will depend, in part, on its ability to protect the proprietary aspects of its software. SPSS's attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyright and trademark laws and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. SPSS licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. SPSS licenses its software for use on mainframes, minicomputers, and distributed computer networks. SPSS licenses its products for personal computers to end-users by use of a "shrink-wrap" license that is not signed by licensees, as is customary in the packaged software industry. It is uncertain whether these license agreements are legally enforceable. The source code for all of SPSS's software is protected as a trade secret and as unpublished copyrighted work. In addition, SPSS has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, it may be possible for competitors or users to copy aspects of SPSS's software or to obtain information which SPSS regards as a trade secret. SPSS has no patents, and judicial enforcement of copyright laws may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets. In addition, the laws of various countries in which SPSS's software is or may be licensed do not protect SPSS's software and intellectual property rights to the same extent as the laws of the United States. Despite the precautions taken by SPSS, it may be possible for unauthorized third parties to reverse engineer or copy SPSS's products or obtain and use information that SPSS regards as proprietary. There can be no assurance that the steps taken by SPSS to protect its proprietary rights will be adequate to prevent misappropriation of its technology.

     Although SPSS's software has never been the subject of an infringement claim, there can be no assurance that third parties will not assert infringement claims against SPSS in the future or that any infringement assertion will not result in costly litigation or require SPSS to obtain a license to use the intellectual property of third parties. There can be no assurance that these licenses will be available on reasonable terms, or at all.

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

There can also be no assurance that SPSS's competitors will not independently develop technologies that are substantially equivalent or superior to SPSS's technologies.

  CERTAIN STOCKHOLDERS AND OFFICERS AND DIRECTORS MAY CONTROL CORPORATE ACTIONS DUE TO THEIR OWNERSHIP OF SPSS STOCK

     As of September 30, 2001, SPSS's executive officers and directors owned beneficially approximately 22.4% of the outstanding shares of SPSS common stock. The Norman H. Nie Revocable Trust Dated March 15, 1991 (a trust beneficially controlled by Norman H. Nie, the chairman of our board of directors) and affiliates of the Norman H. Nie Trust are entitled to nominate a director for inclusion in the management slate for election to the Board of Directors if the Norman H. Nie Trust owns at least 12.5% of the outstanding shares of common stock. As of September 30, 2001, the Norman H. Nie Trust and affiliates of the Norman H. Nie Trust beneficially owned approximately 7.1% of the outstanding shares of common stock. This does not include the effect the merger will have on the percentage ownership of SPSS common stock as described above.

     Because of the combined voting power of the officers and directors, these individuals acting as a group may be able to influence SPSS's affairs and business, including any determination with respect to a change in control of SPSS, future issuances of SPSS common stock or other securities, declaration of dividends on SPSS common stock and the election of directors. This influence could have the effect of delaying, deferring or preventing a change of control of SPSS which could deprive SPSS's stockholders of the opportunity to sell their shares of common stock at prices higher than prevailing market prices.

  ANTI-TAKEOVER PROTECTIONS MAY MAKE IT DIFFICULT FOR A THIRD PARTY TO ACQUIRE SPSS

     SPSS's Certificate of Incorporation and bylaws contain a number of provisions, including provisions requiring an 80% super-majority stockholder approval of specified actions and provisions for a classified Board of Directors, which would make the acquisition of SPSS, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult.

     SPSS's bylaws provide for a staggered board of directors so that only one-third of the total number of directors are replaced or re-elected each year. Therefore, potential acquirers of SPSS may face delays in replacing the existing directors.

     SPSS's senior executive officers may be entitled to substantial payments in the event of their termination without cause or constructive termination following a change of control of SPSS. These payments could have the effect of discouraging a potential acquirer from acquiring control of SPSS.

  SALES OF SPSS STOCK AVAILABLE FOR FUTURE USE COULD DEPRESS SPSS'S STOCK PRICE

     In addition to the shares of common stock which are outstanding, as of September 30, 2001, there were vested options outstanding held by management to purchase approximately 1,279,184 additional shares of common stock, with an average exercise price of $17.73 per share, and unvested options to purchase approximately 733,909 additional shares of common stock. SPSS has also established a stock purchase plan available to employees of SPSS, which permits employees to acquire shares of common stock at the end of each quarter at 85% of the market price of the common stock as of the day after the end of the quarter.

     No prediction can be made as to the effect, if any, that future sales, or the availability of shares of SPSS common stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of common stock by SPSS or by stockholders who hold "restricted securities," or the perception that these sales may occur, could adversely affect prevailing market prices for the common stock.

                GENERAL MEETING INFORMATION, VOTING AND PROXIES

DATE, TIME AND PLACE OF THE NETGENESIS SPECIAL STOCKHOLDER MEETING

     The NetGenesis special stockholders meeting will be held at the offices of Foley, Hoag & Eliot LLP, One Post Office Square, Boston, Massachusetts 02109 on
December   , 2001 at 10:00 a.m. local time.

RECORD DATE AND OUTSTANDING SHARES

     Stockholders of record of NetGenesis common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting.
As of the record date, there were approximately           stockholders of record
of NetGenesis common stock. As of the record date there were           shares of
NetGenesis common stock outstanding. Except for the stockholders identified below under "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF NETGENESIS" there were no persons known to the management of NetGenesis to be the beneficial owners of more than 5% of the outstanding shares of NetGenesis common stock.

VOTING AND REVOCABILITY OF PROXIES

     All properly executed proxies that are not revoked will be voted at the special meeting, and any postponement or adjournment thereof, in the manner directed in the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted for adoption of the merger and the Agreement and Plan of Merger at the special meeting. Each record holder of NetGenesis common stock on the record date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for a vote of the stockholders at the special meeting.

     If an executed proxy card is returned and a stockholder has abstained from voting on any matter, the shares represented by the proxy will be considered present at the special meeting for purposes of determining a quorum and for purposes of calculating the vote, but will have the same effect as negative votes.

     The presence of a stockholder at the special meeting for which the stockholder has executed a proxy will not automatically revoke that stockholder's proxy. A stockholder may, however, revoke a proxy at any time before its exercise by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the secretary of NetGenesis at the address of the principal executive offices of NetGenesis, or by attending the special meeting and voting in person.

STOCKHOLDER VOTES REQUIRED

     Adoption of the merger and the Agreement and Plan of Merger requires the affirmative vote of the holders of a majority of the shares of NetGenesis common stock outstanding on the record date.

SOLICITATION OF PROXIES; EXPENSES

     SPSS will bear the costs of soliciting proxies from NetGenesis' stockholders, and will bear all printing and mailing costs in connection with the preparation and mailing of this proxy statement/Prospectus to NetGenesis stockholders. In addition to solicitation by mail, the directors, officers and employees of NetGenesis may solicit proxies from stockholders by telephone, facsimile or letter or in person. Those persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with the solicitation.

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VOTING AGREEMENTS OF CERTAIN NETGENESIS STOCKHOLDERS

     In connection with the consummation of the merger, sixteen officers, directors and other stockholders of NetGenesis have executed and delivered voting agreements to SPSS, representing, in the aggregate, approximately 34% of the outstanding shares of NetGenesis common stock. Under the terms of the voting agreement, those sixteen officers, directors and/or stockholders have agreed to
(a) attend the NetGenesis special stockholder meeting or to execute and deliver proxies to vote all of the shares of NetGenesis common stock that they own or over which they exercise voting authority in favor of the adoption of the Agreement and Plan of Merger; and (b) take any and all actions necessary to adopt the Agreement and Plan of Merger and all other ancillary documents required to be delivered in connection with the consummation of the merger.

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

                              THE PROPOSED MERGER

BACKGROUND OF THE MERGER

     Under a letter agreement dated September 29, 2000, NetGenesis engaged JPMorgan H&Q Investment Banking to evaluate strategic alternatives for NetGenesis, including JPMorgan acting as NetGenesis' financial advisor in connection with a potential merger or sale of NetGenesis. This letter agreement was later amended on August 28, 2001.

     At the March 20, 2001 SPSS Board of Directors meeting, the directors discussed the option of identifying several potential companies for acquisition as an alternative means of enhancing shareholder value.

     After the March 20, 2001 SPSS Board of Directors meeting, Mr. Bohn, CEO of NetGenesis, and Mr. Noonan, CEO of SPSS, held a meeting on April 17, 2001 in which the possibility of a merger between the two companies was discussed. These discussions considered the synergies and the risks surrounding a merger, including product, customer, employee and culture issues. Mr. Bohn and Mr. Noonan agreed to have subsequent meetings to be attended by selected members of each company's senior management to determine if there was merit in continuing these discussions.

     During the April 26, 2001 SPSS Board of Directors meeting, Mr. Noonan presented the potential opportunity of acquiring NetGenesis and received approval to proceed with related discussions.

     On May 9, 2001, SPSS and NetGenesis extended their existing mutual non-disclosure agreement to cover possible future transactions.

     On May 10, 2001, a team from SPSS, led by Mr. Noonan, held a meeting with the executive team from NetGenesis, led by Mr. Bohn, at the NetGenesis headquarters in Cambridge, Massachusetts. The teams presented the strategic visions for each organization and held further discussions about product and market direction, as well as financial implications of the potential merger.

     On June 11, 2001, Mr. Zanghi, COO of NetGenesis, met with Mr. Noonan at SPSS headquarters in Chicago, Illinois. The discussion focused on the current state of the business of, and the sales channel for, NetGenesis.

     On July 9, 2001, a technical team from NetGenesis, led by Mr. Richard, CTO of NetGenesis, met with a technical team from SPSS, led by Mr. Otterstatter, CTO of SPSS at SPSS headquarters in Chicago, Illinois. The potential integration of the products and technologies of the two companies was discussed in detail.

     At a meeting held on July 20, 2001, the NetGenesis Board of Directors received a presentation by JPMorgan outlining strategic opportunities for NetGenesis, including a summary of discussions with SPSS. A representative of Foley, Hoag & Eliot LLP, counsel to NetGenesis, was also present at the meeting.

     During the September 6, 2001 SPSS Board of Directors meeting, the directors reviewed and discussed preliminary financial analyses of a potential acquisition of NetGenesis and directed management to proceed and prepare detailed examinations.

     On September 7, 2001, NetGenesis' Board of Directors held a meeting at which potential terms of a transaction with SPSS were reviewed and discussed by the directors. Representatives of Foley, Hoag & Eliot, counsel to NetGenesis, and JPMorgan participated in the meeting and the Directors had an opportunity to discuss the potential transaction with its advisers.

     On September 19, 2001, SPSS provided NetGenesis with a draft term sheet to acquire NetGenesis setting forth the proposed terms and conditions to be used in drafting an Agreement and Plan of Merger.

     During the weeks following, extensive additional due diligence was conducted by the two companies along with further discussions regarding the contract and timing of the transaction. SPSS supplemented the work of its own staff in due diligence efforts by contracting with professional service firms.

     During the October 4, 2001 SPSS Board of Directors meeting, the directors reviewed and approved a draft term sheet to acquire NetGenesis, discussed findings of initial due diligence reports, examined more detailed financial analyses of the proposed transaction and gave their approval to proceed with the negotiation of a definitive Agreement and Plan of Merger.

     On October 4, 2001, the SPSS Board of Directors held a special meeting to review and discuss the terms of the Agreement and Plan of Merger with Ross & Hardies, outside counsel to SPSS. After full discussion, the SPSS Board of Directors unanimously approved the merger and the terms of the Agreement and Plan of Merger.

     On October 17, 2001, NetGenesis' Board of Directors held a special meeting to review the latest developments in negotiations with SPSS. Once again, representatives of Foley, Hoag & Eliot LLP and JPMorgan were present to review the terms of the transaction and the outstanding issues. JPMorgan reviewed its financial analyses of the two companies, comparable companies in the industry and the valuation of the transaction.

     On October 26, 2001, NetGenesis' Board of Directors held a special meeting to review the terms of the definitive Agreement and Plan of Merger with its outside legal counsel, Foley, Hoag & Eliot LLP. Also at this meeting, representatives of JP Morgan rendered an oral opinion, which opinion was subsequently confirmed by delivery of a written opinion dated October 26, 2001. The written opinion stated that, as of that date and based on and subject to the assumptions made, matters considered and limitations on its review contained in its opinion, the exchange ratio was fair, from a financial point of view, to the holders of NetGenesis Corp. common stock. After full discussion, the NetGenesis Corp. Board unanimously approved the merger and the terms of the Agreement and Plan of Merger.

     On October 28, 2001, SPSS and NetGenesis signed a definitive Agreement and Plan of Merger.

     On October 29, 2001, SPSS issued a press release announcing the transaction and held a conference call to discuss the contents of the press release. Further, SPSS filed a Form 8-K with the SEC regarding the execution and delivery of the Agreement and Plan of Merger.

REASONS FOR THE MERGER

     While SPSS and NetGenesis have growth potential and prospects in their immediate and long-term futures as stand-alone entities, both companies believe that this combination will create a leading software company with greater diversity, breadth and financial resources that will have the opportunity to enhance stockholder value in ways that are unlikely to be achieved by SPSS or NetGenesis alone. Specifically, the combined company would be positioned to realize the benefits of joining NetGenesis' projected revenue growth, SPSS's historical and projected profitability, as well as the common and reinforcing strategic directions of both companies. The combined company would have a broader technology base, more extensive sales, marketing, and professional services organizations, and a stronger financial profile than would each of the companies individually.

     The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current view of SPSS and NetGenesis with respect to future events that may have an effect on the future financial performance of each of them or the combined company. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed in the sections of this proxy statement/prospectus entitled "Summary -- A Caution About Forward-Looking Statements" and "Risk Factors."

  SPSS'S REASONS FOR THE MERGER

     SPSS's board of directors believes that a business combination with NetGenesis would be beneficial to SPSS by bringing:

     - A market-leading analytical customer relationship management (aCRM) solution based on the combination of leading online and offline analytical technologies;

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

     - A more experienced and capable field sales force capable of selling this analytical solution;

     - A more experienced and capable professional services organization capable of implementing this analytical solution;

     - Complementary technologies that extend the capabilities provided in the current SPSS analytical solutions and products;

     - Additional senior management essential to executing the company's strategies; and

     - A stronger balance sheet, particularly with the addition of cash to give the company greater operating flexibility and more options to expand by acquisition.

     The conclusions reached by SPSS's board of directors with respect to the factors described above support its determination that the merger and the issuance of shares of SPSS common stock in the merger are in the best interests of SPSS and its stockholders. In reaching its determination, SPSS's board of directors also considered:

     - The judgment, advice and analyses of SPSS's management with respect to the potential strategic, financial and operational benefits of the merger, including a favorable recommendation of the merger by SPSS's management based in part on the business, technical, financial, accounting and legal due diligence investigations performed with respect to NetGenesis;

     - The results of operations and financial condition of SPSS and NetGenesis and the anticipated non-dilutive effect of the combination on SPSS common stock, assuming that cost savings and synergies are achieved as planned;

     - The complementary fit between SPSS's and NetGenesis' cultures and market segments, which management believes will facilitate integration of the two companies; and

     - The terms of the Agreement and Plan of Merger and related agreements, including price and structure, which were considered by both the board of directors and management of SPSS to provide a fair and equitable basis for the merger.

     SPSS's board of directors also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - The challenges potentially confronted in getting NetGenesis operations to run within the SPSS business operating model without affecting projected revenue growth;

     - The difficulties potentially encountered in moving a segment of the NetGenesis sales force into activities involving the sale of more comprehensive and complex analytical solutions.

     Significant Cost Savings. The combined company is expected to increase its profitability through cost savings and operating efficiencies resulting from the elimination of redundant facilities and functions which would exist in the combined company in the United States, as well as in multiple organizations and systems in over ten foreign countries, and the benefits of leveraging our combined annual capital expenditures of approximately $15 million in 2001.

     SPSS expects to achieve cost savings in 2002 through the ability to consolidate separate stand-alone operations into a single entity, as well as additional cost savings realized through the integration of critical personnel, particularly in management roles, field sales capability, and consulting expertise. SPSS believes these cost savings will enable its acquisition of NetGenesis to be non-dilutive to earnings in 2002 and accretive in 2003.

     While SPSS expects to be able to realize these cost savings, no assurance can be given that the combined company will actually do so.

     Combination of Operational Factors. SPSS expects the merger to provide for significant opportunities in sales and marketing and in research and development, including new opportunities for innovation in supporting existing solutions and products and bringing new offerings to market. With the enhanced marketing
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

and development platform provided by the merger, the combined company would be better positioned for future growth. While SPSS expects that the combination of SPSS's and NetGenesis' complementary technology platforms will result in new opportunities for innovation in supporting existing solutions and products and bringing new offerings to market, no assurance can be given that the combined company will be able to do so.

     The SPSS research and development staff currently includes approximately 264 professionals organized into groups for software design, algorithm development, software engineering, documentation, quality assurance, and product localization. SPSS's expenditures for research and development, including capitalized software, were approximately $27.2 million in 1998, $33.1 million in 1999 and $37.8 million in 2000.

     SPSS also uses independent contractors in its research and development efforts. Sometimes SPSS uses these contractors to obtain technical knowledge and capability that it lacks internally. SPSS has also outsourced maintenance, conversion, and new programming for some products to enable its internal development staff to focus on products that are of greater strategic significance. SPSS sometimes uses independent contractors to augment its development capacity at a lower cost.

  Factors Considered by the Board of Directors of SPSS

     At its meeting on October 4, 2001, SPSS's board of directors unanimously determined that the Agreement and Plan of Merger and the merger are advisable and fair to, and in the best interests of, SPSS and its stockholders.

     In the course of reaching its decision to adopt the Agreement and Plan of Merger, SPSS's board of directors consulted with SPSS's management, as well as its legal counsel and its financial advisors, and considered the following material factors:

          (1) information concerning the financial performance and condition, results of operations, asset quality, prospects and businesses of each of SPSS and NetGenesis as separate entities and on a combined basis, including:

        - the revenues of the companies, their complementary businesses and the potential for cost savings and revenue enhancement;

        - the recent and historical stock price performance of SPSS common stock and NetGenesis common stock; and

        - the percentage of the combined company SPSS's stockholders would own following the merger.

          (2) the importance of market position, significant scale and scope and financial resources to a company's ability to compete effectively in the changing environment in the global software market;

          (3) the strategic nature of the transaction, which combines SPSS's and NetGenesis' complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

          (4) the potential benefits to be derived from a combination of the two companies as described under "Our Reasons for the Merger," including potential cost savings and efficiencies that would result from the merger;

          (5) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the software industry;

          (6) the nature of existing products to be sold by the combined company and the fact that the customer base to be served will be broader and more diverse;

          (7) the broader and more diverse product line of the combined company;

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

          (8) the merger will present the opportunity for the stockholders of SPSS to participate in a larger company with a more diversified product line and, as stockholders of the combined company, benefit from future growth of the combined company;

          (9) the exchange ratio will enable SPSS stockholders to own approximately 86% of the outstanding stock of the combined company;

          (10) the structure of the transaction as a tax-free reorganization for United States federal income tax purposes;

          (11) the name of the combined company will remain "SPSS Inc.";

          (12) the headquarters of the combined company will be in Chicago, Illinois;

          (13) the ability to consummate the merger;

          (14) the importance of future leadership in ensuring achievement of stockholder value opportunities resulting from the merger and SPSS's board of directors' confidence in the abilities of the senior management team of SPSS, based on the board of directors' familiarity with their record at SPSS, and the fact that the same management team will continue to serve;

          (15) the terms of the Agreement and Plan of Merger, including composition of the board of directors and the management structure of the combined company; and

          (16) the board of directors' continuing belief in the stockholder value opportunity represented by the strategic path the board had previously chosen and the unique implementation opportunity presented by the definitive transaction terms with NetGenesis.

     SPSS's board of directors considered all these factors in reaching the conclusions and recommendations described above. These factors generally figured positively, but the board also considered a number of potentially negative factors in its deliberations concerning the merger, including:

     - the terms of the Agreement and Plan of Merger regarding third party proposals;

     - the challenges of combining the businesses of two major corporations and the risks of diverting management resources for an extended period of time;

     - the possibility of customer or supplier confusion after the announcement of the proposed merger;

     - the substantial accounting charges to be incurred in connection with the merger, including costs of integrating the businesses and transaction expenses arising from the merger;

     - the potential negative effect on SPSS's stock price if revenue and earnings expectations of the combined company are not met;

     - the potential loss of NetGenesis and SPSS employees critical to the ongoing success of the NetGenesis products and to the successful integration of the SPSS and NetGenesis product lines;

     - the general difficulties of integrating products, technologies and companies;

     - the difficulty of managing separate operations at different geographic locations;

     - the possibility of cultural conflicts between the two companies; and

     - the other risks described in the section of this proxy statement/prospectus entitled "Risk Factors."

     The foregoing discussion is not exhaustive of all factors considered by SPSS's board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the merger and the Agreement and Plan of Merger, SPSS's board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the Agreement and Plan of Merger. In addition, each member of SPSS's board of directors may have considered other factors on an individual basis, including factors unknown to SPSS, or given different weight to different factors considered.
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

     For additional information concerning the matters discussed, and the conclusions reached, at various meetings of SPSS's board of directors held between March 20, 2001 and October 4, 2001, see "Background of the Merger."

  NETGENESIS' REASONS FOR THE MERGER

  Factors Considered by, and Recommendation of, the Board of Directors of NetGenesis

     At its meeting on October 26, 2001, the NetGenesis board of directors:

     - determined that the Agreement and Plan of Merger and the merger with SPSS are advisable and fair to, and in the best interests of, NetGenesis and its stockholders;

     - approved the Agreement and Plan of Merger with SPSS;

     - directed that the proposed transaction be submitted for consideration by the NetGenesis stockholders; and

     - recommended that the NetGenesis stockholders vote FOR approval and adoption of the merger and the Agreement and Plan of Merger.

     In the course of reaching its decision to approve the Agreement and Plan of Merger, the NetGenesis board of directors consulted with NetGenesis' management, as well as its outside legal counsel and its financial advisors, and considered the following material factors:

          (1) information concerning the financial performance and condition, results of operations, prospects and business of each of NetGenesis and SPSS as separate entities and on a combined basis, including:

        - a comparison of selected financial data of each of NetGenesis and SPSS with similar data for selected publicly traded companies engaged in businesses analogous to NetGenesis and SPSS, including an analysis of multiples and implied trading values;

        - a review of selected transactions believed by JPMorgan to be analogous, including the range of multiples from those transactions and a range of implied equity values for NetGenesis common stock;

        - a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of NetGenesis common stock;

        - an assessment of SPSS's common stock as a currency, including a discounted cash flow analysis to determine the equity value of SPSS's common stock.

          (2) the increasing importance of market position, significant scale and financial resources to a company's ability to compete effectively in the changing global software market;

          (3) the strategic nature of the transaction, which combines SPSS's and NetGenesis' complementary businesses, and creates a broader company with enhanced global reach and greater resources, enhanced future operating flexibility and increased opportunity for growth;

          (4) the potential benefits to be derived from a combination of the two companies as described under "Our Reasons for the Merger," including potential cost savings and efficiencies that would result from the merger;

          (5) the current industry, economic and market conditions and trends, including the likelihood of continuing consolidation and increasing competition in the software industry;

          (6) the nature of existing products to be sold by the combined company and the fact that the customer base to be served would be broader and more diverse;

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

          (7) the opportunity for the stockholders of NetGenesis to participate in a larger company with a more diversified product line and, as stockholders of the combined company to benefit from future growth of the combined company;

          (8) the fact that the exchange ratio (based on SPSS's trading price at the close of business on October 26, 2001, the last trading day before the execution of the Agreement and Plan of Merger was announced) represented a premium of 45.5% over NetGenesis' closing price on October 26, 2001;

          (9) the fact that the exchange ratio would enable NetGenesis stockholders to own approximately 14% of the outstanding stock of the combined company;

          (10) the analyses and presentations prepared by JPMorgan H&Q Investment Banking and the written opinion of JPMorgan H&Q Investment Banking stating that, as of October 26, 2001, and subject to the assumptions made, matters considered and limitations on its reviews set out in its opinion, the exchange ratio was fair from a financial point of view to NetGenesis' common stockholders;

          (11) the ability to complete the merger as a reorganization for United States federal income tax purposes in which NetGenesis stockholders generally would not recognize any gain or loss, except for any gain or loss recognized in connection with cash received for fractional shares of the combined company's common stock;

          (12) the ability to consummate the merger;

          (13) the provisions of the Agreement and Plan of Merger which provide for SPSS's payment of a termination fee to NetGenesis under specified circumstances and as more fully described in "THE AGREEMENT AND PLAN OF MERGER -- TERMINATION OF AGREEMENT AND PLAN OF MERGER -- Termination Fees";

          (14) the likely impact of the merger with SPSS on NetGenesis' employees;

          (15) the interests that some of the executive officers and directors of NetGenesis may have with respect to the merger in addition to their interests as stockholders of NetGenesis generally. See "Interests of Certain Persons in the Merger."

     NetGenesis' board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including:

     - the risk that the operations of NetGenesis and SPSS might not be successfully integrated, including the risk that the two companies' products may not be technically compatible;

     - the risk that the potential benefits sought in the merger might not be fully realized;

     - the possibility that the merger might not be completed, and the effect of the public announcement of the merger on:

      - NetGenesis' sales and operating results;

      - NetGenesis' ability to attract and retain key management, marketing and technical personnel; and

      - the progress of ongoing NetGenesis development projects;

      - the possibility of customer or supplier confusion after the announcement of the proposed merger;

     - the potential loss of NetGenesis and SPSS employees critical to the ongoing success of the NetGenesis products and to the successful integration of the SPSS and NetGenesis product lines;

     - the difficulty of managing separate operations at different geographic locations; and

     - the other risks described in the section of this proxy statement/prospectus entitled "Risk Factors."

     The foregoing discussion is not exhaustive of all factors considered by NetGenesis' board of directors. Moreover, in view of the variety of factors considered in connection with its evaluation of the Agreement and Plan of Merger, NetGenesis' board of directors considered the factors as a whole and did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination to approve the merger and the Agreement and Plan of Merger. In addition, each member of NetGenesis' board of directors may have considered other factors on an individual basis, including factors unknown to NetGenesis, or given different weight to different factors considered.

     THE NETGENESIS BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AGREEMENT AND PLAN OF MERGER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY AND BELIEVES THAT THE AGREEMENT AND PLAN OF MERGER AND THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF NETGENESIS AND ITS STOCKHOLDERS. THE NETGENESIS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE AGREEMENT AND PLAN OF MERGER AND THE MERGER.

ACCOUNTING TREATMENT

     SPSS will record the merger using the purchase method of accounting. Accordingly, for financial reporting purposes, SPSS will treat both companies as one company beginning as of the date we complete the merger. In addition, under this method of accounting, SPSS will record the fair value of NetGenesis' assets and liabilities on its consolidated financial statements, with the remaining purchase price in excess of the fair value of NetGenesis' net assets recorded as intangible assets and goodwill.

NO DISSENTERS' OR APPRAISAL RIGHTS

     NetGenesis stockholders will not be entitled to exercise dissenters' or appraisal rights or to demand payment for their shares in connection with the merger. Under Delaware law, no appraisal rights shall be available for shares of any class or series of stock which are listed on a national securities exchange or traded on the NASDAQ National Market at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon any agreement and plan of merger.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of the material anticipated United States federal income tax consequences of the merger to NetGenesis stockholders who are "United States persons" as defined for United States federal income tax purposes and who hold NetGenesis common stock as a capital asset. For United States federal income tax purposes, a "United States person" is a United States citizen or resident alien (as determined under the Code), a corporation or partnership organized under the laws of the United States or any state, and any estate or trust subject to United States federal income tax on its income regardless of source. The summary is based on the Code, Treasury regulations thereunder and administrative rulings and court decisions in effect as of the date of this proxy statement/prospectus, all of which may change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger and, in particular, may not address United States federal income tax considerations applicable to stockholders who may be given special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their shares of NetGenesis common stock in connection with the exercise of an employee stock option or right or otherwise as compensation and holders who hold NetGenesis common stock as part of a hedge, straddle or conversion transaction). In addition, this summary does not include the tax consequences of the merger under applicable foreign, state or local laws. Holders of NetGenesis common stock are urged to consult their tax advisors regarding the particular tax consequences of the merger to them, including the effects of United States federal, state, local, foreign and other tax laws.

     It is a condition to the obligation of SPSS and Red Sox Acquisition Corp. to consummate the merger that SPSS shall have received an opinion of Ross & Hardies, counsel to SPSS, dated the date of the closing, stating that, on the basis of the facts, representations and assumptions identified in the opinion which are consistent with the state of facts existing at the effective time, the merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Ross & Hardies may require and rely upon

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

representations and covenants, including those contained in letters from SPSS, Red Sox Acquisition Corp., NetGenesis and others, reasonably satisfactory in form and substance to Ross & Hardies. It is a condition to the obligation of NetGenesis to consummate the merger that NetGenesis shall have received an opinion of Foley, Hoag & Eliot LLP, counsel to NetGenesis, dated the date of the closing, stating that, on the basis of the facts, representations and assumptions identified in the opinion which are consistent with the state of facts existing at the effective time, the merger constitutes a "reorganization" within the meaning of Section 368 of the Code. In rendering its opinion, Foley, Hoag & Eliot LLP may require and rely upon representations and covenants, including those contained in letters from SPSS, Red Sox Acquisition Corp., NetGenesis and others, reasonably satisfactory in form and substance to Foley, Hoag & Eliot LLP.

     On the basis of the foregoing opinions, it is expected that the following material federal income tax consequences will result from the merger:

          (a) No gain or loss will be recognized by NetGenesis stockholders who exchange their NetGenesis common stock solely for SPSS common stock in connection with the merger (except with respect to cash received in instead of a fractional share interest in SPSS common stock);

          (b) The holding period of the SPSS common stock received by a NetGenesis stockholder who exchanges all of its NetGenesis common stock for SPSS common stock in the merger will include the period during which the NetGenesis common stock surrendered in exchange therefore was held; and

          (c) The basis of the SPSS common stock received by a NetGenesis stockholder who exchanges all of its NetGenesis common stock for SPSS common stock in the merger will be the same as the basis of the NetGenesis common stock surrendered in exchange therefore (less any adjustments required as the result of the receipt of cash instead of a fractional share of SPSS common stock).

     None of the tax opinions to be delivered to the parties in connection with the merger as described herein is binding on the Internal Revenue Service or the courts, and neither SPSS nor NetGenesis intends to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurances that the IRS will not challenge the conclusions reflected in those opinions.

     Based on the current ruling positions of the IRS, cash received by a NetGenesis stockholder instead of a fractional share interest in SPSS common stock generally will be treated as received in redemption of the fractional share interest, and a NetGenesis stockholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of NetGenesis common stock allocable to the fractional share interest. That capital gain or loss would be long-term capital gain or loss if the holding period for the share of NetGenesis common stock is greater than one year at the effective time.

     The foregoing discussion is intended to provide only a general summary of the material federal income tax consequences of the merger, and is not a complete analysis or description of all potential federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. ACCORDINGLY, WE STRONGLY URGE EACH STOCKHOLDER OF NETGENESIS TO CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR UNITED STATES FEDERAL, STATE OR LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO THAT STOCKHOLDER OF THE MERGER.

     NET OPERATING LOSS AND TAX CREDIT CARRYFORWARDS. As of December 31, 2000, NetGenesis had approximately $20,861,000 of net operating loss ("NOL") carryforwards available. NetGenesis ordinarily could carry these NOLs forward to offset future taxable income for 15 years (20 years for NOLs incurred in tax years beginning after 1997) after they were incurred. The merger, however, is likely to limit severely NetGenesis' ability to utilize its pre-merger NOLs to offset post-merger income. In particular, NetGenesis' NOLs will be eliminated entirely unless the business of NetGenesis is continued at all times during the two-year period following the merger; and even if the business is continued, in any taxable year after the merger it will be able to use an amount of its pre-merger NOLs equal only to the product of (a) the long-term tax-exempt bond rate in effect at the effective time, times (b) the fair market value of NetGenesis' stock immediately before the merger. Assuming a long-term tax-exempt bond rate of 4.85% (as in effect for transactions occurring in November 2001) and a fair market value of NetGenesis' stock of approximately $39 million (based on recent market prices for the SPSS common stock to be exchanged therefor), NetGenesis will be able to use approximately $1.9 million of its pre-merger NOLs to offset income in any post-merger taxable year. Similar limitations will apply to post-merger use of NetGenesis' pre-merger tax credits.

EXPENSES

     SPSS and NetGenesis have each agreed to pay its own costs and expenses incurred in connection with the merger and the Agreement and Plan of Merger; provided, however, that if the merger is consummated, the surviving corporation will pay up to $2 million in expenses incurred by NetGenesis before the closing in connection with the merger, including all fees and expenses of counsel, accountants and investment bankers and the expenses incurred in connection with the filing with the SEC of this proxy statement/prospectus and the related registration statement and the costs associated with the printing and mailing of this proxy statement/prospectus. Additionally, SPSS will also pay transfer and property taxes imposed on NetGenesis or its subsidiaries as a result of the completed transaction.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTION AGREEMENTS

     All shares of SPSS common stock received by NetGenesis stockholders in the merger will be freely transferable, except that shares of SPSS common stock received by persons who are deemed to be "affiliates" of NetGenesis under the Securities Act of 1933 may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of NetGenesis for the purposes generally include individuals or entities that control, are controlled by or are under common control with NetGenesis, as the case may be, and include directors and some executive officers of NetGenesis.

     This proxy statement/prospectus does not cover any resales of the SPSS common stock to be received by the stockholders of NetGenesis following the consummation of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

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

                                 THE COMPANIES

SPSS

     SPSS Inc. was incorporated in Illinois in 1975 under the name "SPSS, Inc." and was reincorporated in Delaware in May 1993 under the name "SPSS Inc." SPSS is a multinational computer software company providing technology that transforms data into insight through the use of predictive analytics and other data mining techniques. The company's solutions and products enable organizations to improve decision-making by learning from the past, understanding the present, as well as anticipating future problems and opportunities. Approximately two-thirds of the company's customers are commercial firms, many of which use SPSS technology to better target their marketing and sales programs, including:

     - Attracting new customers more efficiently;

     - Increasing sales to existing customers by improving cross-selling, up-selling, and retention;

     - Forecasting and monitoring results, like sales performance;

     - Facilitating more effective electronic commerce; and

     - Better allocating scarce resources across marketing programs.

     Among its customers in the public sector, SPSS's offerings are primarily used to improve interactions between government agencies and their constituents as well as detect fraud and other forms of non-compliance. SPSS products are often a standard at colleges and universities throughout the world as tools for academic research and the teaching of data analysis techniques.

     SPSS technology offers:

     - A wide array of data access and data management capabilities;

     - An extensive range of advanced data analytical techniques for use in what is known as "data mining" in many contemporary business settings; and

     - Various capabilities for the delivery of the results of analyses to executives and managers in organizations, the integration of these results into databases and operational systems like call-center software and sales force automation programs, as well as the use of these results by automated decision-making systems operating on the Web.

     SPSS's major offerings include:

     - CustomerCentric, the SPSS branded analytical solution specifically for customer relationship management (aCRM) applications, particularly in the retail, telecommunications and financial services industries;

     - The SPSS and Clementine product lines for general data mining and data analysis across a range of industries;

     - The MR Dimensions solution and Quantime product line for use by professional market research firms; and

     - The Strategy product line for a broad range of data analysis applications on IBM I-Series (AS/400) computing systems.

     In its 26 years of operation, SPSS has become a widely recognized name in analytical technology. SPSS is continuing to leverage this leadership position to take advantage of the increased demand for software and services that enable organizations to systematically analyze and present data for use in decision-making. This increased demand is particularly apparent in decisions related to developing programs for attracting or retaining customers, as well as forecasting and monitoring the results of these programs. SPSS's management believes that growth in the availability of data about, and competition for, customers has substantially expanded the market for its analytical solutions and products. Further contributing to this increased market

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potential are new developments in SPSS technology that more effectively process large volumes of data as well as distribute analytical results in real-time to decision makers and web-based decision-making systems. SPSS also recently introduced offerings that enable its technology to be integrated into analytical applications developed and marketed by other independent software vendors, opening additional channels of distribution for SPSS.

     In August 1993, SPSS completed an initial public offering of common stock, $.01 par value. The common stock is listed on the NASDAQ National Market under the symbol "SPSS." In early 1995, SPSS and some stockholders sold 1,865,203 shares of common stock in a public offering.

  RECENT DEVELOPMENTS

     In April 1997, SPSS entered into a 15-year sublease agreement to sublease approximately 100,000 square feet of space in the Sears Tower in Chicago, Illinois. During 1998, this space became the principal office space of SPSS. In 2000, SPSS expanded to occupy an additional 10,000 square feet within the building, and in 2001 expanded to occupy an additional 25,000 square feet within the building.

     In September 1997, SPSS acquired approximately 97% of the outstanding shares of capital stock of Quantime Limited, a corporation organized under the laws of England in exchange for 863,049 shares of common stock of SPSS. As a result of this transaction, Edward Sherman Ross, formerly a director of Quantime, beneficially acquired 441,635 shares of SPSS common stock. In November 1997, SPSS acquired the remaining shares of capital stock of Quantime in exchange for 28,175 shares of common stock of SPSS. Quantime was a developer of market research software products. Within SPSS, Quantime is a part of a business unit focused exclusively on market research companies worldwide.

     In November 1997, SPSS acquired all of the outstanding shares of capital stock of In2itive Technologies A/S, a corporation organized under the laws of Denmark, in exchange for 140,727 shares of common stock of SPSS. In2itive was a computer software company specializing in market research software. Within SPSS, In2itive joins Quantime as part of a business unit focused exclusively on market research companies worldwide.

     In November 1998, SPSS acquired all of the outstanding shares of capital stock of Surveycraft Pty Ltd., a corporation organized under the laws of Australia, for approximately $1,700,000. Surveycraft developed products for market research and was the first global research software to support Asian languages. Within SPSS, Surveycraft joins In2itive and Quantime as part of a business unit focused exclusively on market research companies worldwide.

     On December 31, 1998, SPSS acquired all of the outstanding shares of capital stock of Integral Solutions Limited, a corporation organized under the laws of England, for an aggregate purchase price of approximately $7,000,000. SPSS was required to make additional payments up to approximately $7,000,000 in future years to the former owners of Integral Solutions based upon the attainment of specific operating results by Integral Solutions. Additional payments of approximately $3,900,000 and $2,900,000 were made in January 2000 and February 2001, respectively. The additional payments were recorded as adjustments to the purchase price paid by SPSS for the stock of Integral Solutions in the periods in which the payments were determinable. Integral Solutions was a developer of technology for data mining, including its flagship Clementine product. SPSS is further developing this Integral Solutions technology for continued distribution as analysis products as well as integrating it into more comprehensive analytical solutions.

     On November 29, 1999, SPSS acquired all of the outstanding shares of Vento Software, Inc. in exchange for 546,060 shares of common stock of SPSS. Vento's assets include the VentoMap product line, a series of industry-specific software products for business performance measurement, and a proprietary methodology for the delivery of related professional services. SPSS is further developing the Vento technology and using the Vento professional services methodology for supporting the implementation of its analytical solutions.

     On December 24, 1999, SPSS acquired the VerbaStat software program from DataStat, S.A., a corporation organized under the laws of Belgium, for approximately $1,000,000. VerbaStat is a software tool

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for computer aided coding of open-ended survey questions. SPSS is further developing this product and integrating its capabilities into its MR Dimensions solution for professional market research firms.

     On November 6, 2000, SPSS Inc. and SPSS Acquisition Sub Corp., each Delaware corporations, and ShowCase Corporation, a Minnesota corporation, entered into an Agreement and Plan of Merger under which ShowCase shareholders would receive .333 shares of SPSS common stock for each share of ShowCase common stock after the closing of the transaction. This share exchange ratio for the merger was established through negotiations between SPSS and ShowCase. The closing of the merger occurred on February 26, 2001 with SPSS issuing approximately 3,725,000 shares of common stock for substantially all the outstanding shares of ShowCase. The merger was accounted for as a pooling of interests. ShowCase is a leading provider of business intelligence software and services, and is the dominant supplier of these capabilities for IBM I-Series (AS/400) computing systems. SPSS is further developing the ShowCase technology and operating part of the ShowCase entity as a business unit focused exclusively on organizations with IBM I-series (AS/400) computing systems.

     On September 28, 2001, Siebel Systems, Inc. made a $5 million equity investment in SPSS under the terms of a Stock Purchase Agreement, dated as of September 28, 2001, by and between the parties. Before Siebel's investment in SPSS, SPSS joined the Siebel Alliance Program as a Strategic Software Partner in July 2001. As part of the alliance, SPSS is pursuing further integration and validation of its analytical solutions and products with Siebel eBusiness Applications to support enhanced customer segmentation and more effective targeting in marketing campaigns, either offline or in real-time environments like call centers and Web sites.

     On October 22, 2001, SPSS entered into a strategic alliance with America Online, Inc. through its Digital Marketing Services (DMS) subsidiary, in which SPSS has acquired certain operating assets and the exclusive rights to distribute survey sample data drawn from AOL members and users of AOL's other interactive properties. SPSS will pay AOL $42 million in consideration over four years and assume primary responsibility for servicing the current group of AOL market research partners. Through DMS, AOL will provide SPSS with online survey respondents who have been provided incentives to participate in online studies as well as transfer to SPSS the software and other assets essential to operating the business.

  INDUSTRY BACKGROUND

     The analysis of data using advanced analytical techniques, whether traditional statistical methods like factor analysis and regression, or other methods, like neural networks and decision trees, enables decision-makers to draw reliable conclusions from numerical information. The systematic analysis of numbers goes back to the seventeenth century, when political leaders used statistics to develop and implement more effective public policy. The fundamental purpose and power of this kind of data analysis remains the same today: to help decision makers understand and resolve problems by uncovering the causes underlying current conditions and predicting future events. These benefits are particularly apparent in contemporary data mining applications, which often involve the examination of extremely large amounts of data stored in specialized databases known as "data warehouses" or "data marts," as well as in analyzing data directly related to activities on the world wide web.

     SPSS has historically developed and marketed its software and services for a wide range of data analysis applications. Recently, SPSS began to focus more specifically upon the analysis of data related to customer attitudes and behavior. SPSS believes that demand for its analytical capabilities will continue to grow as decision-making becomes more complex, as the consequences of decisions (particularly those related to customer requirements) become more significant, and as more data is available for analysis. To meet this demand, colleges and universities are training increasing numbers of people in the use of appropriate analytical methods. In addition, new technology has made more usable and affordable the application of advanced analysis to extremely large data sets as well as the distribution of analytical results to wider audiences within an organization.

     Vendors providing spreadsheets, query and reporting tools, and what is known in the software industry as OLAP (On-Line Analytical Processing) capability serve the largest part of the general market for data analysis software. The widespread use of these tools is due to their effectiveness in providing basic summaries
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of historical data, such as what sales were by region, how many customers purchased a particular product, or what the default rate was on loans.

     A smaller yet sizable and growing part of the market uses more advanced analytical capabilities for dealing with issues of causality and prediction. These capabilities enable corporations to predict sales for the upcoming season, determine the best targets for a new product, or distinguish good and bad credit risks before extending credit terms. Spreadsheet, query and reporting, and OLAP software usually lack the advanced analytical capabilities to build the predictive models needed to address these types of questions.

     SPSS believes the demand for its analytical solutions and products will grow as:

     - Competition for customers accelerates dramatically due to the combination of increasingly global markets, deregulation in many industries, and the ubiquity of information on the web;

     - Organizations require more useful information from the increasing amount of data being collected, organized, and stored;

     - The number of people with a working knowledge of analytical methods continues to grow significantly; and

     - Easier-to-use software, increases in computing power, and additional options for delivering results to decision-makers eliminate many historical barriers to the use of advanced analytical capabilities.

  MARKETS

     SPSS customers come from various industries and use SPSS software in a wide range of applications. SPSS focuses, however, on the following market areas:

     Customer Relationship Management. Firms in various industries use SPSS software and services to improve customer interactions, including:

     - Targeting promotional campaigns;

     - Test-marketing new products;

     - Identifying changing customer characteristics;

     - Measuring customer satisfaction;

     - Forecasting sales; and

     - Streamlining and personalizing web sites and other applications.

     Business Intelligence. Firms in various industries use SPSS software and services to analyze information in corporate databases, particularly data warehouses, for an extensive range of applications. SPSS technology extends the capabilities provided by other business intelligence tools like OLAP software, query and reporting programs, ETL (extraction-transformation-load) products, and database systems. Moreover, SPSS software for business performance measurement gives executives the ability to monitor critical day-to-day operations by viewing key performance indicators and drilling down for more information as needed.

     Market Research. Almost all of the top market research firms worldwide use SPSS's software and services to conduct the process of survey research, from designing questionnaires to collecting data through multiple sources (especially telephone and the web) to producing customized tabulations to developing advanced analytical models.

     Government. SPSS software and services are used in almost every country of the world, at all levels of government, in civilian as well as defense agencies. SPSS software, for example, is used as part of the efforts of the Internal Revenue Service of the United States to modernize their tracking systems, provides critical information used by many municipal public safety agencies, has become the standard marketing tools in the recruitment programs of the United States Armed Forces, and is employed by many national census programs.

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     Education.  SPSS software is used at virtually every major college and university. In addition to their use in teaching statistics at the undergraduate and graduate levels, SPSS software is used in academic research of all types. Academic administrators also use SPSS software to monitor similar aspects of their operations as attrition rates, changes in the demographic profile of student populations, and the success of fund-raising activities.

     Scientific Research. SPSS products are used in a wide variety of research and development efforts across academic, government, and corporate institutions. SPSS software provides data analysis and presentation tools in applications like pharmacology, clinical trials, environmental monitoring, and experimental modeling.

  SPSS ANALYTICAL SOLUTIONS AND SOFTWARE PRODUCTS

     SPSS's software enables its customers to analyze data, including the generation of reports, graphs, and models, on a wide variety of computing platforms. This technology can be used as stand-alone products or as part of integrated analytical solutions. SPSS also provides professional services along with its products and solutions, like developing plans to align analytical efforts with organizational goals, collecting and storing data, building predictive models, and deploying the results of analyses throughout an organization.

     In general, SPSS software is:

     - Comprehensive in function, spanning the process of analysis from data access to advanced predictive techniques;

     - Modular, allowing customers to purchase only the functionality they need;

     - Integrated, enabling the use of various parts of the SPSS technology in combination to tackle particularly complex problems;

     - Embeddable, facilitating the integration of SPSS analytical capabilities into other systems, including web sites;

     - Tailored to desktop operating environments for greater ease-of-use, including browser-based environments for the delivery of results;

     - Available on most popular computing platforms, and

     - For some products, localized for use in France, Germany, Italy, Poland, Japan, Taiwan, Korea, China, and Spanish-speaking countries.

     SPSS currently offers CustomerCentric, a comprehensive analytical CRM solution that applies data mining techniques in delivering customer intelligence to personnel throughout an organization. Customer-Centric uses automated scoring engines to integrate this information into web sites and various operational systems, like call-center software and sales force automation programs, driving personalized customer interactions. CustomerCentric also applies data mining techniques for improving the effectiveness of web sites, not only measuring web site performance but also detecting critical traffic patterns and identifying different visitor types.

     For clients with more limited requirements, SPSS also provides a variety of targeted analytical solutions, including those for:

     - Business Performance Measurement, giving executives the ability to monitor the effectiveness of their operations by viewing different key performance indicators and then drilling down for more detailed information.

     - Clickstream analysis, the analysis of activity data from a web site, typically to develop more personalized interactions or improve the overall organization of the site.

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     - Scoring and deployment, offering application developers components to be plugged into other software applications that enable real-time or batch scoring of customers, like applicants for loans before extending credit or insurance claims before their evaluation by investigators.

     - Forecasting and scenarios, allowing managers as well as analysts to use their business knowledge in making better forecasts; and

     - Automated web surveys, a powerful solution for conducting surveys on the Web and reporting the results of these surveys in real-time.

     There are three categories of SPSS analytical products:

          (1) Data mining and analysis products, for examining data in databases, data warehouses, and other file types. In customer relationship management applications, these products are primarily used to segment customers by various outcomes, like the purchase of a product or the renewal of a contract, as well as to predict their future behavior and the actions of prospects with similar profiles. SPSS offerings for data mining and analysis are in either the SPSS or Clementine product lines.

             The SPSS product line provides a broad range of statistical methods. Users create tables, graphs, OLAP reports, and predictive models in both desktop and distributed computing environments. While there are some variations according to the version and computing platform, a typical configuration in a customer relationship management application is an SPSS Base and related add-on and other optional products. The SPSS Base includes the user interface, data connectivity, data editing, reporting, graphing, and general statistical capabilities. Add-on products require the SPSS Base to operate and become seamlessly integrated with it upon installation; these offerings provide additional functionality specific to a particular type of analysis. Other optional products do not require the SPSS Base to operate and perform specific applications, like facilitating certain types of data entry or performing certain kinds of advanced analysis. Some of these other optional products in the SPSS product line are particularly notable because their capabilities provide value to organizations beyond what is typically realized with general-purpose statistical products. AnswerTree, for example, enables highly visual decision-trees to be used for developing customer profiles. DecisionTime creates time-series forecasts, which can then be distributed for review and scenario analysis by managers and executives with its companion product, WhatIf? SmartViewer Web Server distributes the results of analysis to decision-makers via the Web. SmartScore deploys the results of analyses into operational systems, including call centers and web sites, as well as into databases or data warehouses.

             The Clementine product line offers advanced analytical capabilities for a variety of data mining applications in desktop and distributed computing environments. With its unique user interface, Clementine enables operating managers to easily incorporate their business knowledge with data to develop predictive models. Models built in Clementine can then be deployed for use in other software applications with the Clementine Solution Publisher. While the SPSS and Clementine product families are already usable together, SPSS plans to more tightly integrate their functionality in the future.

          (2) Market research products. The Quantime, In2itive, and Surveycraft product lines provide comprehensive solutions for professionals in the market research industry. These sets of offerings have their particular strengths: the Quantime products, for example, are distinguished by their extensive functionality, while the In2itive products feature more modern user interfaces and the Surveycraft products are more easily localized for use in Asian markets. SPSS is combining the strengths of these product lines, as well as improving their ability to communicate with other SPSS products, in the MR Dimensions solution for market research professionals.

          (3) Scientific products. Scientists and engineers in various technical applications use the SigmaPlot and SYSTAT product lines for data presentation and analysis.

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  SOFTWARE PRICING

     SPSS's licensing and pricing alternatives vary widely depending upon the analytical solution or product required as well as the computing platform involved and the number of users licensed.

     Initial implementations of CustomerCentric usually cost between $750,000 and $1.5 million, while those of more targeted analytical solutions usually vary between $100,000 and $300,000. All implementations carry additional maintenance fees providing for updates to the technologies included.

     For the SPSS product line, list prices in North America for perpetual single-user licenses of desktop products are approximately $999 for the SPSS Base and range from $299 to $2,499 for other products. Multi-user network and site licenses can be significantly higher and require annual payments. List prices of annual licenses for SPSS product line products on mainframes, minicomputers, UNIX workstations, and Windows NT servers range from $4,500 to $15,000, while perpetual licenses run from $10,000 to over $30,000.

     Clementine is available under all license types listed above, with a typical sale of between $50,000 and $100,000.

     The market research products are licensed on an annual basis and perpetual basis, where the amount of the annual or perpetual fee depends on the number of modules involved in the customer's configuration and the number of users of each module. The license fees for market research products range from approximately $1,000 to over $1 million. The rate of renewal of these licenses has historically been very high (over 90%).

     Science products are usually sold as perpetual licenses for between $500 and $1,300, with discounts for volume purchases. Multi-user and site licenses are also available and require annual payments.

  PUBLICATIONS AND STUDENT SOFTWARE

     SPSS authors and regularly updates a number of publications that include user manuals and instructional texts. SPSS also develops student versions of its SPSS Base and SYSTAT products, which are designed for classroom use with SPSS textbooks or other instructional materials. Since February 1993, the College Division of Prentice Hall, under the terms of a semi-exclusive, worldwide agreement, has arrangements with other publishers to include the SPSS Student Version in textbooks with data sets specific to the text.

  TRAINING AND CONSULTING

     SPSS offers a comprehensive training program with courses covering product operations, data analytical concepts, and particular analytical applications. These courses are regularly scheduled in cities around the world. Organizations may also contract for on-site SPSS training tailored to their specific requirements.

     SPSS offers consulting and customization services, where an engagement may involve the development of plans to align analytical efforts with organizational goals, the collection and organization of data, the building of predictive models, and the deployment of the results of analyses throughout an organization.

  SALES AND MARKETING

     The SPSS sales and marketing strategy emphasizes its ability to deliver high value products and analytical solutions, particularly for customer relationship management, business intelligence, and market research applications. SPSS's management believes its data mining and other advanced analysis capabilities are the key to differentiating SPSS from its competitors.

     SPSS markets and sells its solutions, products, and services primarily through worldwide field sales and telesales organizations. Historically, product sales have been made by the telesales organizations from leads driven by advertising, direct mail, tradeshow attendance, and customer references. Although varying widely, sales made by the telesales organization are typically completed within 30 days and average about $1,400. SPSS's database of existing customers provides an effective source for selling add-on products, upgrades, and training or consulting services.

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     As SPSS increases its emphasis on the sale of higher-priced products and analytical solutions, SPSS is increasing the size of its field sales force along with its pre-sales support staff and consulting personnel. Most of this field sales force is now organized by industry to better understand the business issues facing executives in that industry and more effectively relate SPSS products and analytical solutions to their needs. For large sales opportunities, SPSS sales representatives and technical sales personnel visit prospects to make presentations, give product demonstrations, and provide pre-sales consulting. SPSS also has partner relationships with other leading companies, which represent additional channels for sales and leads for SPSS's higher-priced offerings.

     In addition to its headquarters in Chicago, SPSS has sales offices across the United States, including New York City, the Washington D.C. area, Miami, Cincinnati, Denver and San Francisco. The SPSS international sales operation consists of thirteen sales offices in Europe and the Pacific Rim, as well as over 60 licensed distributors. Overall, SPSS is represented in over 50 countries. Transactions are customarily made in local currencies.

     Student versions of SPSS products are published by Prentice Hall and sold by more than 300 Prentice Hall sales representatives working directly with faculty on college campuses worldwide. The arrangement also permits Prentice Hall to bundle its various textbooks on statistics, market research, and quality improvement with student versions of SPSS products.

     Current users of SPSS products comprise a significant source of new sales leads. Also important are the expert reviews of SPSS software in trade and market-specific publications. SPSS's marketing communications program includes advertising in trade and market-specific publications, advertising on the Web, direct mail, exhibiting at trade shows, participating in and speaking at professional association meetings, sponsoring seminars for prospects and customers, and conducting user group meetings.

  CUSTOMER SERVICE AND TECHNICAL SUPPORT

     SPSS provides extensive customer service and technical support either on-site or by telephone, fax, mail and the Web, promoting customer satisfaction and obtaining feedback on new software. Technical support services provided to all licensees include assistance in software installation and operation, as well as limited consulting in the selection of different analytical methods and the interpretation of results. Additional technical support services are available on a fee basis.

  RESEARCH AND DEVELOPMENT

     SPSS plans to continue expanding its software offerings through the development of new software technologies and products, the enhancement of existing software technologies and products, the acquisition of complementary technologies, and the formation of partnerships with value-added resellers or other third parties serving selected markets. SPSS's research and development strategy is primarily focused on:

     - Improving the scalability of its software to work with larger data sets;

     - Expanding the ability of its software to integrate with other applications and be tailored to customer-specific requirements;

     - Enhancing the ways results of analyses can be deployed throughout an organization, making them readily accessible to decision-makers as well as usable in various operational systems and web sites; and

     - Extending the analytical capacity already available in its software.

     SPSS specialists in user interface design, software engineering, quality assurance, product documentation, and the development of analytical algorithms are responsible for maintaining and enhancing the quality, usability, and statistical accuracy of all SPSS software. The research and development organization is also responsible for authoring and updating all user documentation and other publications. In addition, SPSS maintains ongoing relationships with third-party software developers for the development of specialized software products and the acquisition of technology that can be embedded in SPSS software.

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     Most statistical algorithms used by SPSS in its software are published for the convenience of its customers. SPSS employs full-time statisticians who regularly research and evaluate new algorithms and statistical techniques for inclusion in its software. SPSS also employs statistically-trained professionals in its documentation, quality assurance, software design and software engineering groups.

     SPSS intends to continue to invest in research and development. In particular, SPSS's 2001 development plan includes a recommendation engine for integration into its CustomerCentric analytical solution, additional server versions of offerings in the SPSS product line, and updates to the SPSS product line (including related server versions), Clementine, SmartViewer Web Server, Quantime, In2itive, SYSTAT, SigmaPlot, and other products. SPSS also intends to further develop analytical components and other technology for integration into analytical applications developed and distributed by other independent software vendors.

     In the past, SPSS has experienced delays in the introduction and enhancement of products and technologies primarily due to difficulties with particular operating environments and problems with technology provided by third parties. These delays have varied depending upon the size and scope of the project and the nature of the problems encountered. From time to time SPSS discovers "bugs" in its products, which are resolved through maintenance releases or periodic updates, depending on the seriousness of the defect. See "Risk Factors -- Risk Factors Relating to SPSS -- SPSS Relies and Third Parties for Certain Software."

     The SPSS research and development staff currently includes approximately 200 professionals organized into groups for software design, algorithm development, software engineering, documentation, quality assurance, and product localization. SPSS's expenditures for research and development, including capitalized software, were approximately $27.2 million in 1998, $33.1 million in 1999 and $37.8 million in 2000.

     SPSS also uses independent contractors in its research and development efforts. Sometimes SPSS uses these contractors to obtain technical knowledge and capability that it lacks internally. SPSS has also outsourced maintenance, conversion, and new programming for some products to enable its internal development staff to focus on products that are of greater strategic significance. SPSS sometimes uses independent contractors to augment its development capacity at a lower cost.

  MANUFACTURING AND ORDER FULFILLMENT

     To assure speed and efficiency in the manufacturing, order fulfillment, and delivery of its products, SPSS entered into an agreement with Banta Global Turnkey in January 1997. Banta performs all diskette and CD-ROM duplication, documentation printing, packaging, warehousing, fulfillment, and shipping of SPSS products worldwide. SPSS believes that, because of the capacity of these third-party distribution centers and their around-the-clock operation, SPSS can easily adapt to peak period demand, quickly manufacture new products for distribution, and effectively respond to anticipated sales volumes.

  COMPETITION

     The historical market for SPSS statistical software is both highly competitive and fragmented. SPSS is among the largest companies in the statistical software market, and, based upon sales and comparative assessments in trade publications, SPSS believes that it competes effectively against its competitors, particularly on desktop computing platforms. SPSS considers its primary worldwide competitor to be the larger and better-financed SAS Institute, although SPSS believes that revenues of SAS are derived principally from products for purposes other than statistical analysis and operate primarily on large computing platforms. StatSoft Inc. and Minitab, Inc. are also competitors, although their annual revenues from statistical products are believed to be considerably less than the revenues of SPSS. In addition to competition from other statistical software companies, SPSS also faces competition from providers of software for specific statistical applications.

     In the data mining, customer relationship management and business performance measurement markets, SPSS faces competition from many larger and more well-funded companies, including SAS, IBM, Informix, NCR, Oracle, and others, and recent entrants, like Attune, Broadbase, E.piphany and NetPerceptions, many of whom specialize in customer relationship management in e-commerce settings. With the exception of SAS,

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these competitors do not currently offer the range of analytical capability SPSS offers, and as a result are both competitors and potential partners for SPSS technology.

     SPSS holds a dominant position in the market for solutions to the market research industry. SPSS believes that there are no competitors in this market who are larger and better financed; the annual revenues of vendors like Sawtooth Software, Computers for Marketing Corporation, and Pulse Train Technology are estimated to be considerably less than SPSS revenues from its market research products and services.

     In all markets, SPSS competes primarily on the basis of the usability, functionality, performance, reliability, and connectivity of its software. The significance of each of these factors varies depending upon the anticipated use of the software and the analytical training and expertise of the customer. To a lesser extent, SPSS competes on the basis of price and thus maintains pricing and licensing policies to meet market demand. SPSS believes it is able to compete successfully because of its highly usable interfaces, comprehensive analytical capabilities, efficient performance characteristics, local language versions, consistent quality, and connectivity features of its software, as well as its worldwide distribution capabilities and widely recognized name.

     In the future, SPSS may face competition from other new entrants into its markets. SPSS could also experience competition from companies in other sectors of the broader market for business intelligence software, like providers of OLAP and analytical application software, as well as from companies in other sectors of the broader market for customer relationship management applications, like providers of sales force automation and collaborative software, who could add enhanced analytical functionality to their existing products. Some of these potential competitors have significantly more capital resources, marketing experience, and research and development capabilities than SPSS. Competitive pressures from the introduction of new products by these companies or other companies could have a material adverse effect on SPSS.

  INTELLECTUAL PROPERTY

     SPSS attempts to protect its proprietary software with trade secret laws and internal nondisclosure safeguards, as well as copyrights and contractual restrictions on copying, disclosure and transferability that are incorporated into its software license agreements. SPSS licenses its software only in the form of executable code, with contractual restrictions on copying, disclosures and transferability. Except for licenses of its products to users of large system products and annual licenses of its desktop products, SPSS licenses its products to end-users by use of a "shrink-wrap" license, as is customary in the industry. It is uncertain whether these license agreements are legally enforceable. The source code for all SPSS products is protected as a trade secret and as unpublished copyrighted work. In addition, SPSS has entered into confidentiality and nondisclosure agreements with its key employees. Despite these restrictions, the possibility exists for competitors or users to copy aspects of SPSS products or to obtain information which SPSS regards as a trade secret. SPSS has no patents, and judicial enforcement of copyright laws and trade secrets may be uncertain, particularly outside of North America. Preventing unauthorized use of computer software is difficult, and software piracy is expected to be a persistent problem for the packaged software industry. These problems may be particularly acute in international markets.

     SPSS uses a variety of trademarks with its products. Management believes the following are material to its business:

     - SPSS is a registered trademark used in connection with virtually all of SPSS's technology, solutions, and products;

     - CustomerCentric is a trademark pending registration and is used in connection with SPSS's comprehensive analytical CRM solution;

     - Clementine is a trademark pending registration and is used in connection with SPSS's acquired product line from Integral Solutions;

     - WhatIf? and DecisionTime are the subject of pending applications for registration;

     - AnswerTree is a registered trademark and is an add-on product to the SPSS product family;

     - SmartViewer is a registered trademark and is an add-on product to the SPSS product family;

     - Vento and VentoMap are registered trademarks used in connection with SPSS's acquired Vento products on all platforms;

     - Quantime is an unregistered trademark used in connection with SPSS's acquired Quantime products on all platforms;

     - In2itive Technologies is a registered trademark in Denmark and is used in connection with SPSS's acquired In2itive products on all platforms;

     - Surveycraft is an unregistered trademark used in connection with SPSS's acquired Surveycraft products;

     - SYSTAT is a registered trademark used in connection with SPSS's SYSTAT products on all platforms; and

     - SigmaPlot is a registered trademark used in connection with SPSS's acquired Jandel products on all platforms.

     Some of these trademarks comprise portions of other SPSS trademarks. SPSS has registered some of its trademarks in the United States and some of its trademarks in a number of other countries, including the Benelux countries, France, Germany, the United Kingdom, Japan, Singapore and Spain.

     Due to the rapid pace of technological change in the software industry, SPSS believes that patent, trade secret, and copyright protection are less significant to its competitive position than factors such as the knowledge, ability, and experience of SPSS's personnel, new research and development, frequent technology and product enhancements, name recognition and ongoing reliable technology maintenance and support.

     SPSS believes that its solutions, products, and trademarks and other proprietary rights do not infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims in the future.

  RELIANCE ON THIRD PARTIES

  HOOPS

     SPSS entered into a perpetual nonexclusive license agreement, the HOOPS agreement, with Autodesk, Inc. that permits SPSS to incorporate a graphics software program known as the HOOPS Graphics System into SPSS products. Under the terms of the HOOPS agreement, SPSS is required to pay royalties to Autodesk based on the amount of revenues received by SPSS from products that incorporate the HOOPS Graphics System. SPSS may terminate the HOOPS agreement at any time. Autodesk may terminate the HOOPS agreement on the occurrence of a material, uncured breach of the HOOPS agreement by SPSS.

     SPSS also licenses other software programs from third-party developers and incorporates them into SPSS's products. Many of these are exclusive worldwide licenses that terminate on various dates. SPSS believes that it will be able to renew non-perpetual licenses or obtain substitute products if needed.

  BANTA GLOBAL TURNKEY SOFTWARE DISTRIBUTION AGREEMENT

     In January 1997, SPSS entered into an agreement with Banta under which Banta manufactures, packages, and distributes SPSS software products to its customers worldwide. The Banta agreement had an initial three-year term, and automatically renews thereafter for successive periods of one year. The Banta agreement was renewed in January 2001. Either party may terminate this agreement with 180 days written notice. If Banta terminates the agreement for convenience or for any reason other than for cause, then during the 180-day notice period Banta will assist SPSS in finding a new vendor. If either party materially breaches its obligations, the other party may terminate the Banta agreement for cause by written notice. This termination notice for cause must specifically identify the breach or breaches, upon which the termination is based and will be effective 180 days after the notice is received by the other party, unless the breach(es) is (are) corrected during the 180 days.

  PRENTICE HALL AGREEMENT

     SPSS entered into an agreement with Prentice Hall in February 1993. Under this agreement, SPSS granted to Prentice Hall the exclusive, worldwide right to publish and distribute all SPSS publications, including student versions of SPSS for DOS and Windows. The initial agreement had a five-year term which ended in 1998.

     SPSS entered into a new five-year contract with Prentice Hall in April 1998. Prentice Hall has an option to renew this contract for five additional years if it pays SPSS $2,750,000 or more during the term of this agreement. If Prentice Hall does not pay SPSS $1,100,000 by the end of the second year of the contract, SPSS has the option to make Prentice Hall's right to distribute Student Versions non-exclusive. The key differences in the new contract vis-a-vis the old contract are: (1) Prentice Hall may publish and distribute SPSS publications in agreed-upon geographic territories only, instead of worldwide; (2) Prentice Hall has rights only to specified books and SPSS may sell any book (rather than SPSS having to purchase the books from Prentice
Hall); and (3) SPSS can, within specified guidelines, license other publishers to bundle versions of the SPSS Student Version with their textbooks.

  COMPUTER SOFTWARE DEVELOPMENT COMPANY

     In 1981, SPSS entered into a software development agreement with the Computer Software Development Company to obtain funding of approximately $2 million for development of software including two large system products, SPSS Graphics and SPSS Tables, and one desktop product, SPSS/PC+ Tables. SPSS entered into two software purchase agreements with Computer Software Development under which SPSS is required to pay Computer Software Development royalties through the year 2001 based on a percentage of "net revenues" (as defined in the agreements) from large system software products developed with Computer Software Development funds. Under these agreements, SPSS incurred royalty payments of approximately $234,000 in 1998, $237,000 in 1999 and $252,000 in 2000 to
Computer Software Development. Norman Nie, the Chairman of the Board of SPSS, is a limited partner of Computer Software Development.

  SEASONALITY

     SPSS quarterly operating results fluctuate due to several factors, including:

     - The number and timing of product updates and new product introductions;

     - Delays in product development and introduction of new technologies;

     - Purchasing schedules of its customers;

     - Changes in foreign currency exchange rates;

     - Research and development as well as market development expenditures;

     - The timing of product shipments and solution implementations;

     - Changes in mix of product and solutions revenues; and

     - Timing and cost of acquisitions and general economic conditions.

     If forecasts of future revenues fall below expectations, operating results may be adversely affected because SPSS's expense levels are to a large extent based on these forecasts. Accordingly, SPSS believes that quarter-to-quarter comparisons of its results of operations may not be meaningful and should not be relied upon as an indication of future performance. SPSS has historically operated with very little backlog because its products are generally shipped as orders are received. As a result, revenues in any quarter are dependent on orders shipped and licenses renewed in that quarter. In addition, the timing and amount of SPSS's revenues are affected by a number of factors that make estimation of operating results before the end of a quarter uncertain. A significant portion of SPSS's operating expenses is relatively fixed, and planned expenditures are based primarily on revenue forecasts. If SPSS fails to achieve these revenue forecasts, then a material reduction in net income for the given quarter and fiscal year could result. SPSS cannot provide assurance that profitability will be achieved on a quarterly or annual basis in the future.

  EMPLOYEES

     As of September 30, 2001, SPSS has approximately 1,241 employees, approximately 722 domestically and 519 internationally. Of the approximate 1,241 employees, there are approximately 847 in sales, marketing and professional services, 264 in research and development, and 130 in general and administrative. SPSS believes it has generally good relationships with its employees. None of SPSS's employees are members of labor unions.

  PROPERTIES

     The Company's principal administrative, marketing, training and product development and support facilities are located in Chicago, Illinois. During 1997, SPSS entered into a 15-year sublease agreement to sublease approximately 100,000 square feet of office space in the Sears Tower. This space became the principal Chicago offices of SPSS in 1998. During 2000, SPSS entered into a 6-year sublease for an additional 41,577 square feet of office space in the Sears Tower. The aggregate annual gross rental payments on these leases for the year 2001 are projected to be approximately $2,716,536.

     In addition, SPSS leases office space in California, Colorado, Virginia, New York, Pennsylvania, Ohio, and Florida in the United States, and in The Netherlands, The United Kingdom, Germany, Sweden, France, Singapore, Australia, Japan, and Denmark.

     The Company plans to expand its facilities in 2001 in Chicago, New York, Virginia, Florida, and Ohio, as well as in The United Kingdom. Other than this expansion, SPSS believes its facilities are suitable and adequate for its present needs.

  LEGAL PROCEEDINGS

     SPSS is not a party to any material legal proceedings. SPSS may become a party to various claims and legal actions arising in the ordinary course of business.

 FINANCIAL INFORMATION ABOUT SPSS'S FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

     The following table sets forth financial information about foreign and domestic operations. This information may not necessarily be indicative of trends for future periods.

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Sales to unaffiliated customers:
  United States.............................................  $ 89,764   $ 98,071   $105,971
  Europe and India..........................................    55,962     64,202     58,747
  Pacific Rim...............................................    13,265     19,180     21,396
                                                              --------   --------   --------
     Total..................................................  $158,991   $181,453   $186,114
                                                              ========   ========   ========
Sales or transfers between geographic areas:
  United States.............................................  $ 21,458   $ 21,181   $ 20,286
  Europe and India..........................................   (15,807)   (12,770)   (12,610)
  Pacific Rim...............................................    (5,651)    (8,411)    (7,676)
                                                              --------   --------   --------
     Total..................................................  $     --   $     --   $     --
                                                              ========   ========   ========

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1998       1999       2000
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Operating income (loss)
  United States.............................................  $  1,900   $  6,315   $  1,479
  Europe and India..........................................    12,921      8,895      1,994
  Pacific Rim...............................................     1,397      4,476      4,358
                                                              --------   --------   --------
     Total..................................................  $ 16,218   $ 19,686   $  7,831
                                                              ========   ========   ========
Identifiable assets:
  United States.............................................  $ 84,718   $112,691   $133,653
  Europe and India..........................................    23,916     32,445     46,181
  Pacific Rim...............................................     5,595      7,673      9,665
                                                              --------   --------   --------
     Total..................................................  $114,229   $152,809   $189,499
                                                              ========   ========   ========

     SPSS revenues from operations outside of North America accounted for approximately 44% in 1998, 46% in 1999 and 43% in 2000. SPSS expects that revenues from international operations will continue to represent a large percentage of its net revenues and that this percentage may increase, particularly as the Company further "localizes" the SPSS product line by translating its products into additional languages. Various risks impact international operations. Those risks include greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burdens of complying with a wide variety of foreign laws and regulatory requirements. SPSS also believes that it is exposed to greater levels of software piracy in international markets because of the weaker protection afforded intellectual property in some foreign jurisdictions. As SPSS expands its international operations, the risks described above could increase and could have a material adverse effect on SPSS. See "The Companies -- SPSS -- Sales and Marketing."

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

     THIS SECTION OF THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS", "ANTICIPATES", "INTENDS", "BELIEVES", OR SIMILAR LANGUAGE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN THE RISK FACTORS RELATING TO SPSS CONTAINED ON PAGES 12 THROUGH 24, IN ADDITION TO THE OTHER INFORMATION SET FORTH HEREIN. THE COMPANY CAUTIONS INVESTORS THAT ITS BUSINESS AND FINANCIAL PERFORMANCE AND THE MATTERS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO SUBSTANTIAL RISKS AND UNCERTAINTIES.

OVERVIEW

     The original Statistical Package for the Social Sciences was introduced in 1969, and SPSS was incorporated in 1975. The first SPSS products were almost exclusively used by academic researchers working on mainframe computing systems. SPSS subsequently transformed and enhanced its core product technology, broadened its customer base into the corporate and government sectors, significantly expanded its sales and marketing capabilities, acquired twelve corporate entities and product offerings, and adapted its products to changing hardware and software technologies. Approximately 64% of 2000 revenues came from sales to customers in corporate settings, with another 22% in academic institutions and 14% in government agencies.

     In recent years, SPSS has experienced a significant shift in the sources of its revenues. Between 1996 and 2000, revenues from its analytical solutions increased from 3% to almost 17% of total net revenues and market research revenues rose from 15% to 16%. In contrast, revenue from SPSS statistical products and services declined from 67% to 42% of net revenues. Management expects these trends to continue in 2001.

     The following information should be read in conjunction with the consolidated historical financial information and the notes thereto included elsewhere in this proxy statement/prospectus.

RESULTS OF OPERATIONS

     The following table shows select statements of income data as a percentage of net revenues for the years indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     1996     1997     1998     1999     2000
                                                     -----    -----    -----    -----    -----
                                    Net revenues:
  Analytical solutions...........................      2.8%     3.0%     5.6%     9.6%    16.8%
  Market research................................     15.4%    16.1%    16.1%    18.0%    16.0%
  Statistics.....................................     66.7%    63.3%    56.0%    50.6%    42.3%
  ShowCase.......................................     15.1%    17.6%    22.3%    21.8%    24.9%
                                                     -----    -----    -----    -----    -----
     Net revenues................................    100.0%   100.0%   100.0%   100.0%   100.0%

                                                              YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------
                                                     1996     1997     1998     1999     2000
                                                     -----    -----    -----    -----    -----
                              Operating expenses:
  Cost of revenues...............................      9.3%     9.3%     8.7%     9.1%     8.7%
  Sales and marketing............................     51.2%    54.5%    53.5%    54.4%    61.8%
  Product development............................     15.7%    15.7%    15.9%    16.8%    17.7%
  General and administrative.....................     11.8%    11.0%     8.0%     7.9%     7.6%
  Special general and administrative charges.....     --        4.2%      .3%    --       --
  Merger-related.................................      3.1%     3.2%     1.2%      .9%    --
  Acquired in-process technology.................     --         .3%     2.2%      .1%    --
                                                     -----    -----    -----    -----    -----
     Operating expenses..........................     91.1%    98.2%    89.8%    89.2%    95.8%
                                                     -----    -----    -----    -----    -----
Operating income.................................      8.9%     1.8%    10.2%    10.8%     4.2%
Net interest and investment income...............      0.2%      .2%     0.3%     .4%      .6%
Other income (expense)...........................     (0.1)%    .1%     (0.1)%     .2%      .7%
                                                     -----    -----    -----    -----    -----
Income before income taxes.......................      9.0%     2.1%    10.4%    11.4%     5.5%
Provision for income taxes.......................      3.2%     1.9%     5.0%     4.1%     2.3%
                                                     -----    -----    -----    -----    -----
Net income.......................................      5.8%    0.2%      5.4%     7.3%     3.2%
                                                     =====    =====    =====    =====    =====

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000.

     Net Revenues. Net revenues increased from $158,991,000 in 1998 to $181,453,000 in 1999, an increase of 14% from 1998, and increased to $186,114,000 in 2000, an increase of 3% from 1999. The 1999 increase was primarily due to growth in analytical solutions revenues of 99%, resulting from additional new data mining products and sales of the newly acquired Clementine products; increases in market research revenues of 28%, primarily due to the introduction of a new web data collection product, revenues from the newly acquired Surveycraft products, an increased number of large transactions with major customers and increases in ShowCase revenues of 11%, primarily due to increases in maintenance and support and professional service fee revenues. Offsetting this revenue growth was an increase in statistics revenue of only 3% in 1999, primarily due to shifts in sales and marketing resources toward developing the higher-growth markets for analytical solutions, as well as reflecting the lower overall growth rate in the market for general-purpose statistical products. The 2000 increase was due primarily to growth in analytical solutions revenues of 78%, due to increases in data mining products and sales, and increases in ShowCase revenues of 17%, primarily due to increases in new license revenues largely attributable to the expansion of the direct sales force and increases in maintenance and support revenues, offset by the negative effects of deferring revenues as required by AICPA Technical Practice Aids regarding software revenue recognition. This application resulted in a $16,975,000 reduction in net revenues. Market research revenues declined 9% in 2000 primarily due to the negative effects of the deferred revenue adjustment previously mentioned. Statistics revenue decreased 14% in 2000 due to the deferred revenue adjustment and a lower overall growth rate in the market for general-purpose statistical products. Revenues were adversely affected by foreign currency exchange rates for the three years described.

     During 2000, the AICPA staff released several Technical Practice Aids ("TPA") for the software industry, consisting of questions and answers related to the financial accounting and reporting issues of Statement of Position 97-2, Software Revenue Recognition. As a result of the issuance of these TPA's, SPSS performed a comprehensive review of their revenue recognition policies to ensure compliance with recent authoritative literature. On a prospective basis from the fourth quarter of 2000, SPSS applied the standards in TPA 5100.53 -- Fair value of PCS in a short-term time-based license and software revenue recognition and TPA 5100.68 -- Fair value of PCS in perpetual and multi-year time-based licenses and software revenue recognition. As a result of the application of the TPA's, SPSS began to recognize the revenue from short-term time-based licenses and perpetual licenses with multi-year maintenance terms ratable over the term of the contract. SPSS recorded a one-time adjustment of approximately $16,975,000 to defer revenue for contracts entered into during the fourth quarter of 2000.

     Cost of Revenues. Cost of revenues consists of costs of goods sold, amortization of capitalized software development costs, and royalties paid to third parties. Cost of revenues increased from $13,857,000 in 1998 to $16,500,000 in 1999, and decreased to $16,268,000 in 2000. These costs increased 19% in 1999 due to higher sales levels and higher amounts of capitalized software amortized. Cost of revenues decreased 1% in 2000 due to a decrease in shipping costs and royalties paid to third party software providers. As a percentage of net revenues, cost of revenues were steady at 9% in 1998, 1999 and 2000.

     Sales and Marketing. Sales and marketing expenses increased from $85,099,000 in 1998 to $98,824,000 in 1999 and to $115,074,000 in 2000, an
increase of 16% in 1999 and 2000. These increases reflect the Company's strategy of expanding sales management, recruiting additional, more senior sales representatives, and hiring more professional services personnel. Sales and marketing expense increases were partially offset by the effects of changes in foreign currency exchange rates in 1999 and 2000. As a percentage of net revenues, sales and marketing expenses increased from 54% in 1998 and 1999, to 62% in 2000.

     Product Development. Product development expenses increased from $25,233,000 in 1998 to $30,465,000 in 1999 and to $32,896,000 in 2000 (net of
the effect of capitalized software development costs of $1,933,000 in 1998, $2,593,000 in 1999 and $4,930,000 in 2000) an increase of 21% in 1999 and an increase of 8% in 2000. In the same periods, the Company's expense for amortization of capitalized software and product translations, included in cost of revenues, was $1,892,000 in 1998, $3,182,000 in 1999 and $4,161,000 in 2000.
The increases in product development expenses were primarily due to staff increases, salary increases and recruiting fees. As a percentage of net revenues, product development expenses were 16% in 1998, 17% in 1999 and 18% in 2000.

     General and Administrative. General and administrative expenses increased from $12,639,000 in 1998 to $14,239,000 in 1999 and decreased to $14,045,000 in
2000, an increase of 13% in 1999 and a decrease of 1% in 2000. The increase in 1999 was due to additional administrative staff, primarily information systems personnel. The decrease in 2000 was due to reduced costs by consolidating the United States accounting functions and lower bad debt expense. This expense was steady as a percentage of net revenues at 8% in 1998, 1999 and 2000.

     Special General and Administrative Charges. Special general and administrative charges were $445,000 in 1998 and represented the write-off of duplicate capitalized software development costs of platforms like UNIX and Open VMS products as a result of the acquisitions of Surveycraft and Integral Solutions.

     Merger-related. SPSS incurred merger-related costs of $1,948,000 in 1998 and $1,611,000 in 1999 related to acquisitions accounted for as pooling-of-interests, which costs include employee sign-on bonuses, employee severance, facility costs, and various other expenses. During 1997, the Company recorded a charge for the consolidation of the Company's United Kingdom facilities of $1,307,000 and during 1998, recorded a recovery of $280,000 when the plan was revised based on the acquisition of Integral Solutions. The United Kingdom facility consolidation plan was established to achieve cost efficiencies through the elimination of redundant facilities and includes accruals of $526,000 for estimated lease charges, $286,000 for estimated property tax charges, $207,000 for the write-off of leasehold improvements and $8,000 for dilapidation charges. The United Kingdom facility consolidation plan was revised in 1999 when SPSS was unable to secure suitable facilities in a competitive London real estate market. This led to a recovery of $803,000 in 1999. Included in 1999 merger-related costs were expenses related to management and sales force restructuring, employee sign-on bonuses, professional fees, and various other expenses.

     Acquired In-Process Technology. Acquired in-process technology costs were $3,552,000 in 1998 and related to the acquisitions of Surveycraft and Integral Solutions accounted for under the purchase method. Acquired in-process technology costs were $128,000 in 1999 and related to an acquisition of the VerbaStat software product from DataStat.

     In November 1998, SPSS acquired all of the outstanding capital stock of Surveycraft, a provider of market research software in the Pacific Rim. A portion of the purchase price was attributable to acquired in-process technology, as the development work associated with the project had not reached technological feasibility and was believed to have no alternative future use other than as market research software. SPSS carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years discounted to present value using a discount rate of 18%. SPSS believes the discount rate is appropriate given the level of risk of unsuccessful completion of the technology as it was estimated to be approximately 85% complete, both in terms of costs invested as of the acquisition date relative to completion costs and technical achievements. In projecting the future revenue streams from the project, SPSS considered many factors including competition, market growth estimates, time to market and additional sales and marketing leverage which SPSS could provide to the Surveycraft products.

     In December 1998, SPSS acquired all of the outstanding capital stock of Integral Solutions, a leading provider of data mining software. A portion of the purchase price was attributable to acquired in-process technology, as the development work associated with several projects had not reached technological feasibility and were believed to have no alternative future use other than as data mining tools. SPSS carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years discounted to present value using discount rates ranging from 34% to 37% depending on the project and the market risks associated with each of the research and development projects and resulting products. Specific consideration was given to the stage of development of each research and development effort, which ranged from 23% to 82% complete, both in terms of costs invested as of the acquisition date relative to completion costs and technical achievements. In projecting the future revenue streams from the projects, SPSS considered many factors including competition, market growth estimates, time to market and additional sales and marketing leverage that SPSS could provide to the Integral Solutions products.

     In December 1999, SPSS acquired the VerbaStat software program, a software tool for computer aided coding of open-ended survey questions, from DataStat. A portion of the purchase price was attributable to acquired in-process technology, as the development work associated with the program had not reached technological feasibility and were believed to have no alternative future use. SPSS carefully assessed the fair value of the acquired in-process technology using an income approach. Future cash flows were projected over five years discounted to present value using a discount rate of 20% based on the project and the market risks associated with the research and development project and resulting product. Specific consideration was given to the stage of development of the research and development effort, which was 75% complete, both in terms of costs invested as of the acquisition date relative to completion costs and technical achievements. In projecting future revenue streams from the project, SPSS considered many factors including competition, market growth estimates, time to market and additional sales and marketing leverage that SPSS could provide to the VerbaStat product.

     Net Interest and Investment Income. Net interest and investment income was $446,000 in 1998, $739,000 in 1999 and $1,096,000 in 2000 primarily due to interest earned on short-term investments, partially offset by interest expense incurred on line-of-credit borrowings.

     Other Income (Expense). Other income (expense) was ($98,000) in 1998 and $304,000 in 1999 and consists mainly of foreign exchange transactions. Other income was $1,222,000 in 2000, due primarily to the $1,397,000 gain on the divestiture of the statistical quality control product line, offset partially by foreign exchange transactions.

     Provision for Income Taxes. The provision for income taxes consisted of $7,926,000 in 1998, $7,492,000 in 1999 and $4,234,000 in 2000. During 1998, the
provision for income taxes represented a tax rate of approximately 48%, primarily due to nondeductible expenses related to the Surveycraft Limited and Integral Solutions Limited acquisitions. During 1999, the provision for income taxes represented a tax rate of approximately 36%, due primarily to the reduction of the deferred tax valuation allowance. During 2000, the provision for income taxes represented a tax rate of approximately 42%, due to higher foreign taxes, but partially offset by the reduction of the deferred tax valuation allowance.

INTERNATIONAL OPERATIONS

     Significant growth in the Company's international operations also occurred from 1996 to 2000. Revenues from international operations comprised approximately 43% to 50% of total net revenues between 1996 and 2000. They were approximately 43% of total net revenues in 2000.

     Following the reorganization of its international operations in 1990, SPSS has maintained substantially the same direct sales and telesales organizations worldwide. The international sales organization uses more independent distributors than the domestic sales organization, primarily in countries without an SPSS sales office. Management believes the profit margins associated with the Company's domestic and international operations are essentially the same.

     As international revenues increase, SPSS may experience additional foreign currency exchange risk. To mitigate these effects, SPSS hedges its transaction exposure (i.e., the effect on earnings and cash flows of changes in foreign exchange rates on receivables and payables denominated in foreign currencies). SPSS does not hedge its foreign currency exposure in a manner that would entirely eliminate the effects of changes in foreign exchange rates on the Company's consolidated net income. Accordingly, the Company's reported revenues and net income have been and in the future may be affected by the changes in foreign exchange rates.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 2001, AND THE SIX MONTHS ENDED JUNE 30, 2000 AND 2001.

     The following table sets forth the percentages that selected items in the Consolidated Statements of Operations bear to net revenues.

                                                                PERCENTAGE OF NET REVENUES
                                                         ----------------------------------------
                                                         THREE MONTHS ENDED      SIX MONTHS ENDED
                                                              JUNE 30,               JUNE 30,
                                                         ------------------      ----------------
                                                         2000         2001       2000        2001
                                                         -----        -----      ----        ----
Statements of Operations Data:
Net revenues:
  Analytical solutions.................................    16%          16%       15%         14%
  Market research......................................    18%          17%       16%         14%
  Statistics...........................................    43%          42%       46%         46%
  ShowCase.............................................    23%          25%       23%         26%
                                                          ---          ---       ---         ---
Net revenues...........................................   100%         100%      100%        100%
Operating expenses:
  Cost of revenues.....................................     8%           8%        8%          8%
  Sales, marketing and services........................    57%          67%       57%         72%
  Research and development.............................    17%          20%       17%         20%
  General and administrative...........................     8%           9%        8%          9%
  Special general and administrative charges...........    --            4%       --           4%
  Merger-related.......................................    --           --        --          11%
                                                          ---          ---       ---         ---
Operating expenses.....................................    90%         108%       90%        125%
                                                          ---          ---       ---         ---
Operating income (loss)................................    10%          (8)%      10%        (25)%
                                                          ---          ---       ---         ---

                                                                PERCENTAGE OF NET REVENUES
                                                         ----------------------------------------
                                                         THREE MONTHS ENDED      SIX MONTHS ENDED
                                                              JUNE 30,               JUNE 30,
                                                         ------------------      ----------------
                                                         2000         2001       2000        2001
                                                         -----        -----      ----        ----
Other income (expense):
  Net interest and investment income...................     1%          --         1%         --
  Other income (expense)...............................     2%          (1)%       1%         (1)%
                                                          ---          ---       ---         ---
Other income (expense).................................     3%          (1)%       2%         (1)%
                                                          ---          ---       ---         ---
Income (loss) before income taxes......................    13%          (9)%      12%        (26)%
Provision for income taxes.............................     6%          (3)%       6%        (10)%
                                                          ---          ---       ---         ---
Net income (loss)......................................     7%          (6)%       6%        (16)%
                                                          ===          ===       ===         ===

COMPARISON OF THREE MONTHS ENDED JUNE 30, 2000 TO THREE MONTHS ENDED JUNE 30, 2001.

     Net Revenues. Net revenues were $48,083,000 in the three months ended June 30, 2000 and $44,018,000 in the three months ended June 30, 2001, a decrease of 8%. This decrease was primarily due to implementation of recent accounting interpretations as well as an overall decline in software sales and services. During 2000, the AICPA staff released several Technical Practice Aids ("TPA") for the software industry, consisting of questions and answers related to the financial accounting and reporting issues of Statement of Position 97-2, Software Revenue Recognition. As a result of the issuance of these TPA's, SPSS performed a comprehensive review of their revenue recognition policies to ensure compliance with recent authoritative literature. On a prospective basis from the fourth quarter of 2000, SPSS applied the standards in TPA 5100.53 -Fair value of PCS in a short-term time-based license and software revenue recognition and TPA 5100.68 - Fair value of PCS in perpetual and multi-year time-based licenses and software revenue recognition. As a result of the application of the TPA's, SPSS began to recognize the revenue from short-term time-based licenses and perpetual licenses with multi-year maintenance terms ratable over the term of the contract. Analytical solutions revenues declined 10% and market research revenues declined 10% due to currency effects and the deferral of more revenues from time-based licenses. Statistics revenues declined 11% due to foreign currency exchange rates, the deferral of more revenues from time-based licenses and the absence of two product lines divested in 2000. ShowCase revenues decreased 1% from the June 2000 quarter due primarily to foreign currency rates.

     Cost of Revenues. Cost of revenues consists of costs of goods sold, amortization of capitalized software development costs, and royalties paid to third parties. Cost of revenues was $3,634,000 in the three months ended June 30, 2000 and $3,508,000 in the three months ended June 30, 2001, a decrease of 3%. These costs decreased because lower revenues and lower royalty expense on third party products resulting from a decline in the growth rate in the market for general-purpose statistical products. As a percentage of net revenues, cost of revenues remained constant at 8%.

     Sales, Marketing and Services. Sales, marketing and services expenses were $27,663,000 in the three months ended June 30, 2000 and $29,480,000 in the three months ended June 30, 2001, an increase of 7%. This increase reflects the expansion in sales management and expenses related to hiring additional professional services personnel in 2000. This increase was partially offset by the reduction in force implemented in April 2001 and changes in foreign currency exchange rates. As a percentage of net revenues, these expenses increased from 57% to 67%.

     Research and Development. Research and development expenses were $8,276,000 (net of capitalized software development costs of $998,000)in the three months ended June 30, 2000 and $8,837,000 (net of capitalized software development costs of $1,399,000) in the three months ended June 30, 2001, an increase of 7%, due to salary increases and the transfer of personnel to the research and development organization. SPSS's expense for amortization of capitalized software and product translations, included in cost of revenues, was $943,000 in the three months ended June 30, 2000 and $917,000 in the three months ended June 30, 2001. As a percentage of net revenues, product development expenses increased from 17% to 20% from June 30, 2000 to June 30, 2001.

     General and Administrative. Special general and administrative expenses were $3,642,000 in the three months ended June 30, 2000 and $3,879,000 in the three months ended June 30, 2001, an increase of 7%. The increase was due to charges for bad debts of $1,200,000 reduced by cost reductions realized as the merger of ShowCase eliminated some redundant positions and expenses. As a percentage of net revenues, general and administrative expenses increased from 8% to 9%.

     Special General and Administrative Charges. Special general and administrative charges were $1,806,000 in the three months ended June 30, 2001 and primarily related to the expenses associated with the April 2001 reduction in workforce, additional integration costs from the ShowCase acquisition, and issuance of restricted common stock to some officers.

     Net Interest and Investment Income. Net interest and investment income was $303,000 in the three months ended June 30, 2000 due to interest income earned on cash and marketable securities held by ShowCase, partially offset by interest expense on borrowings against SPSS's line of credit. Net interest and investment expense was ($121,000) in the three months ended June 30, 2001, primarily due to debt service on borrowings against SPSS's line-of-credit offset partially by ShowCase interest and investment income.

     Other Income (Expense). Other income was $954,000 in the three months ended June 30, 2000 due primarily to the $1,397,000 gain from the sale of the QI Analyst product line to Wonderware Corporation, offset by losses on foreign currency translations. Other expense was ($426,000) in the three months ended June 30, 2001 due to the revaluation of the Company's investment in e-Intelligence, partially offset by gains on foreign currency transactions.

     Provision for Income Taxes. The provision for income taxes was $2,798,000 in the three months ended June 30, 2000 and a ($1,292,000) benefit in the three months ended June 30, 2001. During the quarter ended June 30, 2000 the provision for income taxes represented an effective tax rate of approximately 46%. In the three months ended June 30, 2001, the effective tax rate is approximately 32%. The difference in the effective tax rates is the result of the ShowCase merger and foreign tax credits in 2001.

COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 TO SIX MONTHS ENDED JUNE 30, 2001.

     Net Revenues. Net revenues were $96,751,000 in the six months ended June 30, 2000 and $80,480,000 in the six months ended June 30, 2001, a decrease of 17%. This decrease was primarily due to implementation of recent accounting interpretations as well as an overall decline in software sales and services. During 2000, the AICPA staff released several Technical Practice Aids ("TPA") for the software industry, consisting of questions and answers related to the financial accounting and reporting issues of Statement of Position 97-2, Software Revenue Recognition. As a result of the issuance of these TPA's, SPSS performed a comprehensive review of their revenue recognition policies to ensure compliance with recent authoritative literature. On a prospective basis from the fourth quarter of 2000, SPSS applied the standards in TPA 5100.53 -- Fair value of PCS in a short-term time-based license and software revenue recognition and TPA 5100.68 -- Fair value of PCS in a perpetual and multi-year time-based licenses and software revenue recognition. As a result of the application of the TPAs, SPSS began to recognize the revenue from short-term time-based licenses and perpetual licenses with multi-year maintenance terms ratable over the term of the contract. Analytical solutions revenues declined 24% and market research revenues declined 31% due to currency effects and the deferral of more revenues from time-based licenses. Statistics revenues declined 16% due to foreign currency exchange rates, the deferral of more revenues from time-based licenses and the absence of two product lines divested in 2000. ShowCase revenues decreased 3% from the June 2000 six month period due primarily to foreign currency rates.

     Cost of Revenues. Cost of revenues consists of costs of goods sold, amortization of capitalized software development costs, and royalties paid to third parties. Cost of revenues was $7,825,000 in the six months ended June 30, 2000 and $6,802,000 in the six months ended June 30, 2001, a decrease of 13%. These costs decreased because of lower revenues and lower royalty expense on third party products resulting from a decline in the growth rate in the market for general-purpose statistical products. As a percentage of net revenues, cost of revenues remained constant at 8%.

     Sales, Marketing and Services Expenses. Sales, marketing and services expenses were $55,578,000 in the six months ended June 30, 2000 and $58,304,000 in the six months ended June 30, 2001, an increase of 5%. This increase reflects the expansion in sales management and expenses related to hiring additional professional services personnel in 2000. This increase was partially offset by the reduction in force implemented in April 2001 and changes in foreign currency exchange rates. As a percentage of net revenues, these expenses increased from 57% to 72%.

     Research and Development. Research and development expenses were $16,054,000 (net of capitalized software development costs of $1,869,000) in the six months ended June 30, 2000 and $16,017,000 (net of capitalized software development costs of $2,939,000) in the six months ended June 30, 2001, remaining relatively flat on a year-to-year comparison. SPSS's expense for amortization of capitalized software and product translations, included in cost of revenues, was $1,887,000 in the six months ended June 30, 2000 and $1,932,000 in the six months ended June 30, 2001. As a percentage of net revenues, product development expenses increased from 17% to 20% from June 30, 2000 to June 30, 2001.

     General and Administrative. General and administrative expenses were $7,351,000 in the six months ended June 30, 2000 and $7,181,000 in the six months ended June 30, 2001, a decrease of 2%. The decrease was due to cost savings realized by eliminating some redundant positions with the merger of ShowCase, offset partially by charges for bad debts. As a percentage of net revenues, general and administrative expenses increased from 8% to 9%.

     Special General and Administrative Charges. Special general and administrative charges were $3,773,000 in the six months ended June 30, 2001 and primarily related to the expenses associated with the April 2001 reduction in workforce, additional integration costs from the ShowCase acquisition, and issuance of restricted common stock to certain officers.

     Merger-related. SPSS incurred merger-related costs of approximately $7,781,000 during the first quarter of 2001 related to the ShowCase acquisition discussed above. The costs are primarily related to professional fees, severance costs, write-off of duplicate capitalized software and inventory, and bonuses.

     Severance costs for 28 employees totaled approximately $940,000 during the first quarter related to the merger, the majority of which relate to officers of ShowCase whose positions were eliminated.

     Net Interest and Investment Income. Net interest and investment income was $530,000 in the six months ended June 30, 2000 due to interest income earned on cash and marketable securities held by ShowCase, partially offset by interest expense on borrowings against SPSS's line of credit. Net interest and investment expense was ($181,000) in the six months ended June 30, 2001, primarily due to debt service on borrowings against SPSS's line-of-credit offset partially by ShowCase interest and investment income.

     Other Income (Expense). Other income was $737,000 in the six months ended June 30, 2000 due primarily to the $1,397,000 gain from the sale of the QI Analyst product line to Wonderware Corporation, offset by losses on foreign currency translations. Other expense was ($1,181,000) in the six months ended June 30, 2001, due to the revaluation of the Company's investment in e-Intelligence and losses on foreign currency transactions.

     Provision for Income Taxes. The provision for income taxes was $5,314,000 in the six months ended June 30, 2000 and a ($7,466,000) benefit in the six months ended June 30, 2001. During the six months ended June 30, 2000 the provision for income taxes represented an effective tax rate of approximately 47%. In the six months ended June 30, 2001, the effective tax rate is approximately 36%. The difference in the effective tax rates is the result of the ShowCase merger and foreign tax credits in 2001.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's long-term debt as of June 30, 2001 is a mortgage on property in the United Kingdom and the balance of the purchase price due to DataStat, S.A. for the acquisition of the VerbaStat product. As of June 30, 2001, SPSS had approximately $12,482,000 of cash.

     Funds were used in investing and financing activities in the first six months of 2001. Cash received as part of the merger with ShowCase was used to pay down the line-of-credit, accrued income taxes, the final installment to the former Integral Solutions shareholders, merger-related costs and capital expenditures.

     In May 2000, the Company revised its loan agreement with American National Bank and Trust Company of Chicago. Under the new loan agreement, SPSS has an available $20,000,000 unsecured line of credit with American National, under which borrowings bear interest at either the prime interest rate or the Eurodollar Rate, depending on the circumstances. As of June 30, 2001, SPSS had $8,000,000 outstanding under this line of credit. The Company's agreement with American National requires SPSS to comply with specified financial ratios and tests, and, among other things, restricts the Company's ability to:

     - Incur additional indebtedness;

     - Create liens on assets;

     - Make investments;

     - Engage in mergers, acquisitions or consolidations where SPSS is not the surviving entity;

     - Sell assets;

     - Engage in select transactions with affiliates; and

     - Amend its organizational documents or make changes in its capital structure.

     SPSS anticipates the amounts available from cash and cash equivalents on hand, under its line of credit, and cash flows generated from operations, will be sufficient to fund the Company's operations and capital requirements for the foreseeable future. However, no assurance can be given that changing business circumstances will not require additional capital for reasons that are not currently anticipated or that the necessary additional capital will then be available to SPSS on favorable terms or at all.

INTERNATIONAL OPERATIONS

     Revenues from international operations were 44% and 56% of total net revenues in the three months ended June 30, 2000 and June 30, 2001, respectively. Revenues from international operations were 46% and 52% of total net revenues in the six months ended June 30, 2000 and June 30, 2001, respectively. The percentage difference is the result of revenues increasing in Europe and Japan, but down in North America compared to 2000. The portion of revenues attributable to international operations was negatively affected by changes in foreign currency exchange rates.

RECENT ACCOUNTING PRONOUNCEMENTS

     On July 20, 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations and No. 142, Goodwill and Other Intangible Assets. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Business combinations accounted for as poolings-of-interests and initiated prior to June 30, 2001 are grandfathered. SFAS 142 replaces the requirement to amortize intangible assets with indefinite lives and goodwill with a requirement for an impairment test. SFAS 142 also requires an evaluation of intangible assets and their useful lives and a transitional impairment test for goodwill and certain intangible assets upon adoption. After transition, the impairment tests will be performed annually. SFAS 142 is effective for fiscal years beginning after December 15, 2001, as of the beginning of the year. The Company has not yet determined the impact of SFAS 142 on its financial reporting.

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

     In August 2001, the Financial Accounting Standards Board issued Statement No. 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement applies to all entities that have legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development or normal use of a long-lived asset. Statement No. 143 also requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. Enterprises are required to adopt Statement No. 143 for fiscal years beginning after June 15, 2002. Early adoption is encouraged. The Company has not yet determined the impact of the new accounting standard on its financial reporting.

     In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 144 (SFAS 144), Accounting for Impairment of Long-Lived Assets. The new standard supercedes FASB Statement No. 121 (SFAS 121), Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Although retaining many of the fundamental recognition and measurement provisions of SFAS 121, the new rules significantly change the criteria that would have to be met to classify as asset as held-for-sale. The new standard also supercedes the provisions of Accounting Principles Board Opinion No. 30 (APB 30), Reporting the Results of
Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period(s) in which the losses are incurred rather than as of the measurement date as presently required by APB 30. The provisions of SFAS 144 are effective for financial statements beginning after December 15, 2001, but allow for early application. The provisions of SFAS 144 generally are to be applied prospectively, therefore, the adoption of this standard will not affect previously reported financial information. The Company has not yet determined the impact of the new accounting standard on its financial reporting.

QUANTITATIVE AND QUALITATIVE DISCLOSURES OF MARKET RISKS

     The Company is exposed to market risk from fluctuations in interest rates on borrowings under our unsecured line of credit that bears interest at either the prime rate or the Eurodollar rate. As of June 30, 2001, the Company had $8,000,000 outstanding under this line of credit. A 100 basis point increase in interest rates would result in an additional $80,000 of annual interest expense, assuming the same level of borrowing.

     The Company is exposed to market risk from fluctuations in foreign currency exchange rates. Since a substantial portion of the Company's operations and revenue occur outside the United States, and in currencies other than the U.S. dollar, the Company's results can be significantly impacted by changes in foreign currency exchange rates. To manage the Company's exposure to fluctuations to currency exchange rates, the Company from time to time enters into various financial instruments. These instruments generally mature within 12 months. Gains and losses on these instruments are recognized in other income or expense. Were the foreign currency exchange rates to depreciate immediately and uniformly against the U.S. dollar by 10 percent from levels at June 30, 2001, management expects this would have a materially adverse effect on the Company's financial results.

NETGENESIS

     NetGenesis was incorporated in Delaware in 1994 under the name "net.Genesis Corp." and changed its name in 2000 to "NetGenesis Corp." NetGenesis completed its initial public offering in February 2000.

     We provide software and professional services that help our customers understand, analyze and dramatically improve the financial performance of their e-business initiatives. We sell our products primarily to Global 2000 companies with significant investments in complex, high-traffic commercial web sites. Our NetGenesis software enables companies to collect, store, organize and analyze detailed information about the online behavior of customers and other visitors on their web sites. NetGenesis software also enables our customers to import and analyze information about e-customers from other online and offline software systems and databases. Our professional services organization provides strategic analytic consulting and product integration and installation services to our customers. This combined software and services solution enables our customers to better tailor and target their marketing initiatives, restructure their web sites to facilitate e-commerce, provide more relevant and cost-effective content, improve web site design, better allocate advertising and partnership resources, and better plan their investments in web site hardware and software.

INDUSTRY BACKGROUND

  GROWTH OF THE INTERNET ONLINE COMMERCE AND E-BUSINESS ANALYTICS

     The Internet has emerged as a global medium that allows millions of people to obtain information, communicate and conduct business. As Internet usage has grown, companies have increasingly come to rely on both web sites and private intranets as important business channels. Through the Internet, a company can establish and maintain large numbers of direct relationships while avoiding many traditional investments in business infrastructure, like retail outlets, distribution networks and sales personnel. Both traditional and Internet-based companies use the Internet to communicate marketing and other information to current and potential customers and to manage relationships with vendors, business partners, employees and others. Increasingly, companies are using the Internet both to generate revenue through the sale of goods and services or the sale of advertising as well as to lower the costs of serving customers.

  INCREASING INVESTMENTS IN WEB SITE HARDWARE AND SOFTWARE

     As use of the Internet increased and businesses became aware of its potential, both traditional and Internet-based companies began to invest more heavily in the development, design and support of their web sites. Early web sites began merely as efforts to build corporate brand identity and contained little more than general corporate and marketing information. Many companies have now enhanced the content and features of their web sites, not only to attract and retain customers, but also to better serve their customers' needs. For example, companies focused on electronic commerce, or e-commerce, have spent significant funds to purchase a variety of advanced third-party software applications to ensure that customers have a satisfying online experience. These include software applications to serve visitors an enormous variety and number of web pages, present multimedia content and banner advertisements, and process orders securely and fulfill them reliably.

     Continued competition among e-commerce businesses for e-customers has also contributed to the trend toward increased web site functionality. For example, to attract and retain customers and build long-term customer loyalty, many companies are now seeking to provide more personalized service to their online customers. Numerous software applications now enable companies to customize or personalize their web sites based on customers' stated or implied preferences, as well as their demographic and behavioral profiles, previous purchasing history or other offline relationships with the company.

     To support this high level of functionality, companies must often manage large databases and integrate specialized web applications with offline applications and databases, including their transaction processing, financial accounting and customer relationship management systems. As a result, many web sites have become complex systems comprised of multiple, geographically dispersed servers running a variety of software applications and managing extremely large volumes of online visitor traffic.

  THE ANALYTIC E-CUSTOMER RELATIONSHIP MANAGEMENT OPPORTUNITY

     As companies have increased investments in their web sites and as those sites have become more important to their overall business operations, they have begun to devote more attention to establishing and achieving specific business goals for their web initiatives. For many companies, the principal objectives of their web sites are to better attract, serve and retain customers and more effectively conduct e-commerce with them. Companies have also begun to evaluate whether they have allocated their resources wisely among their various web investments, like online marketing campaigns, web site content, advertising and other promotional sponsorships, and web site hardware and software. To achieve these objectives, companies must understand the needs and behavior of their online customers as well as the specific costs and benefits of each of their web initiatives. Complicating matters, companies often desire to analyze and understand the behavior of their e-customers in the context of their traditional offline businesses.

     To gain an understanding of their e-customers, companies often initially purchase inexpensive web site statistics reporting software. These solutions generally provide basic information on web site traffic, but do not answer many of the detailed questions that business professionals have about e-customer behavior. Marketing executives and information technology professionals need answers to the following types of critical questions:

     - where do our online customers come from? which banner ad placements, affiliates and other online sponsorships generate the most visitors and customers for our web site? what are the best sources for new customers?

     - how do customers typically navigate our web site? how can we make our web site easier to use and more effective at selling our products and services? which page do our best customers visit most often before making a purchase on our site?

     - what are the profiles of our best customer segments? how do their web site behavior and other characteristics differ from visitors who do not make purchases?

     - are our existing offline customers using our web site? which ones? how?

     - which web pages do visitors view the most often? is this content cost-effective?

     - how do our employees use our intranet? what content do they seek most often? how can we deliver information to our employees more effectively and reduce our support costs?

     - can our suppliers easily transact business with us from our web site?

     - from which page do most visitors leave our web site? is there a problem with that page? to which web sites do they go?

     - do we have enough hardware and software to support our web site traffic? what are the most common failures? if our web site traffic grows, what additional hardware and software should we buy?

     To answer these questions and develop actionable business plans, companies need an easy-to-use system that gathers comprehensive e-customer intelligence. Businesses also need professional consulting services to help them identify the e-customer intelligence they can use to take full advantage of their online business opportunities in the context of their overall business. They need highly functional analytical solutions and robust, interactive reporting capabilities that will help marketing and information technology personnel understand and draw conclusions from this e-customer intelligence. They need analysis that they can readily put into action in the form of improvements to their web sites and other online and offline marketing initiatives, and they need to be able to judge the success of those initiatives. Most companies also require a system that is compatible with their other web-based software applications, that will perform reliably in complex web environments receiving millions of hits per day, and that can integrate with their existing customer information systems to provide a comprehensive view of their customer base.

THE NETGENESIS SOLUTION

     We offer analytic customer relationship management software and professional services, that enable our customers to collect, store, organize and analyze information about the online activity of visitors to their web sites, or "e-customers," providing a complete view of their e-customers and their behavior in the context of the overall business. Together, our software and related services provide our customers with the following benefits:

     Comprehensive Customer Information. With NetGenesis, companies can build a comprehensive database of e-customer intelligence. NetGenesis collects and stores extensive near real-time and historical information about the online activity of customers, down to the level of each individual mouse-click. With its NetGenesis Developer Kit (NDK) module, NetGenesis also enables a company to import customer information from third-party web applications and databases, as well as information gathered by offline software, like transaction histories, call center logs, customer profiles and marketing campaign data. Once

NetGenesis has imported this data, NetGenesis can organize and correlate this information with other information in the NetGenesis database. This integrated database provides a company with a comprehensive view of its online customers, and grows more valuable over time as it accumulates increasingly detailed information about the company's customers and their characteristics, preferences and behavior.

     Powerful Analytical Capabilities. NetGenesis provides powerful analytical capabilities and flexible reporting options designed to serve the business needs of different groups within a company, like marketing executives, information technology professionals and other business managers. NetGenesis helps companies identify trends in customer behavior and purchasing patterns to assess and improve their marketing, advertising and e-commerce initiatives. NetGenesis also enables companies to identify and track key statistical and operational measures of their e-business, which we call "e-Metrics," that links e-customers with how they interact with the website online and offline data, like purchase histories or financial information, intended to provide a complete view of e-customers and their behavior in the context of the overall business. Users can select the data they wish to analyze, apply filters that refine the data and navigate through the data to identify unusual patterns and significant trends. NetGenesis presents data in a series of interactive charts and e-Metrics that can be expanded or narrowed to encompass more or less data, enabling users to drill down to a level as specific as individual customers' demographic profiles or their paths through a web site, or clickstreams. For example, users can correlate specific marketing campaigns with customer purchases to determine whether the campaign was effective in increasing sales. Users can also match this data with customer profiles to identify the customer segments that responded best to the marketing campaign. With this information, companies can better tailor their web sites, marketing campaigns and e-commerce initiatives to meet the needs of their online customers.

     Compatibility with Other Software Applications. NetGenesis has an open and extensible architecture, meaning it is designed to be integrated with third-party software applications and databases. This open architecture makes it easier for companies to gather information from a broad range of data sources and to incorporate NetGenesis into complex web site infrastructures. NetGenesis also supports multiple operating platforms, including Microsoft Windows NT, IBM AIX, and Sun Solaris. This flexible architecture and support for multiple platforms make our software attractive to companies seeking e-customer intelligence software that will integrate with their other web applications and existing offline systems as well as to independent software vendors, application service providers, or other third parties that may seek to build add-on applications or include the capabilities of NetGenesis in systems or services that they offer to their customers. For example, other software companies may seek to enter original equipment manufacturer agreements with us and incorporate NetGenesis in a suite of integrated software applications. Similarly, additional application service providers, or companies that offer the usage of software as a service to their customers, may seek to license NetGenesis to provide advanced e-customer intelligence services to others.

     High Performance, Reliable Solution in Complex Environments. Because our target market includes some of the busiest web sites on the Internet, we have designed NetGenesis to perform reliably in complex web site environments, managing tens of millions to over 200 million hits per day. NetGenesis uses sophisticated data collection techniques and algorithms to maintain its performance speed, even when used to analyze data from large web sites hosted on multiple servers in different locations. In addition, because NetGenesis frequently operates in complex, integrated web environments where other software applications may fail, we have built into NetGenesis backup, recovery and alert mechanisms to preserve data during failures and ensure its reliability as a business-critical application.

     Strategic Analytic Consulting Services. We provide professional consulting services to help companies better understand the critical business information that NetGenesis can gather from customer activity on their web sites. In addition to product installation and configuration, application integration and training services, we provide advanced analytic consulting services to assist companies in understanding their business needs, developing web-based criteria for evaluating the performance of their online businesses, designing web site modifications and developing customized analyses, E-Metrics, and reports to address their particular requirements.

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     We believe our analytic software and service offerings enable our customers to achieve significant benefits in the following areas:

     - better targeted and tailored marketing initiatives. NetGenesis provides rich behavioral profiles of different segments of online visitors, enabling marketing professionals to tailor online and offline marketing initiatives like online promotions, e-mail campaigns, direct mail and other promotional efforts.

     - more effective efforts to generate e-commerce. With NetGenesis, companies can understand the web usage behavior and purchasing patterns of their best online customers. That information enables them to target their content, features and online marketing campaigns to those customers and to prospects that resemble those customers. Also, companies can understand which marketing campaigns are ineffective and find ways to improve them.

     - more relevant and cost-effective content. By giving detailed information on the relative popularity of products, services and content, NetGenesis gives online business managers information they can use to improve the content of their web sites and intranets or alter it to attract different customers. Content managers can also assess the level of interest in particular content and determine whether that content is cost-effective.

     - better web site design. By helping web site designers understand how users navigate through a web site to reach the content they seek, NetGenesis enables designers to shorten the path to the most popular content and develop a more intuitive web site layout for both new and experienced users.

     - improved allocation of advertising and partnership resources. By enabling companies to trace each step of every visitor's path from arrival at the web site to departure, NetGenesis helps companies identify which online advertisements or promotional sponsorships were most effective at achieving specific business goals, like registering new users or increasing sales of particular products.

     - better planning of investments in web site hardware and software. NetGenesis enables companies to better measure how their web sites perform under varying traffic loads and with different end-user access technologies. With this type of information, companies can better plan investments in building additional capacity and improving interfaces with new user technology.

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PRODUCTS AND SERVICES

     The following table briefly describes our product and services offerings, their principal features and benefits, and their pricing structure.

                                                                      PRICING STRUCTURE/
OFFERING                           DESCRIPTION AND BENEFITS          PLATFORMS SUPPORTED
--------                           ------------------------          -------------------
                                    NETGENESIS APPLICATION
NetGenesis 5                    A software application that     Pricing increases according to
                                collects and stores web site    the number of Central
                                and e-customer data,            Processing Units ("CPUs") on
                                integrates offline customer     the managed servers in the
                                information and enables         customer's environment, and
                                businesses to analyze this      the number of end users of our
                                information to improve their    software. Available for the
                                ability to market, sell and     following platforms:
                                support products, services and  -- Microsoft Windows NT
                                content online.                 -- Sun Solaris
                                                                -- IBM AIX
NDK (NetGenesis Developer Kit)  Advanced integration software   Included in NetGenesis 5.5
                                for combining and correlating   Support for the following
                                online visitor behavior with    third party applications are
                                data from online and offline    available at additional cost:
                                third-party applications and    -- ATG Dynamo Server
                                customer data sources           -- DoubleClick AdServer
                                                                -- Vignette StoryServer
NetGenesis eDataMart            A repository for e-customer     Included in NetGenesis 5.5
                                data. The eDataMart schema      Supports the following
                                stores complete details of      relational database:
                                each web site interaction and   -- Oracle
                                other online and offline        -- Microsoft SQL Server
                                customer data as well as        -- DB2
                                summaries of this data
InfraLens                       A browser-based interface       Included in NetGenesis 5.5
                                enabling users full access to
                                NetGenesis' in-depth,
                                customizable analysis and
                                reporting. Features over 150
                                standard reports and E-Metrics
                                as well as the ability to
                                build custom reports and
                                E-Metrics. Analytic
                                flexibility is enhanced
                                through embedded On-Line
                                Analytical
                                Processing (OLAP) technology.
                                This Java-based dashboard
                                interface allows users to
                                create a personalized view of
                                high-level, near real-time
                                measurements of web site
                                activity
Reporter                        Software that resides on        Included in NetGenesis 5.5
                                individual users' computers to
                                access NetGenesis and enable
                                easy, in-depth, customizable
                                analysis and reporting.
                                Features over 150 standard
                                reports as well as the ability
                                to build custom reports.

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

                                                                      PRICING STRUCTURE/
OFFERING                           DESCRIPTION AND BENEFITS          PLATFORMS SUPPORTED
--------                           ------------------------          -------------------
                                    NETGENESIS APPLICATION
ReportSite                      A pre-built intranet site that  Included in NetGenesis 5.5 uses a simple, calendar-based
                                interface to provide access to
                                automatically published
                                NetGenesis reports.
Administrator Console           A browser-based interface for   Included in NetGenesis 5.5
                                configuring and managing
                                NetGenesis users, data files
                                and automating report
                                distribution

                               ADD-ON APPLICATION TO NETGENESIS
CartSmarts 1.1                  Provides online shopping        Priced separately from
                                analysis and reporting          NetGenesis 5.5 and increases
                                capabilities. Features more     according to the number of
                                than 40 pre-defined reports     CPUs on the managed web
                                and data filters specifically   servers in the customer's
                                for evaluating shopping         environment
                                behavior as customers progress
                                through the purchase process

                                    PROFESSIONAL SERVICES
Strategic Analytic Consulting   Marketed primarily to           Billed primarily on a
  Services                      customers that operate          time-and- materials basis
                                complex, high-traffic web
                                sites and those managing
                                sophisticated online
                                businesses. Features our
                                Design for Analysis
                                methodology that advises
                                customers how to design web
                                sites that facilitate analysis
                                and reporting of their online
                                businesses
Product Implementation          A variety of consulting         Billed primarily on a
  Services                      services, including product     time-and- materials basis
                                implementation and application
                                integration
Training Services               Instruction for customers and   Billed by training course,
                                solution providers in the use   according to the number of
                                and implementation of           attendees and the site of the
                                NetGenesis and the integration  course
                                of NetGenesis with other data
                                sources and applications

SOFTWARE PRODUCTS

     NetGenesis 5.5. NetGenesis collects and analyzes valuable information about the behavior of visitors to the user's web site, like which web sites the visitors came from, what behavior they demonstrated on the site, how much time they spent in various sections of the site, whether or not they made purchases, and other clickstream patterns. NetGenesis can then correlate this data with the organization's other online and offline business information to develop a comprehensive view of its online customers.

     We have designed NetGenesis to support large and complex web server configurations common to high-traffic web sites. NetGenesis directly supports the most popular relational databases and enables fast data import and processing. We currently offer versions of NetGenesis for three popular operating systems: Microsoft Windows NT, Sun Solaris and IBM AIX. We introduced our first version of NetGenesis in January 1996 (then called net.Analysis) and released NetGenesis 5.5, the latest version, in July 2001.

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

     NetGenesis 5.5 includes the following modules:

     NetGenesis Developer Kit (NDK). The NetGenesis Developer Kit (NDK) is an advanced integration application for combining and correlating online visitor behavior data with business data from other sources. The NDK enables the user to discover meaningful business trends by integrating and analyzing information from third-party web applications and from traditional offline databases, like product and customer databases. Through the NDK, NetGenesis provides a complete view of the online customer in the context of the overall business, and can offer drill-down and data correlation reports for all of the organization's information on its e-customers. The NDK also establishes a platform on which users can develop new modules to take advantage of information and technology provided by their strategic partners.

     NetGenesis eDataMart. With NetGenesis, a company can compile a database of e-customer intelligence, including both online and offline information, which can become a valuable information asset. The NetGenesis eDataMart contains both complete transaction data as well as summaries of that data. This design facilitates both quick analysis of high-level questions and more thorough analysis of questions that require a fine level of detail. Through NDK's integration capabilities, a company can also correlate web site activity data that has been collected in the NetGenesis eDataMart with customer information compiled in other databases. This information can include data from third-party web applications and from offline sources, like transaction histories, customer profiles and marketing campaign data. Once information has been stored or correlated in the NetGenesis eDataMart, the customer can apply all of NetGenesis' analytical tools and reporting capabilities to that information to better understand and use the data to improve business decisions.

     Reporting Capabilities. NetGenesis' reporting modules include InfraLens, Reporter, and ReportSite. InfraLens uses web-based OLAP technology to provide a highly flexible and fully customizable analytic software application that serves as an analytic dashboard to the e-business. Reporter is a software application that resides on the end-users' computers and serves as a complementary desktop interface for NetGenesis. Through both InfraLens and Reporter, end users perform in-depth, ad hoc analysis of the characteristics of e-customers and their web site activity. InfraLens and Reporter include point-and-click wizards to help create sophisticated, customized reports, filters that allow users to focus on unique aspects of e-customer intelligence, and drill-down capabilities that permit users to probe anomalies and identify trends important to their business activities. InfraLens and Reporter provide over 150 pre-defined reports, report wizards and data analysis filters. InfraLens also includes embedded E-Metrics, a complete suite of business-oriented operational metrics modeled around the customer lifecycle. ReportSite is a pre-built intranet site that uses a simple, calendar-based interface to provide a variety of end users with access to automatically published NetGenesis reports.

     These modules enable a company to produce a wide variety of reports with varying levels of detail to satisfy the wide-ranging e-business analysis needs of individuals throughout the company. Frequently used reports include:

     - Top Content Pages

     - Top Authors

     - Top Advertisers by Impressions

     - Top Advertisers by Clickthrough

     - Top Pages by Time Spent

     - Clickstream Path Report

     - Top Referring Web Sites

     - Visit Recency and Frequency E-Metrics

     - Stickiness E-Metrics

     - Purchase Recency and Frequency (CartSmarts)

     - Repeat Customers (CartSmarts)

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

     Administrator Console. NetGenesis' Administrator Console is a browser-based administrative interface through which our customers can automate and refine the web site analysis reporting process, from data collection to report production and distribution. Our customer's NetGenesis administrator can configure and manage NetGenesis data files, and can automate data retrieval, impacting, compression and storage on an hourly, daily, weekly or monthly basis. Other data parameters can also be adjusted based on the needs of the customer's business. For example, the Administrator Console permits the administrator to adjust data collection parameters to collect all available data or to sample the data.

     Licensing and Pricing. We generally license NetGenesis according to the number of CPUs on the customers' managed servers. Each NetGenesis license includes the NetGenesis end-user licenses for InfraLens, Reporter, and ReportSite. Each license is typically sold with maintenance and support for twelve months. Pricing for additional end-user access to InfraLens increases according to the number of end users in the customer's organization. We offer annual maintenance and support renewals for a fee based on a percentage of the then-current list price of the installed applications. We offer premium and customer support services for additional fees.

ADD-ON APPLICATION TO NETGENESIS

     CartSmarts. CartSmarts provides online shopping analysis and reporting. CartSmarts includes more than 40 pre-defined reports and filters specifically for evaluating shopping behavior as customers progress through the purchase process. These specialized online shopping reports include the following:

     - Purchase Path Report, which enables businesses to understand how visitors progress through or abandon each stage of the purchase process

     - Shopping Cart Activity Report, which enables businesses to understand how their customers use shopping carts, why they may abandon them at specific stages of the purchase process, and which purchases they complete

     - Acquisition Source Report, which enables users to understand which sites refer the best potential customers

PROFESSIONAL SERVICES

     We offer a range of professional services, including strategic analytic consulting, product implementation, application integration, training programs and technical support services. We price our strategic analytic consulting, product implementation and application integration primarily on a time-and-materials basis. Our training programs are priced based upon the course on a per attendee basis. Technical support is purchased with the license as a percentage of the then-current list price of the installed applications.

     Strategic Analytic Consulting Services. We offer strategic analytic consulting services primarily to customers that operate complex, high-traffic web sites and customers that are developing or managing sophisticated online businesses. We provide advanced consulting services to assist companies in understanding their business needs, developing web-based performance measurements, designing web site modifications and developing customized analyses, E-Metrics, and reports to address their particular requirements. We have also developed a formalized web site analysis methodology, Design for Analysis, that assists customers in designing or redesigning their web sites in ways that facilitate analysis and reporting of their online businesses. Our professional service organization also helps customers to plan cost-effective e-customer intelligence strategies by, for example, evaluating trade-offs between the value of storing massive quantities of data and the hardware, software and organizational costs associated with that storage. We also assist customers in interpreting their data, identifying trends and designing appropriate action plans.

     Product Implementation and Application Integration Services. We offer a variety of product implementation consulting services. Entry-level systems include implementation services to enable a customer to rapidly begin using NetGenesis and includes an assessment of the customer's needs, product installation, configuration, and introductory training. Application integration consulting covers a broad array of services, including

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

customization of NetGenesis E-Metrics and reports, integration with third-party web and offline applications and databases, and the development of special software for unique customer situations.

     Training Programs. Through our training programs, we help customers use our products effectively and achieve their online business goals. We provide instruction in the development, use and administration of NetGenesis to marketing professionals, business analysts, web administrators, information technology professionals and other end users. We offer courses at our training facilities as well as at customers' locations. We also work closely with our solution providers to train them in the use and extension of NetGenesis so they can independently deliver professional services relating to NetGenesis.

     Technical Support Services. Basic technical support services includes product maintenance and phone, e-mail and web site support. For an additional fee, we also offer premium and custom support services for customers with special support needs.

PRODUCT DEVELOPMENT

     Since 1996, most of our research and development activities have been directed towards creating new versions of our NetGenesis product to extend and enhance its features, particularly its scalability, its ability to integrate with other online and offline software applications and databases, and its analytic capabilities. We intend to continue our investments in these areas as well as in other add-on technologies and applications, like the E-Metrics Vision Engine (EVE), an advanced analytic application that we are co-developing with SPSS, Inc., and Activator, technology that is intended to permit organizations to use the information collected by NetGenesis as direct input to other software applications, like applications for direct marketing campaigns and ad targeting. Additionally, we are making continued investments to provide additional hooks and extensions of our technology to better leverage multi-channel environments.

     We have invested significant resource in developing an open and extensible architecture to comply with widely accepted commercial software industry standards for building large-scale Internet applications. We develop most of our software in C++ and Java, two widely accepted-programming languages-for application development. In addition, NetGenesis meets ABC Interactive's standards for accuracy for independent verification of online visitor information. Adherence to industry standards provides compatibility with existing applications, simplifies the modification of our software, and reduces the customer's need to purchase new software.

     We have focused our product development efforts in particular on developing our software architecture to comply with extensible Markup Language, or XML, an emerging standard for data representation and processing. We have also developed our product to comply with P3P privacy standards, an emerging standard for protecting online user privacy. We expect that the XML and P3P standard will be widely adopted in our industry and we believe that our initiatives with regard to these standards will allow us to further our technology leadership position.

TECHNOLOGY

     We believe that NetGenesis excels in areas essential to complex, high-traffic online businesses: scalability and performance, analytic capabilities, compatible design and reliability.

     Highly Scalable Data Import Software Design. We have designed NetGenesis to meet the needs of customers with high-traffic web sites that process tens of millions to over 200 million hits per day. NetGenesis works effectively with large, complex web sites that have multiple, geographically distributed data centers operating a mix of web server applications. We built our software around our highly scalable data import software design that collects continuous streams of data regarding web site activity. The software collects data from web server log files, network packet sniffers and web server plug-ins. NetGenesis consolidates all the information from these disparate data centers into one, chronologically ordered thread, enabling a coherent view of web activity across the enterprise. NetGenesis avoids importing unwanted data, like activity caused by automated indexing by search engines. NetGenesis then transforms the imported data into meaningful information for subsequent analysis.

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     NetGenesis applies a number of rules for sorting and grouping web-related data to extract a sophisticated model of users and their behavior from low-level visitor session information. NetGenesis tracks information about activities like promotion responses, e-commerce transactions and advertising clickthroughs for subsequent analysis. These data importing and tracking techniques provide a coherent and complete view of visitor activity on our customer's web site.

     NetGenesis imports, manages and stores the complete history of each user visit, which can result in extremely large volumes of data, particularly in high-traffic environments. To maintain performance while analyzing these large amounts of data, NetGenesis offers end-users the option to analyze groups of similar data regarding web site behavior, while maintaining the underlying information on the details of each user interaction. This method improves the overall response time for queries of the database during an analysis. We designed NetGenesis to take advantage of the specific benefits of each database platform that it supports.

     We have designed the NetGenesis eDataMart schema for high performance. The NetGenesis eDataMart has both a transactional schema and a constellation schema. The transactional schema is designed for loading large amounts of data on a consistent basis and the constellation schema is designed for ad hoc, interactive analysis. The schema also permits the efficient use of sophisticated database resources, like parallelized queries, for high scaling and performance.

     Analytic Capabilities. We have designed NetGenesis to provide multiple analytic interfaces to meet the needs of different information consumers. The most-powerful of these interfaces is InfraLens. InfraLens allows for the creation of custom E-Metrics and reports as well as in-depth, ad hoc analysis, all through a browser-based interface. InfraLens' flexible interface allows users to establish business rules, concentrate on particular segments of users, and compare those segments with one another by building, combining and applying reusable filters. In addition, we have designed a rich set of point-and-click wizards to simplify the process of creating sophisticated custom E-Metrics and reports.

     NetGenesis is designed to analyze dynamic web sites effectively. We have embedded capabilities that enable users to analyze web sites that employ dynamic content-serving technology. These capabilities provide insight on how visitors use online forms, search engine keywords, and other business specifics about the content being served.

     We have also embedded advanced functionality to provide analytics for complex enterprise web site implementations. We have functionality to understand how web users traverse web sites consisting of multiple web site properties and site networks. We also have rich embedded user identification functionality to provide a consistent notion of a user as they move from an anonymous browser to a "cookied" user to a registered user all within a privacy (P3P) standard environment; a key mechanism for providing accurate links to offline customer touchpoints.

     Standard, Compatible Design. We have built NetGenesis using a standards-based, compatible design that allows customers to easily manage NetGenesis and integrate it with their existing hardware and software. NetGenesis supports Microsoft Windows NT, Sun Solaris and IBM AIX. In addition, NetGenesis directly supports standard relational databases like Oracle, Microsoft SQL Server, and DB2.

     We have designed NetGenesis to combine and correlate data from a company's other databases and applications with data regarding the behavior of its online customers. This capability extends the power of NetGenesis in two ways. First, it allows NetGenesis to flexibly interact with the company's existing hardware and software and enhances the value of the company's existing customer information resources. Second, it enhances the analytic capabilities of NetGenesis by enabling end users to pursue more sophisticated questions about visitor behavior on their sites.

     Reliability. We have designed NetGenesis to serve as a software application on which companies, including large-scale enterprises with vast amounts of data to manage, can rely in their everyday business decision making. To that end, we have incorporated technologies that are designed to simplify system administration and oversight, like automated scheduling facilities to handle data collection, data archival and report publishing. We have also incorporated automated monitoring and alerting features to manage these processes, as well as recovery systems to minimize the impact of power failures, third-party application faults
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and system overloads. In addition, we have developed an application to allow customers to integrate NetGenesis with systems management applications. We believe the combination of these design elements makes NetGenesis suited to serve as a business-critical component of a company's information technology system.

STRATEGIC TECHNOLOGY RELATIONSHIPS

     To provide our customers with a complete solution, ensure that our own products are compatible with the most advanced available technology, and increase the reach of our sales and marketing efforts, we have established relationships with a select group of software and service providers, like IBM, Art Technology Group, Vignette, MicroStrategy, DoubleClick, and SPSS, that we believe are leaders in their respective markets. Our relationships with these companies may include joint development efforts directed at integrating our respective products, joint participation in trade shows, seminars or user conferences, or reciprocal product and sales training. We believe that our association with these companies benefits our customers and helps to position us as a technology and market leader.

SALES AND MARKETING

     We sell NetGenesis worldwide through our direct sales force and, to a lesser extent, through relationships with resellers and other strategic partners. As of September 30, 2001, our sales force consisted of 57 sales professionals located in Atlanta, Boston, Chicago, Cupertino, Dallas, Los Angeles, New York, Raleigh, Aachen, Germany and London, United Kingdom. Our direct sales force focuses on selling NetGenesis to customers that maintain strategic, high-traffic commercial web sites. We utilize sales teams consisting of both sales and technical professionals who work directly with potential customers, or with our partners, to provide proposals and demonstrations designed to address the specific needs of potential customers. We intend to expand our direct sales force, both domestically and abroad, and to develop relationships with additional resellers, systems integrators, original equipment manufacturers and application service providers.

     We have established relationships with web solution providers in numerous domestic and international locations to augment our ability to offer our products and services. Several of our solution providers are authorized resellers of our products and have completed the training we require to provide professional consulting services, technical integration services and technical support on our behalf.

     We also seek opportunities to license our software to other software and service companies for incorporation into their e-commerce and other application suites, as well as to license our software to companies that may resell our solution as an application service provider or subscription service offering.

     We focus our marketing efforts on creating awareness of our solution among business executives, marketing professionals, web administrators and other information technology professionals considering large-scale analytic eCRM solutions. We conduct a variety of marketing programs worldwide to educate our target market. We have engaged in marketing activities like online and on-location seminars and promotions, direct marketing campaigns, trade shows, press and industry analyst relations, and user conferences. We invest substantial effort in our web site to support our corporate image in the online business community and to generate sales leads. We make available on our web site extensive product information, including a virtual tour of common business scenarios, which shows online visitors typical applications of our product by marketing, advertising, e-commerce and executive-level employees. Our marketing organization works closely with our customers, direct sales organization and partners to capture, organize and prioritize customer feedback to help guide our product development organization.

COMPETITION

     The market for software and other web site analysis software and related services is immature, fragmented, intensely competitive, rapidly evolving and characterized by rapid technological change. We expect that competition will continue to intensify. Increased competition may result in reduced market acceptance of our products, price reductions and reduced gross margins, any of which could seriously harm our

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business. Competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include:

     - other companies developing and offering stand-alone analytic eCRM and web site analysis software, such as Accrue, and WebTrends (recently acquired by NetIQ)

     - web application companies whose products have some of the functionality of our products, such as Microsoft, which includes web site statistical reporting in its Site Server software

     - companies offering traditional offline business intelligence or decision support solutions companies offering traditional offline CRM solutions

     - providers of service-based solutions

     - internal development groups within prospective customers' organizations

     Some of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. They have significantly greater name recognition and a larger installed base of customers. In addition, many of our competitors have well-established relationships with our current and potential customers. In the past, we have lost potential customers to competitors for various reasons and may continue to do so. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs. Companies marketing Internet applications that are currently complementary to our products could incorporate into their products enhanced analytic and reporting functionality that could adversely affect demand for our software and services. In addition, new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

     We believe that the principal competitive factors in the market for our products are:

     - the ability of a product to scale and support the requirements of complex, high-traffic web sites

     - depth of reporting and analysis capabilities

     - data collection capabilities and techniques

     - ability to integrate with the customer's web environment, and offline applications and data

     - ability to offer strategic professional services

     - quality of customer support

     - price

     Although we believe that our solution competes favorably with respect to these factors, our market is relatively new and is developing rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, technical and other resources.

EMPLOYEES

     As of September 30, 2001, we had 178 full-time employees, including 67 in sales, marketing and business development, 43 in engineering, 42 in professional services and technical support, and 26 in general and administrative. None of our employees is represented by a labor union, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

PROPERTIES

     Our headquarters are located in Cambridge, Massachusetts, where we lease approximately 58,000 square feet of office space under a lease expiring in August 2006. We expect that these facilities will meet our needs through 2002 and possibly longer. We also lease approximately 25,000 square feet of office space under a lease expiring in August 2004 and approximately 16,000 square feet of office space under a lease expiring in

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

December 2001. We have sublet both of these spaces through the remainder of the lease. We also lease sales and service offices in Newmarket, United Kingdom, London, United Kingdom, Aachen, Germany, and Cupertino, California. We lease these offices under agreements with remaining terms of less than three years.

LEGAL PROCEEDINGS

     From time to time we are involved in litigation incidental to the conduct of our business. We are not party to any lawsuit or proceeding that, in our opinion, is likely to seriously harm our business.

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

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following information should be read in conjunction with the consolidated historical financial information and the notes thereto included elsewhere in this proxy statement/prospectus.

     THIS SECTION OF THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND
SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR FUTURE STRATEGIES THAT ARE SIGNIFIED BY THE WORDS "EXPECTS", "ANTICIPATES", "INTENDS", "BELIEVES", OR SIMILAR LANGUAGE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DOCUMENT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE HEREOF, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THESE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN THE RISK FACTORS RELATING TO NETGENESIS CONTAINED ON PAGES 12 THROUGH 24, IN ADDITION TO THE OTHER INFORMATION SET FORTH HEREIN. THE COMPANY CAUTIONS INVESTORS THAT ITS BUSINESS AND FINANCIAL PERFORMANCE AND THE MATTERS DESCRIBED IN THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO SUBSTANTIAL RISKS AND UNCERTAINTIES.

OVERVIEW

     We offer e-customer intelligence software that enables companies to understand and improve their online businesses. We license our NetGenesis software product to customers for a fee and also provide related maintenance and support services. In addition, we provide professional consulting services. These services include analytic consulting, product implementation, application integration, customization of e-customer analysis reporting and training.

     We license NetGenesis and our other software products to our customers primarily on a perpetual, non-exclusive and non-transferable basis. Our pricing model is based on the number of CPU's within the customer's managed servers in the customer's environment, the platform supported and the number of end users of our software, allowing for additional revenue as a customer's requirements grow. Support and maintenance contracts, which are typically purchased with initial product licenses and are renewable annually thereafter, entitle customers to telephone, e-mail and web-based support and to routine product upgrades, when and if available. The price for our support and maintenance services is based on a percentage of the then-current list price of the software. Consulting fees for implementation services and training are charged primarily on a time-and-materials basis.

     Service revenue consists of fees from professional services and from software maintenance and support. Professional services include analytic consulting, product implementation, application integration, report customization, training and support. We recognize professional services fees as we perform the services.

     Customers typically purchase maintenance and support agreements annually. We recognize revenue from maintenance and support agreements ratably over the term of the agreement, typically one year. We record cash receipts from clients and billed amounts due from clients in excess of revenue recognized as deferred revenue. The timing and amount of cash receipts from clients can vary significantly depending on specific contract terms and can therefore have a significant impact on the amount of deferred revenue in any given period.

     Since our inception, we have incurred substantial costs to develop our technology and products, to recruit and train personnel for our engineering, sales and marketing and professional services departments, and to establish our administrative organization. As a result, we have incurred net losses in each fiscal quarter since

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

December 31, 1994 and, as of June 30, 2001, had an accumulated deficit of $79.6 million. We anticipate that our operating expenses will stabilize or decrease over the next several quarters, but long-term will increase as we expect to increase sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional consulting services and support, and improve operational and financial systems. We expect that these operating expenses, as well as anticipated capital expenditures, will constitute a material use of our cash resources. We expect to incur additional losses and continued negative cash flow from operations. We may not achieve or sustain profitability or positive cash flow from operations.

     We have recorded deferred stock-based compensation related to grants of stock options. This amount represents the difference between the exercise price of these stock option grants and the amount subsequently determined to be the fair market value of the underlying common stock for financial reporting purposes at the time of grant. Of this amount, we amortized approximately $2.1 million in the twelve months ended December 31, 2000. Of that $2.1 million, $217,000 was related to stock options granted in connection with the acquisition of e-dynamics. Another $1.4 million and $557,000 consisted of the amortization of deferred expense attributable to the issuance of stock options with exercise prices less than the amount subsequently determined to be the fair market value of the underlying stock for financial reporting purposes on the date of grant for the years ended December 31, 1999 and 2000, respectively. In addition, we recorded stock-based compensation expense of $768,000 related to severance agreements entered into with former employees during the twelve months ended December 31, 2000. Approximately $414,000 was amortized in the quarter ended June 30, 2001 and $859,000 was amortized in the six months ended June 30, 2001. In addition, we recorded amortization of stock-based compensation of $287,000 related to stock issued in connection with a German distributor of software in October 2000 during the quarter ended June 30, 2001 and $574,000 during the six months ended June 30, 2001. We will amortize $4.8 million of stock-based compensation ratably over the remaining vesting periods of the options, generally four years or less, which will affect our reported results of operations through 2003. All of these amounts appear on our statements of operations as stock-based compensation.

RESULTS OF OPERATIONS

     The following table expresses our operating data as percentages of total revenue for each period indicated.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1998     1999     2000
                                                              -----    -----    -----
STATEMENT OF OPERATIONS DATA:
Revenue:
  Product revenue...........................................     60%      58%      61%
  Service revenue...........................................     40       42       39
                                                              -----    -----    -----
Total revenue...............................................    100      100      100
                                                              -----    -----    -----
Cost Revenue:
  Cost of product revenue...................................     15        3        3
  Cost of service...........................................     48       48       41
                                                              -----    -----    -----
Total cost of revenue.......................................     63       51       44
                                                              -----    -----    -----
Gross Profit................................................     37       49       56
                                                              -----    -----    -----

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1998     1999     2000
                                                              -----    -----    -----
Operating expenses:
  Sales and marketing.......................................    194      160       84
  Research and development..................................    145       72       42
  General and administrative................................     73       54       29
  Stock-based compensation..................................     --        8       12
                                                              -----    -----    -----
Total operating expenses....................................    412      294      167
                                                              -----    -----    -----
Loss from operations........................................  (375)    (245)    (111)
Other income (loss).........................................      7       --       19
                                                              -----    -----    -----
Net loss....................................................  (368)%   (245)%    (92)%
                                                              =====    =====    =====

  COMPARISON OF 1999 AND 2000

     Total Revenue. Total revenue increased by $18.3 million, or 280%, to $24.8 million for 2000 from $6.5 million for 1999. No customer accounted for 10% or more of our total revenue in 2000. We expect that because of our small historical revenue base, the recent percentage growth rates of our total revenue will not be sustainable in the future.

     Product Revenue. Product revenue increased by $11.3 million, or 299%, to $15.1 million for 2000 from $3.8 million for 1999. The growth in product revenue was due to a larger number of product licenses entered into, as well as to an increase of approximately 138% in the average dollar size of licenses, attributable to larger implementations and price increases. Product revenue as a percentage of total revenue increased to 61% for 2000 from 58% for 1999. We anticipate that revenue from licenses of NetGenesis 5 will continue to represent a majority of our revenues in the future.

     Service Revenue. Service revenue increased by $6.9 million, or 252%, to $9.7 million for 2000 from $2.7 million for 1999. Approximately $5.2 million of the increase in the dollar amount of service revenue was attributable to increased implementation and consulting services delivered in connection with increased product license sales. The balance of the increase was attributable to increased average dollar size of maintenance contracts associated with higher dollar value sales of NetGenesis licenses.

     Cost of Product Revenue. Cost of product revenue consists primarily of royalties associated with third-party software embedded in our software products and software product costs, like user manuals, packaging and media costs. Cost of product revenue increased by $483,000 or 221%, to $702,000 for 2000 from $219,000 for 1999. The increase was attributable to an increase in royalty fees for third-party software embedded in our software products. Cost of product revenue as a percentage of product revenue declined to 5% for 2000 from 6% for 1999. This decrease was attributable to a negotiated reduction in royalty fees for the period of October 1999 through March 2000.

     Cost of Service Revenue. Cost of service revenue consists primarily of salaries, benefits and associated overhead costs of our professional services organization. Cost of service revenue for 2000, excluding stock-based compensation, increased by $7.1 million, or 229%, to $10.2 million from $3.1 million in 1999. Substantially all of the absolute dollar increase was attributable to an increased number of personnel in our professional services organization. This growth has required that we invest in hiring and training personnel and building a management and operational infrastructure. This investment has resulted in the cost of service revenue exceeding our service revenue. Cost of service revenue as a percentage of service revenue decreased to 106% for 2000 from 113% for 1999. We expect our service revenue will exceed our cost of service revenue in future quarters.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of personnel costs, including related overhead costs and commissions, as well as travel and entertainment expenses, trade show and other promotional expenses, advertising, and other marketing costs. Sales and marketing expenses for

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

2000, excluding stock-based compensation, increased by $10.4 million, or 99%, to $20.8 million from $10.5 million in 1999. Approximately $8.6 million of the increase was due to increased personnel in our sales and marketing departments. Approximately $734,000 of the increase was due to increased commissions earned by sales personnel on higher dollar sales. The balance of the increase was attributable to increased marketing communications expenditures associated with product introductions and efforts to create increased awareness of our products and services. Sales and marketing expenses as a percentage of total revenue declined to 84% for 2000 from 160% for 1999. This decline is primarily attributable to increased productivity from our personnel compared to the prior year which generated a larger volume of transactions at a higher average transaction price. We expect that sales and marketing expenses will stabilize or decrease in the near term, and in the long-term increase in dollar amount for new product launches, brand awareness programs, international expansion and lead generation efforts.

     Research and Development Expenses. Research and development expenses consist primarily of salaries, benefits and related overhead costs attributable to our research and development organization, as well as the cost of consultants. Research and development expenditures are charged to operations as incurred. Research and development expenses, excluding stock-based compensation, increased by $5.8 million, or 122%, to $10.5 million for 2000 from $4.7 million for 1999. Approximately $4.8 million of the increase was attributable to increased staffing and associated support for software engineers required to expand and enhance our product offerings. The balance of the cost increase was attributable to the use of independent contractors related to the development and enhancement of our products. Research and development expenses as a percentage of total revenue declined to 42% for 2000 from 72% for 1999. This decline is primarily attributable to the fact that the rate of growth of our total revenue exceeded our planned rate of growth in research and development expenditures. We believe that research and development expenses will stabilize or decrease in the near term, and in the long-term increase in dollar amount as we continue to add additional research and development personnel.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries, benefits and overhead costs associated with our executive, finance, human resource legal, accounting and internal information system functions. General and administrative expenses, excluding stock-based compensation, increased by $3.7 million, or 105%, to $7.2 million for 2000 from $3.5 million for 1999. Approximately $2.4 million of the increase was the result of increased staffing and associated expenses necessary to manage and support our growth. Approximately $633,000 of the increase was attributable to increased facilities related costs, $287,000 was attributable to an increase in professional services fees and $291,000 was attributable to an increase in the provision for bad debt. General and administrative expenses as a percentage of total revenue declined to 29% for 2000 from 54% or 1999. This decline is primarily attributable to the fact that the rate of growth of our total revenue exceeded our planned rate of growth in general and administrative expenditures. We expect that general and administrative expenses will stabilize or decrease in the near term, and in the long-term increase in dollar amount as we expand our operations and infrastructure to support our planned future growth.

     Stock-based Compensation. We incurred stock-based compensation expense of $2.9 million for 2000. The expense includes $733,000 related to the extension of options in connection with employee severance. It also includes a $217,000 compensation charge related to shares provided in connection with the acquisition of e-dynamics GmbH. It also includes $1.4 million for amortization of the deferred expense attributable to the issuance of stock options in the year ended December 31, 1999 and $557,000 for amortization of the deferred expense attributable to the issuance of stock options in the year ended December 31, 2000 with exercise prices less than the amount subsequently determined to be the fair market value of the underlying stock for financial reporting purposes on the date of grant. These options generally vest over four years or less. The remaining deferred compensation expense of approximately $6.9 million will be amortized ratably over the remaining vesting periods of the options, and will affect periods ending after December 31, 2000.

     Other Income (Loss). Other income (loss)consists of interest income, interest expense, other income loss on disposal of fixed assets, realized gain on the sale of marketable securities and other expenses. Other income increased by $4.6 million from $3,000 in 1999 to $4.6 million for 2000. Approximately $1.1 million of the increase was due to realized gains on marketable securities we sold in the quarter ended March 31, 2000.
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

The balance of the increase was due to higher interest income incurred on larger average outstanding cash and investment balances attributable to our initial public offering during the quarter ended March 31, 2000.

  COMPARISON OF 1998 AND 1999

     Total Revenue. Total revenue increased by $4.9 million, or 317%, to $6.5 million for 1999 from $1.6 million for 1998. No customer accounted for 10% or more of our total revenue in 1999.

     Product Revenue. Product revenue increased by $2.9 million, or 304%, to $3.8 million for 1999 from $937,000 for 1998. Substantially all of the growth in product revenue was due to an increase of approximately 300% in the average dollar size of licenses, attributable to larger implementations and price increases. Product revenue as a percentage of total revenue decreased to 58% for 1999 from 60% for 1998.

     Service Revenue. Service revenue increased by $2.1 million, or 335%, to $2.7 million for 1999 from $631,000 for 1998. Approximately $1.6 million of the increase in the dollar amount of service revenue was attributable to increased implementation and consulting services in connection with increased product license sales. The balance of the increase was attributable to greater sales of maintenance contracts associated with higher dollar value sales of product licenses.

     Cost of Product Revenue. Cost of product revenue consists primarily of royalties associated with third-party software embedded in our software products and software product costs, like user manuals, packaging and media costs. Cost of product revenue decreased by $12,000, or 5%, to $220,000 for 1999 from $232,000 for 1998. The decrease was attributable to a decrease in license fees for third-party software purchased for resale by us as part of our product. Cost of product revenue as a percentage of product revenue declined to 6% for 1999 from 25% for 1998. This decrease was attributable to the above-mentioned decrease in license fees for third-party software.

     Cost of Service Revenue. Cost of service revenue consists primarily of salaries, benefits and associated overhead costs of our professional services organization. Cost of service revenue, excluding stock-based compensation, increased by $2.4 million, or 310%, to $3.1 million for 1999 from $761,000 for 1998. Substantially all of the increase was attributable to an increased number of personnel in our professional services organization. This growth has required that we invest in hiring and training personnel and building a management and operational infrastructure. This investment has resulted in the cost of service revenue exceeding our service revenue. Cost of service revenue as a percentage of service revenue decreased to 113% for 1999 from 121% for 1998.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of personnel costs, including related overhead costs and commissions, as well as travel and entertainment expenses, trade show and other promotional expenses, advertising, and other marketing costs. Sales and marketing expenses, excluding stock-based compensation, increased by $7.5 million, or 244%, to $10.5 million for 1999 from $3.0 million for 1998. Approximately $4.1 million of the increase was due to increased personnel in our sales and marketing departments. Approximately $1.7 million of the increase was due to increased commissions earned by sales personnel on higher dollar sales. The balance of the increase was attributable to increased marketing communications expenditures associated with product introductions and efforts to create increased awareness of our products and services. Sales and marketing expenses as a percentage of total revenue declined to 160% for 1999 from 194% for 1998.

     Research and Development Expenses. Research and development expenses consist primarily of salaries, benefits and related overhead costs attributable to our research and development organization, as well as the cost of consultants. Research and development expenses, excluding stock-based compensation, increased by $2.4 million, or 108%, to $4.7 million for 1999 from $2.3 million for 1998. Approximately $1.9 million of the increase was attributable to increased staffing and associated support for software engineers required to expand and enhance our product offerings. The balance of the increase was attributable to the use of independent contractors related to the development and enhancement of our products. Research and development expenditures are charged to operations as incurred. Research and development expenses as a percentage of total revenue declined to 72% for 1999 from 145% for 1998.

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

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries, benefits and overhead costs associated with our executive, finance, human resource, legal, accounting and internal information system functions. General and administrative expenses, excluding stock-based compensation, increased by $2.4 million, or 204%, to $3.5 million for 1999 from $1.1 million for 1998. Approximately $900,000 of the increase was the result of increased staffing and associated expenses necessary to manage and support our growth. Approximately $700,000 of the increase was attributable to increased professional service fees. General and administrative expenses as a percentage of total revenue declined to 53% for 1999 from 73% for 1998.

     Stock-based Compensation. We incurred stock-based compensation expense of $531,000 for 1999. The expense includes $143,000 related to extension of options in connection with employee severance. It also includes $388,000 for amortization of the deferred expense attributable to the issuance during 1999 of stock options with exercise prices less than the amount subsequently determined to be the fair market value of the underlying stock for financial reporting purposes on the date of grant. These options generally vest over four years or less. The remaining deferred compensation expense of approximately $5.7 million will be amortized ratably over the remaining vesting periods of the options, and will affect periods ending after December 31, 1999.

     Other Income (Loss). Other income (loss) consists of interest income, interest expense, other income, loss on disposal of fixed assets and other expenses. Other income decreased by $108,000 from $111,000 in 1998 to $3,000 for 1999 due to higher interest expense incurred on larger average outstanding borrowings during 1999.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND JUNE 30, 2001, AND THE SIX MONTHS ENDED JUNE 30, 2000 AND JUNE 30, 2001

     Total Revenue. Total revenue decreased by $1.5 million, or 26%, to $4.3 million for the quarter ended June 30, 2001 from $5.8 million for the quarter ended June 30, 2000. Total revenue decreased by $1.6 million, or 16%, to $8.0 million for the six months ended June 30, 2001 from $9.6 million for the six months ended June 30, 2000. One customer accounted for more than 10% of revenue for the quarter ended June 30, 2001. Two different customers accounted for more than 10% of revenue for the quarter ended June 30, 2000. No customer accounted for more than 10% of revenue for the six months ended June 30, 2001 or June 30, 2000, respectively.

     Product Revenue. Product revenue decreased by $1.3 million, or 42%, to $1.9 million for the quarter ended June 30, 2001 from $3.2 million for the quarter ended June 30, 2000. Product revenue decreased by $2.6 million, or 49%, to $2.7 million for the six months ended June 30, 2001 from $5.3 million for the six months ended June 30, 2000. The decline was largely caused by a downturn in spending on information technology focused on the internet in the United States and Europe, which adversely affected product license sales. Product revenue as a percentage of total revenue decreased to 44% for the quarter ended June 30, 2001 from 56% for the quarter ended June 30, 2000. Product revenue as a percentage of total revenue decreased to 34% for the six months ended June 30, 2001 from 56% for the six months ended June 30, 2000. Although product revenue for the periods ended June 30, 2001 was lower than historical periods, we believe that product revenue will represent a majority of our revenues in future periods once spending on information technology focused on the internet returns to more historical levels in the United States and Europe.

     Service Revenue. Service revenue decreased by $130,000, or 5%, to $2.4 million for the quarter ended June 30, 2001 from $2.5 million for the quarter ended June 30, 2000. Service revenue increased by $1.1 million, or 24%, to $5.3 million for the six months ended June 30, 2001 from $4.2 million for the six months ended June 30, 2000. Approximately $542,000 of the decrease in the dollar amount of service revenue for the quarter ended June 30, 2001 was attributable to decreased implementation and consulting services chiefly in connection with a reduced number of product license sales compared to the same period a year ago. An increase of $412,000 from the sales of maintenance contracts associated with higher dollar value sales of software licenses in prior periods offset much of the decrease in consulting revenue for the quarter. Approximately $1.2 million of the increase in service revenue for the six months ended June 30, 2001 was

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

attributable to an increase in sales of maintenance contracts associated with higher dollar value sales of software licenses in prior periods. This was offset by a decrease of $145,000 in implementation and consulting services chiefly in connection with a lower number of product license sales.

     Cost of Product Revenue. Cost of product revenue consists primarily of royalties associated with third-party software embedded in our software products and software product costs, like user manuals, packaging and media costs. Cost of product revenue increased by $26,000, or 14%, to $217,000 for the quarter ended June 30, 2001 from $191,000 for the quarter ended June 30, 2000. Cost of product revenue increased by $17,000, or 5%, to $336,000 for the six months ended June 30, 2001 from $319,000 for the six months ended June 30, 2000. The increase was attributable to increased printing and reproduction costs. Cost of product revenue as a percentage of product revenue increased to 11% for the quarter ended June 30, 2001 from 6% for the quarter ended June 30, 2000. Cost of product revenue as a percentage of product revenue increased to 12% for the six months ended June 30, 2001 from 6% for the six months ended June 30, 2000. The increase is due to fixed printing and reproduction costs incurred on comparatively lower software license sales. We expect printing and reproduction costs to increase at a slower rate in proportion to software license sales in future quarters.

     Cost of Service Revenue. Cost of service revenue consists primarily of salaries, benefits and associated overhead costs of our professional services organization. Cost of service revenue, excluding stock-based compensation, increased by $306,000, or 12%, to $2.8 million for the quarter ended June 30, 2001 from $2.5 million for the quarter ended June 30, 2000. Cost of service revenue, excluding stock-based compensation, increased by $1.8 million or 42%, to $6.1 million for the six months ended June 30, 2001 from $4.3 million for the six months ended June 30, 2000. Approximately $184,000 and $433,000 of the increases for the quarter ended and six months ended June 30, 2001, respectively, can be attributed to an increase in allocated facilities costs. The balance of the increase is attributable to increased personnel costs including salaries, variable compensation, and employee benefits. Cost of service revenue, excluding stock-based compensation, as a percentage of service revenue increased to 116% for the quarter ended June 30, 2001 from 98% for the quarter ended June 30, 2000. Cost of service revenue, excluding stock-based compensation, as a percentage of service revenue increased to 116% for the six months ended June 30, 2001 from 102% for the six months ended June 30, 2000. This increase is due mainly to an increase in allocated facilities costs, as well as increased personnel costs.

     Sales and Marketing Expenses. Sales and marketing expenses consist primarily of personnel costs, including related overhead costs and commissions, as well as travel and entertainment expenses, trade show and other promotional expenses, advertising, and other marketing costs. Sales and marketing expenses, excluding stock-based compensation, increased by $1.0 million, or 19%, to $6.2 million for the quarter ended June 30, 2001 from $5.2 million for the quarter ended June 30, 2000. Sales and marketing expenses, excluding stock-based compensation, increased by $4.3 million, or 47%, to $13.6 million for the six months ended June 30, 2001 from $9.3 million for the six months ended June 30, 2000. Approximately $885,000 and $3.1 million of the increases for the quarter ended and the six months ended June 30, 2001, respectively, are attributable to increased personnel-related costs associated with increased headcount in our sales and marketing organizations and related increases in incentive compensation paid to sales personnel. The balance of the increase for the quarter ended June 30, 2001 is attributable to an increase in allocated facilities costs. The balance of the increase for the six months ended June 30, 2001 is approximately $658,000 for the increase in allocated facilities costs and $496,000 for increased marketing-related expenses. Sales and marketing expenses, excluding stock-based compensation, as a percentage of total revenue increased to 144% for the quarter ended June 30, 2001 from 90% for the quarter ended June 30, 2000. Sales and marketing expenses, excluding stock-based compensation, as a percentage of total revenue increased to 171% for the six months ended June 30, 2001 from 97% for the six months ended June 30, 2000. The increase was due to the hiring of additional personnel, increased facilities costs and greater marketing expenses associated with lead generation efforts, as well as lower than expected product revenue. We expect that sales and marketing expenses will stabilize or decrease in the near term, and in the long-term, increase in dollar amount due to increased commissions associated with higher revenues, continued investment in international distribution capability,

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

and support for new product launches, brand awareness programs, international expansion and lead generation efforts.

     Research and Development Expenses. Research and development expenses consist primarily of salaries, benefits and related overhead costs attributable to our research and development organization, as well as the cost of consultants. Research and development expenses, excluding stock-based compensation, increased by $21,000, or 1%, to $2.6 million for the quarter ended June 30, 2001 from $2.5 million for the quarter ended June 30, 2000. Research and development expenses, excluding stock-based compensation, increased by $314,000, or 6%, to $5.3 million for the six months ended June 30, 2001 from $5.0 million for the six months ended June 30, 2000. The increases in research and development expenses in absolute dollar amounts were primarily attributable to an increase in allocated facilities costs of $267,000 and $586,000 for the quarter ended and six months ended June 30, 2001, respectively. This was offset by a reduction in the cost of external consultants of $283,000 and $330,000 for the quarter ended and six months ended June 30, 2001, respectively. The balance of the increase is attributable to increased personnel costs including salaries and employee benefits. Research and development expenses, excluding stock-based compensation, as a percentage of total revenue increased to 59% for the quarter ended June 30, 2001 from 44% for the quarter ended June 30, 2000. Research and development expenses, excluding stock-based compensation, as a percentage of total revenue increased to 67% for the six months ended June 30, 2001 from 52% for the six months ended June 30, 2000. The increase as a percentage of revenue is primarily due to increased facilities costs, as well as lower than expected product revenue. We believe that research and development expenses will stabilize or decrease in the near term, and in the long-term increase in dollar amount as we hire additional research and development personnel.

     General and Administrative Expenses. General and administrative expenses consist primarily of salaries, benefits and overhead costs associated with our executive, finance, human resource, legal, accounting and internal information system functions. General and administrative expenses, excluding stock-based compensation, increased by $732,000, or 47%, to $2.3 million for the quarter ended June 30, 2001 from $1.5 million for the quarter ended June 30, 2000. General and administrative expenses, excluding stock-based compensation, increased by $1.6 million, or 51%, to $4.9 million for the six months ended June 30, 2001 from $3.2 million for the six months ended June 30, 2000. Contributing to the increase was $198,000 and $451,000 for the quarter and six months ended June 30, 2001, respectively, due to an increase in the provision for bad debt. The balance of the increase was attributable to increased professional services costs, as well as an increase in allocated facilities costs. General and administrative expenses, excluding stock-based compensation, as a percentage of total revenue increased to 53% for the quarter ended June 30, 2001 from 27% for the quarter ended June 30, 2000. General and administrative expenses, excluding stock-based compensation, as a percentage of total revenue increased to 61% for the six months ended June 30, 2001 from 34% for the six months ended June 30, 2000. The increase is primarily due to the provisions for bad debt and professional services costs, as well as lower than expected product revenue. We expect that general and administrative expenses will stabilize or decrease in the near-term, and in the long-term increase in dollar amount as we expand our operations and infrastructure to support future growth.

     Stock-based Compensation. We incurred stock-based compensation expense of $701,000 and $830,000 for the quarters ended June 30, 2001 and 2000, respectively. We incurred stock-based compensation expense of $1.4 million and $1.6 million for the six months ended June 30, 2001 and 2000, respectively. Amortization of deferred stock-based compensation recognized for the three months ended June 30, 2001 and 2000 was $414,000 and $500,000, respectively. Amortization of deferred stock-based compensation recognized for the six months ended June 30, 2001 and 2000 was $859,000 and $918,000, respectively. Amortization of the deferred expense is attributable to the issuance of stock options with exercise prices less than the amount subsequently determined to be the fair market value of the underlying stock for financial reporting purposes on the date of grant. These options generally vest over four years or less. In addition, during the three months ended June 30, 2000, we recorded stock-based compensation expense of $330,000 related to separation agreements entered into with former employees. During the six months ended June 30, 2000, we recorded stock-based compensation expense of $681,000 related to separation agreements entered into with former employees. During the quarter ended June 30, 2001, $287,000 of stock-based compensation expense was

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attributable to stock granted in connection with the acquisition of a German distributor of software in October 2000. During the six months ended June 30, 2001, $574,000 of stock-based compensation expense was attributable to stock granted in connection with the same acquisition. The remaining deferred compensation expense of approximately $4.8 million will be amortized ratably over the remaining vesting periods of the stock and options, and will affect periods ending after June 30, 2001.

     Amortization of Intangibles. We incurred amortization of intangible assets of $83,000 and $166,000 for the quarter ended and six months ended June 30, 2001, respectively. Amortization of intangibles is related to our acquisition of a German distributor of software in October 2000.

     Restructuring Charges. We incurred a restructuring charge of $2.5 million for the quarter ended June 30, 2001 related to a reduction in workforce and consolidation of excess facilities. Of the $2.5 million charge, $437,000 consisted of severance pay, taxes, benefits, and other terminating costs for 34 people. The remaining $2.1 million was allocated to the consolidation of excess leased facilities and a write-down of the remaining leasehold improvements for those facilities.

     Other Income. Other income consists of interest income, interest expense, other income and expenses, foreign exchange gains and losses, and realized gain or loss on the sale of marketable securities or the disposal of property, plant or equipment. Other income decreased by $776,000 to $355,000 for the quarter ended June 30, 2001 from $1.1 million in the quarter ended June 30, 2000. Other income decreased by $1.8 million to $805,000 for the six months ended June 30, 2001 from $2.6 million in the six months ended June 30, 2000. The decrease is primarily due to lower interest income earned on smaller average outstanding cash and investment balances during the quarter and six months ended June 30, 2001. Additionally, approximately $1.1 million of the period-to-period decrease for the six months ended June 30, 2001 is attributable to realized gains on marketable securities sold in the quarter ended March 31, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001, and will thus be adopted by the Company, as required, in fiscal year 2002. The Company has not yet assessed impact from the adoption of SFAS No. 141 and SFAS No. 142 on the Company's financial statements.

LIQUIDITY AND CAPITAL RESOURCES

     Since our inception, we have financed our operations primarily through private sales of preferred stock, which generated net proceeds of $35.0 million, and with the net proceeds of $80.3 million from our initial public offering in February 2000. To a lesser extent, we have financed our operations through debt and lease financing. As of June 30, 2001, we had $44.6 million in cash and cash equivalents, restricted cash, and short and long-term investments, a decrease of $10.3 million from $54.9 million as of December 31, 2000. Of the $44.6 million and $54.9 million in cash and cash equivalents, restricted cash, and short and long-term investments on June 30, 2001 and December 31, 2000, respectively, $1.7 million is restricted cash that serves as collateral for our obligations under the lease of our headquarters in Cambridge, Massachusetts and is classified on the balance sheet as long-term other asset.

     We used $11.5 million of cash in operations in the six months ended June 30, 2001 compared to $12.7 million in operations in the six months ended June 30, 2000. For the six months ended June 30, 2001, cash used in operating activities was primarily due to our net operating loss of $25.5 million. Our net cash outflow from operating activities was offset by changes in our working capital balances like a decrease in
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accounts receivable of $6.1 million and increases in accrued expenses of $1.9 million, accounts payable of $1.3 million and other liabilities of $890,000. Other non-cash charges like $2.4 million for depreciation and amortization, $447,000 for the non-cash portion of restructuring charges, and $1.4 million for stock-based compensation also offset cash used in operating activities.

     Our investing activities resulted in net cash provided of $10.1 million for the six months ended June 30, 2001 and net cash used of $67.0 million for the six months ended June 30, 2000. For the six months ended June 30, 2001, $12.2 million of cash was provided by the net purchases and sales of short-term investments and marketable securities, offset by restricted cash needs of $1.5 million and further reduced by $681,000 used to purchase fixed assets. For the six months ended June 30, 2000, approximately $60.7 million of cash was used for the net purchases and sales of short-term investments and marketable securities, approximately $4.7 for capital expenditures, and approximately $1.6 million for restricted cash purposes.

     Capital expenditures were $681,000 for the six months ended June 30, 2001 and $4.7 million for the six months ended June 30, 2000. Our capital expenditures consist primarily of purchases of property and equipment, including computer equipment and software and leasehold improvements. We expect that our capital expenditures will increase in the future as we continue to enhance and expand our information systems.

     Cash provided by financing activities was $1.7 million for the six months ended June 30, 2001 and $80.6 million for the six months ended June 30, 2000. The principal source of financing for the six months ended June 30, 2000 was our initial public offering in February 2000. The principle sources of financing for the six months ended June 30, 2001 were two sale and leaseback transactions in which we sold specified fixed assets to a third party for $2.8 million and subsequently leased the property back from the same party. Also contributing to the net cash provided by financing activities during the six months ended June 30, 2001 were proceeds received from our employee stock purchase plan of $140,000 and the exercise of stock options of $101,000. This was offset by principal payments on capital leases and debt of $1.2 million.

     We are a party to a subordinated debt agreement under which we have obtained a term loan of $3.0 million and an equipment line of credit of up to $1.0 million. The term loans and the equipment line are payable in 36 monthly installments. As of June 30, 2001, we had $766,000 outstanding under the term loan agreement and $541,000 outstanding under the equipment line. No additional amounts are available for borrowing under the term loan agreement. Before we can lease additional equipment under the equipment line of credit, we must not be in default under the equipment line or under any other agreement, and there must not have been a material change in our credit standing or in our ability to perform our obligations under the equipment line. We believe we were in compliance with these conditions as of June 30, 2001.

     In March 2001, we entered into two separate sale and leaseback agreements in which some of our assets, consisting primarily of computer hardware, were sold to a third party and subsequently leased back to us. The lease terms are 24 and 36 months, respectively. Both leases have been accounted for as capital leases on the balance sheet. As of June 30, 2001, the outstanding balances on these two leases are $1.3 million and $1.1 million, respectively. Related to these transactions, we recorded a deferred gain of $437,000, which is being recognized ratably over the term of the lease through other income.

     While we anticipate that our operating expenses will stabilize or decrease in the short-term, over the long-term we expect to experience significant growth in operating expenses before we can execute our business plan, particularly research and development and sales and marketing expenses. As a result, we anticipate that our operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of or investments in complementary products, services, businesses, or technologies. We believe that our existing cash resources will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. Any needed financing may not be available to us on commercially reasonable terms, if at all.

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QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to the impact of interest rate changes, foreign currency fluctuation, and changes in the market values of our investments.

INTEREST RATE RISK

     Our exposure to market rate risk for changes in interest rates relate primarily to our investment portfolio. As of June 30, 2001, we had cash and cash equivalents of $15.8 million and short-term investments and marketable securities of $26.9 million. We have not used derivative financial instruments in our investment portfolio. We invest our excess cash in cash and cash equivalents, which consist of financial instruments with purchased maturities of three months or less, and short and long-term investments, which consist of debt instruments of the U.S. Government and its agencies, and in high-quality corporate issuers. We protect and preserve our invested funds by seeking to limit default, market and reinvestment risk. Our investment policy allows us to invest in a portfolio with a maximum average maturity of three months and a maximum maturity on any one security of two years. Investment in both fixed rate and floating rate interest-earning instruments carries a degree of interest rate risk. The fair market value of fixed rate securities may be adversely affected by a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall. Based upon our current balance of cash and cash equivalents and short-term investments and marketable securities, a decrease in interest rates of 0.5% would cause a corresponding decrease in our annual interest income by approximately $213,000. Due in part to these factors, our future investment income may fall short of expectations due to changes in interest rates or we may suffer losses in principal if forced to sell securities that have declined in market value due to changes in interest rates.

FOREIGN CURRENCY RISK

     The majority of our operations are based in the United States and, accordingly, the majority of our transactions are denominated in U. S. dollars. However, we have foreign-based operations where transactions are denominated in foreign currencies and are subject to market risk with respect to fluctuations in the relative value of currencies. Currently, we have operations in Canada, Germany and the United Kingdom and conduct transactions in the local currency of each location. The impact of fluctuations in the relative value of other currencies was not material for the three months ended June 30, 2001. We do not use derivative financial instruments, which are ineligible investments under our investment policy guidelines.

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                                FAIRNESS OPINION

OPINION OF JPMORGAN SECURITIES INC.

     Pursuant to an engagement letter dated September 29, 2000, as amended August 28, 2001, NetGenesis retained JPMorgan as its financial advisor in connection with a proposed sale of NetGenesis.

     At the meeting of the Board of Directors of NetGenesis on October 26, 2001, JPMorgan rendered its oral and written opinions to the Board of Directors of NetGenesis that, as of such date, the exchange ratio in the merger was fair from a financial point of view to the holders of NetGenesis' common stock. No limitations were imposed by NetGenesis' Board of Directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the written opinion of JPMorgan dated October 26, 2001, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and prospectus and is incorporated herein by reference. NetGenesis' stockholders are urged to read the opinion in its entirety. JPMorgan's written opinion is addressed to the Board of Directors of NetGenesis, is directed only to the exchange ratio in the merger and does not constitute a recommendation to any stockholder of NetGenesis as to how such stockholder should vote at the NetGenesis special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement and prospectus is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, JPMorgan performed the following:

          (a) reviewed the draft dated October 26, 2001 of the Agreement and Plan of Merger;

          (b) reviewed certain publicly available business and financial information concerning NetGenesis and SPSS and the industries in which they operate;

          (c) compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

          (d) compared the financial and operating performance of NetGenesis and SPSS with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of NetGenesis common stock and SPSS common stock and certain publicly traded securities of such other companies;

          (e) reviewed certain internal financial analyses and forecasts prepared by the management of NetGenesis and SPSS relating to their respective businesses; and

          (f) performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

     JPMorgan also held discussions with certain members of the management of NetGenesis and SPSS with respect to certain aspects of the merger, and the past and current business operations of NetGenesis and SPSS, the financial condition and future prospects and operations of NetGenesis and SPSS, the effects of the merger on the financial condition and future prospects of NetGenesis and SPSS, and certain other matters believed necessary or appropriate to JPMorgan's inquiry.

     JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by NetGenesis and SPSS or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of NetGenesis and SPSS to which such analyses or forecasts relate. JPMorgan has also assumed that the merger will qualify as a tax-free reorganization for United States income tax purposes and that the
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other transactions contemplated by the Agreement and Plan of Merger will be consummated as described in the Agreement and Plan of Merger. JPMorgan relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. JPMorgan also assumed that the definitive Agreement and Plan of Merger would not differ in any material respects from the draft thereof furnished to it. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on NetGenesis or SPSS or on the contemplated benefits of the merger.

     The projections for NetGenesis and SPSS were prepared by the respective management of each company. Neither NetGenesis nor SPSS publicly discloses internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     JPMorgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect such opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, to the holders of the NetGenesis common stock of the exchange ratio in the proposed merger and JPMorgan expressed no opinion as to the underlying decision by NetGenesis to engage in the merger. JPMorgan expressed no opinion as to the price at which NetGenesis's common stock or SPSS's common stock will trade at any future time, whether prior to or following consummation of the merger.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

     Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of NetGenesis with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to NetGenesis. The companies selected by JPMorgan were the following companies:

     Accrue SoftwareActuate Software
     Brio Technology
     Cognos
     E.piphany
     Kana Software
     MicroStrategy
     Net Perceptions
     Selectica Inc.
     Xchange

     These companies were selected, among other reasons, because of their similarity in business and operations. For each selected company, publicly available financial performance based on estimated revenues for the twelve months ended December 31, 2001 and December 31, 2002, respectively, was measured. JPMorgan used the mean and the median value for each multiple, as guidance when selecting multiples to be applied to NetGenesis' revenues, yielding implied trading values for NetGenesis' common stock of approximately $0.98 to $1.28 per share.

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     Using publicly available information, JPMorgan also compared selected financial data of SPSS with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to SPSS. The companies selected by JPMorgan were the following companies:

     Actuate Software
     Brio Technology
     Cognos
     HNC Software
     Hyperion Solutions
     Informatica
     MicroStrategy
     Net Perceptions
     Sagent Technology

     These companies were selected, among other reasons, because of their similarity in business and operations. For each selected company, publicly available financial performance based on estimated revenues for the twelve months ended December 31, 2001 and December 31, 2002, respectively, was measured. JPMorgan calculated the mean and the median value for each multiple and used these as guidance when selecting multiples to be applied to SPSS's revenues, yielding implied trading values for SPSS's common stock of approximately $23.43 to $27.82 per share.

     Selected Transaction Analysis. Using publicly available information, JPMorgan examined selected transactions with respect to similar companies. JPMorgan applied a range of multiples derived from such analysis to NetGenesis' revenues, and arrived at an estimated range of equity values for NetGenesis' common stock of between $1.08 and $1.47 per share.

     Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for NetGenesis' common stock. JPMorgan calculated the unlevered free cash flows that NetGenesis is expected to generate during fiscal years 2002 through 2006 based upon financial projections prepared by the management of NetGenesis through the years ended 2002 and upon management projections adjusted by JPMorgan to reflect more moderate growth in revenues and lower operating margins during the following 4-year period. JPMorgan also calculated a range of terminal asset values of NetGenesis at the end of the 5-year period ending December 31, 2006 by applying an EBITDA multiple ranging from 1.0x to 1.3x to the unlevered free cash flow of NetGenesis during the final year of the 5-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 14% to 17%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of NetGenesis. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for NetGenesis' estimated 2001 fiscal year-end excess cash, option exercise proceeds and total debt. Based on the adjusted management projections and a multiple of 1.0x to 1.3x, the discounted cash flow analysis indicated a range of equity values of between $1.58 and $1.87 per share for NetGenesis' common stock on a stand-alone basis (i.e., without synergies).

     JPMorgan also conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for SPSS's common stock. JPMorgan calculated the unlevered free cash flows that SPSS is expected to generate during fiscal years 2002 through 2006 based upon financial projections prepared by the management of SPSS. JPMorgan also calculated a range of terminal asset values of SPSS at the end of the 5-year period ending December 31, 2006 by applying an EBITDA multiple ranging from 1.6x to 1.9x to the unlevered free cash flow of SPSS during the final year of the 5-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 12.5% to 14%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of SPSS. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for SPSS's estimated 2001 fiscal year-end excess cash, option exercise proceeds and total debt. Based on the management projections and a multiple of 1.6x to 1.9x, the discounted cash flow analysis indicated a range of equity values of between $22.41 and $27.40 per share for SPSS's common stock on a stand-alone basis (i.e., without synergies).

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     The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and their analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to NetGenesis' Board of Directors with respect to the merger on the basis of such experience and its familiarity with NetGenesis.

     NetGenesis has agreed to pay JPMorgan a fee of $1,000,000 in consideration for its services in connection with the merger. In addition, NetGenesis has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

     From time to time in the past, JPMorgan and its affiliates have provided a variety of investment banking services to NetGenesis, including acting as lead managing underwriter for NetGenesis' initial public offering of its common stock in February 2000. In addition, certain of JPMorgan's affiliates own in the aggregate less than 1% of the NetGenesis common stock. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of NetGenesis for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

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                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of NetGenesis' board of directors with respect to the merger, stockholders should be aware that some officers of NetGenesis, including some officers who are also directors, have some interests in the merger that may be different from, or in addition to, the interests of stockholders of NetGenesis. The board of directors of NetGenesis was aware of these interests and considered them, among other matters, in making their recommendation.

     Stock Options. In the merger, each outstanding option to purchase shares of NetGenesis common stock (including options held by officers and non-employee directors of NetGenesis) will be converted into an option to acquire, on substantially the same economic terms and conditions as applied to the NetGenesis option, a number of shares of SPSS common stock to be determined by multiplying the number of shares of NetGenesis common stock underlying the option by the exchange ratio rounded down to the nearest whole share, at a price per share equal to the per share price at which the NetGenesis option is exercisable divided by the exchange ratio rounded to the nearest one-hundredth of a cent.

     All outstanding NetGenesis options will become fully vested upon a change in control of NetGenesis. "Change in control" is defined as the acquisition by an entity or person, not currently a stockholder of NetGenesis, of shares of NetGenesis stock representing more than 50% of the voting power of the outstanding shares of NetGenesis stock.

     Based upon the number of options held by all officers and non-employee directors (15 individuals) as of October 31, 2001, options held by these officers and non-employee directors to purchase 817,734 shares of common stock will become fully vested at the effective time of the merger.

     Severance Benefits. The employment agreement between NetGenesis and Larry Bohn dated May 28, 1998, provides that if Mr. Bohn is terminated upon a change in control, he is entitled to severance payments in an amount equal to one year of his total annual compensation, which is the sum of his salary and bonuses during the twelve month period preceding the date of termination, payable over twelve months. The merger constitutes a change in control within the meaning of the agreement.

     A letter agreement between NetGenesis and Chris Hanson dated October 13, 2000, provides that a change in control of NetGenesis in connection with which Mr. Hanson is terminated from his position as chief financial officer involuntarily and without cause, entitles him to one year additional acceleration of the vesting of his options and a nine month severance package. The merger constitutes a change in control within the meaning of the agreement.

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                        THE AGREEMENT AND PLAN OF MERGER

     The following is a summary of the material terms of the Agreement and Plan of Merger. This summary does not purport to describe all the terms of the Agreement and Plan of Merger and is qualified by the complete Agreement and Plan of Merger which is attached as Annex A to this proxy statement/prospectus and incorporated by reference. All stockholders of SPSS and NetGenesis are urged to read the Agreement and Plan of Merger carefully and in its entirety.

GENERAL

     Under the Agreement and Plan of Merger, a wholly-owned subsidiary of SPSS will merge with and into NetGenesis, with NetGenesis continuing as the surviving corporation. Although the subsidiary which survives the merger will retain the NetGenesis name, the combined entity will be named "SPSS Inc."

     Immediately following completion of the merger:

     - SPSS's merger subsidiary will have been merged into NetGenesis and will no longer exist as a separate entity;

     - NetGenesis will be a wholly owned subsidiary of SPSS;

     - former holders of NetGenesis common stock will be entitled to receive
       0.097 of an SPSS common share in exchange for each share of NetGenesis common stock held by them;

     - the number of SPSS common shares held by SPSS stockholders before the merger will not be affected by the merger;

     - former holders of options to purchase NetGenesis common stock will be entitled to receive economically equivalent options to purchase SPSS common stock, with all of the NetGenesis options becoming immediately exercisable upon consummation of the merger;

     - approximately 320,673 shares of SPSS common stock will be issuable upon the exercise of SPSS options granted to former holders of NetGenesis options; and

     - on a fully diluted basis, former NetGenesis stockholders will collectively own approximately 14% of the outstanding shares of SPSS common stock, and holders of SPSS common stock immediately before the merger will collectively own the remainder.

     Following the merger, SPSS will continue to be led by its current management team and board of directors.

CLOSING MATTERS

     Closing. The closing of the merger will take place on the first business day after all closing conditions have been satisfied or waived, unless the Agreement and Plan of Merger has been terminated or another time or date is agreed to in writing by the parties. See "The Agreement and Plan of Merger -- Conditions" below for a more complete description of the conditions that must be satisfied before closing.

     Effective Time. On or before the closing, SPSS and NetGenesis will file a certificate of merger with the Delaware Secretary of State in accordance with the relevant provisions of the Delaware General Corporation Law and make all other required filings or recordings. The merger will become effective when the certificate of merger is filed with the Secretary of the State of Delaware or at such later time as SPSS and NetGenesis agree and specify in the certificate of merger.

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CONSIDERATION TO BE RECEIVED IN THE MERGER; TREATMENT OF STOCK OPTIONS AND
OBLIGATIONS UNDER E-DYNAMICS MERGER AGREEMENT

     The Agreement and Plan of Merger provides that, at the effective time of the merger:

     - each share of NetGenesis stock issued and outstanding immediately before the effective time of the merger will be converted into 0.097 shares of SPSS common stock; and

     - each outstanding and unexercised option or right to purchase shares of NetGenesis common stock granted under the NetGenesis stock plans will no longer represent the right to acquire NetGenesis common stock and will be assumed by SPSS. Each NetGenesis stock option will be exercisable for that number of whole shares of SPSS common stock determined by multiplying the number of shares of NetGenesis common stock underlying the NetGenesis stock option by the exchange ratio of 0.097, rounded down to the nearest whole share of SPSS common stock. Further, the per share exercise price for the shares of SPSS common stock issuable upon exercise of such assumed NetGenesis stock option will be equal to the per share exercise price specified in the NetGenesis stock option divided by the exchange ratio of 0.097.

     - each right to acquire shares of NetGenesis common stock granted under a Share Purchase and Assignment Agreement, dated as of October 23, 2000, by and among NetGenesis, Sven Gerber and e-dynamics GmbH will no longer represent the right to acquire NetGenesis common stock and will be assumed by SPSS. The terms and conditions of each right will be as provided in the Share Purchase and Assignment Agreement, except that the holder of each right to acquire NetGenesis shares will have the right to acquire that number of whole shares of SPSS common stock determined by multiplying the number of shares of NetGenesis common stock to which the holder would be entitled under the Share Purchase and Assignment Agreement by the exchange ratio of 0.097, rounded down to the nearest whole share of SPSS common stock.

     In addition, any shares of NetGenesis common stock owned by SPSS or SPSS's merger subsidiary will be automatically canceled, and will not be exchanged for any shares of SPSS common stock or other consideration.

     Each share of SPSS common stock will remain outstanding following the merger and will continue to represent one share of common stock of the combined company.

     For a further discussion of the treatment of NetGenesis stock options and other employee benefit plans under the Agreement and Plan of Merger, see "The Agreement and Plan of Merger -- Covenants -- Employee Matters" and "Interests of Certain Persons in the Merger."

EXCHANGE OF CERTIFICATES IN THE MERGER

     Before the effective time of the merger, SPSS will appoint an exchange agent to handle the exchange of NetGenesis stock certificates for stock of SPSS and the payment of cash for fractional shares. Soon after the effective time of the merger, the exchange agent will send a letter of transmittal, which is to be used to exchange NetGenesis stock certificates for stock of SPSS, to each former NetGenesis stockholder. The letter of transmittal will contain instructions explaining the procedure for surrendering NetGenesis stock certificates. You should not return certificates with the enclosed proxy card.

     NetGenesis stockholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive shares of SPSS common stock into which the shares of NetGenesis common stock were converted in the merger.

     After the merger, each certificate that previously represented shares of NetGenesis stock will only represent the right to receive the shares of SPSS common stock into which those shares of NetGenesis common stock have been converted.

     SPSS will not pay dividends to holders of any NetGenesis stock certificates until the NetGenesis stock certificates are surrendered to the exchange agent. However, once those certificates are surrendered, SPSS

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

will pay to the holder, without interest, any dividends that have been declared after the effective date of the merger on the shares into which those NetGenesis shares have been converted.

     After the effective time of the merger, NetGenesis will not register any transfers of the shares of NetGenesis common stock.

     SPSS stockholders do not need to exchange their stock certificates.

FRACTIONAL SHARES

     No fractional shares of SPSS common stock will be issued in the merger. Instead, the exchange agent will pay each of those stockholders who would have otherwise been entitled to a fractional share of SPSS common stock an amount in cash determined by multiplying the fractional share interest by the average of the closing prices for a share of SPSS common stock for the ten most recent days SPSS common stock has traded on the NASDAQ National Market ending on the trading day immediately before the date of the effective time of the merger or, if that date is not a business day, on the business day immediately following the date on which the effective time of the merger occurs.

LISTING OF SPSS STOCK

     SPSS has agreed to use commercially reasonable efforts to cause the shares of SPSS common stock to be issued in the merger and the shares of SPSS common stock to be reserved for issuance upon exercise of the NetGenesis stock options to be approved for listing on the NASDAQ National Market before the closing of the merger. SPSS's symbol "SPSS" will be used for such shares, assuming the listing application is approved. Approval for listing on the NASDAQ National Market of the shares of SPSS common stock issuable to the NetGenesis stockholders in the merger is a condition to the obligations of SPSS and NetGenesis to complete the merger.

BOARD OF DIRECTORS; EXECUTIVE OFFICERS; COMPANY HEADQUARTERS

     SPSS Board Of Directors. At the effective time of the merger, the board of directors of SPSS will consist of eight members.

     Executive Officers. Jack Noonan, SPSS's current President and Chief Executive Officer, will continue to be President and Chief Executive Officer of SPSS after the merger. Edward Hamburg, SPSS's Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, will continue to be Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary of SPSS after the merger.

     SPSS Headquarters. After the completion of the merger, the headquarters of the combined company will be located in Chicago, Illinois, SPSS's current headquarters. In addition, SPSS shall maintain offices in Cambridge, Massachusetts, the current location of NetGenesis' headquarters, for so long as SPSS considers it necessary or desirable.

COVENANTS

     NetGenesis has undertaken identified covenants in the Agreement and Plan of Merger concerning the conduct of its business between the date the Agreement and Plan of Merger was signed and the completion of the merger. The following summarizes the more significant of these covenants:

     No Solicitation. NetGenesis has agreed that neither it, nor any of its subsidiaries, officers or directors, will, and NetGenesis has agreed that it will use commercially reasonable efforts to ensure that its employees, agents or representatives will not:

     - initiate, solicit, encourage or knowingly facilitate, including by way of furnishing information, any inquiries or the making of any proposal or offer with respect to a third party "acquisition proposal" of the type described below;

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

     - have any discussion with or provide any confidential information or data to any person relating to an acquisition proposal;

     - engage in negotiations concerning an acquisition proposal;

     - knowingly facilitate any effort or attempt to make or implement an acquisition proposal; or

     - accept an acquisition proposal.

     However, NetGenesis is permitted, as is contemplated under the federal securities laws, to take and disclose to its stockholders its position with respect to any acquisition proposal.

     In addition, NetGenesis is permitted to engage in discussions and negotiations with, and provide information to, any person in response to an unsolicited acquisition proposal, if:

     - its board of directors concludes in good faith that there is a reasonable likelihood that the acquisition proposal could result in a "superior proposal" of the type described below;

     - before providing any information or data to any person in connection with an acquisition proposal, it provides a copy of the written acquisition proposal to SPSS;

     - it keeps SPSS informed of the status and terms of the acquisition proposal and any discussions or negotiations relating to the acquisition proposal.

     An "acquisition proposal" for NetGenesis, is any proposal or offer with respect to:

     - a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetGenesis;

     - any purchase or sale of the consolidated assets of NetGenesis and its subsidiaries, taken as a whole.

     A "superior proposal" for NetGenesis is a written proposal made by a person other than SPSS which is for:

          (1) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetGenesis;

          (2) a sale, lease, exchange, transfer or other disposition of all of the assets of NetGenesis and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions; or

          (3) the acquisition, directly or indirectly, by a person of beneficial ownership of all of the common stock of NetGenesis whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is on terms which the board of directors of NetGenesis in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, the person making the proposal, and the likelihood that the consummation of the transactions contemplated by the proposal, would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by the Agreement and Plan of Merger.

     Board of Directors Covenant to Recommend. We have agreed that NetGenesis' board of directors will recommend the approval of the merger to its stockholders. NetGenesis' board of directors is not permitted to make or to withdraw or to modify or to qualify in a manner adverse to SPSS this recommendation, including by endorsing an alternative transaction to the merger between SPSS and NetGenesis, before its meeting unless:

     - it determines in good faith that a "material adverse effect" has occurred with respect to the other party; or

     - it has received an unsolicited acquisition proposal that its board concludes in good faith is a superior proposal.

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

     See "The Agreement and Plan of Merger -- Termination of Agreement and Plan of Merger" for a discussion of each party's ability to terminate the Agreement and Plan of Merger.

     Operations of NetGenesis Pending Closing. NetGenesis has undertaken a separate covenant that places restrictions on itself and its subsidiaries until either the effective time of the merger or the termination of the Agreement and Plan of Merger. In general, NetGenesis and its subsidiaries are required to conduct their businesses in the usual, regular and ordinary course in all material respects substantially in the same manner as previously conducted and to use their commercially reasonable efforts to preserve intact their present lines of business and relationships with third parties. NetGenesis and each of its subsidiaries has agreed to deliver to SPSS, (a) on a monthly basis, within seven business days following the end of each month, a general ledger trial balance and accompanying schedules, which schedules shall reflect all commitments of NetGenesis and its subsidiaries that will affect the reported trial balance and (b) on a weekly basis, an account of weekly cash receipts and disbursement reporting. NetGenesis has agreed to some specific restrictions that prohibit NetGenesis and its subsidiaries from:

     - Disposing of any assets of NetGenesis, except inventory disposed in the ordinary course of business, office equipment no longer used by NetGenesis or office equipment transferred to a NetGenesis employee when the employee is terminated;

     - Materially increasing the annual level of compensation of any employee, and granting any unusual or extraordinary bonuses, benefits or other forms of direct of indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise, except in connection with the extension of the exercise period or acceleration of vesting of employee stock options, and except in connection with the termination of NetGenesis employees in a manner consistent with NetGenesis' severance policy;

     - Increasing terminating, amending or otherwise modifying any plan for the benefit of employees;

     - Issuing any equity securities or options, warrants, rights or convertible securities, with limited exceptions;

     - Paying any dividends, redeeming any securities, or otherwise causing assets of NetGenesis to be distributed to any of its stockholders except by way of compensation to employees who are also stockholders within the limitations identified above;

     - Amending or proposing to amend any of their respective certificates or articles of incorporation, bylaws or other governing documents, except to the extent required to comply with any of their obligations under the Agreement and Plan of Merger;

     - Acquiring or agreeing to acquire, whether by means of a merger or consolidation with, purchasing or otherwise acquiring any equity interest in, or assets of, any corporation, partnership, association or other business entity;

     - Making any loans or borrowing any funds, under existing credit lines or otherwise, except as reasonably necessary for the ordinary operation of NetGenesis' business in a manner, and in amounts, in keeping with historical practices; and

     - Involuntarily terminating the employment of any officer or other employee of NetGenesis without the prior written consent of SPSS.

     Commercially Reasonable Efforts Covenant. We have agreed to cooperate with each other and to use our commercially reasonable efforts to take all actions and do all things advisable or necessary under the Agreement and Plan of Merger and applicable laws to complete the merger and the other transactions contemplated by the Agreement and Plan of Merger. Neither of us will be required for any reason to sell, hold separate or otherwise dispose of assets, or to conduct our business in a specified manner, if that action is not conditioned on our merger closing or would reasonably be expected to have a material adverse effect on the combined company.

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

     Employee Benefit Matters. We have agreed that, as soon as practicable after the effective date, SPSS will use commercially reasonable efforts so that NetGenesis employees will be entitled to participate in the SPSS benefit plans to the same extent as similarly situated employees of SPSS and, to the extent NetGenesis employees are currently covered by NetGenesis benefit plans, SPSS will make all necessary arrangements with its insurance provider to ensure that, to the extent available, the NetGenesis employees receive coverage under the SPSS benefit plans that is equivalent to the coverage they received under the NetGenesis benefit plans.

OTHER COVENANTS AND AGREEMENTS

     Meeting of Stockholders. The Agreement and Plan of Merger contains a covenant that NetGenesis will convene a meeting of its stockholders to consider and vote upon the merger and related transactions as soon as reasonably practicable.

     Indemnification and Insurance. SPSS has agreed that all rights to indemnification now existing in favor of the directors or officers of NetGenesis and its subsidiaries, as provided in the charters and bylaws of NetGenesis and its subsidiaries, will become obligations of the surviving corporation in the merger for a period of five years after the effective time of the merger.

     SPSS is obligated to purchase a tail-policy insuring the NetGenesis directors and officers from claims brought after the termination of the NetGenesis directors' and officers' current liability insurance policy where events giving rise to similar claims occur before the termination of their current liability policy. SPSS is obligated to purchase a tail-policy with a three-year term, without regard to cost, (or any longer term as can be purchased for premiums of $200,000 in total) and a coverage limit of $5,000,000 in the aggregate. The tail-policy will provide coverage and terms that are substantially similar to the coverage and terms provided by the NetGenesis directors' and officers' current liability insurance policy.

     Repayment of Indebtedness. NetGenesis has agreed to use commercially reasonable efforts to induce Brian Zanghi to satisfy, before the effective time of the merger, his obligations to NetGenesis under the promissory note made by him in favor of NetGenesis.

     Expenses. We have each agreed to pay our own costs and expenses incurred in connection with the merger and the Agreement and Plan of Merger; provided, however, that if the merger is consummated, the surviving corporation will pay up to $2 million in expenses incurred by NetGenesis before the closing in connection with the merger, including fees and expenses of counsel, accountants and investment bankers and the expenses incurred in connection with the filing with the SEC of this proxy statement/prospectus and the related registration statement and the costs associated with the printing and mailing of this proxy statement/prospectus.

     Other Covenants. The Agreement and Plan of Merger contains covenants relating to the cooperation between SPSS and NetGenesis in the preparation of this proxy statement/prospectus and other governmental filings. The Agreement and Plan of Merger also contains additional agreements relating to, among other things, public announcements, mutual notice of specified matters and access to information.

REPRESENTATIONS AND WARRANTIES

     The Agreement and Plan of Merger contains substantially reciprocal representations and warranties made by each of us to the other with respect to the following:

     - corporate existence, qualification to conduct business and corporate standing and power;

     - ownership of subsidiaries;

     - capital structure;

     - corporate authority to enter into, and carry out the obligations under, the Agreement and Plan of Merger and enforceability of the Agreement and Plan of Merger;

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

     - absence of a breach of the certificate of incorporation, by-laws, law or material agreements as a result of the merger;

     - filings with the SEC;

     - financial statements;

     - information supplied for use in this proxy statement/prospectus;

     - board of directors approval;

     - litigation;

     - absence of undisclosed liabilities;

     - compliance with laws; and

     - intellectual property matters.

     In addition to the foregoing, NetGenesis has made specific representations and warranties to SPSS with respect to the following:

     - votes required for approval;

     - absence of specified changes of events;

     - opinions of financial advisors;

     - environmental matters;

     - title to assets;

     - significant contracts;

     - tax matters;

     - payment of fees to finders or brokers in connection with the Agreement and Plan of Merger;

     - employee benefit and labor matters;

     - related transactions; and

     - bank accounts and sale deposit boxes.

     The Agreement and Plan of Merger also contains specified representations and warranties of SPSS and its wholly-owned merger subsidiary, including organization, corporate authorization, non-contravention and no prior business activities.

     The representations and warranties contained in the Agreement and Plan of Merger do not survive the closing date of the merger.

CONDITIONS

     Our respective obligations to complete the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of various conditions which include, in addition to other customary closing conditions:

     - the adoption of the Agreement and Plan of Merger by the NetGenesis stockholders;

     - the absence of any law, order or injunction prohibiting completion of the merger or which would have a material adverse effect on the combined company;

     - the approval for listing on the NASDAQ National Market of the SPSS stock to be issued in the merger; unless the failure to have the shares approved for listing on the NASDAQ National Market is waived by NetGenesis;

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

     - the receipt of all other governmental and regulatory consents, approvals and authorizations necessary for the merger unless not obtaining those consents or approvals would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the combined company;

     - transfer to SPSS of the ownership of and designation of new authorized signatories with respect to each of the bank accounts and safe deposit boxes maintained by NetGenesis before closing;

     - the SEC having declared effective the SPSS registration statement, of which this proxy statement/prospectus forms a part; and

     - no material adverse effect shall have occurred with respect to either SPSS or NetGenesis since June 30, 2001.

     In addition, individually, our respective obligations to effect the merger are subject to the satisfaction or, to the extent legally permissible, the waiver of the following additional conditions:

     - the representations and warranties of the other company contained in the Agreement and Plan of Merger being true and correct in all respects on the closing date of the merger as if they were made on that date, unless they were by their express provisions made as of another particular date, in which case the statement must be true and correct in all material respects as of that date other than for failures to be true and correct that, individually or in the aggregate, would not constitute a "material adverse effect" with respect to the party making the applicable representation or warranty;

     - the other party having performed or complied in all respects with all agreements and covenants required to be performed by it under the Agreement and Plan of Merger at or before the closing date, other than for such failures to so perform or comply that, individually or in the aggregate, would not constitute a "material adverse effect" with respect to such party; and

     - the receipt of an opinion of each company's counsel that the merger will qualify as a reorganization under the Internal Revenue Code.

     For purposes of the heading entitled "The Agreement and Plan of Merger", a "material adverse effect" means with respect to any entity, any event, change or occurrence that has, or is reasonably likely to have, a materially adverse effect on (a) the business, financial condition or results of operations of the entity and its subsidiaries taken as a whole, other than any event, change or occurrence relating to the economy or financial markets in general, the general industries in which each company operates and other specified items, or (b) the ability of the entity to consummate the transactions contemplated by the Agreement and Plan of Merger.

TERMINATION OF AGREEMENT AND PLAN OF MERGER

     Right to Terminate. The Agreement and Plan of Merger may be terminated at any time before the effective time in any of the following ways:

     - by our mutual written consent;

     - by either one of us:

       - if the merger has not been completed by January 26, 2002, except that a party may not terminate the Agreement and Plan of Merger if the cause of the merger not being completed by that date is (a) that party's failure to fulfill its obligations under the Agreement and Plan of Merger or (b) a delay caused by the need to make a filing under the Hart Scott Rodino Antitrust Improvements Act of 1976;

       - if NetGenesis' stockholders fail to adopt the Agreement and Plan of Merger;

       - if the other party shall have breached any provision contained under the Agreement and Plan of Merger and (a) the breach is incapable of being cured or remains uncured for 30 days after the other party receives notice of its breach; and (b) the breach or failure to cure the breach would have a

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

        material adverse effect on the business, financial condition or results of operations of the breaching party; or

       - if the Board of Directors of NetGenesis authorizes NetGenesis to accept a proposal that the Board of Directors of NetGenesis has determined is a superior proposal; provided, that NetGenesis shall not be able to terminate the Agreement and Plan of Merger and enter into a definitive agreement relating to a superior proposal until the expiration of five
         (5) business days following SPSS's receipt of written notice advising SPSS that NetGenesis has received a superior proposal specifying the material terms and conditions of the superior proposal (and including a copy of the written notice with all accompanying documentation, if in writing), identifying the person making the superior proposal and stating whether NetGenesis intends to enter into a definitive agreement relating to the superior proposal. After providing the required written notice, NetGenesis shall provide a commercially reasonable opportunity to SPSS to make adjustments in the terms of the merger and proceed on the adjusted terms.

     Termination Fees Payable by Each Company. If either SPSS or NetGenesis commits a breach of any provision of the Agreement and Plan of Merger and (a) the breach shall not have been cured within thirty (30) days after written notice of the breach shall have been received by the breaching party and (b) the breach has a "material adverse effect" on the breaching party, the breaching party has agreed to pay the other party a termination fee equal to two percent (2%) of the "merger value" (the "Breakup Fee"). In addition, if either SPSS or NetGenesis terminates the agreement because the Board of Directors of NetGenesis authorizes NetGenesis to accept a proposal that the Board of Directors believes is a superior proposal, then NetGenesis shall pay to SPSS an amount equal to the sum of (y) the Breakup Fee plus (z) an additional one percent (1%) of the "merger value". For purposes of the heading entitled "The Agreement and Plan Merger," "merger value" means an amount equal to the per share closing price as reported on the NASDAQ National Market of SPSS common stock on the date of termination multiplied by the product of (a) the exchange ratio of 0.097 and (b) the number of shares of NetGenesis common stock issued and outstanding immediately before the date of termination (not including shares of NetGenesis common stock owned by SPSS or Red Sox Acquisition Corp. immediately before the termination).

AMENDMENTS, EXTENSIONS AND WAIVERS

     The Agreement and Plan of Merger may be amended by the parties at any time before or after the NetGenesis special stockholder meeting, except that any amendment after the NetGenesis special stockholder meeting, which requires approval by stockholders, shall not be made without the required approval. All amendments to the Agreement and Plan of Merger must be in a writing signed by each party.

     At any time before the effective time of the merger, any party to the Agreement and Plan of Merger may, to the extent legally allowed:

     - extend the time for the performance of any of the obligations or other acts of the other parties to the Agreement and Plan of Merger;

     - waive any inaccuracies in the representations and warranties of the other parties contained in the Agreement and Plan of Merger; and

     - waive compliance by the other parties with any of the agreements or conditions contained in the Agreement and Plan of Merger.

     All extensions and waivers must be in writing and signed by the party against whom the waiver is to be effective.

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                   BOARD OF DIRECTORS AND MANAGEMENT OF SPSS
                              FOLLOWING THE MERGER

                             OFFICERS AND DIRECTORS

     The following table shows information as of October 31, 2001 with respect to each person who is to be an executive officer or director of SPSS following the merger.

NAME                                   AGE                       POSITION
----                                   ---                       --------
Norman Nie...........................  58    Chairman of the Board of Directors
Jack Noonan..........................  54    Director, President and Chief Executive Officer
Edward Hamburg.......................  50    Executive Vice President, Corporate Operations,
                                             Chief Financial Officer, and Secretary
Jon Otterstatter.....................  41    Executive Vice President, Chief Technology
                                             Officer
Mark Battaglia.......................  41    President, SPSS Business Intelligence
Ian Durrell..........................  59    President, SPSS Market Research
Susan Phelan.........................  45    President, CustomerCentric Solutions, a division
                                             of SPSS
Patrick Dauga........................  41    President, ShowCase, a division of SPSS
David Blyer..........................  41    President, SPSS Enabling Technologies
Bernard Goldstein(1)(2)..............  70    Director
Merritt Lutz(1)......................  59    Director
Michael Blair(1)(2)..................  57    Director
Promod Haque.........................  53    Director
William Binch........................  61    Director
Kenneth Holec........................  46    Director

---------------

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

     Jack Noonan has served as Director as well as President and Chief Executive Officer since joining SPSS in January 1992. Mr. Noonan was President and Chief Executive Officer of Microrim Corp., a developer of database software products, from 1990 until December 1991. Mr. Noonan served as Vice President of the Product Group of Candle Corporation, a developer of IBM mainframe system software, from 1985 to 1990. Mr. Noonan is a Director of Morningstar, Inc., and Repository Technologies, Inc. Mr. Noonan is a member of the advisory committee to Napersoft, Inc.

     Edward Hamburg, Executive Vice President, Corporate Operations, Chief Financial Officer and Secretary, was elected Senior Vice President, Corporate Operations in July 1992, Chief Financial Officer in June 1993 and Secretary in June 1994. Dr. Hamburg previously served as Senior Vice President, Business Development, and was responsible for product and technology acquisitions as well as joint venture opportunities. Dr. Hamburg first joined SPSS in 1978 and served in a variety of marketing and product management capacities. He joined the faculty at the University of Illinois at Chicago in 1982, and returned to SPSS in 1986. Dr. Hamburg received his Ph.D. from the University of Chicago.

     Jon Otterstatter, Executive Vice President, Chief Technology Officer, joined SPSS following the merger with ShowCase Corporation in February 2001. Mr. Otterstatter was Executive Vice President, Technology and Services and a member of the executive committee of ShowCase until the merger with SPSS. Mr. Otterstatter joined ShowCase as Vice President, Development in May 1994 and was promoted to Executive Vice President, Technology and Services in May 1999. From 1983 to May 1994, Mr. Otterstatter was employed by IBM where his last position was senior development manager. Mr. Otterstatter holds a B.S. degree in computer science from the University of Wisconsin at LaCrosse and a M.S. degree in management of technology from the Massachusetts Institute of Technology.

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     Mark Battaglia, President, SPSS Business Intelligence, joined SPSS in
October 1988. Mr. Battaglia served as Vice President of Marketing at London House, a publisher in the Maxwell Communications family, from June 1987 until joining SPSS. Mr. Battaglia received his MBA in 1984 from the University of Chicago.

     Ian Durrell, President, SPSS Market Research, joined SPSS in February 1991. Before that time, he served as head of European marketing for Unify Corporation, a supplier of relational database management systems, and was a partner of Partner Development International, a strategic partnering firm from 1987 to 1989. Mr. Durrell graduated from the Royal Military Academy, Sandhurst, in the United Kingdom.

     Susan Phelan, President, CustomerCentric Solutions, a division of SPSS, joined SPSS in 1980 as a sales representative. She assumed her current position in January 2001. Ms. Phelan received her MBA from the University of Illinois at Chicago.

     Patrick Dauga, President, ShowCase, a division of SPSS, joined SPSS following the merger with ShowCase Corporation in February 2001. Mr. Dauga was Executive Vice President, Worldwide Field Operations of ShowCase until the merger with SPSS. Mr. Dauga joined ShowCase as Vice President, European Operations in June 1997 and was promoted to Vice President, International in March 1998. From 1986 to 1997, Mr. Dauga worked at Comshare, Inc., a software company specializing in decision support systems, where his last position was vice president for southern Europe. Mr. Dauga holds a degree from Sup de Co Bordeaux, a business school in France.

     David Blyer, President, SPSS Enabling Technologies, joined SPSS following SPSS's acquisition of Vento Software, Inc. in November 1999. Mr. Blyer previously served as a vice president at SPSS managing the Vento Software Group, a group created after SPSS acquired Vento. Before that time, Mr. Blyer was the co-founding president and chief executive officer of Vento until the merger with SPSS. Before starting Vento, Mr. Blyer held sales, marketing and management positions throughout the technology industry at companies such as NCR, Tandem Computers and Graphical Information Inc. Mr. Blyer received his MBA from Nova Southeastern University and a B.A. from the University of South Florida.

     Bernard Goldstein has been a Director of SPSS since 1987. He is a Director of Broadview International, LLC, which he joined in 1979. He is a past President of the Information Technology Association of America, the industry trade association of the computer service industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein was a Director of Apple Computer Inc. until August 1997, and is currently a Director of Sungard Data Systems, Inc., Giga Information Group, Inc, and several privately held companies. He is a graduate of both the Wharton School of the University of Pennsylvania and the Columbia University Graduate School of Business.

     Norman Nie, Chairman of the Board and co-founder of SPSS, designed SPSS's original statistical software beginning in 1967 and has been a Director and Chairman of the Board since SPSS's inception in 1975. He served as Chief Executive Officer of SPSS from 1975 to 1991. In addition to his current responsibilities as Chairman of the Board, Dr. Nie is a research professor at Stanford University and a professor emeritus in the Political Science Department at the University of Chicago. His research specialties include public opinion, voting behavior and citizen participation. He has received three national awards for his books in these areas. During 1998, he became a technology partner in Oak Investment Partners and, in his role at Oak, is a director of several privately-held companies. Dr. Nie received his Ph.D. from Stanford University.

     Merritt Lutz has been a Director of SPSS since 1988. He is currently a Managing Director of Morgan Stanley Dean Witter & Co. managing its strategic technology investments and partnerships. Previously, he was President of Candle Corporation, a worldwide supplier of systems software from 1989 to November 1993. Mr. Lutz is a Director of Interlink Electronics, Inc. and three privately held software companies: Algorithmics, Persistence Software, and MicroFrame Technologies. Mr. Lutz serves on the Board of Managers at the University of Rochester-Eastman School of Music and Michigan State University College of Arts and Letters National Advisory Council. He is a former Director of Information Technology Association of American and the NASDAQ Industry Advisory Committee. He holds a bachelors and masters degree from Michigan State University.

     Michael Blair has been a Director of SPSS since July 1997. Since April 1974, he has been Chairman, Chief Executive, and founder of Cyborg Systems, Inc., a human resource management software company. Mr. Blair is a Director of Computer Corporation of America and Repository Technologies, Inc. He is a board member of the Chicago Software Association and a board member of Benefits & Compensation Magazine. Mr. Blair holds a bachelor's degree in mathematics and physics from the University of Missouri.

     Promod Haque has been a director of SPSS since the merger with ShowCase Corporation on February 26, 2001. Dr. Haque was a director of ShowCase from March 1992 until the merger with SPSS. Dr. Haque joined Norwest Venture Partners, a venture capital firm, in November 1990 and is currently managing general partner of Norwest Venture Partners VIII & VII, general partner of Norwest Venture Partners VI and general partner of Norwest Equity Partners V &
VI. Dr. Haque is a director of Extreme Networks, Inc., Primus Knowledge Solutions, Redback Networks and several privately held companies.

     William Binch has been a director of SPSS since the merger with ShowCase Corporation on February 26, 2001. Mr. Binch was a director of NetGenesis from 1999 until the merger with SPSS. Mr. Binch was senior vice president of worldwide operations for Hyperion Solutions from July 1997 to May 1999. Before Hyperion, he was a senior executive for Business Objects and Prism, two business intelligence and data-warehousing companies. In addition, Mr. Binch served as vice president of strategic accounts at Oracle Corporation and has held sales and management positions at IBM, Intel and Fortune. He also is a director of three other technology companies: Ventaso, Inc., see Commerce Saama Technologies, Inc.

     Kenneth Holec has been a director of SPSS since the merger with ShowCase Corporation on February 26, 2001. Mr. Holec was the president and chief executive officer and a member of the board of directors of NetGenesis from November 1993 until the merger with SPSS. From 1985 to 1993, Mr. Holec was president and chief executive officer of Lawson Software, a provider of high-end financial and human resource management software solutions. Currently, Mr. Holec is a director of IntraNet Solutions, Inc., a maker of Web-based document management products for corporate intranets.

     SPSS's Board of Directors is divided into three classes serving staggered three-year terms. Mr. Goldstein, Mr. Binch and Dr. Nie are each serving a three-year term expiring at the 2002 annual meeting. Mr. Noonan, Dr. Haque and Mr. Blair are each serving a three-year term expiring at the 2003 annual meeting. Mr. Lutz and Mr. Holec are each serving a three-year term expiring at the 2004 annual meeting. For a discussion of the nomination rights granted to specific stockholders of SPSS, see "Stockholders Agreement."

                             EXECUTIVE COMPENSATION

     The executive compensation committee of the SPSS board of directors will determine the form and amount of compensation of the NetGenesis officers who become SPSS's officers. The current officers of SPSS will continue to receive such compensation based upon considerations deemed relevant by the Compensation Committee.

     The following tables show (a) the compensation paid or accrued by SPSS to the Chief Executive Officer, and each of the four most highly compensated officers of SPSS, other than the CEO, serving on December 31, 2000 (the "named executive officers") for services rendered to SPSS in all capacities during 1998, 1999 and 2000 (b) information relating to option grants made to the named executive officers in 2000 and (c) information relating to options held by the named executive officers. SPSS made no grants of freestanding stock appreciation rights ("SARs") in 1998, 1999 or 2000, nor did SPSS make any awards in 1998, 1999 or 2000, under any long-term incentive plan.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                    --------------------------------------   -------------------------------------------
                                                                                      AWARDS             PAYOUTS
                                                                             -------------------------   -------
                                                                             RESTRICTED    SECURITIES
                                       SALARY                 OTHER ANNUAL     STOCK       UNDERLYING     LTIP      ALL
                                    COMPENSATION    BONUS     COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   OTHER
NAME AND PRINCIPAL POSITION  YEAR       ($)          ($)          ($)          ($)(1)        (#)(2)        ($)      ($)
---------------------------  ----   ------------   --------   ------------   ----------   ------------   -------   -----
Jack Noonan...............   2000     $275,000     $132,750       None          None         50,000       None     None
  President and Chief        1999     $256,500     $ 96,125       None          None         50,000       None     None
  Executive Officer          1998     $242,500     $185,679       None          None         50,000       None     None
Ian Durrell...............   2000     $197,000     $ 90,825       None          None         25,000       None     None
  Executive Vice President,  1999     $197,000     $141,500       None          None         25,000       None     None
  SPSS Market Research(3)    1998     $197,000     $ 27,229       None          None         25,000       None     None
Edward Hamburg............   2000     $200,000     $ 56,000       None          None         25,000       None     None
  Executive Vice President,  1999     $156,000     $ 46,375       None          None         25,000       None     None
  Corporate Operations and   1998     $156,000     $ 82,922       None          None         25,000       None     None
  Chief Financial Officer
Mark Battaglia............   2000     $176,000     $ 47,000       None          None         25,000       None     None
  Executive Vice President,  1999     $127,000     $ 41,375       None          None         25,000       None     None
  Corporate Marketing        1998     $110,000     $ 70,262       None          None         25,000       None     None
Susan Phelan..............   2000     $150,000     $ 62,620       None          None         25,000       None     None
  Executive Vice President,  1999     $127,000     $ 84,080       None          None         25,000       None     None
  SPSS Business              1998     $120,000     $ 57,743       None          None         25,000       None     None
  Intelligence

---------------

(1) On December 31, 2000, Mr. Hamburg held 8,800 shares and Ms. Phelan held 1,986 shares of restricted common stock having a market value, based on the closing price of the common stock on that date, of $194,150 for Dr. Hamburg's shares and $43,816 for Ms. Phelan's shares.

(2) Amounts reflected in this column are for grants of stock options for the common stock of SPSS. No stock appreciation rights have been issued by SPSS.

(3) Payments and options shown in the table for Mr. Durrell reflect payments and option grants to Valletta Investments Limited, a consulting company controlled by Mr. Durrell. Mr. Durrell does not receive any personal benefits or perquisites, payments of salary and bonus, awards of options or other compensation from SPSS in his individual capacity.

     For the year ended December 31, 2000, non-employee directors of SPSS were entitled to receive 5,000 options. Each director was also reimbursed by SPSS for reasonable expenses incurred in connection with services provided as a director. During 2000, Dr. Nie received compensation of $80,800 for consultant work on a part-time basis.

                       STOCK GRANTS TO EXECUTIVE OFFICERS

     The following table shows the number of options to purchase common stock granted to each of the named executive officers during 2000.

                2000 OPTION/STOCK APPRECIATION RIGHTS GRANTS(1)

                                           INDIVIDUAL GRANTS
                          ---------------------------------------------------
                                          PERCENT OF                            POTENTIAL REALIZABLE VALUE
                           NUMBER OF        TOTAL                                 AT ASSUMED ANNUAL RATES
                           SECURITIES    OPTIONS/SARS   EXERCISE     LATEST     OF STOCK PRICE APPRECIATION
                           UNDERLYING     GRANTED TO    OR BASE     POSSIBLE        FOR OPTION TERM(2)
                          OPTIONS/SARS   EMPLOYEES IN    PRICE     EXPIRATION   ---------------------------
NAME                       GRANTED(#)        2000        ($/SH)       DATE         5%($)         10%($)
----                      ------------   ------------   --------   ----------   -----------   -------------
Jack Noonan.............     50,000          9.18%      $25.250     01/03/10     $793,979      $2,012,100
Ian Durrell(3)..........     25,000          4.59%      $25.250     01/03/10     $396,990      $1,006,050
Edward Hamburg..........     25,000          4.59%      $25.250     01/03/10     $396,990      $1,006,050
Mark Battaglia..........     25,000          4.59%      $25.250     01/03/10     $396,990      $1,006,050
Susan Phelan............     25,000          4.59%      $25.250     01/03/10     $396,990      $1,006,050

---------------

(1) The options were granted as of January 3, 2000, and had a seven-year cliff-vesting provision. However, that vesting period has been accelerated to four-year vesting, which acceleration was contingent upon achievement of certain performance conditions for the year-ended December 31, 2000. The Board of Directors of SPSS may, at its discretion, grant additional options to the option holders in the event the option holders pay for the exercise price of the options by tendering by attestation SPSS common stock. In that case, the Board could grant these "reload" options in an amount equal to the number of shares of SPSS common stock that the option holder tendered by attestation.

(2) In satisfaction of applicable SEC regulations, the table shows the potential realizable values of these options, upon their latest possible expiration date, at arbitrarily assumed annualized rates of stock price appreciation of five and ten percent over the term of the options. The potential realizable value columns of the table illustrate values that might be realized upon exercise of the options at the end of the ten-year period starting with their vesting commencement dates, based on the assumptions shown above. Because actual gains will depend upon the actual dates of exercise of the options and the future performance of the common stock in the market, the amounts shown in this table may not reflect the values actually realized. No gain to the named executive officers is possible without an increase in stock price which will benefit all stockholders proportionately. Actual gains, if any, on option exercises and common stock holdings are dependent on the future performance of the common stock and general stock market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved, or that the stock price will not be lower or higher than projected at five and ten percent assumed annualized rates of appreciation.

(3) Options shown in the table for Mr. Durrell are options granted to Valletta.

        AGGREGATED OPTION/STOCK APPRECIATION RIGHT EXERCISES IN 2000 AND
              2000 YEAR-END OPTION/STOCK APPRECIATION RIGHT VALUES

                                                                                    VALUE OF
                                                               NUMBER OF           UNEXERCISED
                                                              UNEXERCISED         IN-THE-MONEY
                                                              OPTIONS/SARS        OPTIONS/SARS
                                                              AT YEAR-END          AT YEAR-END
                                                                 (#)(1)             ($)(1)(2)
                                     SHARES                  --------------   ---------------------
                                   ACQUIRED ON     VALUE
                                    EXERCISE     REALIZED     EXERCISABLE/        EXERCISABLE/
NAME                                   (#)       ($)(1)(4)   UNEXERCISABLE        UNEXERCISABLE
----                               -----------   ---------   --------------   ---------------------
Jack Noonan......................      None           N/A    343,268/90,399   $7,573,350/$1,994,428
Ian Durrell(3)...................    25,000       378,800     79,800/45,200   $  1,760,588/$997,225
Edward Hamburg...................     1,600        43,196    169,831/45,202   $  3,746,896/$997,269
Mark Battaglia...................    20,000       471,500    139,131/45,202   $  3,069,578/$997,269
Susan Phelan.....................      None           N/A    140,798/45,202   $  3,106,356/$997,269

---------------

(1) All information provided is with respect to stock options. No stock appreciation rights have been issued by SPSS.

(2) These amounts have been determined by multiplying the aggregate number of options by the difference between $22.0625, the closing price of the common stock on the NASDAQ National Market on December 31, 2000, and the exercise price for that option.

(3) Options shown in the table for Mr. Durrell are options granted to Valletta.

(4) These amounts have been determined by multiplying the aggregate number of options exercised by the difference between the closing price of the common stock on the NASDAQ National Market on the date of exercise and the exercise price for that option.

EMPLOYMENT AGREEMENTS

     SPSS entered into an employment agreement with Jack Noonan on January 14, 1992. This employment agreement provides for a one-year term with automatic one-year extensions unless Mr. Noonan or SPSS gives a written termination notice at least 90 days before the expiration of the initial term or any extension. It also provides for a base salary of $225,000 during the initial term, together with the same benefits provided to other employees of SPSS. The Board of Directors annually reviews Mr. Noonan's base compensation and increased it to $235,000 for 1993, 1994, 1995, 1996 and 1997, to $242,500 in 1998, to $256,500
in 1999, and $275,000 in 2000. If SPSS terminates Mr. Noonan's employment without cause, SPSS must pay Mr. Noonan an amount equal to 50% of Mr. Noonan's annual base salary in effect at the time of termination. This amount is payable in 12 equal monthly installments. However, if Mr. Noonan finds other employment at a comparable salary, SPSS's obligation to make these payments ceases. The employment agreement requires Mr. Noonan to refrain from disclosing confidential information of SPSS and to abstain from competing with SPSS during his employment and for a period of one year after employment ceases. Only Mr. Noonan and Mr. Durrell, through a management services agreement with Valletta described in "Management Services Agreement" below, are employed through an employment or similar agreement. However, SPSS does have confidentiality and work-for-hire agreements with many of its key management and technical personnel.

MANAGEMENT SERVICES AGREEMENT

     SPSS has entered into a management services agreement with Valletta, which requires that Ian Durrell's services are provided to SPSS. Either Valletta or SPSS may terminate the agreement at any time upon 30 days' written notice. If SPSS terminates the agreement under the 30-day notice provision without cause, Valletta is entitled to termination payments equal to 50% of its annual compensation then in effect in six equal monthly installments. The agreement further provides that if specified performance standards are satisfied, Valletta is to receive annual compensation at a rate established by the Board of Directors plus incentive compensation. For 2000, Valletta's aggregate compensation, including bonus, was $287,825. The management services agreement requires Valletta to refrain from disclosing confidential information about SPSS and to abstain from competing with SPSS during the term of the management services agreement and for a period of eighteen months thereafter. Mr. Durrell has agreed to be bound by the terms and conditions of the management services agreement and to act as President of SPSSMR, the SPSS division providing analytical solutions to the market research industry.

CONSULTING AGREEMENT

     SPSS has entered into a consulting agreement, dated as of January 1, 1997, with Norman H. Nie Consulting L.L.C., an Illinois Limited Liability Company. Nie Consulting is to provide thirty (30) hours per month of consulting services on various matters relating to the business of SPSS. This consulting agreement provides for a one-year term with automatic one-year extensions unless Nie Consulting or SPSS gives a written notice of termination at least 30 days before the expiration of the initial term or any extension. SPSS may terminate this consulting agreement for cause, in which event SPSS shall pay Nie Consulting all accrued but unpaid compensation. The agreement also provides that Nie Consulting is to receive annual compensation of $80,800 and reimbursement of reasonable out of pocket expenses incurred in performing services under the consulting agreement. The consulting agreement requires that Nie Consulting refrain from disclosing confidential information about SPSS during the term of the consulting agreement and for a period of five years after its expiration. In addition, the consulting agreement requires that Nie Consulting abstain from competing with SPSS during his consultancy and for a period of one-year after the consultancy ceases.

CHANGE OF CONTROL AGREEMENTS

     On November 30, 2000, SPSS entered into revised change of control agreements with its named executive officers. These agreements provide certain benefits to any one or more officers who is terminated or constructively terminated following a change of control. The agreements provide that, if the executive is terminated without cause or constructively terminated within two years following a change of control, then the executive may receive benefits including a severance package equal to the greater of (a) the aggregate cash compensation received in the immediately preceding fiscal year, or (b) the aggregate cost compensation scheduled to be received during the current fiscal year; the accelerated vesting of all previously unvested options; and participation in the same health and welfare benefits he or she received at any time within 120 days of the change of control for eighteen months following that date of termination.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT OF SPSS

     The following table shows, as of September 30, 2001, the number and percentage of shares of SPSS common stock beneficially owned by:

     - each person known by SPSS to own beneficially more than 5% of the outstanding shares of the common stock;

     - each director of SPSS;

     - each named executive officer of SPSS; and

     - all directors and executive officers of SPSS as a group.

Unless otherwise indicated in a footnote, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned.

                                                              SHARES BENEFICIALLY
                                                                     OWNED
                                                              -------------------
NAME                                                           NUMBER     PERCENT
----                                                          ---------   -------
Norman H. Nie, individually, as Trustee of the Nie Trust and as a Director and President of the Norman and Carol Nie
  Foundation, Inc.(1)(17)...................................  1,002,280    7.1%
Brown Capital Management, Inc.(2)...........................  1,207,900    8.8%
T. Rowe Price Associates, Inc.(3)...........................    876,400    6.3%
Fidelity Management & Research Company(4)...................    874,300    6.3%
Daruma Asset Management, Inc.(5)............................    877,300    6.4%
Jack Noonan (6)(17).........................................    394,612    2.8%
Bernard Goldstein(7)(17)....................................     56,091     *
Edward Hamburg(8)(17).......................................    165,537    1.2%
Mark Battaglia(9)(17).......................................    177,720    1.2%
Susan Phelan(10)(17)........................................    160,990    1.1%
Ian Durrell(11)(17).........................................     98,006     *
Merritt M. Lutz(12).........................................     38,980     *
Michael D. Blair(13)........................................     20,647     *
Promod Haque(14)............................................    936,499    6.6%
William Binch...............................................         --     *
Kenneth Holec(15)...........................................    354,801    2.5%
All directors and executive officers as a group (10
  persons)(16)..............................................  3,417,750   22.4%

---------------

  * The percentage of shares beneficially owned does not exceed 1% of the common stock.

 (1) Includes 25,647 shares which are through options exercisable within 60 days; 90,433 shares held of record by the Norman and Carol Nie Foundation, Inc.; 851,200 shares held by the Nie Trust; and 35,000 shares held individually. Dr. Nie shares voting and investment power over the 90,433 shares held by the Nie Foundation with Carol Nie.

 (2) Brown Capital Management, Inc., is the beneficial owner of 1,207,900 shares of SPSS common stock and an investment advisor in accordance with Section 203 of the Investment Advisor Act. This information was taken from Brown's
     Schedule 13G dated February 15, 2001.

 (3) T. Rowe Price Associates, Inc. is the beneficial owner of 876,400 shares of SPSS common stock and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. This information was taken from T. Rowe Price's Schedule 13G dated February 12, 2001.

 (4) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 874,300 shares of SPSS common stock, 806,800 of which are owned as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 806,800 shares of SPSS common stock. FMR Corp. has the power to dispose of the shares of SPSS common stock. The Board of Trustees directs the voting of the shares of SPSS common stock. This information was taken from FMR Corporation's Schedule 13G dated on February 14, 2001.

 (5) Daruma Asset Management, Inc. is the beneficial owner of 877,300 shares of SPSS common stock and an investment advisor in accordance with Section 203 of the Investment Advisor Act. This information was taken from Daruma's
     Schedule 13G dated February 6, 2001.

 (6) Includes 393,452 shares through options exercisable within 60 days.

 (7) Includes 25,647 shares through options exercisable within 60 days.

 (8) Includes 156,737 shares through options exercisable within 60 days.

 (9) Includes 157,337 shares through options exercisable within 60 days.

(10) Includes 159,004 shares through options exercisable within 60 days.

(11) Mr. Durrell is the beneficial owner of these shares, which consist solely of 98,006 shares through options exercisable within 60 days held of record by Valletta.

(12) Includes 25,647 shares through options exercisable within 60 days.

(13) Includes 20,647 shares through options exercisable within 60 days.

(14) Dr. Haque's beneficial ownership includes 631,044 shares held by Norwest Equity Partners, IV, L.P. and 305,455 shares held by Norwest Equity Partners V, L.P. Dr. Haque, one of the Company's directors, is a general partner of Norwest Equity Partners V. Dr. Haque shares voting and dispositive power shares held by the Norwest funds with other general and managing partners of the Norwest funds. Dr. Haque disclaims beneficial ownership of shares held by Norwest Equity Partners IV, L.P. and Norwest Equity Partners V, L.P.

(15) Mr. Holec's beneficial ownership includes 47,448 options exercisable within 60 days, 26,949 shares registered in the name of Kenneth H. Holec 1999 Trust and 2,513 shares registered in the name of each of Mr. Holec's three minor children.

(16) Includes 1,110,732 shares through options exercisable within 60 days.

(17) The business address of each of Dr. Nie, Mr. Noonan, Mr. Hamburg, Mr. Battaglia, Ms. Phelan and Mr. Durrell is the office of SPSS at 233 South Wacker Drive, Chicago, Illinois 60606. The business address for Mr. Lutz is the office of Morgan Stanley Dean Witter & Co. at 750 Seventh Avenue, 16th floor, New York, New York 10019. The business address of Mr. Goldstein is the office of Broadview International LLC, L.P., One Bridge Plaza, Fort Lee, New Jersey 07024. The business address for Michael Blair is the office of Cyborg Systems, Inc., Two North Riverside Plaza, 12th floor, Chicago, Illinois 60606. The business address for Promod Haque is Norwest Venture Partners, 245 Lytton Avenue, Suite 250, Palo Alto, California 94301. The business address for William Binch is 83 Hollins Drive, Santa Cruz, California 95060. The business address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, Massachusetts 02109. The business address for the T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, Maryland 21202. The business address for Daruma Asset Management, Inc. is 60 East 42nd Street, Suite 1111, New York, New York 10165. The business address for Brown Capital Management, Inc. is 1201 N. Calvert Street, Baltimore, Maryland 21202.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                          AND MANAGEMENT OF NETGENESIS

     The following table shows, as of October 31, 2001, the beneficial ownership of NetGenesis common stock by:

     - each person known by NetGenesis to own beneficially more than five percent of the outstanding shares of NetGenesis common stock;

     - each director of NetGenesis;

     - each named executive officer of NetGenesis; and

     - all directors and executive officers of NetGenesis as a group.

     In accordance with SEC rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power and any shares of which the person has the right to acquire beneficial ownership within 60 days after October 31, 2001 through the exercise of any option or otherwise. All shares included in the "Right to acquire" column represent shares issuable upon exercise of outstanding stock options exercisable within 60 days after October 31, 2001, including shares issuable upon exercise of outstanding stock options held by the applicable person which will become fully exercisable upon the consummation of the merger, which is expected to occur within 60 days of October 31, 2001. Except as noted below, NetGenesis believes that the persons named in the table have sole voting and investment power with respect to the shares of common stock appearing opposite their names. The inclusion of shares listed as beneficially owned does not constitute an admission of beneficial ownership. Percentage of beneficial ownership is based on 23,600,165 shares of common stock outstanding as of October 31, 2001. The address of each of NetGenesis' executive officers and directors is c/o NetGenesis Corp., One Alewife Center, Cambridge, Massachusetts 02140. The information as to each person has been furnished by that person.

                                                          NUMBER OF SHARES BENEFICIALLY OWNED
                                                   --------------------------------------------------
                                                                                           PERCENT
                                                   OUTSTANDING   RIGHT TO     TOTAL      BENEFICIALLY
NAME                                                 SHARES      ACQUIRE      NUMBER        OWNED
----                                               -----------   --------   ----------   ------------
Ted R. Dintersmith(1)............................   2,362,562     22,500     2,385,062       10.1%
Charles River Partnership VII, LP(2).............   2,362,562         --     2,362,562       10.0%
  100 Winter Street
  Waltham, MA 02154
Stephen J. Ricci(3)..............................   2,189,532     22,500     2,212,032        9.4%
J.P. Morgan Chase & Co.(4).......................   2,167,630         --     2,167,630        9.2%
Affiliates of OneLiberty Ventures(5).............   2,164,532         --     2,164,532        9.2%
  c/o 150 CambridgePark Drive
  10th Floor
  Cambridge, MA 02140
Lawrence S. Bohn(6)..............................   1,442,936    350,000     1,792,936        7.5%
Rory T. O'Driscoll(7)............................   1,355,421     22,500     1,377,921        5.8%
Affiliates of Bank of America Ventures(8)........   1,355,421         --     1,355,421        5.7%
  c/o Bank of America Ventures
  950 Tower Lane
  Suite 700
  Foster City, CA 94404
Christopher Hanson(9)............................     296,538     50,000       346,538        1.5%
Brian Zanghi(10).................................     330,000         --       330,000        1.4%
Eric Richard(11).................................     214,311    100,000       314,311        1.3%
David George(12).................................     296,702         --       296,702        1.3%
Anne Estabrook(13)...............................     195,218     60,000       255,218        1.1%

                                                          NUMBER OF SHARES BENEFICIALLY OWNED
                                                   --------------------------------------------------
                                                                                           PERCENT
                                                   OUTSTANDING   RIGHT TO     TOTAL      BENEFICIALLY
NAME                                                 SHARES      ACQUIRE      NUMBER        OWNED
----                                               -----------   --------   ----------   ------------
Mary Sullivan(14)................................     248,800         --       248,800        1.1%
Martyn Reeves(15)................................     137,411     50,000       187,411      *
Paul Fitzgerald(16)..............................      97,717     57,734       155,451      *
Robert N. Goldman................................      30,821     41,250        72,071      *
Paul Cleary(17)..................................      46,000         --        46,000      *
Kathleen L. Biro.................................          --     41,250        41,250      *
All directors and executive officers as a group     9,243,969    817,734    10,061,703       41.2%
  (15 persons)...................................

---------------

  *  Less than one percent

 (1) Includes 2,362,562 shares beneficially held by Charles River Partnership VII, LP. Mr. Dintersmith is a general partner of Charles River VII GP, LP, which is the general partner of Charles River VII, LP. Mr. Dintersmith disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein, if any.

 (2) Charles River VII GP, LP is the general partner of Charles River Partnership VII, LP. Charles River VII GP, LP disclaims beneficial ownership of the shares held by Charles River Partnership VII, LP in which it does not have a pecuniary interest.

 (3) Includes 2,164,532 shares beneficially held by affiliates of OneLiberty Ventures, of which Mr. Ricci is a general partner. Mr. Ricci disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein if any.

 (4) The number of shares beneficially owned by J.P. Morgan Chase & Co. is based upon information contained in a Schedule 13G filed by J.P. Morgan Chase & Co. on February 9, 2001.

 (5) Represents 2,061,459 shares beneficially held by OneLiberty Fund, IV and 103,073 shares beneficially held by OneLiberty Advisors IV, L.P.

 (6) Includes 77,142 shares held by the Justin Bohn Trust, 77,142 shares held by the Ariel Bohn Trust and 144,642 shares held by the Bohn Family Trust. Of the shares held by Mr. Bohn, 57,676 shares do not vest until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Mr. Bohn's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

 (7) Includes 1,355,421 shares beneficially held by affiliates of Bank of America Ventures, of which Mr. O'Driscoll is a Principal. Mr. O'Driscoll disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein, if any.

 (8) Represents 1,152,108 shares beneficially held by Bank of America Ventures and 203,313 shares beneficially held by BA Venture Partners V. Bank of America Ventures disclaims beneficial ownership of the shares owned by BA Ventures Partners V.

 (9) Of the shares held by Mr. Hanson, 187,500 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Mr. Hanson's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(10) Of the shares held by Mr. Zanghi, 168,750 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Mr. Zanghi's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(11) Of the shares held by Mr. Richard, 28,204 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if

     Mr. Richard's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(12) Of the shares held by Mr. George, 87,718 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Mr. George's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(13) Of the shares held by Ms. Estabrook, 63,595 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Ms. Estabrook's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(14) Of the shares held by Ms. Sullivan, 120,937 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Ms. Sullivan's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(15) Of the shares held by Mr. Reeves, 64,687 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Mr. Reeve's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(16) Of the shares held by Mr. Fitzgerald, 61,485 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Mr. Fitzgerald's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

(17) Of the shares held by Mr. Cleary, 38,531 shares do not vest by their terms until after 60 days after October 31, 2001 and, until vested, are subject to either forfeiture or our right to repurchase them if Mr. Clearly's employment is terminated. Upon consummation of the merger, these shares will become fully vested.

            BENEFICIAL OWNERSHIP OF SPSS COMMON STOCK BY NETGENESIS
                             OFFICERS AND DIRECTORS

     The following table sets forth information, as of October 31, 2001, regarding beneficial ownership of NetGenesis common stock, as well as the estimated beneficial ownership of SPSS common stock following completion of the merger (based on beneficial ownership as of October 31, 2001) by each current NetGenesis director, certain executive officers of NetGenesis and all directors and executive officers of NetGenesis as a group. This table assumes consummation of the merger and the exchange of NetGenesis shares for SPSS shares. However, it is possible that some or all of the directors and executive officers of NetGenesis may, before completion of the merger, dispose of shares of NetGenesis common stock, and possibly a significant portion of those shares, beneficially owned by them, subject to restrictions imposed by applicable law.

                                                             SHARES OF
                                                            NETGENESIS     SHARES OF SPSS
                                                           COMMON STOCK     COMMON STOCK
NAME                                                       BEFORE MERGER    AFTER MERGER
----                                                       -------------   --------------
Ted R. Dintersmith.......................................    2,362,562        229,169
Stephen J. Ricci.........................................    2,189,532        212,385
Lawrence S. Bohn.........................................    1,442,936        139,965
Rory T. O'Driscoll.......................................    1,355,421        131,476
Eric Richard.............................................      214,311         20,788
David George.............................................      296,702         28,780
Anne Estabrook...........................................      195,218         18,936
Brian Zanghi.............................................      330,000         32,010
Mary Sullivan............................................      248,800         24,134
Paul Cleary..............................................       46,000          4,462
Martyn Reeves............................................      137,411         13,329
Robert N. Goldman........................................       30,821          2,990
Paul Fitzgerald..........................................       97,717          9,479
Kathleen Biro............................................            0              0
Christopher Hanson.......................................      296,538         28,764
All directors and executive officers as a group (15
  persons)...............................................    9,243,969        896,667

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH NORMAN NIE

     Dr. Nie received 5,000 options for his services as Chairman of the Board of SPSS in 2000 and $80,800 for product development work on a part-time basis. Dr. Nie is a limited partner in Computer Software Development Company, a research and development limited partnership to which SPSS incurred royalty expense of $235,000 in 1998, $237,000 in 1999 and $252,000 in 2000.

STOCKHOLDERS AGREEMENT

     In connection with SPSS's initial public offering, SPSS and the individuals and entities who were stockholders before the initial public offering entered into an agreement containing registration rights with respect to outstanding capital stock of SPSS and granting to each of the Nie Trust and Morgan Stanley Venture Capital Fund, so long as they own beneficially more than 12.5% of the capital stock of SPSS, the right to designate one nominee (as part of the management slate) in each election of directors at which directors of the class specified for the holder are to be elected. Since the completion of the February 1995 offering, Morgan Stanley Venture Capital Fund owned less than 12.5% and currently owns no capital stock of SPSS. Currently, the Nie Trust owns less than 12.5% of the capital stock of SPSS.

     As required by the stockholders agreement, the holders of restricted securities constituting more than seven percent of the outstanding shares at any time may require SPSS to register under the Securities Act all or any portion of the restricted securities held by the requesting holder or holders for sale in the manner specified in the notice. SPSS is not bound to honor the request unless the proceeds from the registered sale can reasonably be expected to exceed $5,000,000. SPSS estimates that the cost of complying with demand registration rights would be approximately $50,000 for a single registration.

     All of the stockholders who acquired their shares before the initial public offering have piggyback registration rights, which entitle them to seek inclusion of their common stock in any registration by SPSS, whether for its own account or for the account of other security holders or both (except with respect to registration on Forms S-4 or S-8 or another form not available for registering restricted securities for sale to the public). In the event of a request to have shares included in a registration statement filed by SPSS for its own account, SPSS's underwriters may generally reduce, pro rata, the amount of common stock to be sold by the stockholders if the inclusion of all requested securities would be materially detrimental to SPSS's offering.

             UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL DATA

     The following unaudited pro forma condensed combining financial data are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements of SPSS and NetGenesis and notes thereto included herein or incorporated by reference in this proxy/prospectus.

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 JUNE 30, 2001

                                                      SPSS      NETGENESIS                        PRO
                                                   HISTORICAL   HISTORICAL                       FORMA
                                                    JUNE 30,     JUNE 30,     PRO FORMA         JUNE 30,
                                                      2001         2001      ADJUSTMENTS          2001
                                                   ----------   ----------   -----------        --------
                                                                      (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents......................   $ 12,482     $ 17,732     $   1,065(d)      $ 28,279
                                                                                 (3,000)(c)
  Marketable securities..........................         --       21,865            --           21,865
  Accounts receivable, net of allowances.........     60,371        3,015        (1,065)(d)       62,321
  Other current assets...........................     34,686        2,266        (1,303)(d)       35,649
                                                    --------     --------     ---------         --------
    Total current assets.........................    107,539       44,878        (4,303)         148,114
                                                    --------     --------     ---------         --------
Marketable securities............................         --        3,343            --            3,343
Property and equipment, net......................     31,392        8,534          (424)(d)       39,265
                                                                                   (237)(a,b,c)
Capitalized software development costs, net of
  accumulated amortization.......................     17,119           --            --           17,119
Goodwill, net of accumulated amortization, and
  other intangible assets........................     17,877        3,470          (960)(a)       20,387
                                                    --------     --------     ---------         --------
    Total assets.................................   $173,927     $ 60,225     $  (5,924)        $228,228
                                                    ========     ========     =========         ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and capital
    lease obligations............................         --        2,346            --            2,346
  Notes payable..................................      8,000           --            --            8,000
  Accounts payable and accrued expenses..........     14,133        7,254            --           21,387
  Deferred revenues..............................     48,832        2,244          (508)(d)       50,568
  Other current liabilities......................     15,848           --           (35)(d)       15,813
                                                    --------     --------     ---------         --------
    Total current liabilities....................     86,813       11,844          (543)          98,114
                                                    --------     --------     ---------         --------
Non-current liabilities..........................      1,972        2,442            --            4,414
                                                    --------     --------     ---------         --------
    Total liabilities............................     88,785       14,286          (543)         102,528
                                                    --------     --------     ---------         --------
Stockholders' equity:
  Common stock...................................        137           22             2(a)           139
                                                                                    (22)(a)
  Additional paid-in-capital.....................     87,760      130,277         2,600(b)       129,596
                                                                               (130,277)(a)
                                                                                 39,236(a)
  Accumulated other comprehensive income
    (loss).......................................     (5,073)         178          (178)(a)       (5,073)
  Notes receivable from stockholder..............         --          (96)           --              (96)
  Deferred compensation..........................         --       (4,807)        4,807(a)            --
  Retained earnings (deficit)....................      2,318      (79,635)       (1,184)(e,f)      1,134
                                                                                 79,635(a)
                                                    --------     --------     ---------         --------
    Total stockholders' equity...................     85,142       45,939        (5,381)         125,700
                                                    --------     --------     ---------         --------
    Total liabilities and stockholders' equity...   $173,927     $ 60,225     $  (5,924)        $228,228
                                                    ========     ========     =========         ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2000

                                                SPSS        NETGENESIS
                                             HISTORICAL     HISTORICAL                     PRO FORMA
                                             YEAR ENDED     YEAR ENDED                     YEAR ENDED
                                            DECEMBER 31,   DECEMBER 31,    PRO FORMA      DECEMBER 31,
                                                2000           2000       ADJUSTMENTS         2000
                                            ------------   ------------   -----------     ------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Analytical solutions....................    $ 31,246       $     --        $(166)(e)      $ 31,080
  Market research.........................      29,688             --           --            29,688
  ShowCase................................      46,334             --           --            46,334
  Statistics..............................      78,846             --           --            78,846
  NetGenesis..............................          --         24,803           --            24,803
                                              --------       --------        -----          --------
  Total revenues..........................     186,114         24,803         (166)          210,751
                                              --------       --------        -----          --------
Operating expenses:
  Cost of revenues........................      16,268         10,947          (53)(f)        27,162
  Sales and marketing.....................     115,074         20,849           --           135,923
  Product development.....................      32,896         10,473           --            43,369
  General and administrative..............      14,045          7,166           --            21,211
  Stock-based compensation................          --          2,862           --             2,862
                                              --------       --------        -----          --------
  Total operating expenses................     178,283         52,297          (53)          230,527
                                              --------       --------        -----          --------
  Operating income (loss).................       7,831        (27,494)        (113)          (19,776)
Other income (expense)....................       2,318          4,645           --             6,963
                                              --------       --------        -----          --------
  Income (loss) before income taxes.......      10,149        (22,849)        (113)          (12,813)
Income tax expense........................       4,234             --           --             4,234
                                              --------       --------        -----          --------
Net income (loss).........................    $  5,915       $(22,849)       $(113)         $(17,047)
                                              ========       ========        =====          ========
Dividends and accretion of redeemable
  preferred stock.........................          --           (442)         442                --
Basic and diluted net income (loss) per
  share:
Basic net income (loss) per share.........    $   0.44          (1.34)                         (1.09)
                                              ========       ========                       ========
Shares used in computing basic net income
  (loss) per share........................      13,373         17,432                         15,673
                                              ========       ========                       ========
Diluted net income (loss) per share.......    $   0.41          (1.34)                         (1.09)
                                              ========       ========                       ========
Shares used in computing diluted net
  income (loss) per share.................      14,327         17,432                         15,673
                                              ========       ========                       ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 2001

                                         SPSS            NETGENESIS
                                      HISTORICAL         HISTORICAL                       PRO FORMA
                                   SIX MONTHS ENDED   SIX MONTHS ENDED                 SIX MONTHS ENDED
                                       JUNE 30,           JUNE 30,        PRO FORMA        JUNE 30,
                                         2001               2001         ADJUSTMENTS         2001
                                   ----------------   ----------------   -----------   ----------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Analytical solutions...........      $ 11,251           $     --         $  (693)(g)     $ 10,558
  Market research................        10,891                 --              --           10,891
  ShowCase.......................        21,130                 --              --           21,130
  Statistics.....................        37,208                 --              --           37,208
  NetGenesis.....................            --              7,990            (334)(g)        7,656
                                       --------           --------         -------         --------
  Total revenues.................        80,480              7,990          (1,027)          87,443
                                       --------           --------         -------         --------
Operating expenses:
  Cost of revenues...............         6,802              6,421              (3)(g)       13,061
                                                                              (159)(f)
  Sales and marketing............        58,304             13,625              --           71,929
  Product development............        16,017              5,321              --           21,338
  General and administrative.....         7,181              5,029              (6)(g)       12,204
  Merger related.................        11,554                 --              --           11,554
  Stock-based compensation.......            --              1,433              --            1,433
  Restructuring charges..........            --              2,472              --            2,472
                                       --------           --------         -------         --------
  Total operating expenses.......        99,858             34,301            (168)         133,991
                                       --------           --------         -------         --------
  Operating income (loss)........       (19,378)           (26,311)           (859)         (46,548)
Other income (expense)...........        (1,362)               805              --             (557)
                                       --------           --------         -------         --------
  Income (loss) before income
     taxes.......................       (20,740)           (25,506)           (859)         (47,105)
Income tax benefit...............        (7,466)                --              --           (7,466)
                                       --------           --------         -------         --------
Net income (loss)................      $(13,274)          $(25,506)        $  (859)        $(39,639)
                                       ========           ========         =======         ========
Basic and diluted net income
  (loss) per share:
Basic net income (loss) per
  share..........................      $  (0.97)             (1.21)                           (2.48)
                                       ========           ========                         ========
Shares used in computing basic
  net income (loss) per share....        13,689             21,060                           15,989
                                       ========           ========                         ========
Diluted net income (loss) per
  share..........................      $  (0.97)             (1.21)                           (2.48)
                                       ========           ========                         ========
Shares used in computing diluted
  net income (loss) per share....        13,689             21,060                           15,989
                                       ========           ========                         ========

  See accompanying notes to unaudited pro forma condensed combining financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                            COMBINING FINANCIAL DATA

1.  BASIS OF PRESENTATION

     The unaudited pro forma condensed combined balance sheet as of June 30, 2001 gives effect to the acquisition of NetGenesis as if it occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2000 and the six months ended June 30, 2001 give effect to the acquisition of NetGenesis as if it occurred on January 1, 2000.

     The estimated purchase price of NetGenesis is $44,838,000. The estimated purchase price allocation for the acquisition of NetGenesis as of June 30, 2001 is $45,075,000 allocated to the fair value of net tangible assets and $(237,000) of negative goodwill allocated as a reduction of the cost basis of NetGenesis' property and equipment. The purchase price includes approximately $3,000,000 of estimated acquisition costs relating to the acquisition.

     The merger between SPSS and NetGenesis is a stock-for-stock transaction. NetGenesis stockholders will receive 0.097 shares of SPSS common stock for each share of NetGenesis common stock. SPSS will issue approximately 2,300,000 shares of SPSS common stock, plus additional shares reflecting exercises of NetGenesis options. Additionally, all unexercised outstanding options to purchase NetGenesis common stock will convert, at the same conversion rate applied to the outstanding NetGenesis common stock, to options to purchase SPSS common stock. For purposes of the unaudited pro forma condensed combined financial statements, the number of shares and options assumed to be issued by SPSS has been calculated based on the number of NetGenesis shares and options outstanding on October 29, 2001. The assumed fair value of SPSS common stock for purchase accounting purposes is $17.06, which represents the average of SPSS's closing price on the first day the agreed upon terms of the merger were announced by SPSS (October 29, 2001) and the three business days before and after the announcement date.

     The effects of the merger have been presented using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based upon management's best preliminary estimate of fair value with any excess purchase price being allocated to goodwill. The preliminary allocation of the purchase price may be subject to further adjustments as SPSS finalizes its allocation of the purchase price in accordance with accounting principles generally accepted in the United States of America. The pro forma adjustments related to the purchase price allocation of the acquisition represent management's best estimate of the effect of this transaction.

2.  PRO FORMA BALANCE SHEET ADJUSTMENTS

     (a) Reflects the assumed issuance of 2,300,000 shares of SPSS common stock and the elimination of NetGenesis' equity in consolidation. Deferred compensation is eliminated, as all options are assumed vested as a result of the change in control. Also reflects the elimination of NetGenesis' intangible assets of $960,000, and the recording of negative goodwill of $(237,000), which represents the estimated fair value of NetGenesis' tangible net assets at June 30, 2001 of 45,075,000 in excess of the estimated purchase price of 44,838,000 which is the aggregate of the value of shares of SPSS common stock and options issued and estimated acquisition costs.

     (b) Reflects the assumed issuance of options to purchase 342,000 shares of SPSS common stock, which represents the number of "in-the-money" NetGenesis options as of October 29, 2001, as converted per the merger agreement. The estimated fair value of these options, using the Black-Scholes Option Pricing Model, is $2,600,000 and has been included as a component of the purchase price.

     (c) Reflects SPSS's estimated acquisition costs of $3,000,000.

     (d) Reflects the elimination of accounts receivable, fixed assets, prepaid assets and deferred revenue related to the sale of software between SPSS and NetGenesis. In addition, reflects recording of cash in transit between SPSS and NetGenesis.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                    COMBINING FINANCIAL DATA -- (CONTINUED)

3.  PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     The pro forma statement of operations adjustments for the year ended December 31, 2000 consist of:

          (e) Product revenues have been adjusted to reflect the sale, during 2000, of software to NetGenesis. The sale price of the software was approximately $671,000, while revenues recorded during 2000 approximated $166,000. The transaction was recorded in prepaid assets by NetGenesis.

          (f) Selling, general and administrative expenses have been adjusted to eliminate the historical amortization of intangible assets recorded by NetGenesis. Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, the purchase price of NetGenesis will be allocated between net tangible assets, goodwill and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the excess estimated fair value of the net tangible assets over the purchase price of NetGenesis is considered to be negative goodwill and accordingly, the NetGenesis property and equipment is being reduced by such amount.

     For the purpose of the unaudited pro forma condensed combining statement of operations, depreciation expense has not been adjusted to reflect the reduction of the cost basis allocated to acquired NetGenesis property and equipment as negative goodwill is not expected to result from the final allocation of the purchase price. In addition, historical amortization of goodwill and other intangible assets with indefinite lives of SPSS have not been eliminated in accordance with FAS 142, as such standard will not be adopted until January 1, 2002.

     For the purposes of the unaudited pro forma condensed combining statement of operations, no income tax benefit has been reflected related to losses incurred by NetGenesis, as the ultimate realization of such benefits is not more likely than not.

4.  PRO FORMA STATEMENT OF OPERATIONS ADJUSTMENTS

     The pro forma statement of operations adjustments for the six months ended June 30, 2001 consist of:

          (g) Product revenues have been adjusted to reflect the sale, during 2001, of software to NetGenesis. The sale price of the software was approximately $755,000 and the revenues were approximately $693,000. In addition, reflects the elimination of costs of revenues and general and administrative related to the transactions. These transactions were recorded as prepaid assets by NetGenesis. Product revenues have also been adjusted to reflect the sale, during 2001, of software to SPSS. The sale price of the software was approximately $435,000, with revenues approximating $334,000. SPSS recorded the purchase as a fixed asset.

          (h) Selling, general and administrative expenses have been adjusted to eliminate the historical amortization of intangible assets recorded by NetGenesis. Under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets, the purchase price of NetGenesis will be allocated between net tangible assets, goodwill and other intangible assets. For purposes of the pro forma condensed combined statements of operations, the excess estimated fair value of the net tangible assets over the purchase price of NetGenesis is considered to be negative goodwill and accordingly, the NetGenesis property and equipment is being reduced by such amount.

     For the purpose of the unaudited pro forma condensed combining statement of operations, depreciation expense has not been adjusted to reflect the reduction of the cost basis allocated to acquired NetGenesis property and equipment as negative goodwill is not expected to result from the final allocation of the purchase price. In addition, historical amortization of goodwill and other intangible assets with indefinite lives of SPSS have not been eliminated in accordance with FAS 142, as such standard will not be adopted until January 1, 2002.

     For the purposes of the unaudited pro forma condensed combining statement of operations, no income tax benefit has been reflected related to losses incurred by NetGenesis, as the ultimate realization of such benefits is not more likely than not.

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

                        INFORMATION ABOUT THE NETGENESIS
                     SPECIAL STOCKHOLDER MEETING AND VOTING

     The NetGenesis board of directors is using this proxy statement/prospectus to solicit proxies from the holders of NetGenesis common stock for use at the NetGenesis special meeting. We are mailing this proxy statement/prospectus and accompanying form of proxy to the NetGenesis stockholders on or about November
          , 2001.

         MATTERS RELATING TO THE NETGENESIS SPECIAL STOCKHOLDER MEETING

                                                                 NETGENESIS MEETING
                                                                 ------------------
Time and Place:                               10:00 a.m. December   , 2001
Admission to Meeting:                         To attend the special meeting, you must have been a
                                              holder of NetGenesis Corp. common stock on the record
                                              date, November 21, 2001.
Purpose of Meeting is to Vote on the          1. To adopt the Agreement and Plan of Merger and approve
  Following Items:                            the merger as described in "The Proposed Merger," and
                                              "The Agreement and Plan of Merger."
                                              2. To transact such other business as may properly come
                                              before the meeting, and any adjournment or postponement.
Record Date:                                  The record date for shares entitled to vote is November
                                              21, 2001.
Outstanding Shares Held:                      As of November 21, 2001, the record date for the
                                              NetGenesis meeting, there were approximately
                                                             shares of NetGenesis common stock
                                              outstanding.
Shares Entitled to Vote:                      Shares entitled to vote are the shares of NetGenesis
                                              common stock held at the close of business on the record
                                              date, November 21, 2001. Each share of NetGenesis common
                                              stock that you own entitles you to one vote.
Quorum Requirement:                           A quorum of stockholders is necessary to hold a valid
                                              meeting. The presence in person or by proxy at the
                                              meeting of holders of a majority in interest of all
                                              shares of NetGenesis common stock issued, outstanding
                                              and entitled to vote at the meeting is a quorum.
                                              Abstentions and broker "non-votes" count as present for
                                              establishing a quorum. A broker non-vote occurs on an
                                              item when a broker or nominee holding shares for a
                                              beneficial owner does not vote on a proposal because the
                                              broker or nominee does not have discretionary voting
                                              power and has not received instructions from the
                                              beneficial owner with respect to that proposal.
Vote Necessary to Approve Proposals           Adoption of the Agreement and Plan of Merger requires
                                              the affirmative vote of at least a majority of the
                                              issued and outstanding shares of NetGenesis common
                                              stock. Abstentions and broker non-votes have the same
                                              effect as a vote against the proposal.
Shares Beneficially Owned by NetGenesis       As of November 21, 2001, directors and executive
  Directors and Executive Officers:           officers of NetGenesis owned                shares of
                                              NetGenesis common stock, including exercisable options.
                                              These shares represent in total approximately      % of
                                              the outstanding shares of NetGenesis common stock.

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

PROXIES

     Voting Your Proxy. You may vote in person at the special meeting or by proxy. We recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the meeting.

     Voting instructions are included on your proxy card. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting. If no instructions are given on the proxy card, the proxies will be voted "for" the proposals as listed on the proxy and at the discretion of the person acting under the proxy on any other matters that properly come before the meeting.

HOW TO VOTE BY PROXY

                                                                     NETGENESIS
                                                                     ----------
By Mail:                                      To vote by mail, simply mark your proxy, date and sign
                                              it, and return it to Andrew D. Friedman, Secretary, in
                                              the postage-paid envelope provided. If the envelope is
                                              missing, please address your completed proxy card to
                                              NetGenesis c/o One Alewife Center, Cambridge,
                                              Massachusetts 02142.

     * If you hold shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone or Internet voting.

     If you submit your proxy but do not make specific choices, your proxy will follow the respective board of director recommendations and vote your shares:

                                   NETGENESIS

     - "FOR" adoption of the Agreement and Plan of Merger and the merger

     - "FOR" any proposal by NetGenesis' board of directors to adjourn the NetGenesis meeting

     - In its discretion as to any other business as may properly come before the NetGenesis meeting

REVOCATION OF PROXIES

     A stockholder who has executed a proxy may revoke the proxy at any time before the commencement of the annual meeting in three ways:

     - by giving written notice of revocation to the Secretary of NetGenesis at the following address:

       NetGenesis Corp.
       One Alewife Center
       Cambridge, Massachusetts 02142
       Attention: Andrew D. Friedman, Secretary

     - by signing and returning another proxy with a later date; or

     - by attending the special meeting and informing the Secretary of NetGenesis in writing that he or she wishes to vote in person.

     Mere attendance at the special meeting will not in and of itself revoke the proxy. Accordingly, stockholders who have executed and returned proxies in advance of the special meeting may change their votes at any time before or at the special meeting.

     Voting in Person. If you plan to attend a meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

SOLICITATION OF PROXIES

     We will bear all costs incurred in connection with the solicitation of proxies for the special meeting. We will reimburse brokers, banks, fiduciaries, nominees and others for the out-of-pocket expenses and other reasonable clerical expenses they incur in forwarding proxy materials to beneficial owners of common stock held in their names. In addition to this solicitation by mail, our directors, officers and employees may solicit proxies, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person. We expect that the expenses of any special solicitation will be nominal. At present, we do not expect to pay any compensation to any other person or firm for the solicitation of proxies.

     In addition to this mailing, proxies may be solicited by directors, officers or employees of NetGenesis in person or by telephone or electronic transmission. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should send in your proxy without delay by mail. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

     Do not send in any stock certificates with your proxy cards. The exchange agent will mail transmittal forms with instructions for the surrender of stock certificates for NetGenesis common stock to former NetGenesis stockholders as soon as practicable after the completion of the merger.

OTHER BUSINESS; ADJOURNMENTS

     We are not currently aware of any other business to be acted upon at the NetGenesis special stockholder meeting. If, however, other matters are properly brought before the special meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

     Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. NetGenesis does not currently intend to seek an adjournment of our meeting.

VOTING AGREEMENTS OF CERTAIN NETGENESIS STOCKHOLDERS

     In connection with the consummation of the merger, sixteen officers, directors and stockholders of NetGenesis have executed and delivered voting agreements to SPSS, representing in the aggregate, approximately 34% of the outstanding shares of NetGenesis common stock. Under the terms of the voting agreement, those sixteen officers, directors and/or stockholders have agreed to
(a) attend the NetGenesis special stockholder meeting or to execute and deliver proxies to vote all of the shares of NetGenesis common stock that they own or over which they exercise voting authority in favor of the adoption of the Agreement and Plan of Merger; and (b) take any and all actions necessary to adopt the Agreement and Plan of Merger and all other ancillary documents required to be delivered in connection with the consummation of the merger.

ELECTRONIC ACCESS TO NETGENESIS PROXY MATERIALS

     The notice of NetGenesis' special meeting and proxy statement and the annual report are available on NetGenesis' Internet site at www.netgen.com.

                           CERTAIN LEGAL INFORMATION

COMPARISON OF SPSS/NETGENESIS STOCKHOLDER RIGHTS

     The rights of NetGenesis stockholders under the Delaware General Corporation Law, the NetGenesis certificate of incorporation and the NetGenesis by-laws before the completion of the merger are substantially the same as the rights that they will have as SPSS stockholders following the completion of the merger under the Delaware General Corporation Law, the SPSS restated certificate of incorporation and the SPSS by-laws. The following is a summary of the material differences between the current rights of NetGenesis stockholders and the rights those stockholders will have as SPSS stockholders following the merger.

     Copies of the NetGenesis certificate of incorporation, the NetGenesis by-laws, the SPSS restated certificate of incorporation and the SPSS by-laws are incorporated by reference and will be sent to holders of shares of NetGenesis common stock upon request. See "Where You Can Find More Information." The summary in the following chart is not complete and it does not identify all differences that may, under given situations, be material to stockholders and is subject in all respects, and is qualified by reference to Delaware General Corporation Law, the NetGenesis certificate of incorporation, the NetGenesis by-laws, the SPSS restated certificate of incorporation and the SPSS by-laws.

SUMMARY OF MATERIAL DIFFERENCES BETWEEN CURRENT RIGHTS OF NETGENESIS STOCKHOLDERS AND RIGHTS THOSE STOCKHOLDERS WILL HAVE AS SPSS STOCKHOLDERS FOLLOWING THE MERGER

                                     NETGENESIS STOCKHOLDER RIGHTS       SPSS STOCKHOLDER RIGHTS
                                     -----------------------------       -----------------------
Corporate Governance:               Following the completion of the  Following the completion of the
                                    merger, the rights of            merger, the rights of SPSS
                                    NetGenesis stockholders who      stockholders will be governed
                                    become SPSS stockholders in the  by the Delaware General
                                    merger will be governed by the   Corporation Law, SPSS's
                                    Delaware General Corporation     restated certificate of
                                    Law, SPSS's restated             incorporation and SPSS's
                                    certificate of incorporation     by-laws. The restated
                                    and SPSS's by-laws. The          certificate of incorporation
                                    restated certificate of          and by-laws of SPSS after the
                                    incorporation and by-laws of     merger will be identical in all
                                    SPSS after the merger will be    respects to those of SPSS
                                    identical in all respects to     before the merger.
                                    those of SPSS before the
                                    merger.
Authorized Capital Stock:           The authorized capital stock of  The authorized capital stock of
                                    NetGenesis consists of           SPSS consists of 50,000,000
                                    100,000,000 shares of common     shares of common stock, par
                                    stock, par value $0.001 per      value $0.01 per share.
                                    share and 5,000,000 shares of
                                    preferred stock, par value
                                    $0.001 per share.
Number of Directors:                NetGenesis' board of directors   SPSS's board of directors
                                    currently consists of six        currently consists of eight
                                    directors.                       directors. Following the
                                                                     completion of the merger, the
                                                                     SPSS board of directors will
                                                                     consist of eight directors.
Classification of Board of
  Directors:                        NetGenesis' board of directors   SPSS's board of directors is
                                    is divided into three classes,   divided into three classes,
                                    with each class serving a        with each class serving a
                                    staggered three-year term.       staggered three-year term.

                                     NETGENESIS STOCKHOLDER RIGHTS       SPSS STOCKHOLDER RIGHTS
                                     -----------------------------       -----------------------
Removal of Directors:               NetGenesis' by-laws provide      SPSS directors may be removed
                                    that directors may be removed    from office at any time, but
                                    at any time, but only for cause  only for cause and only by the
                                    by the affirmative vote of at    affirmative vote of the holders
                                    least two-thirds of the          of at least 80% of all of the
                                    outstanding shares of capital    voting power of the then
                                    stock issued and outstanding     outstanding shares of capital
                                    and entitled to vote at an       stock voting together as a
                                    election of directors.           single class.
Stockholder Action by Written
  Consent:                          NetGenesis stockholders may not  SPSS stockholders may not act
                                    act by written consent instead   by written consent instead of a
                                    of a meeting of stockholders.    meeting of stockholders.
Call of Special Meetings of
  Stockholders:                     NetGenesis' by-laws provide      SPSS's by-laws provide that a
                                    that a special stockholder       special meeting of SPSS's
                                    meeting may be called by the     stockholders may be called only
                                    president and shall be called    by the Chairman of the Board or
                                    by the president or secretary    by the vote of a majority of
                                    upon receipt of a written        the total number of directors
                                    request for a special meeting    which the corporation would
                                    from a majority of the board.    have if there were no
                                                                     vacancies.
Amendment of By-laws:               NetGenesis' by-laws may be       SPSS's by-laws may be amended
                                    amended by a majority of the     by the affirmative vote of at
                                    board present at any meeting     least 80% of the outstanding
                                    with a quorum, or by the         shares of SPSS common stock, or
                                    affirmative vote of at least     by a majority of the board of
                                    80% of the outstanding shares    directors.
                                    entitled to vote.
Amendment of Certificate of
  Incorporation:                    NetGenesis' restated             SPSS's restated certificate of
                                    certificate of incorporation     incorporation generally may be
                                    generally may be amended by the  amended by the affirmative vote
                                    affirmative vote of the          of the majority of the
                                    majority of the outstanding      outstanding shares.
                                    shares.

COMPARISON OF RIGHTS OF STOCKHOLDERS

     Both SPSS and NetGenesis are Delaware corporations and are governed by the Delaware General Corporation Law. In addition, the rights of SPSS stockholders are currently governed by the restated certificate of incorporation of SPSS and the bylaws of SPSS, and the rights of NetGenesis stockholders are governed by the restated certificate of incorporation of NetGenesis and the bylaws of NetGenesis. After the effective time of the merger, the rights of holders of NetGenesis capital stock who become holders of SPSS common stock will be governed by the SPSS restated certificate of incorporation, the SPSS bylaws and Delaware law. In most respects, the rights of holders of SPSS common stock are similar to the rights of holders of NetGenesis common stock. The following is a summary of the material differences between the rights. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, Delaware law as well as to the SPSS restated certificate of incorporation, the SPSS bylaws, the NetGenesis restated certificate of incorporation and the NetGenesis bylaws.

VOTING RIGHTS

     The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (b) and (c), the bylaws, specify otherwise: (a) each share of its capital stock is entitled to one vote, (b) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting, and (c) in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the action of the stockholders.

     Holders of both SPSS common stock and NetGenesis common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

REMOVAL OF DIRECTORS

     Under the DGCL, a director on a classified board of directors can be removed from office during his term by stockholders only for cause unless the certificate of incorporation provides otherwise. The term "cause" with respect to the removal of directors is not defined in the Delaware General Corporation Law.

     NetGenesis' by-laws provide that directors of the corporation may be removed only for cause by the affirmative vote of the holders of at least two-thirds of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at an election of directors. The term "cause" with respect to removal of directors is not defined in NetGenesis' certificate of incorporation or in its by-laws.

     SPSS's restated certificate of incorporation and by-laws provide that any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. The term "cause" with respect to removal of directors is not defined in SPSS's certificate of incorporation or in its by-laws.

CUMULATIVE VOTING FOR DIRECTORS

     NetGenesis' restated certificate of incorporation provide that its stockholders do not have cumulative voting rights. Cumulative voting is not available under the DGCL unless so provided in the corporation's certificate of incorporation. The elimination of cumulative voting limits the ability of minority stockholders to obtain representation on the Board of Directors. SPSS's restated certificate of incorporation does not provide for cumulative voting.

FILLING BOARD VACANCIES

     The DGCL provides that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the entire board of directors as constituted immediately before any increase, the Delaware Court of Chancery may, upon application of any holder or holders of at least 10% of the voting power of the then-outstanding shares of voting stock of the corporation entitled to vote in the election of directors, summarily order an election to be held to fill any vacancies or newly created directorships or to replace the directors chosen by the directors then in office.

     NetGenesis' by-laws provide that any vacancy in the board of directors, however occurring, shall be filled by the vote of a majority of directors then in office, or by the sole remaining director. The director elected to fill the vacancy shall hold office until the next election of the class for which that director has been chosen.

     SPSS's by-laws provide that vacancies, however occurring, may be filled only by the affirmative vote of a majority of the remaining directors even though they would constitute less than a quorum of the board, unless the board of directors determines otherwise. Directors chosen to fill vacancies shall hold office for a term expiring at the annual meeting of the stockholders, at which the term of office of the class to which they have been elected expires and until such director's successor shall have been elected and qualified. In addition, SPSS's by-laws provide that no decrease in the number of authorized directors constituting the entire board, resulting from vacancies on the board, shall shorten the term of any incumbent director.

ABILITY TO CALL SPECIAL STOCKHOLDERS' MEETINGS

     Under the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. NetGenesis' bylaws provide that a special stockholders' meeting may be called by the president and shall be called by the president or secretary upon receipt of a written request for a special meeting from a majority of the board. SPSS's bylaws provide that either the chairman of the board or a majority of the total number of directors (including vacant seats) may call a special meeting of the stockholders.

ADJOURNMENT OF MEETINGS

     NetGenesis' by-laws provide that any meeting of the stockholders may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under the by-laws. The new time and place should be announced at the meeting, by a majority of votes cast upon the question, whether or not a quorum is present. Notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting, if the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting.

     SPSS's by-laws provide that at a meeting of the stockholders of the corporation, the Chairman of the meeting or a majority of the shares so represented may adjourn the meeting form time to time, whether or not there is a quorum. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting except as required by law.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

     Under the DGCL, stockholders may execute an action by written consent instead of a stockholder meeting. The DGCL permits a corporation to eliminate in its charter the ability of stockholders to act by written consent. SPSS's restated certificate of incorporation prohibits stockholder actions by written consent. NetGenesis' bylaws and certificate of incorporation also prohibit actions taken by stockholders to be effected by written consent.

ADVANCE NOTICE PROVISIONS FOR STOCKHOLDER NOMINATIONS AND PROPOSALS

     The NetGenesis by-laws allow stockholders to propose business to be brought before an annual meeting of stockholders. In addition, the NetGenesis by-laws allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to NetGenesis' board at a meeting of stockholders. However, proposals and nominations may only be made by a stockholder who has given proper, timely notice in writing to the secretary of NetGenesis before the stockholder meeting.

     Under NetGenesis' by-laws, to be timely, notice of stockholder nominations or proposals to be made at an annual meeting of stockholders must be received by the secretary of NetGenesis not less than 60 days before the date for the annual meeting. However, if the annual meeting is to be held on a date before the specified date for the meeting, and if less than 70 days' notice or public disclosure of the date of the annual meeting is made, notice by the stockholder will be timely if received by the secretary of the corporation not later than the close of business on the tenth day following the earlier of the dates on which notice was mailed or disclosure was made.

     A stockholder's notice to NetGenesis regarding the proposal of business must include each of the following:

     - A brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the meeting.

     - The name and address, as they appear on the corporation's books, of the stockholder proposing the business, the name and address of the beneficial owner, if any, and the name and address of any other stockholders or beneficial owners known to be supporting the proposal.

     - The class and number of shares of the corporation which are owned beneficially and of record by the stockholder, by a beneficial owner, if any, and/or other stockholders and beneficial owners known to be supporting the proposal.

     - Any material interest of the stockholder and/or of the beneficial owner, and any material interest of other stockholders and beneficial owners known to be supporting the proposal, to the extent known by the stockholder.

     Stockholder nominations and proposals will not be brought before any NetGenesis stockholder meeting unless the nomination or proposal was brought before the meeting in compliance with NetGenesis' stockholder advance notice procedure.

     SPSS's by-laws allow stockholders to propose business to be brought before an annual meeting of stockholders or a special meeting of stockholders, provided that, in the case of the latter, the notice of a special meeting of stockholders provides for the business to be brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder of SPSS, the stockholder must have given timely notice of the nominations or business in writing to the secretary of SPSS and such other business must otherwise be a proper matter for stockholder action.

     To be timely, a stockholder's notice shall be delivered to the secretary of SPSS no later than the close of business on the 60th day nor earlier than the close of business on the 90th day before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder will also be timely if it is delivered no earlier than the close of business on the 90th day before the annual meeting, and no later than the close of business on the later of the 60th day before the annual meeting, or the 10th day following the day on which public disclosure about the meeting is first made. In addition, SPSS's by-laws provide that the public disclosure of an adjournment of an annual meeting in no way shall commence a new time period for the giving of a stockholder's notice as described above.

     A stockholder's notice to SPSS regarding the proposal of business must set forth each of the following:

     - as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors in an election contest.

     - as to any other business that the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting; (b) the reasons for conducting the business at the meeting; and (c) any material interest in the business of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made.

     - as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (a) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner and (b) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner.

     Stockholder nominations and proposals will not be brought before any SPSS stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with SPSS's stockholder advance notice procedure.

DELAWARE ANTI-TAKEOVER LAW

     The DGCL contains a provision intended to limit coercive takeovers of companies incorporated in that state. SPSS and NetGenesis are both subject to
Section 203 of the DGCL. Section 203 of the DGCL provides that a corporation may not engage in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless (a) before the date the stockholder became an interested stockholder, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding stock of the corporation, or (c) the business combination is approved by the board of directors and authorized by 66% of the outstanding stock which is not owned by the interested stockholder. An interested stockholder means any person or group of persons that is the owner of 15% or more of the outstanding stock; however, the statute provides for specified exceptions to parties who otherwise would be designated interested stockholders. Any corporation may decide to opt out of the statute in its original certificate of incorporation or, at any time, by action of its stockholders. Neither SPSS nor NetGenesis has any present intention of opting out of the statute.

LOANS TO OFFICERS, DIRECTORS AND EMPLOYEES

     Under the DGCL, a corporation may make loans to, or guarantee the obligations of, or otherwise assist the officers or employees of the corporation or its subsidiaries (including directors who are also officers or employees) without stockholder approval if the action, in the judgment of the directors, may reasonably be expected to benefit the corporation. The DGCL permits the loans or guaranties to be unsecured and without interest.

INSPECTION OF STOCKHOLDER LISTS

     The DGCL permits any stockholder of record to inspect the stockholder list for any purpose reasonably related to that person's interest as a stockholder.

DIVIDENDS

     The DGCL allows the payment of dividends and redemption of stock out of paid-in and earned surplus or out of net profits for the current and preceding fiscal years. Neither SPSS nor NetGenesis has ever paid a cash dividend on any class of capital stock.

AMENDMENTS TO THE COMPANIES' BYLAWS

     Under the NetGenesis bylaws, the power to adopt, amend or repeal the bylaws is vested in the board or by an affirmative vote of at least 80% of the outstanding shares of capital stock entitled to vote.

     SPSS's bylaws may be altered, repealed or made by the affirmative vote of 80% of the outstanding shares entitled to vote or by the affirmative vote of a majority of the board of directors.

AMENDMENTS TO THE COMPANIES' CERTIFICATES OF INCORPORATION

     Under the DGCL, a corporation's certificate of incorporation may be amended by approval of the board of directors of the corporation and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for the amendment, unless a higher vote is required by the corporation's certificate of incorporation. Each of SPSS's and NetGenesis' respective certificates of incorporation reserve to their respective stockholders and directors the right to amend their respective certificates of incorporation as allowed by the DGCL, and neither corporation's certificate of incorporation contains any provisions requiring a vote greater than that required by Delaware law; provided, however, that NetGenesis' restated certificate of incorporation requires the affirmative vote of at least eighty percent (80%) of the shares of capital stock of NetGenesis to amend the provision which prohibits stockholders from taking any action by written consent.

NUMBER OF DIRECTORS

     Under the NetGenesis bylaws, the board of directors shall consist of not less than two nor more than nine directors as fixed by the articles of incorporation or bylaws. The NetGenesis board of directors currently consists of six directors.

     The DGCL permits a board of directors to change the authorized number of directors by amendment to the bylaws unless the number of directors or the manner of fixing the number of directors is shown in the certificate of incorporation, in which case the number of directors may be changed only by amendment of the certificate of incorporation or consistent with the manner specified in the certificate of incorporation, as the case may be. SPSS's restated certificate of incorporation allows a range between five and nine directors. SPSS currently has eight directors.

CLASSIFIED BOARD OF DIRECTORS; ELECTION OF DIRECTORS

     The DGCL permits, but does not require, the adoption of a classified board of directors with staggered terms. A maximum of three classes of directors is permitted by the DGCL, with members of one class to be elected each year for a maximum term of three years. Classification of the board of directors might make it more difficult for a person acquiring shares to take immediate control of the board of directors. Furthermore, all elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation.

     NetGenesis' restated certificate of incorporation opts out of the default rule in the DGCL relating to written ballots and provides that the election of directors need not be by written ballot unless, and only to the extent, otherwise provided in its by-laws. The NetGenesis bylaws provide that the board is divided into three classes with each class to expire in staggered three-year terms. Each NetGenesis director serves for a term of three years. The number of directors may be increased or decreased from time to time as shall be determined by the affirmative vote of a majority of the directors then in office, except that a decrease shall only be made to eliminate vacancies.

     SPSS's directors are elected in staggered three-year terms, with one-third elected each year. SPSS's by-laws provide that election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and a plurality of votes cast at the meeting shall elect directors. SPSS does not opt out of the default rule in the DGCL relating to written ballots.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

     In general, the DGCL provides that directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.

     The DGCL provides that a corporation may limit or eliminate a director's personal liability, and SPSS's restated certificate of incorporation provides that a director will not be personally liable, for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability

     - for any breach of the director's duty of loyalty to the corporation or its stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - for paying or approving a stock repurchase in violation of Section 174 of the DGCL, or

     - for any transaction from which the director derived an improper personal benefit.

     SPSS's restated certificate of incorporation also provides that each current or former director, officer, employee or agent of SPSS, or each person who is or was serving or who had agreed to serve at the request of SPSS as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise (including the heirs, executors, administrators or estate of that person), will be indemnified by SPSS to the full extent permitted by the DGCL as from time to time in effect. SPSS's restated certificate of incorporation also provides that the indemnification provisions are not to be deemed exclusive of any other rights to which those indemnified may be entitled.

     The NetGenesis certificate of incorporation provides that a director shall not be personally liable to NetGenesis or its stockholders for monetary liability relating to breach of fiduciary duty as a director.

     The NetGenesis certificate of incorporation provides that no repeal or modification of the foregoing provisions shall apply to or have any effect on the liability or alleged liability of a director of NetGenesis with respect to any act or failure to act of the director occurring before the repeal or modification.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Indemnification is permitted by the DGCL provided the requisite standards of conduct are met, as determined by a majority vote of a disinterested quorum of the directors, independent legal counsel (if a quorum of independent directors is not obtainable), a majority vote of a quorum of the stockholders (excluding shares owned by the indemnified party) or the court handling the action.

     The DGCL generally permits indemnification of expenses incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which a person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. The DGCL requires indemnification of expenses when the individual being indemnified has successfully defended the action on the merits or otherwise.

     Under the DGCL, rights to indemnification and expenses are non-exclusive, in that they need not be limited to those expressly provided by statute.

     Both NetGenesis' and SPSS's respective certificates of incorporation and NetGenesis' by-laws provide that any person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director or officer, or is or was serving at the request of NetGenesis or SPSS, as the case may be, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, judgments, fines and amounts paid in settlement and held harmless by NetGenesis or SPSS, as the case may be, to the fullest extent permitted by the DGCL. The indemnification rights conferred by NetGenesis and SPSS are not exclusive of any other rights to which persons seeking indemnification may be entitled under any statute, agreement, vote of stockholder or disinterested directors or otherwise. In addition, NetGenesis and SPSS are authorized to purchase and maintain insurance on behalf of their directors, officers, employees or agents.

     Also, NetGenesis and SPSS shall pay expenses incurred by their respective directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, that payment will be made only if NetGenesis or SPSS, as the case may be, receives an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by NetGenesis or SPSS, as authorized by the respective certificates of incorporation of NetGenesis and SPSS, or the by-laws of NetGenesis.

DESCRIPTION OF SPSS CAPITAL STOCK

     The following summary of the terms of the capital stock of SPSS before and after the merger is not meant to be complete and is qualified by reference to SPSS's certificate of incorporation and SPSS's by-laws. Copies of SPSS's certificate of incorporation and SPSS's by-laws are incorporated by reference and will be sent to stockholders of NetGenesis upon request. See "Where You Can Find More Information."

AUTHORIZED CAPITAL STOCK

     Under SPSS's certificate of incorporation, SPSS's authorized capital stock consists of 50,000,000 shares of SPSS common stock, $0.01 par value.

SPSS COMMON STOCK

     SPSS Common Stock Outstanding. The outstanding shares of SPSS common stock are, and the shares of SPSS common stock issued under the merger will be, duly authorized, validly issued, fully paid and non-assessable.

     Voting Rights. Each holder of SPSS common stock is entitled to one vote for each share of SPSS common stock held of record on the applicable record date on all matters submitted to a vote of stockholders.

     Dividend Rights; Rights Upon Liquidation. The holders of SPSS common stock are entitled to receive, from funds legally available, dividends when and as declared by resolution of SPSS's board of directors. In the event of liquidation, each share of SPSS common stock is entitled to share pro rata in any distribution of SPSS's assets after payment or providing for the payment of liabilities.

     Preemptive Rights. Holders of SPSS common stock have no preemptive rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities.

TRANSFER AGENT AND REGISTRAR

     ComputerShare is the transfer agent and registrar for the SPSS common stock.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF NETGENESIS COMMON STOCK

     It is a condition to the merger that the shares of SPSS common stock issuable in the merger be approved for listing on the NASDAQ National Market. If the merger is completed, NetGenesis common stock will cease to be listed on the NASDAQ National Market.

                                 LEGAL MATTERS

     The validity of the SPSS common stock to be issued to NetGenesis stockholders in the merger will be passed upon by Ross & Hardies, counsel to SPSS. It is a condition to the completion of the merger that each of SPSS and NetGenesis receive an opinion from their respective counsel with respect to the tax treatment of the merger.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of SPSS as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of NetGenesis as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     SPSS has filed a registration statement on Form S-4 to register with the SEC under the Securities Act of 1933 the SPSS common stock to be issued to NetGenesis stockholders following completion of the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of SPSS in addition to being a proxy statement of NetGenesis for NetGenesis' special stockholder meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information identified in the registration statement. For further information about us and the common stock offered by means of this prospectus, we refer you to the registration statement and the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

     Each of SPSS Inc. and NetGenesis Corp. is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. In accordance with those requirements, each of

NetGenesis and SPSS files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any document the companies file at the SEC's public reference rooms at the following location:

         Judiciary Plaza
         450 Fifth Street, N.W.
         Room 1024
         Washington, D.C., 20549

     You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms and the procedure for obtaining copies. The documents which SPSS files with the SEC, including the registration statement, are also available to you on the SEC's web site. You can log onto the SEC's web site at http://www.sec.gov.

     NETGENESIS STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE ON THE PROPOSALS TO NETGENESIS STOCKHOLDERS IN CONNECTION WITH THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. THIS PROXY STATEMENT/PROSPECTUS IS DATED NOVEMBER
  , 2001. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF SPSS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                NETGENESIS CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                               ----
Condensed Balance Sheets at June 30, 2001 and December 31,
  2000......................................................    F-2
Statements of Operations for the three and six months ended
  June 30, 2001 and 2000....................................    F-3
Statements of Cash Flows for the six months ended June 30,
  2001 and 2000.............................................    F-4
Notes to Unaudited Financial Statements.....................    F-5
Report of Independent Accountants...........................    F-8
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................    F-9
Consolidated Statements of Operations for the years ended
  December 31, 1998, 1999 and 2000..........................   F-10
Consolidated Statements of Stockholders' Equity (Deficit)
  for the years ended December 31, 1998, 1999 and 2000......   F-11
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................   F-13
Notes to Consolidated Financial Statements..................   F-14

                                NETGENESIS CORP.

                            CONDENSED BALANCE SHEETS

                                                                 JUNE 30,    DECEMBER 31,
                                                                   2001          2000
                                                                 ---------   -------------
                                                                 (IN THOUSANDS, EXCEPT PER
                                                                        SHARE DATA)
  ASSETS
    Current assets:
       Cash and cash equivalents..............................   $ 15,787      $ 15,564
       Restricted cash........................................      1,945           490
       Short-term investments and marketable securities.......     21,865        32,870
       Accounts receivable, net...............................      3,015         9,100
       Prepaid expenses and other current assets..............      2,266         2,283
                                                                 --------      --------
         Total current assets.................................     44,878        60,307
    Marketable securities.....................................      3,343         4,312
    Fixed assets, net.........................................      8,534        10,861
    Other assets..............................................      3,470         3,505
                                                                 --------      --------
         Total assets.........................................   $ 60,225      $ 78,985
                                                                 ========      ========
    LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
       Current portion of capital lease obligations...........   $  1,580      $    442
       Current portion of long-term debt......................        766         1,354
       Accounts payable.......................................      1,932           664
       Accrued expenses.......................................      5,322         3,428
       Deferred revenue.......................................      2,244         2,738
                                                                 --------      --------
         Total current liabilities............................     11,844         8,626
    Long-term portion of capital lease obligations............      1,388           362
    Long-term debt............................................         --           121
    Other long-term liabilities...............................      1,054           164
                                                                 --------      --------
         Total liabilities....................................   $ 14,286      $  9,273
                                                                 ========      ========
    Stockholders' equity:
       Common stock, $.001 par value; 100,000 shares
        authorized; 21,869 and 21,690 issued and outstanding
        at June 30, 2001 and December 31, 2000,
        respectively..........................................   $     22      $     22
       Additional paid-in capital.............................    130,277       130,739
       Deferred compensation..................................     (4,807)       (6,946)
       Note receivable from stockholder                               (96)          (96)
       Accumulated deficit....................................    (79,635)      (54,129)
       Accumulated other comprehensive income.................        178           122
                                                                 --------      --------
         Total stockholders' equity...........................     45,939        69,712
                                                                 --------      --------
         Total liabilities and stockholders' equity...........   $ 60,225      $ 78,985
                                                                 ========      ========

   The accompanying notes are an integral part of these financial statements.

                                NETGENESIS CORP.

                            STATEMENTS OF OPERATIONS

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                      -------------------   -------------------
                                                      JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                        2001       2000       2001       2000
                                                      --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:

  Product revenue...................................  $  1,896   $ 3,245    $  2,733   $  5,327
  Service revenue...................................     2,412     2,542       5,257      4,224
                                                      --------   -------    --------   --------
     Total revenue..................................     4,308     5,787       7,990      9,551
                                                      --------   -------    --------   --------
Cost of revenue:
  Cost of product revenue...........................       217       191         336        319
  Cost of service revenue (excludes stock-based
     compensation of $110 and $83 for the three
     months ended June 30, 2001 and 2000,
     respectively, and $224 and $178 for the six
     months ended June 30, 2001 and 2000,
     respectively)..................................     2,793     2,487       6,085      4,289
                                                      --------   -------    --------   --------
       Total cost of revenue........................     3,010     2,678       6,421      4,608
                                                      --------   -------    --------   --------
Gross profit........................................     1,298     3,109       1,569      4,943
                                                      --------   -------    --------   --------
Operating expenses:
Sales and marketing (excludes stock-based
  compensation of $350 and $452 for the three months
  ended June 30, 2001 and 2000, respectively, and
  $704 and $941 for the six months ended June 30,
  2001 and 2000, respectively)......................     6,191     5,187      13,625      9,267
Research and development (excludes stock-based
  compensation of $97 and $127 for the three months
  ended June 30, 2001 and 2000, respectively, and
  $216 and $210 for the six months ended June 30,
  2001 and 2000, respectively)......................     2,551     2,530       5,321      5,007
General and administrative (excludes stock-based
  compensation of $144 and $168 for the three months
  ended June 30, 2001 and 2000, respectively, and
  $289 and $270 for the six months ended June 30,
  2001 and 2000, respectively)......................     2,276     1,544       4,863      3,226
Stock-based compensation............................       701       830       1,433      1,599
Amortization of intangibles.........................        83        --         166         --
Restructuring charges...............................     2,472        --       2,472         --
                                                      --------   -------    --------   --------
       Total operating expenses.....................    14,274    10,091      27,880     19,099
                                                      --------   -------    --------   --------
Loss from operations................................   (12,976)   (6,982)    (26,311)   (14,156)
Other income:
  Interest and other income, net....................       355     1,131         805      1,494
  Gain on sale of short-term investments and
     marketable securities..........................        --        --          --      1,148
                                                      --------   -------    --------   --------
Net loss............................................  $(12,621)   (5,851)   $(25,506)   (11,514)
                                                      --------   -------    --------   --------
Dividends and accretion of redeemable preferred
  stock.............................................        --        --          --       (442)
                                                      --------   -------    --------   --------
Net loss available to common stockholders...........  $(12,621)  $(5,851)   $(25,506)  $(11,956)
                                                      ========   =======    ========   ========
Basic and diluted net loss available to common
  stockholders per share............................  $  (0.60)  $ (0.29)   $  (1.21)  $  (0.84)
                                                      ========   =======    ========   ========
Shares used in computing basic and diluted net loss
  available to common stockholders per share........    21,188    20,133      21,060     14,249
Pro forma basic and diluted net loss per common
  share.............................................                                   $  (0.63)
                                                                                       ========
Shares used in computing pro forma basic and diluted
  net loss per common share.........................                                     18,421

   The accompanying notes are an integral part of these financial statements.

                                NETGENESIS CORP.

                            STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                              -------------------
                                                              JUNE 30,   JUNE 30,
                                                                2001       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss....................................................  $(25,506)  $(11,514)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Non-cash portion of restructuring charges.................       447         --
  Depreciation and amortization.............................     2,397      1,107
  Gain on sale of short-term investments and marketable
     securities.............................................        --     (1,220)
  Amortization of gain on sale and leaseback of fixed
     assets.................................................       (49)        --
  Loss on disposal of fixed assets..........................         9         --
  Non-cash interest expense.................................        41         41
  Stock-based compensation expense..........................     1,433      1,599
  Increase (decrease) resulting from changes in operating
     assets and liabilities:
     Accounts receivable....................................     6,085     (2,321)
     Prepaid expenses and other assets......................        17     (1,272)
     Other assets...........................................        35         17
     Deferred revenue.......................................      (494)       293
     Accounts payable.......................................     1,268        499
     Accrued expenses.......................................     1,894         68
     Other liabilities......................................       890         13
                                                              --------   --------
       Net cash used in operating activities................   (11,533)   (12,690)
                                                              --------   --------
CASH FLOW FROM INVESTING ACTIVITIES:
  Purchases of fixed assets.................................      (681)    (4,748)
  Purchases of short-term investments and marketable
     securities.............................................   (13,713)   (63,644)
  Proceeds from sales of short-term investments and
     marketable securities..................................    25,950      3,009
  Increase in other assets..................................        --     (1,681)
  (Decrease) increase in restricted cash....................    (1,455)        46
                                                              --------   --------
       Net cash provided by (used in) investing
        activities..........................................    10,101    (67,018)
                                                              --------   --------
CASH FLOW FROM FINANCING ACTIVITIES:
  Proceeds from sale and leaseback of fixed assets..........     2,797        547
  Principal payments of capital lease obligations...........      (633)       (67)
  Repayment of debt.........................................      (750)      (597)
  Proceeds from the issuance of common stock................        --     80,653
  Proceeds from employee stock purchase plan................       140         --
  Proceeds from exercise of stock options...................       101         58
  Repurchase of restricted common stock.....................        --        (11)
                                                              --------   --------
       Net cash provided by financing activities............     1,655     80,583
                                                              --------   --------
Net increase in cash and cash equivalents...................       223        875
Cash and cash equivalents, beginning of period..............    15,564      9,643
                                                              --------   --------
Cash and cash equivalents, end of period....................  $ 15,787   $ 10,518
                                                              ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Dividends and accretion of preferred stock................  $     --   $    442
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Additions to capital lease obligations for sale and
     leaseback of fixed assets..............................     2,797        547
  Conversion of redeemable convertible preferred stock to
     common stock...........................................        --     36,575
  Conversion of convertible preferred stock to common
     stock..................................................        --      1,717

   The accompanying notes are an integral part of these financial statements.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary for a fair presentation of the financial results for the periods shown.

     The accompanying unaudited financial statements have been prepared in accordance with the instructions for Form 10-Q and therefore do not include all information and footnotes necessary for a complete presentation of the results of operations, financial position, and cash flows of the Company, in conformity with generally accepted accounting principles. These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included in the financial statements following these unaudited financial statements.

     The results of operations for the current interim period are not necessarily indicative of results to be expected for the entire current year or other future interim periods.

NOTE 2 -- NET LOSS AVAILABLE TO COMMON STOCKHOLDERS PER COMMON SHARE AND PRO FORMA NET LOSS PER COMMON SHARE

     Basic and diluted net loss available to common stockholders per share is computed using the weighted average number of common shares outstanding.

     Pro forma net loss per share has been computed as described above except that it gives effect to the conversion of preferred stock outstanding as if the conversion took place at the beginning of the period presented:

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                      -------------------   -------------------
                                                      JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                        2001       2000       2001       2000
                                                      --------   --------   --------   --------
Net loss............................................  $(12,621)  $(5,851)   $(25,506)  $(11,514)

  Dividends and accretion of redeemable preferred
     stock..........................................        --        --          --       (442)
                                                      --------   -------    --------   --------
  Net loss available to common stockholders.........  $(12,621)  $(5,851)   $(25,506)  $(11,956)
     Weighted average shares........................    21,859    21,068      21,789     15,270
     Weighted average unvested common shares subject
       to repurchase................................      (671)     (935)       (729)    (1,021)
                                                      --------   -------    --------   --------
  Shares used in computing basic and diluted net
     loss available to common stockholders per
     share..........................................    21,188    20,133      21,060     14,249
  Net loss available to common stockholders per
     share:
     Basic and diluted..............................  $  (0.60)  $ (0.29)   $  (1.21)  $  (0.84)
                                                      ========   =======    ========   ========
Conversion of convertible preferred stock...........                                      4,172
Pro forma shares used in computing basic and diluted
  net loss per share................................                                     18,421
Pro forma net loss per share:
     Basic and diluted..............................                                   $  (0.63)
                                                                                       ========

     Options to purchase 3,961,519 and 2,415,572 shares of common stock were outstanding for the quarter ended June 30, 2001 and 2000, respectively, but were excluded from the calculation of dilutive net loss per share as the effect of their inclusion would have been anti-dilutive due to the net loss incurred in both periods presented. For the quarter ended June 30, 2001 and 2000, respectively, options for 228,409 and 2,375,572 shares, respectively, of common stock had an exercise price that was below the average market value per share of the Company's common stock during such respective periods.

NOTE 3 -- EQUITY TRANSACTIONS

     Amortization of deferred stock-based compensation recognized for the three months ended June 30, 2001 and 2000 was $414,000 and $500,000, respectively. Amortization of deferred stock-based compensation recognized for the six months ended June 30, 2001 and 2000 was $859,000 and $918,000, respectively. During the quarter ended and six months ended June 30, 2001, the Company recorded amortization of stock-based compensation of $287,000 and $574,000, respectively, related to the acquisition of a German distributor of software in October 2000. In addition, during the three months ended June 30, 2000, the Company recorded stock-based compensation expense of $330,000 related to separation agreements entered into with former employees. During the six months ended June 30, 2000, the Company recorded stock-based compensation expense of $681,000 related to separation agreements entered into with former employees. For the three months ended June 30, 2001, the Company recorded a decrease in deferred stock-based compensation of $389,000 related to the forfeiture of stock options. For the six months ended June 30, 2001, the Company recorded a decrease in deferred stock-based compensation of $599,000 related to the forfeiture of stock options.

NOTE 4 -- SIGNIFICANT CUSTOMER AND GEOGRAPHIC INFORMATION

     Revenue by geographic region is as follows (in thousands):

                                                           THREE MONTHS ENDED      SIX MONTHS ENDED
                                                          ---------------------   -------------------
                                                          JUNE 30,     JUNE 30,   JUNE 30,   JUNE 30,
                                                            2001         2000       2001       2000
                                                          --------     --------   --------   --------
United States..........................................    $2,951       $5,117     $5,421     $8,363
Europe.................................................     1,134          552      2,259        924
Australia..............................................        22           10        109         63
Other..................................................       201          108        201        201
                                                           ------       ------     ------     ------
Total..................................................    $4,308       $5,787     $7,990     $9,551
                                                           ======       ======     ======     ======

     One customer accounted for more than 10% of revenue for the quarter ended June 30, 2001. Each of two customers accounted for more than 10% of revenue for the quarter ended June 30, 2000. No customer accounted for more than 10% of revenue for the six months ended June 30, 2001 or June 30, 2000, respectively.

NOTE 5 -- COMPREHENSIVE LOSS

     The components of comprehensive loss, net of income taxes, are as follows (in thousands):

                                                      THREE MONTHS ENDED     SIX MONTHS ENDED
                                                      -------------------   -------------------
                                                      JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                        2001       2000       2001       2000
                                                      --------   --------   --------   --------
Net loss............................................  $(12,621)  $(5,851)   $(25,506)  $(11,514)
Unrealized gain (loss) on short-term investments and
  marketable securities.............................       (21)      (72)         56       (105)
                                                      --------   -------    --------   --------
Comprehensive loss..................................  $(12,642)  $(5,923)   $(25,450)  $(11,619)
                                                      ========   =======    ========   ========

NOTE 6 -- RESTRUCTURING CHARGES

     During the quarter ended June 30, 2001, the Company recorded a restructuring charge of $2.5 million related to a workforce reduction and facility consolidation.

     The following table summarizes the restructuring charges (in thousands):

                                                               THREE MONTHS ENDED
                                                                 JUNE 30, 2001
                                                               ------------------
Charges to operations:
  Employee severance and termination........................         $  437
  Asset write-offs..........................................            447
  Facility consolidation....................................          1,588
                                                                     ------
  Total charges to operations...............................          2,472
Costs incurred:
  Employee severance and termination........................            283
  Asset write-offs..........................................            447
  Facility consolidation....................................            351
                                                                     ------
  Total costs incurred:.....................................          1,081
Ending balance..............................................          1,391
Cash expenditures:
  Employee severance and termination........................            283
  Facility consolidation....................................            351
                                                                     ------
  Total cash expenditures...................................            634
Number of employee severances...............................             34

     As of June 30, 2001, total liabilities include the remaining $1.4 million of expected nonrecurring charges split between accrued expenses and other long-term liabilities of $903,000 and $488,000, respectively.

NOTE 7 -- RECENT ACCOUNTING PRONOUNCEMENTS

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill be replaced with periodic tests of the goodwill's impairment and that intangible assets other than goodwill be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is after June 30, 2001. The provisions of SFAS No. 142 will be effective for fiscal years beginning after December 15, 2001, and will thus be adopted by the Company, as required, in fiscal year 2002. The Company has not yet assessed impact from the adoption of SFAS No. 141 and SFAS No. 142 on the Company's financial statements.

NOTE 8 -- SUBSEQUENT EVENT

     In July 2001, in response to continuing changes in our business environment, the Company implemented a cost reduction program that is expected to result in restructuring charges of up to $2.6 million. Headcount reductions and facility consolidation are expected to yield anticipated cost savings of $4.9 million per year. The cost of headcount reductions and facility consolidation are expected to be $.7 million and $1.9 million, respectively.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NetGenesis Corp.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of NetGenesis Corp. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows of each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
January 24, 2001

                                NETGENESIS CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $  9,643   $ 15,564
  Restricted cash...........................................       404        490
  Short-term investments and marketable securities..........     1,184     32,870
  Accounts receivable, net of allowances for doubtful
     accounts of $572 and $451 at December 31, 2000 and
     1999, respectively.....................................     2,457      9,100
  Prepaid expenses and other current assets.................       137      2,283
                                                              --------   --------
       Total current assets.................................    13,825     60,307
Marketable securities.......................................        --      4,312
Fixed assets, net...........................................     3,697     10,861
Other assets................................................       270      3,505
                                                              --------   --------
       Total assets.........................................  $ 17,792   $ 78,985
                                                              ========   ========
               LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of capital lease obligations..............       163        442
  Current portion of long-term debt.........................     1,163      1,354
  Accounts payable..........................................       800        664
  Accrued expenses..........................................     2,963      3,428
  Deferred revenue..........................................     1,383      2,738
                                                              --------   --------
       Total current liabilities............................     6,472      8,626
Long-term portion of capital lease obligations..............       323        362
Long-term debt..............................................     1,569        121
Other long-term liabilities.................................        --        164
                                                              --------   --------
       Total liabilities....................................     8,364      9,273
                                                              --------   --------
Redeemable convertible preferred stock......................    36,575         --
                                                              --------   --------
Commitments and contingencies (Note 12)
Stockholders' equity (deficit):
  Convertible preferred stock, Series A-1, $.001 par value;
     200 and 0 shares authorized, issued and outstanding at
     December 31, 1999 and 2000, respectively...............        49         --
  Convertible preferred stock, Series A-2, $.001 par value;
     101 and 0 shares authorized, issued and outstanding at
     December 31, 1999 and 2000, respectively...............       137         --
  Convertible preferred stock, Series A-3, $.001 par value;
     624 and 0 shares authorized, issued and outstanding at
     December 31, 1999 and 2000, respectively...............     1,531         --
Common stock, $.001 par value; 100,000 shares authorized;
  3,142 and 21,690, issued and outstanding at December 31,
  1999 and 2000, respectively...............................         3         22
Additional paid-in capital..................................     6,606    130,739
Deferred compensation.......................................    (5,723)    (6,946)
Note receivable from stockholder............................       (96)       (96)
Accumulated deficit.........................................   (30,838)   (54,129)
Accumulated other comprehensive income......................     1,184        122
                                                              --------   --------
       Total stockholders' equity (deficit).................   (27,147)    69,712
                                                              --------   --------
       Total liabilities, redeemable convertible preferred
        stock and stockholders' equity (deficit)............  $ 17,792   $ 78,985
                                                              ========   ========

   The accompanying notes are an integral part of these financial statements.

                                NETGENESIS CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1998          1999          2000
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Product revenue...........................................   $    937      $  3,788      $ 15,126
  Service revenue...........................................        631         2,747         9,677
                                                               --------      --------      --------
     Total revenue..........................................      1,568         6,535        24,803
                                                               --------      --------      --------
Cost of revenue:
  Cost of product revenue...................................        232           219           702
  Cost of service revenue (excluding stock-based
     compensation of $52 and $395 for the years ended
     December 31, 1999 and 2000, respectively)..............        761         3,117        10,245
                                                               --------      --------      --------
     Total cost of revenue..................................        993         3,336        10,947
                                                               --------      --------      --------
Gross profit................................................        575         3,199        13,856
                                                               --------      --------      --------
Operating expenses:
  Sales and marketing (excluding stock-based compensation of
     $170 and $1,413 for the years ended December 31, 1999
     and 2000, respectively)................................      3,045        10,479        20,849
  Research and development (excluding stock-based
     compensation of $288 and $494 for the years ended
     December 31, 1999 and 2000, respectively)..............      2,266         4,713        10,473
  General and administrative (excluding stock-based
     compensation of $21 and $560 for the years ended
     December 31, 1999 and 2000, respectively)..............      1,148         3,490         7,166
  Stock-based compensation..................................         --           531         2,862
                                                               --------      --------      --------
     Total operating expenses...............................      6,459        19,213        41,350
                                                               --------      --------      --------
Loss from operations........................................     (5,884)      (16,014)      (27,494)
Other income (loss):
  Interest income...........................................        117           448         3,828
  Interest expense..........................................        (11)         (465)         (321)
  Gain on sale of marketable securities.....................         --            --         1,147
  Other income (expense)....................................          5            20            (9)
                                                               --------      --------      --------
Net loss....................................................   $ (5,773)     $(16,011)     $(22,849)
                                                               --------      --------      --------
Dividends and accretion of redeemable preferred stock.......       (660)       (1,912)         (442)
Net loss available to common stockholders...................   $ (6,433)     $(17,923)     $(23,291)
                                                               ========      ========      ========
Basic and diluted net loss available to common stockholders
  per share.................................................   $ (10.82)     $ (13.72)     $  (1.34)
                                                               ========      ========      ========
Shares used in computing basic and diluted net loss
  available to common stockholders per share................        595         1,307        17,432
Unaudited pro forma basic and diluted net loss per common
  share.....................................................                 $  (1.33)     $  (1.17)
Shares used in computing unaudited pro forma basic and
  diluted net loss per common share.........................                   11,996        19,506

  The accompanying notes are an integral part of these consolidated financial statements.

                                NETGENESIS CORP.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                  SERIES A-1        SERIES A-2         SERIES A-3
                                                  CONVERTIBLE       CONVERTIBLE       CONVERTIBLE
                                                PREFERRED STOCK   PREFERRED STOCK   PREFERRED STOCK       COMMON STOCK
                                                ---------------   ---------------   ----------------   ------------------
                                                SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    SHARES   PAR VALUE
                                                ------   ------   ------   ------   ------   -------   ------   ---------
                                                                             (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997..................    200     $ 49      101    $ 137      624    $ 1,531      554      $ 1
Issuance of common stock......................
Forfeiture of common stock....................                                                            776        1
Exercise of stock options.....................                                                            174       --
Accrual of cumulative dividends on Series B,
  Series C and Series D preferred stock and
  accretion to redemption value...............
Net loss......................................
                                                 ----     ----     ----    -----     ----    -------   ------      ---
BALANCE AT DECEMBER 31, 1998..................    200       49      101      137      624      1,531    1,504        2
Issuance of common stock......................
Exercise of stock options.....................
Repurchase of restricted common stock.........                                                          1,762        1
Deferred compensation related to grants of
  stock options...............................                                                           (125)      --
Stock-based compensation......................
Accrual of cumulative dividends on Series B,
  Series C, Series D and Series F preferred
  stock and accretion to redemption value.....
Unrealized gain on short-term investments and
  marketable securities.......................
Net loss......................................
Comprehensive loss............................
                                                 ----     ----     ----    -----     ----    -------   ------      ---
BALANCE AT DECEMBER 31, 1999..................    200       49      101      137      624      1,531    3,141        3
Conversion of preferred stock.................   (200)     (49)    (101)    (137)    (624)    (1,531)  12,868       13
Issuance of common stock......................                                                          4,887        5
Exercise of stock options.....................                                                            339        1
Issuance of common stock in connection with
  warrant exercises...........................                                                            240       --
Issuance of common stock in connection with
  the employee stock purchase plan............                                                             74       --
Issuance of common stock in connection with
  acquisition.................................                                                            254       --
Repurchase of restricted common stock.........                                                           (113)
Deferred compensation related to grants of
  stock options...............................
Stock-based compensation......................
Accrual of cumulative dividends on Series B,
  Series C, Series D, and Series F preferred
  stock and accretion to redemption value.....
Unrealized (gain) loss on short-term
  investments and marketable securities.......
Net loss......................................
Comprehensive loss............................
                                                 ----     ----     ----    -----     ----    -------   ------      ---
BALANCE AT DECEMBER 31, 2000..................     --     $ --       --    $  --       --    $    --   21,690      $22
                                                 ====     ====     ====    =====     ====    =======   ======      ===

   The accompanying notes are an integral part of these financial statements

                                NETGENESIS CORP.

                                                           NOTE                      ACCUMULATED        TOTAL
                            ADDITIONAL                  RECEIVABLE                      OTHER       STOCKHOLDERS'   COMPREHENSIVE
                             PAID-IN       DEFERRED        FROM       ACCUMULATED   COMPREHENSIVE      EQUITY          INCOME
                             CAPITAL     COMPENSATION   STOCKHOLDER     DEFICIT        INCOME         (DEFICIT)        (LOSS)
                            ----------   ------------   -----------   -----------   -------------   -------------   -------------
                                                                       (IN THOUSANDS)
BALANCE AT DECEMBER 31,
  1997....................   $     53      $               $           $ (6,482)       $              $ (4,711)       $
Issuance of common
  stock...................                                                                                  52
Forfeiture of common
  stock...................         51
Exercise of stock
  options.................         11                                                                       11
Accrual of cumulative
  dividends on Series B,
  Series C and Series D
  preferred stock and
  accretion to redemption
  value...................                                                 (660)                          (660)
Net loss..................                                               (5,773)                        (5,773)         (5,773)
                             --------      -------         ----        --------        -------        --------        --------
Comprehensive loss........                                                                                            $ (5,773)
                                                                                                                      ========
BALANCE AT DECEMBER 31,
  1998....................        115                                   (12,915)                       (11,081)
Issuance of common
  stock...................
Exercise of stock
  options.................        252                       (96)                                           157
Repurchase of restricted
  common stock............        (14)                                                                     (14)
Deferred compensation
  related to grants of
  stock options...........      6,110       (6,110)
Stock-based
  compensation............        143          387                                                         530
Accrual of cumulative
  dividends on Series B,
  Series C, Series D, and
  Series F preferred stock
  and accretion to
  redemption value........                                               (1,912)                        (1,912)
Unrealized gain on
  short-term investments
  and marketable
  securities..............                                                               1,184           1,184           1,184
Net loss..................                                              (16,011)                       (16,011)        (16,011)
                             --------      -------         ----        --------        -------        --------        --------
Comprehensive loss........                                                                                            $(14,827)
                                                                                                                      ========
BALANCE AT DECEMBER 31,
  1999....................      6,606       (5,723)         (96)        (30,838)         1,184         (27,147)
Conversion of preferred
  stock...................     38,721                                                                   37,017
Issuance of common
  stock...................     80,268                                                                   80,273
Exercise of stock
  options.................        147                                                                      148
Issuance of common stock
  in connection with
  warrant exercises.......        380                                                                      380
Issuance of common stock
  in connection with the
  employee stock purchase
  plan....................        546                                                                      546
Issuance of common stock
  in connection with
  acquisition.............      1,904       (1,904)                                                         --
Repurchase of restricted
  common stock............        (14)                                                                     (14)
Deferred compensation
  related to grants of
  stock options...........      1,448       (1,448)
Stock-based
  compensation............        733        2,129                                                       2,862
Accrual of cumulative
  dividends on Series B,
  Series C, Series D, and
  Series F preferred stock
  and accretion to
  redemption value........                                                 (442)                          (442)
Unrealized (gain) loss on
  short-term investments
  and marketable
  securities..............                                                              (1,062)         (1,062)         (1,062)
Net loss..................                                              (22,849)                       (22,849)        (22,849)
                             --------      -------         ----        --------        -------        --------        --------
Comprehensive loss........                                                                                            $(23,911)
                                                                                                                      ========
BALANCE AT DECEMBER 31,
  2000....................   $130,739      $(6,946)        $(96)       $(54,129)       $   122        $ 69,712
                             ========      =======         ====        ========        =======        ========

   The accompanying notes are an integral part of these financial statements.

                                NETGENESIS CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------   --------   --------
                                                                     (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(5,773)  $(16,011)  $(22,849)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      257        748      2,972
  Loss on disposal of fixed assets..........................       --         20         13
  Non-cash interest expense.................................       --         83         90
  Gain on sales of investments..............................       --         --     (1,147)
  Stock-based compensation expense..........................       --        531      2,862
  Increase (decrease) resulting from changes in operating
    assets and liabilities:
    Accounts receivable.....................................     (593)    (1,751)    (6,643)
    Prepaid expenses and other assets.......................      (12)      (360)    (2,146)
    Deferred revenue........................................      270      1,058      1,355
    Accounts payable........................................       78        710       (136)
    Accrued expenses........................................      635      2,006        343
    Other assets............................................       --         --       (223)
    Other liabilities.......................................       --         --        164
                                                              -------   --------   --------
      Net cash used in operating activities.................   (5,138)   (12,966)   (25,345)
                                                              -------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets.................................     (775)    (3,590)   (10,082)
  Purchases of investments..................................       --         --    (99,463)
  Proceeds from sales of investments........................      962         --     63,488
  Proceeds from sale of fixed assets........................       --         --         16
  Cash used for acquisition and related costs (net of cash
    acquired)...............................................       --         --     (1,231)
  Increase in other long-term assets........................       --         --     (1,680)
  Restricted cash...........................................      (55)      (348)       (86)
                                                              -------   --------   --------
      Net cash provided by (used in) investing activities...      132     (3,938)   (49,038)
                                                              -------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale and leaseback of fixed assets..........       --        443        547
  Principal payments of capital lease obligations...........       --        (36)      (229)
  Proceeds from issuance of debt............................       --      3,000         --
  Repayment of debt.........................................     (100)      (105)    (1,347)
  Issuance of common stock..................................       52         --     80,273
  Proceeds from issuance of redeemable convertible preferred
    stock, net of issuance costs............................    7,051     20,841         --
  Proceeds from exercise of stock options, warrants and
    employee stock purchase plan............................       11        157      1,074
  Repurchase of restricted common stock.....................       --        (14)       (14)
                                                              -------   --------   --------
      Net cash provided by financing activities.............    7,014     24,286     80,304
                                                              -------   --------   --------
Net increase in cash and cash equivalents...................    2,008      7,382      5,921
Cash and cash equivalents, beginning of year................      253      2,261      9,643
                                                              -------   --------   --------
Cash and cash equivalents, end of year......................  $ 2,261   $  9,643   $ 15,564
                                                              =======   ========   ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Dividends and accretion of preferred stock................  $   660   $  1,912   $    442
  Interest paid.............................................  $    11   $    347   $    321
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
  ACTIVITIES:
  Additions to capital lease obligations for sale and
    leaseback of fixed assets...............................       --        443        547
  Convertible preferred stock warrants issued and recorded
    as debt discount........................................       --        255         --
  Purchased of fixed assets through capital leases..........       --         78         --
  Conversion of preferred to common stock...................       --         --     38,734

   The accompanying notes are an integral part of these financial statements.

                                NETGENESIS CORP.

                         NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF THE BUSINESS AND BASIS OF FINANCIAL STATEMENTS

     NetGenesis Corp. ("NetGenesis") provides software and professional services that help its customers understand, analyze and improve their online businesses. Its software enables companies to collect, store, organize and analyze detailed information about the online behavior of customers and other visitors on their web sites. The Company operates in one business segment and its principal markets are the domestic and international business markets. In addition, the Company provides consulting, training, maintenance and support services to facilitate the installation and use of its software.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Significant accounting policies followed in the preparation of the financial statements are as follows:

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany balances and transactions have been eliminated. The company organizes itself as one segment reporting to the chief operating decision-maker. Revenue consists of software licensing, and service and support agreements. The Company has sales outside of the United States, which are described in the footnotes.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

  RECLASSIFICATION

     Certain prior period amounts have been reclassed to be consistent with the current period presentation.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 1999 and 2000, the Company's cash equivalents consisted of certificates of deposit, money market funds, and other investments with an original maturity of three months or less totaling approximately $8,754,000 and $13,914,000, respectively. The carrying amount in the financial statements approximates fair value because of the short maturity and holding period of these instruments.

  SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES

     The Company invests its excess cash primarily in short and long-term investments which are classified as available-for-sale marketable securities. Of these investments, $1.7 million is restricted in connection with our leased facilities in Cambridge, MA. This restricted investment is classified as a long-term other asset. In calculating realized gains and losses, cost is determined using specific identification. We recorded $1.1 million of realized gains in 2000 and none in 1999. Unrealized gains and losses on short-term investments and marketable securities are excluded from earnings and reported in a separate component of stockholders' equity. At December 31, 1999 and 2000 unrealized gains on short-term investments and marketable securities

                                NETGENESIS CORP.

were $1.2 million and $122,000 respectively. The following is a summary of short-term investments and marketable securities as of December 31, 2000:

                                                                       ESTIMATED
                                                               COST    FAIR VALUE
                                                              ------   ----------
                                                                (IN THOUSANDS)
Corporate debt securities...................................  30,740     30,847
U.S. Government agency bonds................................   8,000      8,006
                                                              ------     ------
Total debt securities.......................................  38,740     38,853
Common stock................................................      --          9
                                                              ------     ------
Total equity securities.....................................      --          9
                                                              ------     ------
                                                              38,740     38,862
                                                              ======     ======

     The following is a summary of short-term investments and marketable securities as of December 31, 1999:

                                                                     ESTIMATED
                                                              COST   FAIR VALUE
                                                              ----   ----------
                                                               (IN THOUSANDS)
Common stock................................................   --      1,184
                                                               --      -----
Total equity securities.....................................   --      1,184
                                                               ==      =====

  RESTRICTED CASH

     Restricted cash consists of deposits held at major financial institutions as collateral for letters of credit that secure the Company's office leases and leases of certain of the Company's fixed assets.

  REVENUE RECOGNITION

     Effective January 1, 1998, the Company adopted Statement of Position No. 97-2 ("SOP 97-2"). The Company generates several types of revenue, including the following:

     LICENSE FEES

     The Company's standard end user license agreement for the Company's products provides for an initial fee to use the product in perpetuity up to a maximum number of users. The Company also enters into other license agreement types, typically with major end user customers, which allows for the use of the Company's products, usually restricted by the number of users, the number of servers or the license term. Fees from licenses are recognized as revenue when a contract has been executed and the product has been delivered, provided fees are fixed or determinable, collection is probable and there are no uncertainties with respect to customer acceptance. If uncertainties exist, revenue is deferred until such time as the customer accepts the product or service. Revenue under arrangements where multiple products or services are sold together under one contract is allocated to each element based on their relative fair values, with these fair values being determined using the price charged when that element is sold separately. License fees from software sold together with services are generally recognized upon delivery of the software provided that the above criteria have been met and the services are not essential to the functionality of the software. In instances where the aforementioned criteria have not been met, both the license and professional services fees are recognized under the percentage of completion method of contract accounting, based upon the proportion of hours expended to total estimated hours at completion, Losses, if any, on fixed price contracts are recognized when the loss is determined.

                                NETGENESIS CORP.

     SERVICE AND SUPPORT AGREEMENTS

     The Company provides consulting, installation and training services to its customers. Revenue from such services is generally recognized over the period during which the applicable service is to be performed or on a service-performed basis. Support agreements generally call for the Company to provide technical support and software updates to customers. Revenue for support agreements is recognized ratably over the term of the support agreement and is included in services revenue in the accompanying statements of operations.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses, capital lease obligations and debt, approximate their fair values at December 31, 1999 and 2000.

  CONCENTRATIONS OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

     Financial instruments which potentially expose the Company to concentrations of credit risk consist of accounts receivable. The Company performs ongoing evaluations of customers' financial condition and does not generally require collateral. The Company maintains reserves for potential credit losses, which, in the aggregate, have not exceeded management's expectations.

     At December 31, 1999, accounts receivable from one customer accounted for approximately 11% of total accounts receivable. At December 31, 2000, accounts receivable from one customer accounted for approximately 28% of total accounts receivable.

     During the year ended December 31, 1998, revenue from each of two customers accounted for approximately 11% of total revenue. During the years ended December 31, 1999 and 2000, no customer accounted for more than 10% of total revenue.

  IMPAIRMENT OF LONG-LIVED ASSETS

     NetGenesis reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value on a discounted cash flow basis.

  FIXED ASSETS

     Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Capital leases and leasehold improvements are amortized over the lesser of the remaining lease life or the estimated useful life of the asset. Upon retirement or sale, the costs of the assets disposed and the related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the determination of income. Maintenance and repair costs are charged to expense as incurred. Estimated useful lives of fixed assets generally range from three to five years.

  RESEARCH AND DEVELOPMENT AND SOFTWARE DEVELOPMENT COSTS

     Costs incurred in the research and development of the Company's products are expensed as incurred. Software development costs incurred subsequent to the establishment of technological feasibility are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed." No software development

                                NETGENESIS CORP.

costs were capitalized during 1998, 1999 or 2000 since costs incurred subsequent to the establishment of technological feasibility were not significant.

  ADVERTISING EXPENSE

     The Company recognizes advertising expense as incurred. Advertising expense was approximately $49,000, $131,000 and $348,000 for the years ended December 31, 1998, 1999, and 2000, respectively.

  ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 8).

  INCOME TAXES

     The company computes deferred income taxes based on the differences between the financial statement and tax basis of assets and liabilities using enacted rates in effect in the years in which the differences are expected to reverse. The Company must establish a valuation allowance to offset temporary deductible differences, net operating loss carryforwards and tax credits when it is more like than not that the deferred tax assets will not be realized.

  COMPREHENSIVE INCOME

     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities.

  NET LOSS PER SHARE

     Basic and diluted net loss available to common stockholders per share is computed by dividing loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to repurchase. Diluted net loss available to common stockholders per share does not differ from basic net loss per share since potential common shares from conversion of preferred stock and exercise of stock options and warrants are anti-dilutive for all periods presented. Unaudited pro forma basic and diluted net loss available to common stockholders per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common shares, as if the shares had converted immediately upon their issuance.

  RECENTLY ENACTED ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 was amended in July 1999 by the issuance of Statement of Financial Accounting Standards No. 137 ("SFAS No. 137"), "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB No. 133." SFAS No. 137 defers the implementation of SFAS No. 133 by one year. SFAS No. 133 was further amended in June 2000 by the issuance of Statement of Financial Accounting Standards No. 138 ("SFAS No. 138"), "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- An Amendment of FASB Statement No. 133," SFAS No. 138 further clarifies the provisions of SFAS No.
133. SFAS No. 133, as amended, is effective for fiscal quarters beginning after January 1, 2001. The Company has not historically entered into

                                NETGENESIS CORP.

transactions involving derivative instruments, nor has it hedged any of its business activities, so it does not believe that adoption of SFAS No. 133 will have an effect on its financial statements.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," as amended by SAB 101B, which is effective no later than the year ended December 31, 2000. The bulletin clarifies the SEC's views regarding certain aspects of revenue recognition. We adopted SAB 101 in the fourth quarter of 2000. The application of the guidance in SAB 101 did not have a material impact on our results of operations.

     In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a replacement of FASB Statement No. 125". SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This Statement is effective for recognition and reclassification of collateral and for disclosures related to securitization transactions and collateral for fiscal years ending after December 15, 2000. We do not expect the adoption of SFAS No. 140 to have a material impact on our financial position of results of operations.

3.  FIXED ASSETS

     Fixed assets consist of the following:

                                                            ESTIMATED      DECEMBER 31,
                                                           USEFUL LIFE   ----------------
                                                            IN YEARS      1999     2000
                                                           -----------   ------   -------
                                                                          (IN THOUSANDS)
Furniture and fixtures...................................        5       $  417   $ 1,433
Computer equipment and software..........................        3        4,075    11,155
Leasehold improvements...................................        5          463     2,435
                                                                         ------   -------
                                                                          4,955    15,023
Less -- accumulated depreciation.........................                 1,258     4,162
                                                                         ------   -------
                                                                         $3,697   $10,861
                                                                         ======   =======

     Depreciation expense was $257,000, $748,000, and $3.0 million for the years ended December 31, 1998, 1999, and 2000, respectively.

4.  CAPITAL LEASE AND BORROWINGS

     In January 1999, the Company entered into an agreement with a leasing company to establish a line of credit that enabled the Company to finance up to $1,000,000 in purchases of property and equipment under capital leases (the "lease line"). Each borrowing under the lease line is payable in equal monthly installments over a period of 36 months and bears interest at a rate of 9% per annum. In connection with this agreement, the Company granted warrants to purchase 35,307 shares of the Company's Series E preferred stock at an exercise price equal to $1.84 per share. These warrants were exercised on September 12, 2000. Upon exercise, the shares were converted on a one for .75 basis to 26,480 shares of common stock. The value ascribed by management to these warrants was approximately $32,000 and was computed using the Black-Scholes model with the following assumptions: Series E redeemable convertible preferred stock fair value of $1.84 per share; warrant exercise price of $1.84 per share; dividend yield of 0%; risk-free interest rate of 5.02%; expected term of 5 years (life of the warrants); and 50% volatility. There is $742,000 outstanding on the lease line at

                                NETGENESIS CORP.

December 31, 2000. The future minimum lease payments as of December 31, 2000 are $798,000. The Company also has $62,000 outstanding on two other capital leases with future minimum lease payments of $70,000 as of December 31, 2000.

     During 1999 and 2000, the Company sold and immediately leased back certain equipment under the lease line. Total computer equipment of $443,000 and $547,000 were purchased under the lease line for the year ended December 31, 1999 and 2000, respectively. Amortization of property and equipment under the lease line during the years ended December 31, 1999 and 2000 totaled $85,000 and $315,000, respectively, and is included in depreciation expense. Interest expense relating to the lease line for the years ended December 31, 1999 and 2000 totaled $25,000 and $73,000, respectively.

     In January 1999, the Company entered into a subordinated debt agreement providing for borrowings of up to $3,000,000. The subordinated debt is payable in 36 monthly payments and bears interest at a rate of 13.5%. At December 31, 1999 and 2000, the Company had $2.7 and $1.5 million, respectively, outstanding under the agreement.

     In connection with the subordinated debt, the Company granted warrants to purchase 244,432 shares of the Company's Series E redeemable convertible preferred stock at an exercise price equal to $1.84 per share. These warrants were exercised on February 29, 2000. Upon exercise, the shares were converted on a one for .75 basis to 183,324 shares of common stock. The value ascribed by management to these warrants was approximately $223,000 and was computed using the Black-Scholes model with the following assumptions: Series E redeemable convertible preferred stock fair value of $1.84 per share; warrant exercise price of $1.84 per share; dividend yield of 0%; risk free interest rate of 5.02%; expected term of 5 years (life of the warrants); and 50% volatility. The warrant value was recorded as a debt discount and is being amortized to interest expense over the term of the loans.

     The subordinated debt and the lease line are secured by substantially all assets of the Company. Under these agreements, the Company is required to comply with certain covenants. The Company is in compliance with these covenants for all periods presented.

5.  ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                               DECEMBER 31,
                                                              ---------------
                                                               1999     2000
                                                              ------   ------
                                                              (IN THOUSANDS)
Accrued bonus...............................................  $  721   $  156
Accrued sales commissions...................................     800      465
Accrued payables............................................     596      574
Accrued vacation............................................     410      746
Accrued royalties...........................................     116      358
Accrued sales & use tax.....................................      13      762
Accrued other...............................................     307      367
                                                              ------   ------
                                                              $2,963   $3,428
                                                              ======   ======

6.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND CONVERTIBLE PREFERRED STOCK

     In June 1999, pursuant to the terms of the Series F Preferred Stock agreement, the Company issued, to the placement agent for the Series F Preferred Stock, warrants to purchase 114,458 shares of Series F preferred stock with an exercise price of $3.32 per share. The warrants were exercisable immediately and were

                                NETGENESIS CORP.

to expire five years from the date of grant or, if earlier, at the effective date of the Company's initial public offering. The warrants were exercised immediately prior to the Company's initial public offering.

     Redeemable convertible preferred stock, $.001 par value, consisted of the following at December 31, 1999:

                                                              DECEMBER 31, 1999
                                                              -----------------
                                                                (IN THOUSANDS
                                                              EXCEPT SHARE AND
                                                               PER SHARE DATA)
Redeemable convertible preferred stock, Series F, $.001 par
  value; 6,805,000 shares authorized; 6,626,508 shares
  issued and outstanding at December 31, 1999, at issuance
  cost plus accumulated accretion and dividends.............       $21,875
Series E redeemable convertible preferred stock warrants....           255
Redeemable convertible preferred stock, Series D, $.001 par
  value; 5,900,000 shares authorized; 5,899,999 issued and
  outstanding at December 31, 1999; at issuance cost plus
  accumulated accretion and dividends.......................         7,823
Redeemable convertible preferred stock, Series C, $.001 par
  value; 3,000,000 shares authorized; 2,928,316 shares
  issued and outstanding at December 31, 1999; at issuance
  cost plus accumulated accretion and dividends.............         1,700
Redeemable convertible preferred stock, Series B, $.001 par
  value; 776,718 shares authorized; 776,717 issued and
  outstanding at December 31, 1999; at issuance cost plus
  accumulated accretion and dividends.......................         4,922
                                                                   -------
       Total redeemable convertible preferred stock.........       $36,575
                                                                   =======

     In Connection with the Company's initial public offering in February 2000, all outstanding shares of preferred stock automatically converted into an aggregate of 12,867,728 shares of the Company's common stock. Prior to the conversion, each share of preferred stock was convertible into .75 share of the Company's common stock. All holders of the preferred stock were also entitled to dividends at the rate of 7% per year and were entitled to one vote for each share of common stock into which the redeemable preferred stock was convertible.

7.  COMMON STOCK

     Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

     In June 1999, the Company increased the number of authorized shares of common stock from 17,500,000 to 24,000,000 shares.

     In December 1999, the Company increased the number of authorized shares of common stock from 24,000,000 to 100,000,000 shares.

     In January 2000, the Company authorized a 3-for-4 reverse split of its common stock. As a result, all references to common stock share and per share amounts, including options and warrants to purchase common stock, have been retroactively restated to reflect the reverse split.

                                NETGENESIS CORP.

     The Company had reserved 14,564,325 shares of common stock for the conversion of the Series A, Series B, Series C, Series D, Series E and Series F Preferred Stock and for the exercise of outstanding options at December 31, 1999. In February 2000, 12,867,728 shares of Preferred Stock were converted to common stock upon the Company's public offering. As of December 31, 2000, the Company has reserved 3,817,802 shares of common stock for the exercise of outstanding options.

  STOCK RESTRICTION AGREEMENT

     The Company has entered into stock restriction agreements with certain common stockholders. The agreements provide that in the event that any individual who is a party to such agreement is no longer employed by the Company, the Company may repurchase all shares that are not vested at the time the individual ceases to be employed by the Company. These shares generally vest over four years, as defined in the agreements. At December 31, 1999 and 2000, approximately 1,267,626 and 846,248 shares of common stock, respectively, were subject to repurchase.

8.  STOCK OPTIONS

  1995 INCENTIVE STOCK OPTION PLAN

     The 1995 Incentive Stock Option Plan (the "1995 Plan") provides for the grant of incentive stock options and nonqualified stock options. The Board of Directors is responsible for administration of the 1995 Plan. The Board of Directors determines the term of each option, option exercise price, number of shares for which each option is granted and the rate at which each option is exercisable. Options generally vest ratably over four years. Options granted under the 1995 Plan generally expire ten years from the date of the grant.

     Nonqualified stock options may be granted to any officer, employee, director or consultant at an exercise price per share as determined by the Company's Board of Directors.

     In July 1998, the Company increased the number of options available for grant under the 1995 Plan to 3,000,000.

     In September 1999, the Company increased the number of options available for grant under the 1995 Plan for 3,000,000 to 3,750,000. In December 1999, the Company retired the 1995 Plan for future option grants.

  1999 STOCK INCENTIVE PLAN

     In December 1999, the Company adopted its 1999 Stock Incentive Plan (the "1999 Plan") and reserved 2,625,000 shares of common stock for issuance under the 1999 Plan. In December 2000 an additional 375,000 shares were automatically reserved for issuance under the 1999 Plan in accordance with the 1999 Plan's terms. The 1999 Plan authorizes the grant of incentive options and nonqualified options and also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards.

     Incentive options may be granted under the 1999 Plan to key employees of the Company and its affiliates within the meaning of the Internal Revenue Code, including officers and directors as well as officers and directors of the Company's affiliates who are also employees. The exercise price of incentive options granted under the 1999 Plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of incentive options granted to an optionee who owns stock possessing more than 10% of the voting power of our outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant, and such optionee must exercise his or her option within five years from the date of the grant of such option.

                                NETGENESIS CORP.

     Additionally, the Company may grant nonqualified options to its officers and other employees, directors, and other individuals providing services to the Company. There are no limits on the exercise price of nonqualified options granted under the 1999 Plan.

     The 1999 Plan is administered by the compensation committee of the board of directors. The compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 1999 Plan.

     Transactions under the 1995 Plan and the 1999 Plan for the years ended December 31, 1998, 1999 and 2000 are summarized as follows:

                                                                           WEIGHTED
                                                                           AVERAGE
                                                                           EXERCISE
                                                                SHARES      PRICE
                                                              ----------   --------
Outstanding -- December 31, 1997............................     888,898      .08
  Granted...................................................   2,659,800      .15
  Exercised.................................................    (174,244)     .07
  Canceled..................................................  (1,044,683)     .08
                                                              ----------
Outstanding -- December 31, 1998............................   2,329,771      .15
  Granted...................................................   1,327,087     1.95
  Exercised.................................................  (1,761,801)     .15
  Canceled..................................................    (198,460)     .36
                                                              ----------
Outstanding -- December 31, 1999............................   1,696,597     1.49
  Granted...................................................   3,037,549     7.68
  Exercised.................................................    (338,624)     .45
  Canceled..................................................    (577,720)    4.98
                                                              ----------
Outstanding -- December 31, 2000............................   3,817,802     5.97

     As of December 31, 1998, 1999 and 2000, 320,638, 170,525 and 438,702
options were exercisable, respectively, under the 1995 Plan and the 1999 Plan. The weighted average exercise price of options exercisable at December 31, 1998, 1999 and 2000 were $0.13, $0.19 and $3.67, respectively. The weighted average fair value of options granted, all with exercise prices equal to the fair market value of the Company's common stock at the date of grant, during 1998 was $0.04. The weighted average fair value of options granted, all with exercise prices below the fair market value of the Company's common stock at the date of grant, was $4.92 during 1999. During 2000 the Company granted 922,625 shares with exercise prices below the fair market value of the Company's common stock at the date of grant; the weighted average fair market value of these options was $4.89. During 2000 the Company granted 2,114,924 shares with exercise prices at the fair market value of the Company's common stock on the date of grant. The weighted average fair value of these options was $5.47.

                                NETGENESIS CORP.

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                            OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                    -----------------------------------   --------------------
                                                  WEIGHTED
                                                  AVERAGE      WEIGHTED               WEIGHTED
                                                 REMAINING     AVERAGE                AVERAGE
                                    NUMBER OF   CONTRACTUAL    EXERCISE   NUMBER OF   EXERCISE
          EXERCISE PRICE             OPTIONS    LIFE (YEARS)    PRICE      OPTIONS     PRICE
          --------------            ---------   ------------   --------   ---------   --------
$ 0.07 - $ 0.07...................     48,556       6.9         $ 0.07      29,101     $0.07
$ 0.16 - $ 0.16...................    163,270       7.7         $ 0.16      36,833     $0.16
$ 0.67 - $ 1.00...................    180,423       8.3         $ 0.87      51,671     $0.85
$ 1.33 - $ 1.75...................    918,945       9.5         $ 1.63      85,175     $1.33
$ 2.00 - $ 2.00...................    172,501       8.7         $ 2.00      44,919     $2.00
$ 4.05 - $ 5.33...................    815,625       9.3         $ 4.83     105,293     $5.33
$ 7.13 - $ 9.33...................  1,135,232       9.4         $ 8.98      85,710     $9.26
$12.50 - $18.00...................    343,250       9.3         $17.17           0     $0.00
$19.38 - $19.38...................     40,000       9.4         $19.38           0     $0.00
                                    ---------                              -------
                                    3,817,802       9.2         $ 5.97     438,702     $3.67
                                    =========                              =======

     During the years ended December 31, 1999 and 2000, respectively, the Company issued options to certain employees under the Plans with exercise prices below the amount subsequently determined to be the fair market value of the common stock at the date of grant for financial reporting purposes. In accordance with the requirements of APB 25, the Company has recorded deferred compensation for the differences between the exercise price of the options and the deemed fair market value of the Company's stock at the date of grant. This deferred compensation is amortized to expense over the vesting periods, generally four years.

     As discussed in Note 2, the Company has adopted SFAS 123 through disclosure only. Had compensation cost for the Company's option plan been determined based on the fair value of the options at the grant dates, as prescribed in SFAS 123, the Company's net loss and basic and diluted net loss per share on a pro forma basis would have been as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998         1999          2000
                                                         ----------   -----------   -----------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net loss
  As reported..........................................   $(5,773)     $(16,011)     $(22,849)
  Pro forma............................................    (5,822)      (16,381)      (24,177)
Basic and diluted net loss available to common
  stockholders per share
  As reported..........................................   $(10.82)     $ (13.72)     $  (1.34)
  Pro forma............................................    (10.91)       (14.00)        (1.41)

                                NETGENESIS CORP.

     The fair value of each option grant is estimated on the date of grant using the minimum value method for options granted prior to the IPO and the fair value method for options granted after the IPO with the following assumptions used for grants during the applicable period:

                                                             YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                           1998      1999        2000
                                                          -------   -------   ----------
Expected dividend yield.................................    0%        0%          0%
Risk-free interest rate.................................  5 - 7%    5 - 7%      5.87%
Weighted average expected life..........................  5 years   5 years   4.33 years
Volatility..............................................    0%        0%         120%

     Because the determination of the fair value of all options granted after the Company becomes a public entity includes an expected volatility factor in addition to the factors noted above, and because additional option grants are expected to be made and options vest over several years, the above pro forma disclosures are not representative of the pro forma effects on reported net income or loss for future years.

  2001 NONQUALIFIED STOCK PLAN

     In January 2001, the Company adopted its 2001 Nonqualified Stock Plan (the "2001 Plan") and reserved 1,000,000 shares of common stock for issuance under the plan. The 2001 Plan authorizes the grant of nonqualified options.

     The Company may grant nonqualified options to its officers and other employees, directors, and other individuals providing services to the Company. There are no limits on the exercise price of nonqualified options granted under the 2001 Plan.

     The 2001 Plan is administered by the compensation committee of the board of directors. The compensation committee selects the individuals to whom options will be granted and determines the option exercise price and other terms of each award, subject to the provisions of the 2001 Plan. Under the 2001 Plan, no more than forty-nine percent of the awards granted under the 2001 Plan may be granted to directors and officers of NetGenesis.

  1999 EMPLOYEE STOCK PURCHASE PLAN

     In December 1999, the Company adopted its 1999 Employee Stock Purchase Plan (the "1999 Purchase Plan") and reserved 225,000 shares of common stock for issuance under the plan. In December 2000 an additional 52,500 shares of common stock were reserved for issuance under the 1999 Purchase Plan.

     Under the terms of the 1999 Purchase Plan, all employees who have completed three months of employment and whose customary employment is more than 20 hours per week and more than five months in the calendar year are eligible to participate in the 1999 Purchase Plan. Employees who own stock and hold outstanding options to purchase stock representing five percent or more of the total combined voting power of value of all classes of the Company's stock are not eligible to participate in the 1999 Purchase Plan.

     At the commencement of each designated payroll deduction period, or offering period, an eligible employee may authorize the Company to deduct between 1% to 10%, in increments of 1%, of his or her base pay. On the last business day of the offering period, the Company will deem the employee to have exercised the option, at the exercise option price, to the extent of accumulated payroll deductions. The purchase price will be 85% of the closing market price of the common stock on either (a) the first business day of the offering period or (b) the last business day of the offering period, whichever is lower.

     As of December 31, 2000, 73,897 shares of common stock had been issued under the 1999 Purchase Plan.

                                NETGENESIS CORP.

9.  PUBLIC OFFERING

     In February 2000, NetGenesis sold 4,887,500 shares of its common stock through an initial public offering. Net proceeds from the offering were approximately $80.3 million after deducting the underwriting discount and other offering expenses. Immediately prior to the initial public offering, all of NetGenesis' outstanding preferred stock automatically converted into 12,867,683 shares of common stock.

10.  ACQUISITION AND INTANGIBLE ASSETS

     On October 23, 2000, the Company completed the acquisition of e-dynamics GmbH ("e-dynamics"), an analytics consulting and distribution firm based in Germany. The acquisition was accounted for under the purchase method of accounting and is not significant to the Company's financial position or results of operations. Under the purchase method, the results of operations of acquired companies are included prospectively from the date of acquisition, and the acquisition cost is allocated to the acquirees' assets and liabilities based upon the fair market values at the date of acquisition.

     The Company purchased all of the outstanding shares of common stock of e-dynamics for $1.2 million. An additional $800,000 will be due to the principals of e-dynamics on October 23, 2001, subject to their retention. In addition, the Company issued 177,777 unregistered shares of common stock vesting over a period of two years, subject to the retention of e-dynamics employees. An additional 76,190 unregistered shares of common stock were issued to the principals of e-dynamics, vesting at December 31, 2001 based upon continued employment. Additional consideration of up to $2.5 million worth of shares of the Company's common stock, which will be valued as of the issuance date, may be earned over the next two years by the principals of e-dynamics through earnout agreements based on revenue milestones in place for 2001 and 2002.

     At December 31, 2000, the net book value of intangible assets associated with the acquisition is $1.27 million. Amortization expense of intangible assets for the year ended December 31, 2000 is $63,000. Intangible assets, consisting of workforce and customer lists, are being amortized on a straight-line basis over four years and are included in other assets.

11.  INCOME TAXES

     Deferred tax assets consist of the following:

                                                                1999       2000
                                                              --------   --------
                                                                (IN THOUSANDS)
Net operating loss carryforwards............................  $ 10,518   $ 20,861
Research and development credit carryforwards...............       493      1,288
Other temporary differences.................................       917       (490)
                                                              --------   --------
  Gross deferred tax assets.................................    11,928     21,659
Deferred tax asset valuation allowance......................   (11,928)   (21,659)
                                                              --------   --------
                                                              $     --   $     --
                                                              ========   ========

     The Company has provided a full valuation allowance for the deferred tax assets since it is more likely than not that these future benefits will not be realized. If the Company achieves future profitability, a significant portion of these deferred tax assets could be available to offset future income taxes.

     At December 31, 2000, the Company has federal and state net operating loss and research and development tax credit carryforwards of approximately $50,663,000 and $1,544,000, respectively, available to reduce future federal and state income taxes payable. The federal and state net operating loss carryforwards are both equal to $50,663,000. The federal and state research and development tax credit carryforwards are $811,000 and $733,000 respectively. These net operating loss carryforwards and credits expire through 2020.

                                NETGENESIS CORP.

     Certain substantial changes in the Company's ownership occurred during 1997 and 1996. As a result, under the provisions of Section 382 of the Internal Revenue Code, the amount of net operating loss carryforwards available annually to offset future taxable income may be limited. The amount of this annual limitation is determined based upon the Company's value prior to the ownership changes taking place. Subsequent significant ownership changes could further affect the limitation in future years.

     The net operating loss carryforwards of $50,663,000 include $38,000 of tax deductions relating to stock options. The benefits of these deductions included in net operating loss carryforwards will be credited to additional paid-in capital when realized.

12.  COMMITMENTS AND CONTINGENCIES

     The Company leases its facilities, certain computer equipment and furniture and fixtures under non-cancelable operating leases.

     Future lease obligations as of December 31, 2000 are as follows:

                                                              OPERATING   CAPITAL
                  YEAR ENDING DECEMBER 31,                     LEASES     LEASES
                  ------------------------                    ---------   -------
                                                                (IN THOUSANDS)
2001........................................................     3,443      442
2002........................................................     3,136      369
2003........................................................     3,076       40
2004........................................................     2,721       14
2005........................................................     2,086       --
                                                               -------     ----
                                                               $14,462     $865
                                                               =======
Less amounts representing interest..........................                (61)
                                                                           ----
Present value of minimum lease payments.....................               $804
                                                                           ====

     Future minimum lease payments under operating leases do not include the reduction for future sublease rental income of approximately $384,000.

     Rental expense under operating leases for the years ended December 31, 1998, 1999 and 2000 was $269,000, $658,000 and $997,000, respectively.

     The Company is from time to time subject to legal proceedings and claims which arise in the normal course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not have a material adverse affect on the Company's financial position or results of operations.

  ROYALTY AGREEMENTS

     The Company maintains several agreements under which the Company has obtained the right to use technology related to certain software developed by others. In exchange, the Company is required to pay royalties as a fixed percentage of software sales as stipulated in the royalty agreements. Royalty expense of approximately $150,000, $121,000 and $614,000 was incurred for the years ended December 31, 1998, 1999 and 2000, respectively.

                                NETGENESIS CORP.

13.  NET LOSS PER COMMON SHARE

     The following is a calculation of net loss per share:

     Basic and diluted net loss available to common stockholders per share is computed using the weighted average number of common shares outstanding. Options and warrants were not included in the computation of diluted net loss available to common stockholders per share because the effect would be anti-dilutive.

     Pro forma net loss per share has been computed as described above except that it gives effect to the conversion of preferred stock outstanding as if the conversion took place at the beginning of the period presented.

                                                               YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           1998         1999          2000
                                                        ----------   -----------   -----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Historical:
  Net loss...........................................    $(5,773)     $(16,011)     $(22,849)
  Dividends and accretion of redeemable preferred
     stock...........................................       (660)       (1,912)         (442)
                                                         -------      --------      --------
  Net loss available to common stockholders..........     (6,433)      (17,923)      (23,291)
                                                         -------      --------      --------
     Weighted average shares.........................      1,105         2,444        18,355
     Weighted average unvested common shares subject
       to repurchase.................................       (510)       (1,137)         (923)
                                                         -------      --------      --------
  Total weighted average shares......................        595         1,307        17,432
                                                         -------      --------      --------
  Net loss available to common stockholders per
     share:
     Basic and diluted...............................    $(10.82)     $ (13.72)     $  (1.34)
                                                         =======      ========      ========
Pro Forma:
  Net Loss...........................................                 $(16,011)     $(22,849)
                                                                      --------      --------
  Weighted average common shares, basic and
     diluted.........................................                    1,307        17,432
  Conversion of convertible preferred stock..........                   10,689         2,074
                                                                      --------      --------
Total weighted average shares........................                   11,996        19,506
                                                                      ========      ========
Pro forma net loss per share:
  Basic and diluted..................................                 $  (1.33)     $  (1.17)
                                                                      ========      ========

     Options to purchase shares of the Company's common stock totaling 2,329,771, 1,696,597 and 3,817,802 at December 31, 1998, 1999, and 2000,
respectively, were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been anti-dilutive. Restricted stock totalling 680,873, 1,515,873, and 859,533 at December 31, 1998, 1999 and 2000, respectively, were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been anti-dilutive. Warrants to purchase 295,647 of common stock at December 31, 1999 were outstanding but were not included in the computations of diluted earnings per share as the inclusion of these shares would have been anti-dilutive.

14.  401(K) PLAN

     In January 1997, the Company adopted an employee savings and retirement plan which covers all employees and is qualified under Section 401 of the Internal Revenue Code. Employees may elect to make voluntary contributions to the 401(k) plan, based on a percentage of their pretax earnings, up to the statutorily

                                NETGENESIS CORP.

prescribed annual limit. The Company may make matching or additional contributions to the 401(k) plan in amounts determined annually by the Board of Directors. Through December 31, 2000, the Company has made no contributions to the 401(k) plan.

15.  VALUATION AND QUALIFYING ACCOUNTS

     Accounts are charged to the allowance for doubtful accounts as they are deemed uncollectible based on a periodic review of the accounts. The following table represents the valuation of our allowance for doubtful accounts:

                                               BALANCE AT   CHARGED TO                BALANCE
                                               BEGINNING    COSTS AND                 AT END
DESCRIPTION                                     OF YEAR      EXPENSES    DEDUCTIONS   OF YEAR
-----------                                    ----------   ----------   ----------   -------
                                                               (IN THOUSANDS)
Year ended December 31, 1998 Allowance for
  Doubtful Accounts..........................     $102         $ 42           --       $144
Year ended December 31, 1999 Allowance for
  Doubtful Accounts..........................     $144         $307           --       $451
Year ended December 31, 2000 Allowance for
  Doubtful Accounts..........................     $451         $598         $477       $572

16.  SEGMENT INFORMATION

     NetGenesis' management makes financial decisions and allocates resources based on geographic areas according to the location of the customers. The following represents revenues for the years ended and long-lived assets as of December 31, 2000, 1999 and 1998 by geographical area:

                                        UNITED STATES   EUROPE   AUSTRALIA   OTHER    TOTAL
                                        -------------   ------   ---------   -----   -------
2000
Revenues..............................     $20,312      $3,843     $208      $440    $24,803
Long-lived assets at year end.........      10,506       1,623       --        --     12,129
1999
Revenues..............................       6,053         362       63        57      6,535
Long-lived assets at year end.........       3,967          --       --        --      3,967
1998
Revenues..............................       1,195         338       35        --      1,568
Long-lived assets at year end.........         797          --       --        --        797

                           SPSS INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
Consolidated Balance Sheets as of December 31, 2000 and June
  30,
  2001 (unaudited)..........................................   F-30
Consolidated Statements of Operations for the three and six
  months ended June 30, 2000 (unaudited) and 2001
  (unaudited)...............................................   F-31
Consolidated Statements of Comprehensive Income (Loss) for
  the three and six months ended June 30, 2000 (unaudited)
  and 2001 (unaudited)......................................   F-32
Consolidated Statements of Cash Flows for the six months
  ended June 30, 2000 (unaudited) and 2001 (unaudited)......   F-33
Notes to Consolidated Financial Statements..................   F-34
Independent Auditors' Report................................   F-35
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................   F-36
Consolidated Statements of Income for the years ended
  December 31, 1998, 1999 and 2000..........................   F-37
Consolidated Statements of Comprehensive Income for the
  years ended December 31, 1998, 1999 and 2000..............   F-38
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1998, 1999 and 2000..............   F-39
Consolidated Statements of Cash Flows for the years ended
  December 31, 1998, 1999 and 2000..........................   F-40
Notes to Consolidated Financial Statements..................   F-41
Financial Statement Schedule:
Schedule II Valuation and qualifying accounts...............   F-59

Schedules not filed

     All schedules other than that indicated in the index have been omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

                           SPSS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  2000          2001
                                                              ------------   -----------
                                                                             (UNAUDITED)
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 38,736      $ 12,482
  Accounts receivable, net of allowances....................      72,611        60,371
  Inventories...............................................       3,936         4,002
  Deferred income taxes.....................................      10,334        19,054
  Prepaid income taxes......................................          --         4,043
  Prepaid expenses and other current assets.................       7,336         7,587
                                                                --------      --------
     Total current assets...................................     132,953       107,539
                                                                --------      --------
PROPERTY AND EQUIPMENT, at cost:
  Land and building.........................................       1,551         2,536
  Furniture, fixtures, and office equipment.................       9,141         9,722
  Computer equipment and software...........................      38,431        44,607
  Leasehold improvements....................................       8,916        10,395
                                                                --------      --------
                                                                  58,039        67,260
  Less accumulated depreciation and amortization............      32,931        35,868
                                                                --------      --------
Net property and equipment..................................      25,108        31,392
                                                                --------      --------
Capitalized software development costs, net of accumulated
  amortization..............................................      16,142        17,119
Goodwill, net of accumulated amortization...................       8,106        10,196
Other assets................................................       7,190         7,681
                                                                --------      --------
                                                                $189,499      $173,927
                                                                ========      ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable.............................................    $ 16,000      $  8,000
  Accounts payable..........................................       9,901        10,980
  Accrued royalties.........................................         986           813
  Accrued rent..............................................       1,438         1,353
  Other accrued liabilities.................................      13,388        12,411
  Income taxes and value added taxes payable................       3,245         3,437
  Customer advances.........................................         442           987
  Deferred revenues.........................................      42,183        48,832
                                                                --------      --------
     Total current liabilities..............................      87,583        86,813
                                                                --------      --------
Deferred income taxes.......................................         749           749
Other non-current liabilities...............................       1,967         1,223
STOCKHOLDERS' EQUITY:
  Common Stock, $.01 par value; 50,000,000 shares
     authorized; 13,628,847 and 13,745,671 shares issued and
     outstanding in 2000 and 2001, respectively.............         136           137
  Additional paid-in capital................................      86,622        87,760
  Accumulated other comprehensive loss......................      (3,108)       (5,073)
  Retained earnings.........................................      15,550         2,318
                                                                --------      --------
  Total stockholders' equity................................      99,200        85,142
                                                                --------      --------
                                                                $189,499      $173,927
                                                                ========      ========

          See accompanying notes to consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                           THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                           ---------------------------   -------------------------
                                               2000           2001          2000          2001
                                           ------------   ------------   -----------   -----------
                                                    (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                                                 (UNAUDITED)
Net revenues:
  Analytical solutions...................  $     7,799    $     6,993    $    14,873   $    11,251
  Market research........................        8,429          7,552         15,864        10,891
  Statistics.............................       20,927         18,626         44,221        37,208
  ShowCase...............................       10,928         10,847         21,793        21,130
                                           -----------    -----------    -----------   -----------
  Total net revenues.....................       48,083         44,018         96,751        80,480
Operating expenses:
  Cost of revenues.......................        3,634          3,508          7,825         6,802
  Sales, marketing and services..........       27,663         29,480         55,578        58,304
  Research and development...............        8,276          8,837         16,054        16,017
  General and administrative.............        3,642          3,879          7,351         7,181
  Special general and administrative
     charges.............................           --          1,806             --         3,773
  Merger-related.........................           --             --             --         7,781
                                           -----------    -----------    -----------   -----------
Operating expenses.......................       43,215         47,510         86,808        99,858
Operating income (loss)..................        4,868         (3,492)         9,943       (19,378)
                                           -----------    -----------    -----------   -----------
Other income (expense):
  Net interest (expense).................          303           (121)           530          (181)
  Other income (expense).................          954           (426)           737        (1,181)
                                           -----------    -----------    -----------   -----------
Other income (expense)...................        1,257           (547)         1,267        (1,362)
                                           -----------    -----------    -----------   -----------
Income (loss) before income taxes........        6,125         (4,039)        11,210       (20,740)
Income tax expense (benefit).............        2,798         (1,292)         5,314        (7,466)
                                           -----------    -----------    -----------   -----------
Net income (loss)........................  $     3,327    $    (2,747)   $     5,896   $   (13,274)
                                           ===========    ===========    ===========   ===========
Basic net income (loss) per share........  $      0.25    $     (0.20)   $      0.43   $     (0.97)
                                           ===========    ===========    ===========   ===========
Shares used in computing basic net income
  (loss) per share.......................   13,260,516     13,720,689     13,620,716    13,688,734
                                           ===========    ===========    ===========   ===========
Diluted net income (loss) per share......  $      0.23    $     (0.20)   $      0.41   $     (0.97)
                                           ===========    ===========    ===========   ===========
Shares used in computing diluted net
  income (loss) per share................   14,459,861     13,720,689     14,475,064    13,688,734
                                           ===========    ===========    ===========   ===========

          See accompanying notes to consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                        THREE MONTHS ENDED     SIX MONTHS ENDED
                                                             JUNE 30,              JUNE 30,
                                                        -------------------   ------------------
                                                          2000       2001      2000       2001
                                                        --------   --------   -------   --------
                                                                     (IN THOUSANDS)
                                                                      (UNAUDITED)
Net income (loss).....................................  $ 3,327    $(2,747)   $ 5,896   $(13,274)
Other comprehensive loss:
  Foreign currency translation adjustment.............   (3,208)    (1,036)    (3,000)    (1,970)
                                                        -------    -------    -------   --------
Comprehensive income (loss)...........................  $   119    $(3,783)   $ 2,896   $(15,244)
                                                        =======    =======    =======   ========

          See accompanying notes to consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       2001
                                                              --------   --------
                                                                (IN THOUSANDS)
                                                                  (UNAUDITED)
Cash flows from operating activities:

  Net income (loss).........................................  $  5,896   $(13,274)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
       Depreciation and amortization........................     5,834      7,072
       Stock Compensation Expense...........................        --        399
       Deferred income taxes................................        34     (8,727)
       Gain on sale of product line.........................    (1,397)        --
       Write-off of software development costs..............        --        397
       Write-off of purchased software......................        --      1,047
       Income tax benefit from stock option exercise........       366         --
       Changes in assets and liabilities:
          Accounts receivable...............................    (2,061)    12,191
          Inventories.......................................      (758)       (43)
          Accounts payable..................................     1,959      1,079
          Accrued royalties.................................        31       (173)
          Accrued expenses..................................      (571)    (1,062)
          Accrued income taxes..............................      (104)    (3,851)
          Deferred revenues.................................       234      6,641
          Other.............................................    (2,577)    (2,055)
                                                              --------   --------
Net cash provided by (used in) operating activities.........     6,886       (359)
                                                              --------   --------
Cash flows from investing activities:
  Capital expenditures, net.................................    (7,252)   (10,355)
  Capitalized software development costs....................    (1,934)    (4,270)
  Purchase of cost based investment.........................    (1,000)        --
  Write down of cost based investment.......................        --        782
  Divesture of product line.................................     1,700         --
  Acquisition earn-out payments.............................    (3,882)    (2,827)
                                                              --------   --------
Net cash used in investing activities.......................   (12,368)   (16,670)
                                                              --------   --------
Cash flows from financing activities:
  Net (repayments) borrowings under line-of-credit
     agreements.............................................        --     (8,000)
  Proceeds from issuance of common stock....................     1,719        745
  Principal repayment under capital lease obligations.......       (71)        --
                                                              --------   --------
Net cash provided by (used in) financing activities.........     1,648     (7,255)
                                                              --------   --------
Effect of exchange rate on cash.............................    (2,999)    (1,970)
Net change in cash and cash equivalents.....................    (6,833)   (26,254)
Cash and cash equivalents at beginning of period............    47,010     38,736
                                                              --------   --------
Cash and cash equivalents at end of period..................  $ 40,177   $ 12,482
                                                              ========   ========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $    516   $    617
  Income taxes paid.........................................     3,909      2,588
                                                              ========   ========
Supplemental disclosures of noncash investing activities -
  Common stock issued in merger with ShowCase -- shares.....        --      3,725
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the results of the interim periods presented. All such adjustments are of a normal recurring nature.

     These consolidated financial statements should be read in conjunction with SPSS's audited consolidated financial statements and notes thereto for the year ended December 31, 2000, which are included following these unaudited financial statements.

NOTE 2 -- RECLASSIFICATIONS

     Certain operating expenses of prior periods have been reclassified to conform to the current presentation.

NOTE 3 -- SHOWCASE MERGER

     On February 26, 2001, SPSS Inc. issued approximately 3,725,000 shares of its common stock in exchange for substantially all of the outstanding common stock of ShowCase Corporation (ShowCase). The merger was accounted for as a pooling of interests. The financial data for 2000 included in the financial statements reflects the presentation as if the transaction had been consummated as of the earliest period presented.

     Previously reported revenue and net income of $37,155,000 and $4,402,000 for the three months ended June 30, 2000 and $74,958,000 and $8,181,000, respectively, for the six months ended June 30, 2000, differed from currently reported amounts due to the merger with ShowCase, as discussed above.

NOTE 4 -- MERGER-RELATED EXPENSES

     SPSS incurred merger-related costs of approximately $7,781,000 during the first quarter of 2001 related to the ShowCase acquisition discussed above. The costs are primarily related to professional fees, severance costs, write-off of duplicate capitalized software and inventory, and bonuses.

     Severance costs for 28 employees totaled approximately $940,000 during the first quarter related to the merger, the majority of which relate to officers of ShowCase whose positions were eliminated.

NOTE 5 -- SPECIAL GENERAL AND ADMINISTRATIVE CHARGES

     Special general and administrative charges were $1,806,000 for the three months ended June 30, 2001 and $3,773,000 for the six months ended June 30, 2001 and primarily related to the write-off of obsolete capitalized software development costs, training, marketing and professional fees associated with combining ShowCase that did not meet the definition of accruable merger costs under established guidelines, and additional reduction in workforce and the issuance of restricted vested common stock to certain officers.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
SPSS Inc.:

     We have audited the consolidated financial statements of SPSS Inc. and subsidiaries (the "Company") as listed in the accompanying index. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement schedule as listed in the accompanying index. These consolidated financial statements and the financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SPSS Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations, and their cash flows for each of the years in the three-year period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Chicago, Illinois
November 2, 2001

                           SPSS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,   DECEMBER 31,
                                                                  1999           2000
                                                              ------------   ------------
                                                                    (IN THOUSANDS,
                                                                  EXCEPT SHARE DATA)
                                         ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................    $ 28,447       $ 27,887
  Marketable securities.....................................      18,387         10,849
  Accounts receivable, net of allowances of $3,240 in 1999
     and $3,542 in 2000.....................................      51,749         72,611
  Inventories...............................................       2,895          3,936
  Deferred income taxes.....................................       6,349         10,334
  Prepaid expenses and other current assets.................       4,564          7,336
                                                                --------       --------
     Total current assets...................................     112,391        132,953
                                                                --------       --------
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost:
  Land and building.........................................       1,671          1,551
  Furniture, fixtures, and office equipment.................       8,395          9,141
  Computer equipment and software...........................      29,810         38,431
  Leasehold improvements....................................       6,795          8,916
                                                                --------       --------
                                                                  46,671         58,039
  Less accumulated depreciation and amortization............      28,472         32,931
                                                                --------       --------
Net property, equipment and leasehold improvements..........      18,199         25,108
                                                                --------       --------
Capitalized software development costs, net of accumulated
  amortization..............................................      13,078         16,142
Goodwill, net of accumulated amortization...................       5,395          8,106
Other assets................................................       3,746          7,190
                                                                --------       --------
                                                                $152,809       $189,499
                                                                ========       ========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Notes payable.............................................    $  9,000       $ 16,000
  Accounts payable..........................................       6,993          9,901
  Accrued royalties.........................................       1,030            986
  Accrued rent..............................................       1,050          1,438
  Other accrued liabilities.................................      12,141         13,388
  Income taxes and value added taxes payable................       3,664          3,245
  Customer advances.........................................         529            442
  Deferred revenues.........................................      23,876         42,183
                                                                --------       --------
     Total current liabilities..............................      58,283         87,583
                                                                --------       --------
Deferred income taxes.......................................       3,886            749
Other non-current liabilities...............................       2,432          1,967
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value; 50,000,000 shares
     authorized; 13,160,036 and 13,632,445 shares issued and
     outstanding in 1999 and 2000, respectively.............         132            136
  Additional paid-in capital................................      80,081         86,960
  Accumulated other comprehensive loss......................          (5)        (3,108)
  Deferred compensation.....................................        (426)          (338)
  Retained earnings.........................................       8,426         15,550
                                                                --------       --------
     Total stockholders' equity.............................      88,208         99,200
                                                                --------       --------
                                                                $152,809       $189,499
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                           1998          1999          2000
                                                        -----------   -----------   -----------
                                                           (IN THOUSANDS, EXCEPT SHARE DATA)
Net revenues:
  Analytical solutions................................  $     8,836   $    17,540   $    31,246
  Market research.....................................       25,551        32,674        29,688
  Statistics..........................................       89,085        91,716        78,846
  ShowCase............................................       35,519        39,523        46,334
                                                        -----------   -----------   -----------
Net revenues..........................................      158,991       181,453       186,114
                                                        -----------   -----------   -----------
Operating expenses:
  Cost of revenues....................................       13,857        16,500        16,268
  Sales and marketing.................................       85,099        98,824       115,074
  Product development.................................       25,233        30,465        32,896
  General and administrative..........................       12,639        14,239        14,045
  Special general and administrative charges..........          445            --            --
  Merger-related......................................        1,948         1,611            --
  Acquired in-process technology......................        3,552           128            --
                                                        -----------   -----------   -----------
Operating expenses....................................      142,773       161,767       178,283
                                                        -----------   -----------   -----------
Operating income......................................       16,218        19,686         7,831
                                                        -----------   -----------   -----------
Other income (expense):
     Net interest and investment income...............          446           739         1,096
     Other............................................          (98)          304         1,222
                                                        -----------   -----------   -----------
Other income..........................................          348         1,043         2,318
                                                        -----------   -----------   -----------
Income before income taxes............................       16,566        20,729        10,149
Income tax expense....................................        7,926         7,492         4,234
                                                        -----------   -----------   -----------
Net income............................................  $     8,640   $    13,237   $     5,915
                                                        ===========   ===========   ===========
Basic net income per share............................  $      0.79   $      1.05   $      0.44
                                                        ===========   ===========   ===========
Shares used in computing basic net income per share...   10,976,524    12,562,316    13,372,917
                                                        ===========   ===========   ===========
Diluted net income per share..........................  $      0.73   $      0.98   $      0.41
                                                        ===========   ===========   ===========
Shares used in computing diluted net income per
  share...............................................   11,796,683    13,503,848    14,326,552
                                                        ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                               1998     1999      2000
                                                              ------   -------   -------
                                                                    (IN THOUSANDS)
Net income..................................................  $8,640   $13,237   $ 5,915
Other comprehensive income (loss):
  Foreign currency translation adjustment...................     128       834    (3,107)
  Unrealized holding gain (loss) on marketable securities...    (304)      172         4
                                                              ------   -------   -------
Comprehensive income........................................  $8,464   $14,243   $ 2,812
                                                              ======   =======   =======

  The accompanying notes are an integral part of these consolidated financial

                           SPSS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                 1998        1999        2000
                                                              ----------   ---------   ---------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
Common stock, $.01 par value:
  Balance at beginning of period............................   $    116     $   120     $   132
  Sale of 18,663, 30,131 and 30,038 shares of common stock
     to the Employee Stock Purchase Plans in 1998, 1999 and
     2000, respectively.....................................         --          --          --
  Stock issued pursuant to public offering..................         --          10          --
  Exercise of stock options and other.......................          4           2           4
                                                               --------     -------     -------
  Balance at end of period..................................   $    120     $   132     $   136
                                                               --------     -------     -------
Additional paid-in capital:
  Balance at beginning of period............................   $ 50,395     $54,091     $80,081
  Sale of 18,663, 30,131 and 30,038 shares of common stock
     to the Employee Stock Purchase Plans in 1998, 1999 and
     2000, respectively.....................................        522         762         725
  Sale of 54,606 shares of common stock in 1998.............        488          --          --
  Stock issued pursuant to public offering..................         --      24,340          --
  Exercise of stock options and other.......................      1,323         325       4,091
  Stock-based compensation..................................        355         152         304
  Stock options issued to consultant........................         --          60          --
  Income tax benefit related to stock options...............      1,008         351       1,759
                                                               --------     -------     -------
  Balance at end of period..................................   $ 54,091     $80,081     $86,960
                                                               --------     -------     -------
Accumulated other comprehensive income (loss):
  Balance at beginning of period............................   $   (835)    $(1,011)    $    (5)
  Foreign currency translation adjustment...................        128         834      (3,107)
  Unrealized holding gain (loss) on marketable securities...       (304)        172           4
                                                               --------     -------     -------
  Balance at end of period..................................   $ (1,011)    $    (5)    $(3,108)
                                                               --------     -------     -------
Deferred compensation:
  Balance at beginning of period............................   $     --     $  (322)    $  (426)
  Deferred compensation.....................................       (355)       (152)         --
  Stock options issued to consultant........................         --         (60)         --
  Amortization of deferred compensation.....................         33         108          88
                                                               --------     -------     -------
  Balance at end of period..................................   $   (322)    $  (426)    $  (338)
                                                               --------     -------     -------
Retained earnings (accumulated deficit):
  Balance at beginning of period............................   $(13,451)    $(4,811)    $ 8,426
  Net income................................................      8,640      13,237       5,915
  Adjustment to conform fiscal years of pooled business.....         --          --       1,209
                                                               --------     -------     -------
  Balance at end of period..................................   $ (4,811)    $ 8,426     $15,550
                                                               --------     -------     -------
Total stockholders' equity..................................   $ 48,067     $88,208     $99,200
                                                               ========     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1998       1999        2000
                                                              --------   ---------   ---------
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Net income................................................  $  8,640   $  13,237   $   5,915
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization...........................     7,732       9,660      11,957
    Provision for returns and doubtful accounts, net of
     returns and write-offs.................................       305         (90)         --
    Compensation expense related to options.................        33         108         392
    Deferred income taxes...................................    (2,234)        431      (7,122)
    Gain on sale of product line............................        --          --      (1,397)
    Income tax benefit from stock options exercised.........     1,008         351       1,759
    Write-off of acquired in-process technology.............     3,552         128          --
    Changes in assets and liabilities, net of effects of
     acquisitions:
      Accounts receivable...................................    (6,985)     (9,774)    (20,862)
      Inventories...........................................      (164)        (24)     (1,541)
      Prepaid expenses and other current assets.............       224        (672)     (1,638)
      Accounts payable......................................       960        (642)      2,907
      Income taxes payable..................................       295        (295)        293
      Accrued royalties.....................................        89         (83)         44
      Accrued expenses......................................      (258)     (1,996)     (1,160)
      Accrued income taxes..................................     4,423      (2,213)        419
      Deferred revenue......................................     3,896        (628)     18,307
      Other.................................................     1,462      (1,445)     (1,299)
                                                              --------   ---------   ---------
Net cash provided by operating activities...................    22,978       6,053       6,974
                                                              --------   ---------   ---------
Cash flows from investing activities:
  Capital expenditures, net.................................   (11,056)     (5,162)    (12,684)
  Purchase of marketable securities.........................        --    (133,496)   (152,138)
  Proceeds from maturities and sale of marketable
    securities..............................................        32     115,571     159,680
  Divesture of product line/affiliate, net..................       218          --       1,700
  Purchase of cost-basis investment.........................        --          --      (1,450)
  Purchase of software license..............................        --          --      (1,000)
  Capitalized software development costs....................    (4,070)     (5,597)     (7,602)
  Acquisition earn-out payments.............................        --          --      (3,882)
  Net payments related to acquisitions......................    (8,404)        (83)         --
                                                              --------   ---------   ---------
Net cash used in investing activities.......................   (23,280)    (28,767)    (17,376)
                                                              --------   ---------   ---------
Cash flows from financing activities:
  Net (repayments) borrowings under line-of-credit
    agreements..............................................     7,638         (48)      7,000
  Proceeds from issuance of common stock....................     2,337       1,089       4,820
  Proceeds from initial public offering, net of expenses....        --      24,350          --
  Payments under capital lease obligations..................      (136)       (134)        (80)
                                                              --------   ---------   ---------
Net cash provided by financing activities...................     9,839      25,257      11,740
                                                              --------   ---------   ---------
Effect of exchange rate on cash.............................       189         707      (3,107)
Adjustment to conform fiscal years of pooled businesses.....        --          --       1,209
                                                              --------   ---------   ---------
Net change in cash and cash equivalents.....................     9,726       3,250        (560)
Cash and cash equivalents at beginning of period............    15,471      25,197      28,447
                                                              --------   ---------   ---------
Cash and cash equivalents at end of period..................  $ 25,197   $  28,447   $  27,887
                                                              ========   =========   =========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $    363   $     959   $   1,063
  Income taxes paid.........................................     6,464      12,093       9,363
  Cash received for income tax refunds......................       395          26         234
                                                              ========   =========   =========

  The accompanying notes are an integral part of these consolidated financial statements.

                           SPSS INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) DESCRIPTION OF BUSINESS

     SPSS Inc. ("SPSS" or the "Company") is a multinational company that provides software and professional services for discovering what customers want and predicting what they will do. The Company's products and services, individually and in combination, are primarily used by commercial organizations to integrate and analyze market, customer, and operational data in the process of formulating strategies and programs to interact with their customers more effectively. This process is commonly called "data mining" or "data analysis using advanced analytical techniques."

     In connection with the merger with ShowCase Corporation ("ShowCase") in 2001, the Company introduced a Windows-based query tool for the IBM AS/400, ShowCase Vista. ShowCase has subsequently introduced additional products and services to support an end-to-end business intelligence solution for IBM AS/400 customers. ShowCase's product suite is sold under the name ShowCase Strategy.

     Analytical solutions include products and services, sold separately or in combination, for customer relationship management, business intelligence, and business performance measurement applications. Market research includes products and services, sold separately or in combination, for survey design, implementation, and analysis in the market research industry. Statistics include products and services, sold separately or in combination, for general purpose statistical analysis.

  (b) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of SPSS Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) USE OF ESTIMATES

     Management of SPSS has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  (d) SOFTWARE REVENUE RECOGNITION

     The Company applies AICPA Statement of Position ("SOP") 97-2, Software Revenue Recognition and related interpretations, which specifies the criteria that must be met prior to SPSS recognizing revenues from software sales.

     SPSS primarily recognizes revenue from product licenses, net of an allowance for estimated returns and cancellations, at the time the software is delivered. Revenue from certain product license agreements is recognized upon contract execution, product delivery, and customer acceptance.

     Revenue from postcontract customer support ("PCS" or "maintenance") agreements, including PCS bundled with product licenses, is recognized ratably over the term of the related PCS agreements. Some product licenses include commitments for insignificant obligations, such as technical and other support, for which an accrual is provided.

     Revenue from training, consulting, publications, and other items is recognized as the related products or services are delivered or rendered.

     Revenues from fixed-price contracts are recognized using the percentage-of-completion method of contract accounting as services are performed to develop, customize and install the Company's software products. The percentage completed is measured by the percentage of labor hours incurred to date in relation

                           SPSS INC. AND SUBSIDIARIES
to estimated total labor hours for each contract. Management considers labor hours to be the best available measure of progress on these contracts.

     During 2000, the AICPA staff released several Technical Practice Aids ("TPA") for the software industry, consisting of questions and answers related to the financial accounting and reporting issues of Statement of Position 97-2, Software Revenue Recognition. As a result of the issuance of these TPA's, SPSS performed a comprehensive review of their revenue recognition policies to ensure compliance with recent authoritative literature. On a prospective basis beginning in the fourth quarter of 2000, SPSS applied the standards set forth in TPA 5100.53 -- Fair value of PCS in a short-term time-based license and software revenue recognition and TPA 5100.68 -- Fair value of PCS in perpetual and multi-year time-based licenses and software revenue recognition. As a result of the application of the TPA's, SPSS recognized the revenue from short-term time-based licenses and perpetual licenses with multi-year maintenance terms ratable over the term of the contract. The Company recorded a one-time adjustment of approximately $16,975,000 to defer revenue for contracts entered into during the fourth quarter of 2000.

  (e) SOFTWARE DEVELOPMENT COSTS

     Software development costs incurred by SPSS in connection with the Company's long-term development projects are capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. SPSS has not capitalized software development costs relating to development projects where the net realizable value is of short duration, as the effect would be immaterial. SPSS reviews capitalized software development costs each period and, if necessary, reduces the carrying value of each product to its net realizable value.

  (f) EARNINGS PER SHARE

     Basic earnings per share ("EPS") is based on the weighted average number of shares outstanding and excludes the dilutive effect of unexercised common stock equivalents. Diluted EPS is based on the weighted average number of shares outstanding and includes the dilutive effect of unexercised common stock equivalents.

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1998          1999          2000
                                                -----------   -----------   -----------
BASIC EPS
Net income....................................  $ 8,640,000   $13,237,000   $ 5,915,000
Weighted-average number of common shares
  outstanding.................................   10,976,524    12,562,316    13,372,917
Basic EPS.....................................  $      0.79   $      1.05   $      0.44
                                                ===========   ===========   ===========
DILUTED EPS
Net income....................................  $ 8,640,000   $13,237,000   $ 5,915,000
Weighted-average number of common shares
  outstanding.................................   10,976,524    12,562,316    13,372,917
Effect of dilutive securities-stock options...      820,159       941,532       953,635
                                                -----------   -----------   -----------
Weighted-average number of common shares and
  common share equivalents that would be
  issued upon exercise........................   11,796,683    13,503,848    14,326,552
                                                -----------   -----------   -----------
Diluted EPS...................................  $      0.73   $      0.98   $      0.41
                                                ===========   ===========   ===========
Anti-dilutive shares not included in diluted
  EPS calculation.............................      208,694       157,753        85,357
                                                ===========   ===========   ===========

                           SPSS INC. AND SUBSIDIARIES

  (g) DEPRECIATION AND AMORTIZATION

     Depreciation of buildings is provided over thirty years on a straight-line method. Furniture and equipment is depreciated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years. Leasehold improvements are amortized on the straight-line method over the remaining terms of the respective leases. Capitalized software costs are amortized on a straight-line method over three to five years based upon the expected life of each product. This method results in greater amortization than the method based upon the ratio of current year gross product revenue to current and anticipated future gross product revenue.

     As of January 1, 1998, SPSS adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. This standard requires that certain costs related to the development or purchase of internal-use software be capitalized and amortized over the estimated useful life of the software. SOP 98-1 also requires that costs related to the preliminary project stage and post-implementation/operations stage of an internal-use computer software development project be expensed as incurred. During 1998, 1999 and 2000 SPSS capitalized $873,000, $739,000 and $1,229,000 and amortized $6,000, $23,000 and $40,000 of internal-use computer software.

  (h) INCOME TAXES

     SPSS applies the asset and liability method of accounting for income taxes in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) STOCK OPTION PLANS

     The Company accounts for its stock options under the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to apply the provisions of Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees and provide pro forma net income (loss) disclosures for employee stock option grants made as if the fair value-based method defined in SFAS No. 123 had been applied. Under APB No. 25, compensation expense would be recorded on the date of the grant only if the current market price of the underlying stock exceeded the exercise price. The Company has elected to apply the provisions of APB No. 25 and provide the pro forma disclosures required by SFAS No. 123.

  (j) INVENTORIES

     Inventories, consisting of finished goods, are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  (k) GOODWILL

     The excess of the cost over the fair value of net assets acquired is recorded as goodwill and amortized on a straight-line basis over 5 to 15 years. Accumulated amortization was $1,575,000 and $2,718,000 as of December 31, 1999 and 2000, respectively. When goodwill exceeds associated expected operating cash flows, it is considered to be impaired and is written down to fair value, which is determined based on discounted cash flows.

                           SPSS INC. AND SUBSIDIARIES

  (l) FOREIGN CURRENCY TRANSLATION

     The translation of the applicable foreign currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using the average exchange rates during the period. The gains or losses resulting from such translation are included in stockholders' equity. Gains or losses resulting from foreign currency transactions are included in "other income and expense" in the statement of income.

  (m) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair values of financial instruments were not materially different from their carrying values.

  (n) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents are comprised of highly liquid investments with original maturity dates of three months or less.

  (o) MARKETABLE SECURITIES

     All marketable securities are classified as available-for-sale and available to support current operations or to take advantage of other investment opportunities. These securities are stated at estimated fair values based upon market quotes with unrealized holding gains or losses reported as a separate component of accumulated other comprehensive income within stockholders' equity. Realized gains and losses are included in other income (expense). The cost of securities sold is based on the specific identification method. The cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. This amortization and accretion is included in net interest and investment income (expense).

  (p) LONG-LIVED ASSETS

     Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be evaluated. Factors leading to impairment include a combination of historical losses, anticipated future losses and inadequate cash flow. The assessment of recoverability is based on management's estimate. Impairment is assessed by comparing the carrying value to the estimated and undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. Impairment is measured based on discounted cash flows. SPSS has determined that as of December 31, 2000, there has been no impairment in the carrying values of long-lived assets.

  (q) ADVERTISING EXPENSES

     Advertising expenses are charged to operations during the year in which they are incurred. The total amount of advertising expenses charged to operations was $4,291,000, $3,557,000 and $2,852,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

  (r) RECLASSIFICATIONS

     Where appropriate, some items relating to the prior years have been reclassified to conform to the presentation in the current year.

                           SPSS INC. AND SUBSIDIARIES

(2)  DOMESTIC AND FOREIGN OPERATIONS

     The net assets, net revenues and net income of international subsidiaries as of and for the years ended December 31, 1998, 1999 and 2000 included in the consolidated financial statements are summarized as follows:

                                                             DECEMBER 31,
                                                ---------------------------------------
                                                   1998          1999          2000
                                                -----------   -----------   -----------
Working capital...............................  $ 8,431,000   $18,703,000   $26,616,000
                                                ===========   ===========   ===========
Excess of noncurrent assets over noncurrent
  liabilities.................................  $ 3,522,000   $ 4,391,000   $ 5,939,000
                                                ===========   ===========   ===========
Net revenues..................................  $69,227,000   $83,382,000   $80,143,000
                                                ===========   ===========   ===========
Net income....................................  $ 7,082,000   $ 4,639,000   $ 6,874,000
                                                ===========   ===========   ===========

     Net revenues(1) per geographic region are summarized as follows:

                                                      YEAR ENDED DECEMBER 31,
                                             ------------------------------------------
                                                 1998           1999           2000
                                             ------------   ------------   ------------
United States..............................  $ 89,764,000   $ 98,071,000   $105,971,000
United Kingdom.............................    26,194,000     27,096,000     25,113,000
The Netherlands............................    11,978,000     13,505,000      9,989,000
Japan......................................     9,750,000     11,900,000     13,346,000
Germany....................................     9,428,000     11,573,000      9,727,000
France.....................................     3,166,000      3,528,000      3,927,000
Other......................................     8,711,000     15,780,000     18,041,000
                                             ------------   ------------   ------------
                                             $158,991,000   $181,453,000   $186,114,000
                                             ============   ============   ============

---------------

(1) Revenues are attributed to countries based on point-of-sale.

     Long-lived assets per geographic region are summarized as follows:

                                                             DECEMBER 31,
                                                ---------------------------------------
                                                   1998          1999          2000
                                                -----------   -----------   -----------
United States.................................  $33,191,000   $35,661,000   $50,696,000
United Kingdom................................    2,122,000     1,968,000     2,782,000
The Netherlands...............................      318,000       224,000       240,000
Japan.........................................    1,049,000     1,066,000       936,000
Germany.......................................      269,000       211,000       319,000
Other.........................................      912,000     1,288,000     1,573,000
                                                -----------   -----------   -----------
                                                $37,861,000   $40,418,000   $56,546,000
                                                ===========   ===========   ===========

                           SPSS INC. AND SUBSIDIARIES

(3)  SOFTWARE DEVELOPMENT COSTS AND PURCHASED SOFTWARE

     Activity in capitalized software is summarized as follows:

                                                             DECEMBER 31,
                                                ---------------------------------------
                                                   1998          1999          2000
                                                -----------   -----------   -----------
Balance, net -- beginning of year.............  $ 6,703,000   $10,658,000   $13,078,000
Additions.....................................    5,500,000     3,961,000     7,018,000
Product translations..........................      792,000     1,641,000       501,000
Write-down to net realizable value............     (445,000)           --            --
Sale of assets................................           --            --      (294,000)
Amortization expense charged to cost of
  revenues....................................   (1,892,000)   (3,182,000)   (4,161,000)
                                                -----------   -----------   -----------
Balance, net -- end of year...................  $10,658,000   $13,078,000   $16,142,000
                                                ===========   ===========   ===========

     The components of net capitalized software are summarized as follows:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                1999          2000
                                                             -----------   -----------
Product translations.......................................  $ 2,798,000   $ 2,489,000
Acquired software technology...............................    4,720,000     5,477,000
Capitalized software development costs.....................    5,560,000     8,176,000
                                                             -----------   -----------
Balance, net -- end of year................................  $13,078,000   $16,142,000
                                                             ===========   ===========

     Total software development costs, including amounts expensed as incurred, amounted to approximately $29,303,000, $36,062,000 and $40,498,000, for the
years ended December 31, 1998, 1999 and 2000, respectively.

     Included in acquired software technology at December 31, 1999 and 2000 is $1,782,000 and $1,337,000 of technology resulting from the purchase of Surveycraft Party Ltd., Integral Solutions Ltd. and the VerbaStat product. (See
Note 4)

(4)  ACQUISITIONS AND DIVESTITURES

  ACQUISITIONS

     In November 1998, SPSS acquired all of the outstanding shares of capital stock of Surveycraft Pty. Ltd. ("Surveycraft") for an aggregate purchase price of approximately $1,700,000. The Surveycraft acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values. In the fourth quarter of 1998, SPSS recorded charges of approximately $863,000 representing a one-time write-off of acquired in-process technology and other merger-related costs. Surveycraft is a computer software company specializing in market research software. In 1999, SPSS consolidated the Surveycraft business into its Australia and Cincinnati offices. Also in 1999, some assumed liabilities were revalued, and goodwill was decreased by $371,000.

     On December 31, 1998, SPSS acquired all of the outstanding shares of capital stock of Integral Solutions Limited ("Integral Solutions"), a corporation incorporated under the laws of England, from the shareholders of Integral Solutions (the "Shareholders"). The stock purchase occurred pursuant to the Stock Purchase Agreement between SPSS and the Shareholders in the United Kingdom (the "Agreement") dated as of December 31, 1998. SPSS acquired Integral Solutions from the Shareholders for approximately $7,000,000 plus contingent payments (as defined in the Agreement) of up to approximately $7,000,000 based on future results of the acquired business (the "Purchase Price"). Additional payments of approximately $3,900,000

                           SPSS INC. AND SUBSIDIARIES
and $2,900,000 were made in January 2000 and February 2001, respectively. Additional payments were recorded as an adjustment to purchase price in the periods in which such payments were determinable. The Integral Solutions acquisition was accounted for as a purchase and, accordingly, the acquired assets and liabilities have been recorded at their estimated fair values. In the fourth quarter of 1998, SPSS recorded charges of approximately $5,082,000 representing a one-time write-off of acquired in-process technology and other merger-related costs. Integral Solutions is a leading full-service data mining company, supplying consultancy and training. In 1999, Integral Solution's office lease expired and personnel were moved to the existing SPSS UK Ltd. Offices in Woking, England. Also in 1999, some assumed liabilities were revalued, and goodwill was increased by $227,000.

     The following summary presents information concerning the purchase price allocations for the acquisitions accounted for under the purchase method for the year ended December 31, 1998.

                                                  ACQUIRED
                                    PURCHASED    IN-PROCESS                              PURCHASE
COMPANY NAME                         SOFTWARE    TECHNOLOGY    GOODWILL      OTHER       PRICE(1)
------------                        ----------   ----------   ----------   ----------   -----------
Surveycraft.......................  $  202,000   $  312,000   $1,974,000   $  533,000   $ 3,021,000
Integral Solutions................   2,020,000    3,240,000    2,239,000    1,741,000     9,240,000
                                    ----------   ----------   ----------   ----------   -----------
                                    $2,222,000   $3,552,000   $4,213,000   $2,274,000   $12,261,000
                                    ==========   ==========   ==========   ==========   ===========

---------------

(1) Purchase price includes costs associated with the acquisition and acquired deferred tax liabilities.

     SPSS incurred significant costs and expenses in connection with these acquisitions, including professional fees, employees' severance and various other expenses. Such expenses were recorded as part of the purchase price in connection with the Surveycraft and Integral Solutions acquisitions accounted for as purchases.

     On November 29, 1999, SPSS acquired all of the outstanding shares of capital stock of Vento Software, Inc. ("Vento"), a corporation incorporated under the laws of Florida, from the shareholders of Vento in exchange for 546,060 shares of common stock in a stock acquisition accounted for as a pooling of interests and, accordingly, the consolidated financial statements have been restated as if SPSS and Vento had been combined for all periods presented. In the fourth quarter of 1999, SPSS recorded charges of approximately $1,611,000 representing merger-related costs for expenses relating to management and sales force restructuring, employee sign-on bonuses, professional fees and various other expenses. Vento is an analytical solutions company whose assets include the VentoMap product line, a series of industry-specific software products for business performance measurement, and a proprietary methodology for the delivery of related professional services.

     On December 24, 1999, SPSS acquired certain assets related to the VerbaStat software program from DataStat, S.A., a corporation organized under the laws of Belgium, for approximately $1,000,000. VerbaStat is a software tool for computer aided coding of open-ended survey questions.

     The following summary presents information concerning the purchase price allocation for the VerbaStat acquisition accounted for under the purchase method for the year ended December 31, 1999.

                                              ACQUIRED
                                 PURCHASED   IN-PROCESS                          PURCHASE
COMPANY NAME                     SOFTWARE    TECHNOLOGY   GOODWILL    OTHER       PRICE
------------                     ---------   ----------   --------   --------   ----------
VerbaStat......................   $5,000      $128,000    $883,000   $138,000   $1,154,000

On February 26, 2001, the Company acquired all of the outstanding capital stock of ShowCase Corporation (ShowCase), in exchange for approximately 3,725,000 shares of common stock, which had a market value of approximately $63,958,000 at the time of the acquisition. The transaction was accounted for as a pooling of interests, and accordingly, the consolidated financial statements have been restated as if the combining

                           SPSS INC. AND SUBSIDIARIES
companies had been combined for all periods presented. Merger costs relating to the acquisition amounted to approximately $10.5 million. These costs included investment banking fees, legal and other professional fees, employee severance payments and various other expenses.

     The following information reconciles total revenues and net income of SPSS as previously reported in the Company's Annual Report on Form 10-K for the years ended December 31, 1998, 1999 and 2000 to those included in the accompanying consolidated financial statements.

                                                 1998           1999           2000
                                             ------------   ------------   ------------
Net revenues:
  SPSS(1)..................................  $123,472,000   $141,930,000   $139,780,000
  ShowCase(2)..............................    35,519,000     39,523,000     46,334,000
                                             ------------   ------------   ------------
       Total...............................  $158,991,000   $181,453,000   $186,114,000
                                             ============   ============   ============
Net income (loss):
  SPSS(1)..................................  $  8,578,000   $ 15,502,000   $  7,536,000
  ShowCase(2)..............................        62,000     (2,265,000)    (1,621,000)
                                             ------------   ------------   ------------
       Total...............................  $  8,640,000   $ 13,237,000   $  5,915,000
                                             ============   ============   ============
Diluted net income per share...............  $       0.73   $       0.98   $       0.41
                                             ============   ============   ============

---------------

(1) Represents the historical results of SPSS without considering the effect of the pooling of interests consummated with ShowCase during 2001.

(2) Represents the historical results of ShowCase for the twelve months ended March 31, 1999, March 31, 2000 and December 31, 2000.

     The consolidated statement of income for the year ended December 31, 2000, reflects the impact of ShowCase operating results for the three months ended March 31, 2000, which are also included in the year ended December 31, 1999 consolidated statement of income due to differences in reporting periods reflective to SPSS. The revenues and net loss of ShowCase included more than once were $10,865,000 and ($1,209,000), respectively.

  DIVESTITURES

     On May 11, 2000, SPSS sold substantially all of the assets of its QI Analyst business to Wonderware Corporation for approximately $2,000,000, recording a gain in other income of $1,397,000.

(5)  COMMITMENTS AND CONTINGENCIES

  OPERATING LEASES

     SPSS leases its office facilities, storage space, and some data processing equipment under lease agreements expiring through the year 2012. Minimum lease payments indicated below do not include costs such as property taxes, maintenance, and insurance.

                           SPSS INC. AND SUBSIDIARIES

     The following is a schedule of future noncancellable minimum lease payments required under operating leases as of December 31, 2000:

YEAR ENDING DECEMBER 31,                                         AMOUNT
------------------------                                       -----------
2001........................................................   $ 6,128,000
2002........................................................     5,037,000
2003........................................................     4,590,000
2004........................................................     3,992,000
2005........................................................     3,271,000
Thereafter..................................................    15,262,000
                                                               -----------
                                                               $38,280,000
                                                               ===========

     Rent expense related to operating leases was approximately $7,068,000, $7,422,000 and $8,500,000 during the years ended December 31, 1998, 1999 and 2000, respectively.

  LITIGATION

     SPSS is subject to certain legal proceedings and claims that have arisen in the ordinary course of business and have not been adjudicated. Marija J. Norusis ("Plaintiff") and SPSS entered into a series of publishing agreements pursuant to which Plaintiff agreed to author portions of certain software manuals and statistical guides. Plaintiff alleges that SPSS has published and sold certain manuals which contain Plaintiff's work and/or which Plaintiff had the right to prepare under the terms of the parties' agreements, without paying the Plaintiff royalties on such sales. Plaintiff filed a complaint, as amended, in which Plaintiff asserts claims for a declaratory judgment, an accounting, breach of contract, quantum meruit, and violation of the Illinois Deceptive Trade Practices Act. Plaintiff currently seeks unspecified damages in an amount in excess of $100,000 together with prejudgment interest and attorney's fees. On motion by SPSS, the court dismissed Plaintiff's declaratory claim, but all of the other claims are pending. In July 2000, the Court ordered the parties to retain an independent third party to analyze SPSS' records and to prepare a report of SPSS' sales of the software manuals and statistical guides for which Plaintiff claims a right to royalties. That report was completed in December 2000, and the parties are currently engaged in settlement discussions based on the report. SPSS intends to pursue settlement negotiations with Plaintiff, and, if those negotiations are unsuccessful, to vigorously contest Plaintiff's claims. See Note 13.

(6)  OTHER NON-CURRENT LIABILITIES

     SPSS has a mortgage on its freehold property, which houses the SPSS Limited Quantime offices in London, England. The mortgage is held by Norwich Union Investment Management of Norwich, England and is a fixed 12.04%, 30-year mortgage expiring in January 2010. The annual principal and interest payments total British Pounds Sterling (GBP) of 109,692 (approximately $166,000). The current portion of this debt is GBP 33,106 (approximately $50,000) and is included in "Other Accrued Liabilities" as of December 31, 2000. The non-current balance as of December 31, 2000 is GBP 553,510 (approximately $828,000).

     In December 1999, SPSS entered into an asset purchase agreement with DataStat, S.A. for the purchase of the VerbaStat product. Under the terms of the agreement, SPSS will pay DataStat twelve quarterly installment payments of $83,333. The current portion of this debt is approximately $250,000, and is included in "Other accrued liabilities" as of December 31, 2000. The non-current balance as of December 31, 2000 is $417,000.

                           SPSS INC. AND SUBSIDIARIES

(7)  FINANCING ARRANGEMENTS

     The Company has a loan agreement with American National Bank and Trust Company of Chicago. Under the agreement, SPSS has an available $20,000,000 unsecured line of credit. At December 31, 2000, SPSS had $16,000,000 in borrowings under this credit agreement. Borrowings against the line of credit bear interest at either the prime interest rate or the Eurodollar Rate (varying between 8.21% and 8.37% at December 31, 2000), depending on the circumstances. As of January 26, 2001, the Company amended its June 1, 2000 line of credit to make an additional $5,000,000 available until April 30, 2001.

     The Company has a $3,000,000 revolving line of credit agreement with a bank through August 30, 2001, bearing interest at the bank's base rate plus .25%. Borrowings are limited to 75% of eligible accounts receivable and are payable on demand. The revolving line of credit note is secured by substantially all of the Company's assets and contains certain restrictive financial covenants, including liquidity, profitability and the maintenance of prescribed tangible net worth and debt to tangible net worth ratios. No borrowings were outstanding under the line of credit at December 31, 2000.

(8)  OTHER INCOME (EXPENSE)

     Other income (expense) consists of the following:

                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                     1998         1999         2000
                                                  ----------   ----------   -----------
Interest and investment income..................  $1,364,000   $1,482,000   $ 2,196,000
Interest expense................................    (918,000)    (743,000)   (1,100,000)
Exchange gain (loss) on foreign currency
  transactions..................................    (238,000)     119,000      (224,000)
Gain on sale of product line....................          --           --     1,397,000
Other...........................................     140,000      185,000        49,000
                                                  ----------   ----------   -----------
Total other income (expense)....................  $  348,000   $1,043,000   $ 2,318,000
                                                  ==========   ==========   ===========

(9)  INCOME TAXES

     Income (loss) before income tax consists of the following:

                                                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------------
                                                   1998          1999          2000
                                                -----------   -----------   -----------
Domestic......................................  $ 4,970,000   $ 4,029,000   $(1,452,000)
Foreign.......................................   11,596,000    16,700,000    11,601,000
                                                -----------   -----------   -----------
                                                $16,566,000   $20,729,000   $10,149,000
                                                ===========   ===========   ===========

                           SPSS INC. AND SUBSIDIARIES

     Income tax expense (benefit) consists of the following:

                                                  CURRENT      DEFERRED        TOTAL
                                                -----------   -----------   -----------
Year ended December 31, 1998
  U.S. Federal................................  $ 4,249,000   $(2,029,000)  $ 2,220,000
  State.......................................      919,000      (161,000)      758,000
  Foreign.....................................    4,192,000       756,000     4,948,000
                                                -----------   -----------   -----------
                                                $ 9,360,000   $(1,434,000)  $ 7,926,000
                                                ===========   ===========   ===========
Year ended December 31, 1999
  U.S. Federal................................  $ 2,479,000   $(1,101,000)  $ 1,378,000
  State.......................................      495,000        19,000       514,000
  Foreign.....................................    5,423,000       177,000     5,600,000
                                                -----------   -----------   -----------
                                                $ 8,397,000   $  (905,000)  $ 7,492,000
                                                ===========   ===========   ===========
Year ended December 31, 2000
  U.S. Federal................................  $ 2,856,000   $(7,142,000)  $(4,286,000)
  State.......................................      926,000      (845,000)       81,000
  Foreign.....................................    8,274,000       165,000     8,439,000
                                                -----------   -----------   -----------
                                                $12,056,000   $(7,822,000)  $ 4,234,000
                                                ===========   ===========   ===========

     For the years ended December 31, 1998, 1999 and 2000, the reconciliation of statutory to effective income taxes is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      1998         1999         2000
                                                   ----------   ----------   ----------
Income taxes using the Federal statutory rate of
  34%............................................  $5,632,000   $7,048,000   $3,791,000
State income taxes, net of Federal tax benefit...     500,000      299,000     (226,000)
Foreign taxes at net rates different from U.S.
  Federal rates..................................     389,000      (78,000)   2,463,000
Foreign tax credit...............................    (642,000)          --     (703,000)
Nondeductible write-off of in-process research
  and development................................   1,208,000      128,000           --
Acquisition costs................................     785,000      404,000           --
Change in valuation allowance....................          --     (867,000)    (855,000)
Other, net.......................................      54,000      558,000     (236,000)
                                                   ----------   ----------   ----------
                                                   $7,926,000   $7,492,000   $4,234,000
                                                   ==========   ==========   ==========

                           SPSS INC. AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999 and 2000, are presented below:

                                                                1999          2000
                                                             -----------   -----------
Deferred tax assets:
  Accounts receivable principally due to allowance for
     doubtful accounts.....................................  $   639,000   $   559,000
  Inventories, principally due to additional costs
     inventoried for tax purposes pursuant to the Tax
     Reform Act of 1986....................................       51,000        55,000
  Compensated absences, principally due to accrual for
     financial reporting purposes..........................      365,000       506,000
  Foreign tax credit carryforwards.........................      220,000       356,000
  Research and experimentation credit carryforwards........      901,000     1,333,000
  Deferred rent............................................      550,000       626,000
  Plant and equipment, principally due to differences in
     depreciation and capitalized interest.................           --       850,000
  Deferred revenues........................................    5,100,000    11,831,000
  Foreign currency loss....................................       66,000       375,000
  Acquisition-related items................................    2,345,000     1,994,000
  U.S. net operating loss carryforwards....................      110,000       425,000
  Non-U.S. net operating loss carryforwards................    1,119,000       954,000
  Other....................................................      285,000     1,586,000
                                                             -----------   -----------
Total gross deferred tax assets............................   11,751,000    21,450,000
Less valuation allowance...................................   (3,470,000)   (2,615,000)
                                                             -----------   -----------
Net deferred tax assets....................................    8,281,000    18,835,000
                                                             -----------   -----------
Deferred tax liabilities:
  Capitalized software costs...............................    3,413,000     5,439,000
  Acquisition-related items................................    1,389,000     1,053,000
  Post-retirement benefits.................................      544,000     1,320,000
  Plant and equipment......................................      281,000        64,000
  Other....................................................      114,000       114,000
                                                             -----------   -----------
Net deferred tax asset.....................................  $ 2,540,000   $10,845,000
                                                             ===========   ===========

     The valuation allowance remained constant in 1998, decreased $867,000 in 1999, and decreased by $855,000 in 2000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

     As of December 31, 2000, SPSS A/S, a Danish subsidiary, had a net operating loss carryforward of approximately $2,206,000, which begins to expire in 2001.

     As of December 31, 2000, SPSS had a Federal research and experimentation credit carryforward of approximately $1,330,000, which begins to expire in 2001.

                           SPSS INC. AND SUBSIDIARIES

(10)  EMPLOYEE BENEFIT PLANS

     Effective February 1, 1995, SPSS amended its 401(k) savings plan. Qualified employees may participate in the savings plan by contributing up to the lesser of 15% of eligible compensation or limits imposed by the U.S. Internal Revenue Code in a calendar year. Beginning in 1999, SPSS made a matching contribution of $500 for employees in the plan the entire year, which resulted in a $288,000 contribution by SPSS recorded as compensation expense. Also in 1999, the plan year was changed to begin on December 31 of each year and end on December 30.

     In 1993, SPSS implemented an employee stock purchase plan. The SPSS purchase plan provides that eligible employees may contribute up to 10% of their base salary per quarter towards the quarterly purchase of SPSS common stock. The employee's purchase price is 85% of the fair market value of the stock at the close of the first business day after the quarterly offering period. The total number of shares issuable under the purchase plan is 100,000. Effective October 2000, the plan was amended to calculate the share price as 85% of the lower of
i) the closing market price of the stock on the first trading day of the quarter, or ii) the closing market price for the stock on the last trading day after the end of the quarter. During 1998, 18,663 shares were issued under the purchase plan at market prices ranging from $19.25 to $23.75. During 1999, 18,249 shares were issued under the purchase plan at market prices ranging from $16.75 to $25.50. During 2000, 16,545 shares were issued under the purchase plan at market prices ranging from $22.06 to $31.00. SPSS recorded $54,000, $52,000 and $73,000 in compensation expense related to the purchase of these shares in 1998, 1999 and 2000, respectively.

     Under the ShowCase 1999 Employee Stock Purchase Plan, which became effective upon consummation of the ShowCase initial public offering, substantially all employees may purchase shares of common stock at the end of semiannual purchase periods at a price equal to the lower of 85% of the stock's fair market value on the first day or the last day of that period. Plan funding occurs throughout the purchase period by pre-elected payroll deductions of up to 15% of pay. No compensation expense results from the plan. During 1999, 11,882 shares were issued under the purchase plan at market prices averaging 4.91 per share. During 2000, 13,493 shares were issued under the purchase plan at market prices averaging 4.94 per share.

     During April 2001, the ShowCase profit sharing plan was merged into the SPSS 401(k) savings plan. This plan allowed ShowCase employees to defer a portion of their income through contributions to the plan. At the Company's board of director's discretion, the Company matched a percentage of employees' voluntary contributions, or made additional contributions. Employer contributions to the plan were $50,000, $193,000 and $216,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

(11)  RESEARCH AND DEVELOPMENT LIMITED PARTNERSHIPS

     SPSS entered into agreements with limited partnerships in 1981, 1982 and 1985 for the partnerships to perform research and development for new and existing computer software. Certain of the general and limited partners of these partnerships are officers of SPSS and under these agreements, SPSS incurred royalty expense to the partnerships of $235,000, $237,000 and $252,000, for the years ended December 31, 1998, 1999 and 2000, respectively.

(12)  STOCK OPTIONS

     On January 16, 1992, SPSS adopted a Stock Option Plan for some key employees. Options vest either immediately or over a four-year period. In September 1994, SPSS granted options to purchase 150,000 shares of common stock to the principal owners of SYSTAT. In addition, in June 1995, the stockholders of SPSS adopted the 1995 Equity Incentive Plan which authorizes the Board of Directors, under certain conditions, to grant stock options and shares of restricted stock to directors, officers, other key executives, employees and independent contractors.

                           SPSS INC. AND SUBSIDIARIES

     At the 1996 meeting of SPSS shareholders, the shareholders ratified the Second Amended and Restated 1995 Equity Incentive Plan, which was amended, among other things, to increase the shares allowed to be granted under the Plan from 600,000 to 1,050,000. In May 1999, SPSS approved the Third Amended and Restated 1995 Equity Incentive Plan, which was amended to clarify the rules governing the treatment of attestation of shares given to SPSS for the exercise price of options.

     In May 1999, SPSS adopted the 1999 Employee Equity Incentive Plan, which authorizes the Board, under some conditions, to grant stock options and shares of restricted stock to non-executive officer employees and independent contractors of SPSS.

     In connection with the grant to employees of options to purchase 81,000 shares of common stock in 1999 and 527,900 shares of common stock in 1998, the Company recorded deferred compensation of $152,000 in 1999 and $355,000 in 1998. This represents the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options on the date of grant based upon the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. Additionally the Company recorded approximately $60,000 of deferred compensation in 1999 related to stock options issued to a consultant. The Company recognized expense of approximately $116,000, $108,000 and $33,000 for the fiscal years ended December 31, 2000, 1999, and 1998, respectively, for these stock option grants and will recognize the remainder of the deferred compensation cost over the respective vesting periods (four to five years) of the options granted.

     The Company recognized general and administrative expense of $304,000 for compensation expense during 2000 related to accelerated vesting of options and change of employee status in accordance with Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25.

     SPSS applies APB Opinion No. 25 and related interpretations in accounting for its plans. All options under the plans have been granted at exercise prices not less than the market value at the date of the grant. Had compensation cost for SPSS' stock option plans been determined consistent with SFAS No. 123, SPSS' net income available to stockholders would have been decreased to the pro forma amounts indicated below:

                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                     1998         1999          2000
                                                  ----------   -----------   ----------
Net income:
  As reported...................................  $8,640,000   $13,237,000   $5,915,000
  Pro forma.....................................   5,598,000     9,735,000    3,262,000
Net earnings per share:
  Basic as reported.............................        0.79          1.05         0.44
  Basic pro forma...............................        0.51          0.78         0.24
  Diluted as reported...........................        0.73          0.98         0.41
  Diluted pro forma.............................        0.47          0.72         0.23

     Under the stock option plans, the exercise price of each option equals the market value of the Company's stock on the date of grant. For purposes of calculating the compensation costs consistent with SFAS No. 123, the fair value of each grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1998, 1999 and 2000, respectively; no expected dividend yield; expected volatility of 25% in 1998, 39% in 1999 and 38% in 2000; risk free interest

                           SPSS INC. AND SUBSIDIARIES
rates of 5.30%-5.65%, 5.65%-6.43% and 4.90%-5.65%, respectively, and expected lives of 4-8 years. Additional information regarding options is as follows:

                                 1998                   1999                   2000
                         --------------------   --------------------   --------------------
                                     WEIGHTED               WEIGHTED               WEIGHTED
                                     AVERAGE                AVERAGE                AVERAGE
                                     EXERCISE               EXERCISE               EXERCISE
                          OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                         ---------   --------   ---------   --------   ---------   --------
Outstanding at
  beginning of year....  2,154,035    $11.45    2,376,362    $14.38    2,766,969    $15.72
     Granted...........    687,133     17.17      621,968     17.95      743,167     21.86
     Forfeited.........   (223,930)     6.65     (104,431)     9.72     (209,925)    13.09
     Exercised.........   (240,876)     6.08     (126,930)     5.81     (389,043)    11.05
                         ---------    ------    ---------    ------    ---------    ------
Outstanding at end of
  year.................  2,376,362     14.38    2,766,969     15.72    2,911,168     17.93
Options exercisable at
  year end.............  1,282,430     13.35    1,550,741     15.97    1,530,329     16.65

     The weighted average fair value of options granted during 1998, 1999 and 2000 was $17.17, $17.95 and $21.86, respectively.

     The following table summarizes information about stock options outstanding at December 31, 2000:

                                                  WEIGHTED
                                                   AVERAGE     WEIGHTED                 WEIGHTED
                                                  REMAINING    AVERAGE                  AVERAGE
                                     OPTIONS     CONTRACTUAL   EXERCISE     OPTIONS     EXERCISE
    RANGE OF EXERCISE PRICES       OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
    ------------------------       -----------   -----------   --------   -----------   --------
$ 0.21 - 3.24....................     223,702       2.71        $ 1.57       196,256     $ 1.43
  4.26 - 4.50....................      87,272       7.14          4.42        28,813       4.41
  8.00 - 9.125...................     119,650       2.91          8.53       119,150       8.53
 11.625-15.375...................     493,044       5.64         13.65       403,227      14.00
 16.05 -17.0625..................      92,834       8.19         16.10        18,105      16.07
 17.5  -24.00....................   1,251,867       8.56         19.96       398,598      20.38
 25.125-29.00....................     642,799       7.60         26.73       366,180      27.29
                                    ---------       ----        ------     ---------     ------
                                    2,911,168       7.12        $17.93     1,530,329     $16.65

(13)  SUBSEQUENT EVENTS

     On October 23, 2001, the Company announced that it had entered into an agreement with America On-Line to purchase certain operating assets and maintain a strategic relationship for a four year period. Payments for assets and ongoing sample access fees will aggregate $42 million of cash and stock, and will be paid over the four year period. The acquired assets will be accounted for as a purchase by the Company.

     On October 29, 2001, the Company entered into an agreement and plan of merger to acquire all of the outstanding shares of NetGenesis Corporation, a leading provider of E-Metrics solutions for global 2000 companies. The Company plans to issue approximately 2.4 million shares of common stock to NetGenesis approximating $44 million and will treat the transaction as a purchase.

     The January 26, 2001 amendment to the line of credit with American National Bank and Trust Company discussed in Note 7 expired and was not renewed.

     SPSS settled its dispute with Ms. Norusis (as discussed in Note 5) without significant liability. Under the terms of settlement, SPSS received ownership rights to materials produced by Ms. Norusis prior to the settlement for approximately $1.7 million and Ms. Norusis received exclusive rights to draft three statistical manuals for SPSS software for a 10-year term, with a 10-year renewal right.

                           SPSS INC. AND SUBSIDIARIES

(14)  UNAUDITED QUARTERLY FINANCIAL INFORMATION

     The following is a summary of the unaudited interim results of operations for each of the quarters ended in 1999 and 2000.

                                                                            SPSS
                                   ---------------------------------------------------------------------------------------
                                   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                     1999       1999       1999        1999       2000       2000       2000        2000
                                   --------   --------   ---------   --------   --------   --------   ---------   --------
                                                      (IN THOUSANDS, EXCEPT PERCENTAGE AND SHARE DATA)
Net revenues:
  Analytical solutions...........  $ 3,680    $ 3,597     $ 4,189    $ 6,074    $ 6,824      7,549     $ 7,664    $  8,209
  Market research................    7,030      7,199       7,667     10,778      7,435      8,429       9,927       3,897
  Statistics.....................   22,287     22,850      22,763     23,816     23,294     20,927      21,730      13,895
                                   -------    -------     -------    -------    -------    -------     -------    --------
    Net revenues.................   32,997     33,646      34,619     40,668     37,553     36,905      39,321      26,001
Operating expenses:
  Cost of revenues...............    2,683      3,126       3,253      3,601      3,174      2,804       2,960       3,296
  Sales and marketing............   16,904     16,357      16,109     18,907     19,341     18,994      20,335      22,511
  Product development............    5,709      6,215       6,581      6,478      6,162      6,692       6,609       7,150
  General and administrative.....    2,415      2,985       2,607      1,766      2,481      2,393       2,358       1,981
  Merger-related(a)..............       --         --          --      1,611         --         --          --          --
  Acquired in-process
    technology(b)................       --         --          --        128         --         --          --          --
                                   -------    -------     -------    -------    -------    -------     -------    --------
    Operating expenses...........   27,711     28,683      28,550     32,491     31,158     30,883      32,262      34,938
                                   -------    -------     -------    -------    -------    -------     -------    --------
Operating income.................    5,286      4,963       6,069      8,177      6,395      6,022       7,059      (8,937)
Net interest income (expense)....      (65)       (86)       (332)       (46)      (173)      (131)       (182)       (156)
Other income (expenses)..........     (115)      (204)        539        (63)      (377)       959          43         548
                                   -------    -------     -------    -------    -------    -------     -------    --------
Income before income taxes.......    5,106      4,673       6,276      8,068      5,845      6,850       6,920      (8,545)
Income tax expense (benefit).....    1,766      1,774       2,195      2,886      2,316      2,698       2,725      (4,205)
                                   -------    -------     -------    -------    -------    -------     -------    --------
Net income (loss)................  $ 3,340    $ 2,899     $ 4,081    $ 5,182    $ 3,529    $ 4,152     $ 4,195    $ (4,340)
                                   =======    =======     =======    =======    =======    =======     =======    ========
Basic net income (loss) per
  share..........................  $  0.35    $  0.30     $  0.42    $  0.54    $  0.37    $  0.43     $  0.43    $  (0.43)
                                   =======    =======     =======    =======    =======    =======     =======    ========
Shares used in basic per share...    9,581      9,656       9,606      9,621      9,679      9,740       9,863      10,012
                                   =======    =======     =======    =======    =======    =======     =======    ========
Diluted net income (loss) per
  share..........................  $  0.33    $  0.28     $  0.40    $  0.51    $  0.33    $  0.39     $  0.39    $  (0.43)
                                   =======    =======     =======    =======    =======    =======     =======    ========
Shares used in diluted per
  share..........................   10,091     10,145      10,283     10,227     10,582     10,548      10,638      10,012
                                   =======    =======     =======    =======    =======    =======     =======    ========

                                                                         SHOWCASE
                                  ---------------------------------------------------------------------------------------
                                  MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                    1999       1999       1999        1999       2000       2000       2000        2000
                                  --------   --------   ---------   --------   --------   --------   ---------   --------
Net revenues:
  ShowCase......................  $10,257    $10,505    $  8,506    $  9,647   $10,865    $ 10,665    $12,229    $12,573
                                  -------    -------    --------    --------   -------    --------    -------    -------
    Net revenues................   10,257     10,505       8,506       9,647    10,865      10,665     12,229     12,573
Operating expenses:
  Cost of revenues..............      915      1,068         766         985     1,017         830        988      1,200
  Sales and marketing...........    7,140      7,131       7,099       7,745     8,574       8,669      8,473      8,178
  Product development...........    1,135      1,163       1,247       1,457     1,616       1,584      1,565      1,517
  General and administrative....      873        941       1,136       1,160     1,228       1,249      1,217      1,139
                                  -------    -------    --------    --------   -------    --------    -------    -------
    Operating expenses..........   10,063     10,303      10,248      11,347    12,435      12,332     12,243     12,034
                                  -------    -------    --------    --------   -------    --------    -------    -------
Operating income................      194        202      (1,742)     (1,700)   (1,570)     (1,667)       (14)       539
Other income (expenses).........       89         98         362         395       560         429        424        376
                                  -------    -------    --------    --------   -------    --------    -------    -------
Income before income taxes......      283        300      (1,380)     (1,305)   (1,010)     (1,238)       410        915

                           SPSS INC. AND SUBSIDIARIES

                                                                         SHOWCASE
                                  ---------------------------------------------------------------------------------------
                                  MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                    1999       1999       1999        1999       2000       2000       2000        2000
                                  --------   --------   ---------   --------   --------   --------   ---------   --------
Income tax expense (benefit)....       65       (342)       (272)       (257)     (257)        252        352        352
                                  -------    -------    --------    --------   -------    --------    -------    -------
Net income (loss)...............  $   218    $   642    $ (1,108)   $ (1,048)  $  (753)   $ (1,490)   $    58    $   563
                                  =======    =======    ========    ========   =======    ========    =======    =======
Basic net income (loss) per
  share.........................  $  0.05    $  0.14    $  (0.11)   $  (0.10)  $ (0.07)   $  (0.14)   $  0.01    $  0.05
                                  =======    =======    ========    ========   =======    ========    =======    =======
Shares used in basic per
  share.........................    4,495      4,542      10,139      10,368    10,485      10,572     10,760     10,784
                                  =======    =======    ========    ========   =======    ========    =======    =======
Diluted net income (loss) per
  share.........................  $  0.03    $  0.08    $  (0.11)   $  (0.10)  $ (0.07)   $  (0.14)   $  0.01    $  0.05
                                  =======    =======    ========    ========   =======    ========    =======    =======
Shares used in diluted per
  share.........................    8,063      8,371      10,139      10,368    10,485      10,572     11,352     11,267
                                  =======    =======    ========    ========   =======    ========    =======    =======

                                   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                    1999*      1999*       1999*      1999*       2000       2000       2000        2000
                                   --------   --------   ---------   --------   --------   --------   ---------   --------
Net revenues:
  Analytical solutions...........  $ 3,680    $ 3,597     $ 4,189    $ 6,074    $ 6,824      7,549     $ 7,664    $ 8,209
  Market research................    7,030      7,199       7,667     10,778      7,435      8,429       9,927      3,897
  Statistics.....................   22,287     22,850      22,763     23,816     23,294     20,927      21,730     13,895
  ShowCase.......................   10,505      8,506       9,647     10,865     10,865     10,665      12,229     12,573
                                   -------    -------     -------    -------    -------    -------     -------    -------
    Net revenues.................   43,502     42,152      44,266     51,533     48,418     47,570      51,550     38,574
Operating expenses:
  Cost of revenues...............    3,751      3,892       4,238      4,618      4,191      3,634       3,948      4,496
  Sales and marketing............   24,035     23,456      23,854     27,481     27,915     27,663      28,807     30,688
  Product development............    6,872      7,462       8,038      8,094      7,778      8,276       8,174      8,667
  General and administrative.....    3,356      4,121       3,767      2,993      3,709      3,642       3,575      3,120
  Merger-related(a)..............       --         --          --      1,611         --         --          --         --
  Acquired in-process
    technology(b)................       --         --          --        128         --         --          --         --
                                   -------    -------     -------    -------    -------    -------     -------    -------
    Operating expenses...........   38,014     38,931      39,897     44,925     43,593     43,215      44,504     46,971
                                   -------    -------     -------    -------    -------    -------     -------    -------
Operating income.................    5,488      3,221       4,369      6,608      4,825      4,355       7,046     (8,397)
Other income (expenses)..........      (82)        72         602        451         10      1,257         285        768
                                   -------    -------     -------    -------    -------    -------     -------    -------
Income before income taxes.......    5,406      3,293       4,971      7,059      4,835      5,612       7,331     (7,629)
Income tax expense (benefit).....    1,424      1,502       1,938      2,628      2,059      2,950       3,077     (3,853)
                                   -------    -------     -------    -------    -------    -------     -------    -------
Net income (loss)................  $ 3,982    $ 1,791     $ 3,033    $ 4,431    $ 2,776    $ 2,662     $ 4,254    $(3,776)
                                   =======    =======     =======    =======    =======    =======     =======    =======
Basic net income (loss) per
  share..........................  $  0.36    $  0.14     $  0.23    $  0.34    $  0.21    $  0.20     $  0.32    $ (0.28)
                                   =======    =======     =======    =======    =======    =======     =======    =======
Shares used in basic per share...   11,095     13,036      13,062     13,116     13,174     13,264      13,450     13,607
                                   =======    =======     =======    =======    =======    =======     =======    =======
Diluted net income (loss) per
  share..........................  $  0.31    $  0.13     $  0.22    $  0.32    $  0.20    $  0.19     $  0.30    $ (0.27)
                                   =======    =======     =======    =======    =======    =======     =======    =======
Shares used in diluted per
  share..........................   12,881     13,525      13,739     13,722     14,077     14,072      14,422     13,768
                                   =======    =======     =======    =======    =======    =======     =======    =======

---------------

* Includes ShowCase quarterly financial information for three month period following reporting date due to varying year ends. As a result, information from the quarter ended March 31, 2000 is included in the December 31, 1999 and March 31, 2000 figures.

                           SPSS INC. AND SUBSIDIARIES

                                          MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                            1999       1999       1999        1999       2000       2000       2000        2000
                                          --------   --------   ---------   --------   --------   --------   ---------   --------
Net revenues:
  Analytical solutions..................      9%         9%         10%        12%        14%        16%         15%        21%
  Market research.......................     16%        17%         17%        21%        15%        18%         19%        10%
  Statistics............................     51%        54%         51%        46%        48%        44%         42%        36%
  ShowCase..............................     24%        20%         22%        21%        23%        22%         24%        33%
                                            ---        ---         ---        ---        ---        ---         ---        ---
    Net revenues........................    100%       100%        100%       100%       100%       100%        100%       100%
Operating expenses:
  Cost of revenues......................      9%         9%         10%         9%         9%         8%          8%        12%
  Sales and marketing...................     55%        56%         54%        53%        58%        58%         56%        80%
  Product development...................     16%        18%         18%        16%        16%        17%         16%        22%
  General and administrative............      8%        10%          9%         6%         8%         8%          7%         8%
  Merger-related(a).....................     --         --          --          3%        --         --          --         --
  Acquired in-process technology(b).....     --         --          --         --         --         --          --         --
                                            ---        ---         ---        ---        ---        ---         ---        ---
    Operating expenses..................     88%        93%         91%        87%        91%        91%         87%       122%
                                            ---        ---         ---        ---        ---        ---         ---        ---
Operating income........................     12%         7%          9%        13%         9%         9%         13%       (22)%
Other income (expense)..................     --         --           1%         1%        --          3%          1%         2%
                                            ---        ---         ---        ---        ---        ---         ---        ---
Income before income taxes..............     12%         7%         10%        14%         9%        12%         14%       (20)%
Income tax expense (benefit)............      3%         4%          4%         5%         4%         6%          6%       (10)%
                                            ---        ---         ---        ---        ---        ---         ---        ---
Net income (loss).......................      9%         3%          6%         9%         5%         6%          8%       (10)%
                                            ===        ===         ===        ===        ===        ===         ===        ===

---------------

(a) Includes costs related to acquisitions accounted for as poolings-of-interests, such as investment banking and other professional fees, employee severance and costs of closing excess office facilities and certain expenses associated with the closing of other acquisitions.

(b) Includes costs related to acquired in-process technology in conjunction with business combinations accounted for as purchases.

                                                                     SCHEDULE II

                                   SPSS INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1998, 1999 AND 2000

                                                          ADDITIONS
                                                   -----------------------
                                     BALANCE AT    CHARGED TO   CHARGED TO                BALANCE AT
                                    BEGINNING OF   COSTS AND      OTHER                     END OF
DESCRIPTION                            PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
-----------                         ------------   ----------   ----------   ----------   ----------
1998
Allowance for doubtful accounts,
  product returns, and
  cancellations...................   $2,214,000    $  887,000   $2,186,000   $2,376,000   $2,911,000
Inventory obsolescence reserve....       67,000        50,000           --      102,000       15,000
1999
Allowance for doubtful accounts,
  product returns, and
  cancellations...................   $2,911,000    $1,813,000   $1,596,000   $3,080,000   $3,240,000
Inventory obsolescence reserve....       15,000        25,000           --       23,000       17,000
2000
Allowance for doubtful accounts,
  product returns, and
  cancellations...................   $3,240,000    $  837,000   $3,067,000   $3,602,000   $3,542,000
Inventory obsolescence reserve....       17,000       108,000           --       99,000       26,000

See accompanying independent auditors' report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                               OCTOBER 28, 2001,
                                  BY AND AMONG
                                   SPSS INC.,
                           RED SOX ACQUISITION CORP.
                                      AND
                                NETGENESIS CORP.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
ARTICLE I. The Merger; Certain Related Matters....................    A-1
1.1   The Merger..................................................    A-1
1.2   Closing.....................................................    A-1
1.3   Effective Time..............................................    A-1
1.4   Effects of The Merger.......................................    A-2
1.5   Certificate of Incorporation................................    A-2
1.6   Bylaws......................................................    A-2
1.7   Appointment of Directors and Officers.......................    A-2
1.8   Effect on Capital Stock.....................................    A-2
1.9   NetGenesis Stock Options and Other Equity-Based Awards......    A-3
1.10  Obligations Under GMBH Merger Agreement.....................    A-3
1.11  Certain Adjustments.........................................    A-4
1.12  Tax Consequences............................................    A-4

ARTICLE II. Exchange of Certificates..............................    A-4
2.1   Exchange Fund...............................................    A-4
2.2   Exchange Procedures.........................................    A-4
2.3   Distributions with Respect to Unexchanged Shares............    A-5
2.4   No Fractional Shares of SPSS Common Stock...................    A-5
2.5   Termination of Exchange Fund................................    A-5
2.6   No Liability................................................    A-5
2.7   Investment of the Exchange Fund.............................    A-6
2.8   Lost Certificates...........................................    A-6
2.9   Withholding Rights..........................................    A-6
2.10  Further Assurances..........................................    A-6
2.11  Stock Transfer Books........................................    A-6

ARTICLE III. Representations and Warranties.......................    A-6
3.1   Representations and Warranties of SPSS......................    A-6
      (a) Organization, Standing and Power; Subsidiaries..........    A-7
      (b) Capital Structure.......................................    A-7
      (c) Authority; No Conflicts.................................    A-8
      (d) Reports and Financial Statements........................    A-8
      (e) Information Supplied....................................    A-9
      (f) Board Approval..........................................    A-9
      (g) Litigation; Compliance with Laws........................    A-9
      (h) Intellectual Property...................................   A-10
      (i) Absence of Undisclosed Liabilities......................   A-10
3.2   Representations and Warranties of NetGenesis................   A-10
      (a) Organization, Standing and Power; Subsidiaries..........   A-10
      (b) Capital Structure.......................................   A-11
      (c) Authority; No Conflicts.................................   A-12
      (d) Reports and Financial Statements........................   A-12
      (e) Information Supplied....................................   A-13

                                                                     PAGE
                                                                     ----
      (f) Board Approval..........................................   A-13
      (g) Vote Required; Voting Agreement.........................   A-13
      (h) Litigation; Compliance with Laws........................   A-14
      (i) Absence of Undisclosed Liabilities......................   A-14
      (j) Absence of Certain Changes or Events....................   A-14
      (k) Environmental Matters...................................   A-14
      (l) Title to Assets.........................................   A-14
      (m) Intellectual Property...................................   A-14
      (n) Brokers or Finders......................................   A-15
      (o) Opinions of NetGenesis Financial Advisor................   A-15
      (p) Taxes...................................................   A-15
      (q) Certain Contracts.......................................   A-15
      (r) Employee Benefit Plans..................................   A-16
      (s) Labor Matters...........................................   A-17
      (t) Related Transactions....................................   A-17
      (u) Bank Accounts; Safe Deposit Boxes.......................   A-17
3.3   Representations and Warranties of SPSS and Merger Sub.......   A-17
      (a) Organization, Standing and Power........................   A-17
      (b) Capital Structure.......................................   A-18
      (c) Authority; No Conflicts.................................   A-18
      (d) No Business Activities..................................   A-18
3.4   Date of Representations.....................................   A-18

ARTICLE IV. Covenants Relating to Conduct of Business.............   A-18
4.1   Covenants of NetGenesis.....................................   A-18
      (a) Ordinary Course.........................................   A-19
      (b) General Ledger Trial Balance............................   A-19
      (c) Dividends; Changes in Share Capital.....................   A-19
      (d) Issuance of Securities..................................   A-19
      (e) Governing Documents.....................................   A-20
      (f) No Acquisitions.........................................   A-20
      (g) No Dispositions.........................................   A-20
      (h) Investments; Indebtedness...............................   A-20
      (i) Compensation............................................   A-20
      (j) Accounting Methods; Income Tax Election.................   A-21
      (k) Certain Agreements......................................   A-21
      (l) No Related Actions......................................   A-21
      (m) Involuntary Terminations................................   A-21
4.2   Governmental Filings........................................   A-21
4.3   Control of Other Party's Business...........................   A-21

ARTICLE V. Additional Agreements..................................   A-21
5.1   Preparation of Proxy Statement; Shareholders Meetings.......   A-21
5.2   Access to Information/Employees.............................   A-23
5.3   Commercially Reasonable Efforts.............................   A-24

                                                                     PAGE
                                                                     ----
5.4   Acquisition Proposals.......................................   A-24
5.5   Fees and Expenses...........................................   A-25
5.6   Public Announcements........................................   A-25
5.7   Listing of Shares of SPSS Common Stock......................   A-25
5.8   Section 16 Matters..........................................   A-25
5.9   Confidential Information....................................   A-25
5.10  Employee Benefits...........................................   A-25
5.11  Indemnification and Liability Insurance.....................   A-26
5.12  Repayment of Indebtedness...................................   A-26

ARTICLE VI. Conditions Precedent..................................   A-26
      Conditions to Each Party's Obligation to Effect the            A-26
6.1   Merger......................................................
      (a) Shareholder Approval....................................   A-26
      (b) No Injunctions, Litigation or Restraints, Illegality....   A-26
      (c) Consents and Approvals..................................   A-27
      (d) NASDAQ Listing..........................................   A-27
      (e) Effectiveness of the Form S-4...........................   A-27
      Additional Conditions to Obligations of SPSS and Merger        A-27
6.2   Sub.........................................................
      (a) Representations and Warranties..........................   A-27
      (b) Performance of Obligations of NetGenesis................   A-27
      (c) Closing Certificate.....................................   A-27
      (d) Transfer of Bank Accounts; Safe Deposit Boxes...........   A-27
      (e) No Material Adverse Change of NetGenesis................   A-28
      (f) Tax Opinion.............................................   A-28
6.3   Additional Conditions to Obligations of NetGenesis..........   A-28
      (a) Representations and Warranties..........................   A-28
      (b) Performance of Obligations of SPSS......................   A-28
      (c) Closing Certificate.....................................   A-28
      (d) No Material Adverse Change of SPSS......................   A-28
      (e) Tax Opinion.............................................   A-28
6.4   Frustration of Closing Conditions...........................   A-28

ARTICLE VII. Termination and Amendment............................   A-29
7.1   Termination.................................................   A-29
7.2   Effect of Termination.......................................   A-29
7.3   Amendment...................................................   A-30
7.4   Extension; Waiver...........................................   A-30

ARTICLE VIII. General Provisions..................................   A-30
      Non-Survival of Representations, Warranties and                A-30
8.1   Agreements..................................................
8.2   Notices.....................................................   A-30
8.3   Interpretation..............................................   A-31
8.4   Counterparts................................................   A-31
8.5   Entire Agreement; No Third Party Beneficiaries..............   A-32
8.6   Governing Law...............................................   A-32
8.7   Severability................................................   A-32

                                                                     PAGE
                                                                     ----
8.8   Assignment..................................................   A-32
8.9   Submission to Jurisdiction; Waivers.........................   A-32
8.10  Enforcement.................................................   A-32
8.11  Further Assurances..........................................   A-32
8.12  Definitions.................................................   A-33

     THIS AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2001 (the "Agreement"), is entered into by and among SPSS Inc., a Delaware corporation ("SPSS"), Red Sox Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of SPSS ("Merger Sub"), and NetGenesis Corp., a Delaware corporation ("NetGenesis").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of SPSS, Merger Sub and NetGenesis deem it advisable and in the best interests of each corporation and its respective stockholders that SPSS and NetGenesis engage in a business combination in order to advance the long-term strategic business interests of SPSS and NetGenesis, respectively, which each of the Boards of Directors anticipates will serve to enhance shareholder value;

     WHEREAS, in furtherance of the foregoing, the respective Boards of Directors of SPSS, Merger Sub and NetGenesis have approved a business combination by means of a transaction in which NetGenesis will become a direct wholly-owned subsidiary of SPSS as the result of the merger of Merger Sub with and into NetGenesis (the "Merger") pursuant to the terms, and subject to the conditions, set forth in this Agreement;

     WHEREAS, this Agreement provides that each share of common stock, par value $0.001 per share, of NetGenesis (the "NetGenesis Common Stock") issued and outstanding immediately prior to the Effective Time (as defined herein), other than shares of NetGenesis Common Stock owned by SPSS, Merger Sub or any direct or indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to the Effective Time, shall be converted into 0.097 shares of common stock, par value $0.01 per share, of SPSS (the "SPSS Common Stock") as described in greater detail in Section 1.8 hereof; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code (as defined in Section 8.12 hereof).

     NOW, THEREFORE, in consideration of the foregoing, the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I.

                      THE MERGER; CERTAIN RELATED MATTERS

     1.1 The Merger. Upon the terms set forth in this Agreement, but subject to the conditions set forth in this Agreement and in compliance with all applicable provisions of the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into NetGenesis at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and NetGenesis shall continue as the surviving corporation (the "Surviving Corporation").

     1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the first Business Day (as defined in Section 8.12 hereof) after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied prior to the Closing) set forth in Article VI hereof at the offices of Ross & Hardies, 150 North Michigan Avenue, Chicago, Illinois 60601, or on such other date, and at such other place and time, as may be agreed to in writing by the parties hereto. The date on which the Closing actually occurs is referred to herein as the "Closing Date."

     1.3 Effective Time. On or prior to the Closing Date, the parties shall (a) cause a certificate of merger (the "Certificate of Merger") to be filed with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and (b) take or cause to be taken all such further actions as may be required pursuant to this Agreement or under the DGCL as a condition precedent to the effectiveness of the Merger. The Merger shall become effective upon such date and at such time as the Certificate of Merger is accepted for filing by the Delaware Secretary of State or on any date and/or at any time subsequent to the date and time of such acceptance as SPSS and NetGenesis may hereafter agree in writing and as shall be specified in the

Certificate of Merger. The date and time on and at which the Merger becomes effective as provided above is referred to herein as the "Effective Time."

     1.4 Effects of the Merger. At and after the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the respective property, rights, privileges, powers and franchises of NetGenesis and Merger Sub shall be vested in the Surviving Corporation, and all of the respective debts, liabilities and duties of NetGenesis and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

     1.5 Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time and in the form attached as Exhibit A hereto, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided therein; provided, however, that Article FIRST of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is "NetGenesis Corp."

     1.6 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time and in the form attached as Exhibit B hereto, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and as provided therein.

     1.7 Appointment of Directors and Officers. The directors and officers of Merger Sub holding office immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. On or before the Closing Date, NetGenesis shall deliver to SPSS a resignation of each of the directors and officers of NetGenesis then holding office, each of such resignation to be effective as of the Effective Time.

     1.8 Effect on Capital Stock.

     (a) At the Effective Time, by virtue of the Merger and without any action being required on the part of the holders thereof, each share of NetGenesis Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of NetGenesis Common Stock owned by SPSS, Merger Sub or any direct of indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to the Effective Time, all of which shall be canceled as provided in
Section 1.8(c) hereof), shall be converted into 0.097 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of SPSS Common Stock, provided, however, that SPSS shall pay cash in lieu of issuing fractional shares as provided in Section 2.4 hereof and, provided further, however, that SPSS' obligation to issue or cause the issuance of any certificates representing shares of SPSS Common Stock to be issued in connection with the Merger is subject to the prior satisfaction of the conditions identified in Article II hereof. The shares of SPSS Common Stock and cash to which the holders of NetGenesis Common Stock will become entitled at the Effective Time is referred to herein as the "Merger Consideration."

     (b) As a result of the Merger and without any action being required on the part of the holders thereof, at the Effective Time, all shares of NetGenesis Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of NetGenesis Common Stock (a "Certificate") shall, except as specifically provided herein or in any applicable provision of the DGCL, thereafter cease to have any rights with respect to such shares of NetGenesis Common Stock represented by such Certificate other than the right to receive (i) that portion of the Merger Consideration to which the holder thereof shall be entitled pursuant to the terms of this Agreement and (ii) any additional amounts, if any, to which the holder of such Certificate may be entitled as of the date on which such Certificate is surrendered pursuant to Section 2.3 hereof (the amounts set forth in clauses (i) and (ii) above relating to each Certificate being hereinafter sometimes referred to collectively as the "Required Exchange Payment").

     (c) Each share of NetGenesis Common Stock owned by SPSS, Merger Sub or any direct of indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without any conversion thereof and no shares of SPSS Common Stock or other consideration shall be delivered in exchange therefor. Any shares of NetGenesis Common Stock held in the treasury of NetGenesis immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof and no shares of SPSS Common Stock or other consideration shall be delivered in exchange therefor.

     (d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

     1.9 Netgenesis Stock Options and Other Equity-based Awards.

     (a) At the Effective Time, each option and other right to acquire shares of NetGenesis Common Stock then outstanding that was granted pursuant to any of the NetGenesis Stock Option Plans (as defined in Section 3.2(b)) (each such option, a "NetGenesis Stock Option"), shall cease to represent a right to acquire shares of NetGenesis Common Stock, and shall be assumed by SPSS. Each NetGenesis Stock Option so assumed by SPSS under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable NetGenesis Stock Option Plan pursuant to which such NetGenesis Stock Option was issued and any option agreement between NetGenesis and the optionee with regard to the NetGenesis Stock Option in effect immediately prior to the Effective Time (taking into account any changes thereto, including, without limitation, the full acceleration of vesting of such NetGenesis Stock Options and the extension of exercise periods in effect as of the date of this Agreement), except that (i) each NetGenesis Stock Option will be exercisable for that number of whole shares of SPSS Common Stock determined by multiplying the number of shares of NetGenesis Common Stock subject to such NetGenesis Stock Option by the Exchange Ratio, rounded down, if necessary, to the nearest whole share of SPSS Common Stock, and (ii) the per share exercise price for the shares of SPSS Common Stock issuable upon exercise of such assumed NetGenesis Stock Option will be equal to the per share exercise price specified in such NetGenesis Stock Option divided by the Exchange Ratio (such quotient to be rounded to the nearest one-hundredth of a cent); provided, however, that in the case of any NetGenesis Stock Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code. On or prior to the Effective Time, NetGenesis will take all actions necessary such that all NetGenesis Stock Options outstanding prior to the Effective Time under the NetGenesis Stock Option Plans are treated in accordance with the immediately preceding sentences, including, but not limited to, precluding the holder of each NetGenesis Stock Option from receiving any cash payments in respect of such NetGenesis Stock Option in connection with the Merger. After the Effective Time, SPSS or the Surviving Corporation shall issue to each holder of an outstanding NetGenesis Stock Option a document evidencing the foregoing assumption of such outstanding NetGenesis Stock Option. It is the intention of the parties that the NetGenesis Stock Options assumed by SPSS qualify following the Effective Time as incentive stock options as defined in
Section 422 of the Code to the extent the NetGenesis Stock Options qualified as incentive stock options immediately prior to the Effective Time and the provisions of this Section 1.9(a) shall be applied in a manner consistent with such intent; provided, however, that SPSS makes no representations that the NetGenesis Stock Options assumed by SPSS will qualify as incentive stock options.

     (b) SPSS shall take all corporate action necessary to reserve for issuance a sufficient number of shares of SPSS Common Stock for delivery upon exercise of NetGenesis Stock Options assumed in accordance with this Section 1.9. Promptly, but in no event later than five business days, after the Effective Time, SPSS shall file a registration statement on Form S-8 (or any successor or other appropriate forms), with respect to the shares of SPSS Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any of such options remains outstanding.

     1.10 Obligations Under GMBH Merger Agreement. At the Effective Time, the right (the "GmbH Acquisition Right") to acquire shares of NetGenesis Common Stock that was granted pursuant to the Share

Purchase and Assignment Agreement, dated as of October 23, 2000, by and among NetGenesis, Sven Gerber and e-dynamics GmbH (the "GmbH Merger Agreement") shall cease to represent the right to acquire shares of NetGenesis Common Stock and shall be assumed by SPSS. The GmbH Acquisition Right so assumed by SPSS under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the GmbH Merger Agreement, except that the GmbH Acquisition Right shall represent the right to acquire that number of shares of SPSS Common Stock equal to the number of shares of NetGenesis Common Stock to which the holder of such GmbH Acquisition Right would otherwise be entitled pursuant to the GmbH Merger Agreement multiplied by the Exchange Ratio, rounded down, if necessary, to the nearest whole share of SPSS Common Stock.

     1.11 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding SPSS Common Stock or NetGenesis Common Stock shall have been changed into a different number of shares or a different class of securities by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to take into account any such change, dividend or event described above in order to provide the holders of NetGenesis Common Stock with the same economic effect as contemplated by this Agreement prior to the occurrence of such change, dividend or event.

     1.12 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. Unless this Agreement is otherwise terminated, the parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

                                  ARTICLE II.

                            EXCHANGE OF CERTIFICATES

     2.1 Exchange Fund. Prior to the Effective Time, SPSS shall appoint its current transfer agent to act as exchange agent (the "Exchange Agent") pursuant to the terms and conditions of an Exchange Agent Agreement to be entered into by and among the Exchange Agent, SPSS and the Surviving Corporation prior to the Closing Date (none of the terms of which shall be inconsistent with any term of this Agreement) for the purpose of exchanging Certificates for the Required Exchange Payment. Promptly after the Effective Time, SPSS shall deposit (or, with respect to the cash payable in lieu of the issuance of fractional shares, make other arrangements satisfactory to the Exchange Agent) with the Exchange Agent, in trust for the benefit of the holders of Certificates, (a) one or more certificates representing the shares of SPSS Common Stock to be issued in connection with the Merger and (b) sufficient cash to make the cash payments required in lieu of the issuance of fractional shares as provided in Section 2.4 hereof. Any certificate or certificates representing shares of SPSS Common Stock, together with any dividends or distributions with respect thereto, and any cash deposited by SPSS with the Exchange Agent as provided herein, whether such deposit is made prior to, on or after the Closing Date, are referred to herein collectively as the "Exchange Fund."

     2.2 Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (a) a letter of transmittal which shall specify that delivery of the Certificates shall be effected, and the risk of loss of and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as SPSS and the Exchange Agent may reasonably specify and (b) instructions for effecting the surrender of Certificates in exchange for the Required Exchange Payment. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal and such other documents as may reasonably be required by the Exchange Agent, all completed, executed and delivered in accordance with the instructions, the Exchange Agent shall promptly deliver to the holder of such Certificate (a) one or more certificates representing such number of shares of SPSS Common Stock to which the holder of such Certificate shall be entitled pursuant to the terms of this Agreement (which shall be in uncertificated book-entry form unless a physical certificate is requested), (b) a check for the amount of cash, if any, to which the holder of such Certificate is entitled pursuant to Section 2.4 hereof, and (c) a check for the amount of cash, if any, or evidence of the ownership of any other property, if any, to which the holder of such Certificate shall be entitled pursuant to Section 2.3 hereof. No interest will be paid or will accrue on any cash payable to the holder of a Certificate pursuant to Article II of this Agreement. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of NetGenesis Common Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of SPSS Common Stock into which such shares of NetGenesis Common Stock shall have been so converted, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.4.

     2.3 Distributions with Respect to Unexchanged Shares. The holders of Certificates shall not be entitled to receive any dividend or other distribution payable with respect to the shares of SPSS Common Stock which such holder is entitled to receive upon surrender of such Certificate until such Certificate is actually surrendered by, and the shares of SPSS Common Stock are actually issued to, such holder. Rather, any dividend or other distribution declared or made after the date of this Agreement with a record date after the Effective Date with respect to a share of SPSS Common Stock then held by the Exchange Agent as part of the Exchange Fund shall be delivered by SPSS to Exchange Agent in trust for the benefit of holders of Certificates and delivered by the Exchange Agent concurrently with the shares of SPSS Common Stock to which such dividend or other distribution relates.

     2.4 No Fractional Shares of SPSS Common Stock.

     (a) No fractional shares of SPSS Common Stock shall be issued or made upon the surrender for exchange of Certificates and no rights relating to the ownership of SPSS Common Stock shall accrue to any Person (as defined in Section
8.12 hereof) with respect to such fractional shares of SPSS Common Stock.

     (b) Notwithstanding any other provision of this Agreement to the contrary, each holder of shares of NetGenesis Common Stock surrendered to the Exchange Agent for exchange pursuant to the terms of this Agreement who would otherwise have been entitled to receive a fraction of a share of SPSS Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest and rounded to the nearest whole cent) in an amount equal to the product of (i) such fractional part of a share of SPSS Common Stock multiplied by (ii) a number equal to the average per share closing price of the SPSS Common Stock for the ten most recent days that SPSS Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market.

     (c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify SPSS, and SPSS shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

     2.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates as of the first anniversary of the Closing Date shall be delivered by the Exchange Agent to, or otherwise on the instruction of, SPSS, and any holders of Certificates who have not theretofore surrendered such Certificates for exchange in accordance with the terms of this Agreement, the letter of transmittal and any instructions delivered to such holder with the letter of transmittal shall thereafter look only to SPSS for payment of that portion of the Merger Consideration and any dividends or other distributions with respect to SPSS Common Stock to which such holder is entitled upon surrender of such theretofore unsurrendered Certificates. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates as of the fifth anniversary of the Closing Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.1 (c) (iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

     2.6 No Liability. None of SPSS, Merger Sub, NetGenesis, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration or any portion of the Exchange

Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.7 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by SPSS on a daily basis; provided, however, that no gain or loss resulting from such investment shall affect the amounts to which the holders of Certificates are entitled upon surrender thereof pursuant to the terms of this Agreement. SPSS shall be exclusively entitled to any gain and responsible for any loss resulting from the investment of any cash included in the Exchange Fund.

     2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate (and compliance with such other reasonable requirements as shall, from time to time be established by SPSS and the Exchange Agent) that portion of the Merger Consideration and any dividends or other distribution with respect to shares of SPSS Common Stock to which the holder of such lost, stolen or destroyed Certificate is entitled pursuant to the terms of this Agreement.

     2.9 Withholding Rights. Each of the Surviving Corporation and SPSS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or SPSS, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate in respect of which such deduction and withholding was made.

     2.10 Further Assurances. NetGenesis agrees that if, at any time after the Effective Time, SPSS determines or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of NetGenesis, then the Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of NetGenesis or otherwise, so long as such action is not inconsistent with this Agreement.

     2.11 Stock Transfer Books. The stock transfer books of NetGenesis shall be closed as of the close of business on the Business Day immediately preceding the Effective Time and there shall be no further registration of transfers of shares of NetGenesis Common Stock thereafter on the records of NetGenesis. On or after the Effective Time, any Certificates presented to the Exchange Agent or SPSS for any reason shall be converted into the Merger Consideration with respect to the shares of NetGenesis Common Stock formerly represented thereby (including any cash in lieu of fractional shares of SPSS Common Stock to which the holders thereof are entitled pursuant to Section 2.4) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of SPSS. Except as set forth in the SPSS disclosure schedule delivered by SPSS to NetGenesis in connection with the execution of this Agreement (the "SPSS Disclosure Schedule") (each section of which qualifies the correspondingly numbered paragraph of this Section 3.1 or such other numbered paragraph of this Section 3.1 as is specifically referenced in the SPSS Disclosure Schedule), SPSS represents and warrants to NetGenesis as follows:

          (a) Organization, Standing and Power; Subsidiaries.

             (i) Each of SPSS and each of its Subsidiaries (as defined in Section 8.12 hereof) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except where any failure to be so qualified and in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 8.12 hereof) on SPSS, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The copies of the certificate of incorporation and bylaws of SPSS which were previously furnished or made available to NetGenesis are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) Exhibit 21.1 to SPSS' Annual Report on Form 10K for the year ended December 31, 2000 includes all of the Subsidiaries of SPSS which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act (as defined in Section 8.12 hereof)). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary (as defined in Section 8.12 hereof) have been validly issued and are fully paid and nonassessable and are owned of record and beneficially, either directly or indirectly, by SPSS, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests), except for restrictions imposed by applicable securities laws.

          (b) Capital Structure.

             (i) As of the date hereof, the authorized capital stock of SPSS consists of 50,000,000 shares of SPSS Common Stock. As of October 25, 2001, 14,298,387 shares of SPSS Common Stock were issued and outstanding and no shares of SPSS Common Stock were held in treasury by SPSS.

             (ii) As of September 30, 2001, SPSS has reserved 3,149,445 shares of SPSS Common Stock for issuance upon the exercise of options granted under SPSS' Third Amended and Restated 1995 Equity Incentive Plan, 1999 Employee Equity Incentive Plan, and Amended 1991 Stock Option Plan (collectively, the "SPSS Stock Option Plans"), and has granted options (the "SPSS Stock Options") to acquire 3,037,930 shares of SPSS Common Stock upon the exercise thereof.

             (iii) As of October 25, 2001, SPSS has not granted any warrants to acquire shares of SPSS Common Stock upon the exercise thereof.

             (iv) All the outstanding shares of SPSS Common Stock have been duly authorized, and are validly issued, fully paid and nonassessable, and such shares of SPSS Common Stock have been issued in compliance with any preemptive rights which have not been waived prior to the date of this Agreement. The shares of SPSS Common Stock when issued in connection with the Merger and the shares of SPSS Common Stock, when issued and delivered upon exercise of stock options converted in the Merger pursuant to Section 1.9, will be duly authorized, validly issued, fully paid and nonassessable, and will be issued in compliance with any preemptive rights which have not been waived prior to the date of this Agreement. Except for the options and warrants identified in Section 3.1(b) of the SPSS Disclosure Schedule, no options, warrants, subscriptions or purchase rights of any nature to acquire from SPSS, or commitments of SPSS to issue, shares of SPSS Common Stock or other securities are authorized, issued or outstanding, nor is SPSS obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities except as contemplated by this Agreement. Except as set forth in Section 3.1(b) of the SPSS Disclosure Schedule, none of SPSS' outstanding securities or authorized capital stock are subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of SPSS, any stockholder or any other Person. Except as set forth in Section 3.1(b) of the SPSS Disclosure Schedule, there are no restrictions on the transfer of shares of SPSS Common Stock other than those imposed by relevant federal and state securities laws. The offer and sale of all SPSS Common Stock and other securities of SPSS issued before the date of this Agreement complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

             (v) No bonds, debentures, notes or other indebtedness of SPSS having the right to vote on any matters on which holders of capital stock of SPSS may vote ("SPSS Voting Debt") are issued or outstanding.

          (c) Authority; No Conflicts.

             (i) SPSS has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby to be entered into by it (the Agreement, together with all such other documents and agreements, collectively, the "SPSS Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of the SPSS Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of SPSS. The SPSS Transaction Documents have been or will be duly executed and delivered by SPSS and constitute or will constitute the valid and binding agreements of SPSS, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) The execution and delivery by SPSS of the SPSS Transaction Documents, and the consummation by SPSS of the Merger and the other transactions contemplated hereby and thereby, will not: (a) violate or conflict with SPSS' certificate of incorporation or bylaws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, loan or credit agreement, license, agreement, commitment or other instrument to which SPSS is a party or by which it is bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to SPSS or any of the properties or assets of SPSS; or (d) result in the creation of any lien, pledge, security interest, charge or other encumbrance upon the properties or assets of SPSS.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), or other Person, is required in connection with the execution and delivery by SPSS of the SPSS Transaction Documents or the consummation by SPSS of the Merger or the performance by SPSS of the other obligations to be performed by SPSS pursuant to the terms hereof or thereof, except for those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the Securities Act (as defined in Section 8.12 hereof), (D) the DGCL with respect to the filing of the Certificate of Merger, (E) rules and regulations of NASDAQ, (F) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (G) such other consents, approvals, orders, authorizations, registrations, declarations or filings when any failure to obtain or make the same, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS or to adversely affect the ability of the parties to consummate the Merger. Each such consent, approval, order, authorization, registration, declaration and filing identified in clauses (A) through (G) above shall be made or obtained within the period required.

          (d) Reports and Financial Statements. SPSS has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC during the period from January 1, 1998 to the date of this Agreement (collectively, including all exhibits thereto, the "SPSS SEC Reports"). No Subsidiary of SPSS is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the SPSS SEC Reports, as of their respective dates (and, if amended or superseded by a later-dated document filed by SPSS with the SEC, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements included in the SPSS SEC Reports (other than any of such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of SPSS and its consolidated Subsidiaries as of the respective dates of and for the respective periods covered by each of such financial statements. Except as otherwise noted therein and, subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments, all of the financial statements (other than any such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) included in the SPSS SEC Reports were prepared in conformity with the United States Generally Accepted Accounting Principles ("GAAP") consistently applied, except as otherwise noted therein, during the periods covered. Each such SPSS SEC Report, as of its respective date (and as of the date of any subsequent amendment to any previously filed SPSS SEC Report), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SPSS SEC Report.

          (e) Information Supplied.

             (i) None of the information supplied or to be supplied by SPSS for inclusion or incorporation by reference in the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time the Form S-4 is amended or supplemented, at the time the Form S-4 becomes effective under the Securities Act and the Exchange Act or on the date it is first mailed to the holders of NetGenesis Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.

             (ii) Notwithstanding the foregoing provisions of this Section 3.1
        (e), no representation or warranty is made by SPSS with respect to information supplied or to be supplied by NetGenesis for inclusion or incorporation by reference in the Form S-4 nor with respect to any statements made or incorporated by reference in the Form S-4 based in whole or in part upon such information.

          (f) Board Approval.  The Board of Directors (as defined in Section
     8.12 hereof) of SPSS, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "SPSS Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of SPSS and its stockholders and (ii) approved the Merger and the execution and delivery of the SPSS Transaction Documents in the name and on behalf of SPSS and has authorized the performance by SPSS of all of SPSS' obligations pursuant to the SPSS Transaction Documents and the transactions contemplated hereby and thereby.

          (g) Litigation; Compliance with Laws.

             (i) Except as disclosed in the SPSS SEC Reports, there are no suits, actions or proceedings (collectively "Actions") pending or, to the knowledge of SPSS, threatened, against or affecting SPSS or any Subsidiary of SPSS which, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against SPSS or any Subsidiary of SPSS which would, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS. There is no Action pending, or to the knowledge of SPSS, threatened against or affecting SPSS or any Subsidiary of SPSS which questions the validity of this Agreement or any action taken or to be taken by SPSS in connection with any of the transactions contemplated by this Agreement.

             (ii) Except as disclosed in the SPSS SEC Reports and except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS, SPSS and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of SPSS and its Subsidiaries, taken as a whole (the "SPSS Permits"). Except where the failures to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS, SPSS is in compliance with the terms of the SPSS Permits. Except for violations which would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS, neither SPSS nor any of its Subsidiaries is in violation of, and SPSS and its Subsidiaries have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity.

          (h) Intellectual Property. (i) SPSS owns or has the right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by SPSS does not infringe on or otherwise violate the rights of any Person and is in material compliance with any applicable license or other agreement pursuant to which SPSS acquired the right to use any Intellectual Property;
     (iii) to the knowledge of SPSS, no Person is challenging, infringing on or otherwise violating any right of SPSS with respect to any Intellectual Property owned by and/or licensed to SPSS; and (iv) SPSS has not received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by SPSS and, to the knowledge of SPSS, no Intellectual Property owned and/or licensed by SPSS is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

          (i) Absence of Undisclosed Liabilities. Since June 30, 2001, SPSS has not incurred any material liabilities that are of a nature that would be required to be disclosed on a balance sheet of SPSS or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on SPSS.

     3.2 Representations and Warranties of NetGenesis. Except as set forth in the NetGenesis Disclosure Schedule delivered by NetGenesis to SPSS in connection with the execution of this Agreement (the "NetGenesis Disclosure Schedule") (each section of which qualifies the correspondingly numbered paragraph of this Section 3.2 or such other numbered paragraph of this Section 3.2 as is specifically referenced in the NetGenesis Disclosure Schedule), NetGenesis represents and warrants to SPSS as follows:

          (a) Organization, Standing and Power; Subsidiaries.

             (i) Except for the Subsidiaries identified in Section 3.2(a) of the NetGenesis Disclosure Schedule (NetGenesis together with the Subsidiaries identified in the NetGenesis Disclosure Schedule being hereinafter referred to collectively as the "NetGenesis Entities"), NetGenesis does not directly or indirectly own or control, any equity or other ownership interest in any person. Each of the NetGenesis Entities is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and, except where any failure to be so qualified and in good standing, would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary. The copies of the certificate of incorporation and bylaws of each of the NetGenesis Entities which were previously furnished or made available to SPSS are true, complete and correct copies of such documents as in effect on the date of this Agreement.

             (ii) All the outstanding shares of capital stock of, or other equity interests in, each NetGenesis Entity other than NetGenesis have been validly issued and are fully paid and nonassessable and are owned of record and beneficially, either directly or indirectly, by NetGenesis, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests), except for restrictions imposed by applicable securities laws.

          (b) Capital Structure.

             (i) As of the date hereof, the authorized capital stock of NetGenesis consists of 105,000,000 shares, consisting of (A) 100,000,000 shares of NetGenesis Common Stock and (B) 5,000,000 shares of preferred stock, par value $.001 per share ("NetGenesis Preferred Stock"). As of October 25, 2001, 23,596,254 shares of NetGenesis Common Stock were issued and outstanding, no shares of NetGenesis Common Stock were held in treasury by NetGenesis, and no shares of NetGenesis Preferred Stock were issued or outstanding or were held in treasury by NetGenesis.

             (ii) As of the date hereof, NetGenesis has reserved 7,375,000 shares of NetGenesis Common Stock for issuance upon the exercise of options granted under the NetGenesis 1995 Incentive Stock Option Plan, the NetGenesis 1999 Stock Incentive Plan and the NetGenesis 2001 Nonqualified Stock Option Plan (collectively, the "NetGenesis Stock Option Plans") and has granted options to acquire 3,533,357 shares of NetGenesis Common Stock upon the exercise thereof. Section 3.2(b) of the NetGenesis Disclosure Schedule sets forth a list of each option outstanding as of October 25, 2001 and identifies the number of shares of SPSS Common Stock subject to issuance upon the exercise thereof as well as the exercise price or prices associated with such option.

             (iii) All the outstanding shares of NetGenesis Common Stock have been duly authorized, and are validly issued, fully paid and nonassessable, and such shares of NetGenesis Common Stock have been issued in compliance with any preemptive rights which have not been waived prior to the date of this Agreement. Except for the options and warrants identified in Section 3.2(b) of the NetGenesis Disclosure Schedule, no options, warrants, subscriptions or purchase rights of any nature to acquire from NetGenesis, or commitments of NetGenesis to issue, shares of NetGenesis Common Stock or other securities are authorized, issued or outstanding, nor is NetGenesis obligated in any other manner to issue shares or rights to acquire any of its capital stock or other securities except as contemplated by this Agreement. Except as set forth in Section 3.2(b) of the NetGenesis Disclosure Schedule, none of NetGenesis' outstanding securities or authorized capital stock are subject to any rights of redemption, repurchase, rights of first refusal, preemptive rights or other similar rights, whether contractual, statutory or otherwise, for the benefit of NetGenesis, any stockholder or any other Person. Except as set forth in
        Section 3.2(b) of the NetGenesis Disclosure Schedule, there are no restrictions on the transfer of shares of NetGenesis Common Stock other than those imposed by relevant federal and state securities laws. The offer and sale of all NetGenesis Common Stock and other securities of NetGenesis issued before the date of this Agreement complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission or damages with respect thereto.

             (iv) The authorized capital stock of each of NetGenesis' Subsidiaries is disclosed in Section 3.2(b) of the NetGenesis Disclosure Schedule. All shares of capital stock of each of NetGenesis' Subsidiaries have been validly issued, fully paid, are nonassessable and were issued in compliance with applicable federal and state securities laws, and, except as disclosed in Section 3.2(b) of the NetGenesis Disclosure Schedule, are wholly-owned by NetGenesis free and clear of any pre-emptive rights, claims, security interests, encumbrances or restrictions of any kind. There are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating any Subsidiary of NetGenesis to issue or to transfer from treasury any additional shares of capital stock or any securities convertible into or which grant the holder the right to acquire any capital stock of any Subsidiary of NetGenesis.

             (v) No bonds, debentures, notes or other indebtedness of NetGenesis having the right to vote on any matters on which holders of capital stock of NetGenesis may vote ("NetGenesis Voting Debt") are issued or outstanding.

          (c) Authority; No Conflicts.

             (i) NetGenesis has all requisite corporate power and authority to enter into this Agreement and the other documents and agreements contemplated hereby to be entered into by it (the Agreement, together with all such other documents and agreements, collectively, the "NetGenesis Transaction Documents") and to consummate the transactions contemplated hereby and thereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required NetGenesis Vote (as defined in Section 3.2(g) hereof). The execution and delivery of the NetGenesis Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of NetGenesis, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required NetGenesis Vote (as defined in Section 3.2(g) hereof). The NetGenesis Transaction Documents have been or will be duly executed and delivered by NetGenesis and constitute or will constitute the valid and binding agreements of NetGenesis, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) Except as set forth in Section 3.2(c) of the NetGenesis Disclosure Schedules, the execution and delivery of the NetGenesis Transaction Documents by NetGenesis and the consummation by NetGenesis of the Merger and the other transactions contemplated hereby and thereby, will not (a) violate or conflict with NetGenesis' certificate of incorporation or bylaws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, mortgage, loan or credit agreement, license, agreement, commitment or other instrument to which NetGenesis is a party or by which it is bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to NetGenesis or any of the properties or assets of NetGenesis; or (d) result in the creation of any lien, pledge, security interest, charge or other encumbrance upon the properties or assets of NetGenesis.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person, except for the Required NetGenesis Vote, is required in connection with the execution and delivery by NetGenesis of the NetGenesis Transaction Documents or the consummation by NetGenesis of the Merger or the performance by NetGenesis of the other obligations to be performed by NetGenesis pursuant to the terms hereof or thereof, except for those required under or in relation to (A) state securities or "blue sky" laws (the "Blue Sky Laws"), (B) the Securities Act and the Exchange Act (each as defined in Section 8.12 hereof), (D) the DGCL with respect to the filing of the Certificate of Merger, (E) rules and regulations of NASDAQ, (F) the Required NetGenesis Vote, (G) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, and (H) such other consents, approvals, orders, authorizations, registrations, declarations or filings when any failure to obtain or make the same, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis or to adversely affect the ability of the parties to consummate the Merger. Each such consent, approval, order, authorization, registration, declaration and filing identified in clauses (A) through (H) above shall be made or obtained within the period required.

          (d) Reports and Financial Statements. Except as set forth in Section 3.2(d) of the NetGenesis Disclosure Schedule, NetGenesis has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC during the period from March 31, 2000 to the date of this Agreement (collectively, including all exhibits thereto, the "NetGenesis SEC Reports"). No Subsidiary of NetGenesis is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the NetGenesis SEC Reports, as of their respective dates (and, if amended or superseded by a later-dated document filed by NetGenesis with the SEC, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements included in the NetGenesis SEC Reports (other than any of such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of NetGenesis and its consolidated Subsidiaries as of the respective dates of and for the respective periods covered by each of such financial statements. Except as otherwise noted therein and, subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments, all of the financial statements (other than any such financial statements which were identified as having been prepared on a "pro forma" or "as adjusted" basis) included in the NetGenesis SEC Reports were prepared in conformity with GAAP consistently applied, except as otherwise noted therein, during the periods covered. Each such NetGenesis SEC Report, as of its respective date (and as of the date of any subsequent amendment to any previously filed NetGenesis SEC Report), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such NetGenesis SEC Report.

          (e) Information Supplied.

             (i) None of the information supplied or to be supplied by NetGenesis for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time the Form S-4 is amended or supplemented, at the time the Form S-4 becomes effective under the Securities Act and the Exchange Act or on the date it is first mailed to the holders of NetGenesis Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading.

             (ii) Notwithstanding the foregoing provisions of this Section 3.2
        (e), no representation or warranty is made by NetGenesis with respect to information supplied or to be supplied by NetGenesis for inclusion or incorporation by reference in the Form S-4 nor with respect to any statements made or incorporated by reference in the Form S-4 based in whole or in part upon such information.

          (f) Board Approval. The Board of Directors of NetGenesis, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "NetGenesis Board Approval"), has duly (i) determined that this Agreement and the Merger are advisable and are fair to and in the best interests of NetGenesis and its stockholders, (ii) approved the Merger and the execution and delivery of the NetGenesis Transaction Documents in the name and on behalf of NetGenesis and has authorized the performance by NetGenesis of all of NetGenesis' obligations pursuant to the NetGenesis Transaction Documents and the transactions contemplated hereby and thereby and (iii) recommended (the "NetGenesis Recommendation") that the stockholders of NetGenesis approve this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by NetGenesis' stockholders at the NetGenesis Stockholder Meeting (as defined in Section 5.1(b) hereof).

          (g) Vote Required; Voting Agreement. The affirmative vote of the holders of a majority of the outstanding shares of NetGenesis Common Stock to adopt this Agreement and approve the Merger (the "Required NetGenesis Vote") is the only vote of the holders of any class or series of NetGenesis capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby. The holders of NetGenesis Common Stock listed on Section 3.2(g) of the NetGenesis Disclosure Schedule have executed a voting agreement in the form attached hereto as Exhibit C (the "Voting Agreement").

          (h) Litigation; Compliance with Laws.

             (i) Except as disclosed in the NetGenesis SEC Reports or in Section 3.2(h) of the NetGenesis Disclosure Schedules, there are no Actions pending or, to the knowledge of NetGenesis, threatened, against or affecting any NetGenesis Entity which would, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against any NetGenesis Entity which would, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis. There is no Action pending or, to the knowledge of NetGenesis, threatened against or affecting any of the NetGenesis Entities which questions the validity of this Agreement or any action taken or to be taken by NetGenesis in connection with any of the transactions contemplated by this Agreement, and neither NetGenesis nor its officers or directors has any knowledge of a fact or circumstance which could reasonably be expected to give rise to such an Action or threatened Action.

             (ii) Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, the NetGenesis Entities hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of the NetGenesis Entities, taken as a whole (the "NetGenesis Permits"). Except where the failures to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, the NetGenesis Entities are in compliance with the terms of the NetGenesis Permits. None of the NetGenesis Entities is in violation of, and the NetGenesis Entities have not received any notices of violations with respect to, any laws, ordinances or regulations of any Governmental Entity, except for violations which, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis.

          (i) Absence of Undisclosed Liabilities. Since June 30, 2001, the NetGenesis Entities have not incurred any material liabilities that are of a nature that would be required to be disclosed on a balance sheet of the NetGenesis Entities or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis.

          (j) Absence of Certain Changes or Events. Except (A) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby and (B) as permitted by Section 4.2 hereof, since June 30, 2001 (i) the NetGenesis Entities have conducted their business only in the ordinary course and (ii) there has not been any action taken by the NetGenesis Entities that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2 hereof. Since June 30, 2001, there have not been any changes, circumstances or events which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on NetGenesis.

          (k) Environmental Matters. Except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis, the operations of the NetGenesis Entities have been and are in compliance with all applicable Environmental Laws (as defined in Section 8.12 hereof).

          (l) Title to Assets. Except as set forth in Section 3.2(l) of the NetGenesis Disclosure Schedules, each of the NetGenesis Entities has good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of its assets, tangible and intangible, free of any Liens. Section 3.2(l) of the NetGenesis Disclosure Schedule identifies each lease of real property to which any of the NetGenesis Entities is a party. Each of the NetGenesis Entities is in compliance with each applicable lease and holds a valid leasehold interest free of any Liens, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis.

          (m) Intellectual Property. Set forth on Section 3.2(m) of the NetGenesis Disclosure Schedule is a list of all U.S. or foreign patent and patent applications, trademark applications and registrations, and copyright registrations and applications owned by NetGenesis, specifying as to each, as applicable, the applicable jurisdiction, registration number (or application number) and date issued (or date filed). Set forth on Section 3.2(m) of the NetGenesis Disclosure Schedule is a list of:
     (a) material licenses, sublicenses and other agreements under which any of the NetGenesis Entities have obtained the right to use Intellectual Property, or under which any of the NetGenesis Entities have authorized any Person to use Intellectual Property owned by NetGenesis, and (b) any encumbrances or restrictions on the NetGenesis Entities' right to use Intellectual Property owned by NetGenesis. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NetGenesis, and as specifically set forth on Section 3.2(m) of the NetGenesis Disclosure Schedule, (i) each of the NetGenesis Entities owns or has the right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) the use of any Intellectual Property by the NetGenesis Entities does not infringe on or otherwise violate the rights of any Person and is in material compliance with any applicable license or other agreement pursuant to which any of the NetGenesis Entities acquired the right to use any Intellectual Property;
     (iii) to the knowledge of NetGenesis, no Person is challenging, infringing on or otherwise violating any right of any of the NetGenesis Entities with respect to any Intellectual Property owned by and/or licensed to any of the NetGenesis Entities; and (iv) none of the NetGenesis Entities have received any written notice or otherwise has knowledge of any pending claim, order or proceeding with respect to any Intellectual Property used by any of the NetGenesis Entities and, to the knowledge of NetGenesis, no Intellectual Property owned and/or licensed by any of the NetGenesis Entities is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property. Substantially all of NetGenesis' United States employees have executed an Employee Confidentiality, NonCompetition and Intellectual Property Assignment Agreement in the form provided to SPSS or an Employee Agreement, NonDisclosure Agreement and NonCompete Agreement in the form provided to SPSS.

          (n) Brokers or Finders. Except as set forth on Section 3.2(n) of the NetGenesis Disclosure Schedule, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of NetGenesis.

          (o) Opinions of NetGenesis Financial Advisor. NetGenesis has received the opinion of J.P. Morgan Securities Inc., dated on or about the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of NetGenesis Common Stock.

          (p) Taxes. Each of the NetGenesis Entities has accurately filed all tax returns required to have been filed (or extensions have been duly obtained) and has paid all taxes required to have been paid by it, except where failure to accurately file such tax returns or pay such taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on NetGenesis. Except as is not material to NetGenesis, NetGenesis' financial statements as of the Effective Time reflect adequate reserves for taxes.

          (q) Certain Contracts.

             (i) Section 3.1(q) of the NetGenesis Disclosure Schedule identifies each contract, commitment or agreement, whether oral or written:

                (A) with a supplier of any NetGenesis Entity pursuant to which such NetGenesis Entity has a remaining commitment to such supplier in an amount in excess of $25,000;

                (B) relating to the provision of professional services not yet completed by any NetGenesis Entity pursuant to which such NetGenesis Entity expects to receive revenue in an amount in excess of $25,000;

                (C) which constitutes a software maintenance support contract pursuant to which any NetGenesis Entity expects to receive an amount in excess of $25,000 during the current term thereof and which (1) requires a NetGenesis Entity to respond on-site if a problem is not remedied within a specified period of time, (2) requires a NetGenesis Entity to provide a dedicated resource, (3) requires coverage by a NetGenesis Entity for more than eight (8) hours per day for five (5) days per calendar week, (4) specifies a "fix time" rather than a "response time", or (5) requires a faster response time than the response time provided in the ordinary course of business;

                (D) which contains an unexpired warranty obligation of any NetGenesis Entity extending for longer than ninety (90) days;

                (E) which provides for any other payment by or payment to any of the NetGenesis Entities of an amount in excess of $100,000 and pursuant to which any of the NetGenesis Entities has any ongoing material rights or obligations other than the obligation to provide maintenance/support services; or

                (F) which was entered into by any NetGenesis Entity outside the ordinary course of business and pursuant to which any NetGenesis Entity has ongoing material rights or obligations.

        Collectively, the contracts identified on Schedule 3.2(q) are hereinafter referred to as the "Contracts." Each such Contract is a valid and binding obligation of the applicable NetGenesis Entity, enforceable in accordance with its respective terms to the extent permitted by applicable law, and is in full force and effect; and each NetGenesis Entity is in compliance therewith. To the knowledge of NetGenesis, none of the Contracts relating to payments to any of the NetGenesis Entities for the provision of services to its customers provides for either a daily rate or an imputed rate (if such Contract is a fixed-rate contract) which is less than the average salary of the NetGenesis Entity employee providing such products or services. No allegation or notice of default has been received by any of the NetGenesis Entities with respect to any of the Contracts, and to NetGenesis' knowledge, no other party to any of the Contracts is in default or breach thereof in any material respect. None of the NetGenesis Entities is in material default and there is no basis for any valid claim of material default, in any respect under any of the Contracts.

             (ii) As of the date hereof, none of the NetGenesis Entities is a party to or bound by any noncompetition agreements or any other agreements or arrangements that limit or otherwise restrict any of the NetGenesis Entities or any of their respective affiliates or any successor thereto or that would, after the Closing Date, to the knowledge of NetGenesis, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreements or arrangements, in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (r) Employee Benefit Plans. Except as set forth in Section 3.2(r) of the NetGenesis Disclosure Schedule, there are no Benefit Plans maintained by NetGenesis covering only NetGenesis executive officers. NetGenesis does not sponsor or contribute to, nor has it ever sponsored or contributed to, any defined benefit pension plan subject to Title I of ERISA. NetGenesis does not sponsor any Benefit Plan which is a "welfare plan" described in
     Section 3(1) of ERISA providing benefits after termination of employment (other than "COBRA" health care continuation benefits described in Sections 601 et seq. of ERISA), except for such benefits which would not reasonably be expected to have a Material Adverse Effect on NetGenesis. Each Benefit Plan maintained by NetGenesis has been operated and administered in accordance with its terms and applicable law, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on NetGenesis. NetGenesis has timely paid all required contributions to each of its Benefit Plans, except where failure to do so would not reasonably be expected to have a Material Adverse Effect on NetGenesis. As to the NetGenesis Benefit Plans, there is no litigation pending or threatened, nor any pending investigation by a governmental body, which, if resolved adversely to NetGenesis or to the applicable Benefit Plan, would have a Material Adverse Effect on NetGenesis. The execution of this Agreement and the consummation of the Merger will not constitute an event under any Benefit Plan maintained by NetGenesis that will or may result in any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any NetGenesis Employee which, in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on NetGenesis.

          (s) Labor Matters.

             (i) Section 3.2(s) of the NetGenesis Disclosure Schedule identifies all written employment contracts and all written pension, bonus, profit sharing, stock option, life, health, retirement welfare, or other agreements or arrangements providing for employee remuneration or benefits to which any of the NetGenesis Entities are a party or by which they are bound, and all these contracts and arrangements are in full force and effect. There have been no claims of defaults and there are no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements.

             (ii) Except where failure to comply would not reasonably be expected to have a Material Adverse Effect on NetGenesis, NetGenesis is and has been in compliance with all applicable laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, ERISA, the Code, the Immigration Reform and Control Act, the WARN Act, any laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters, and is not engaged in any unfair labor practices. There are no violations or alleged violations of any of the foregoing laws which would have a Material Adverse Effect on NetGenesis.

          (t) Related Transactions. Except as set forth on Section 3.2(t) of the NetGenesis Disclosure Schedule, none of the NetGenesis Entities has made or entered into any loan, contract, lease or commitment, whether oral or written, with any officer, director, employee, shareholder or partner of any of the NetGenesis Entities, or with any affiliate or associate of any of the foregoing, under which the NetGenesis Entities have continuing obligations.

          (u) Bank Accounts; Safe Deposit Boxes. Section 3.2(u) of the NetGenesis Disclosure Schedule sets forth the names and locations of all banks in which any of the NetGenesis Entities have an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto.

     3.3 Representations and Warranties of SPSS and Merger Sub. SPSS and Merger Sub represent and warrant to NetGenesis as follows:

          (a) Organization, Standing and Power. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority to own its assets and to have performed such activities as it has performed during the period from the date of its incorporation to the date of this Agreement. Other than in such jurisdictions where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on Merger Sub or upon the ability of Merger Sub to perform the obligations to be performed by it pursuant to the terms of this Agreement, neither the ownership of its assets nor the nature of the activities heretofore performed by Merger Sub will cause Merger Sub to fail to qualify as a foreign corporation in any jurisdiction. Merger Sub is a direct wholly-owned subsidiary of SPSS and does not directly or indirectly own any capital stock of or other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any capital stock of or other equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The copies of the certificate of incorporation and bylaws of Merger Sub which were previously furnished or made available to NetGenesis are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) Capital Structure.

             (i) As of the date hereof, the authorized capital stock of Merger Sub consists of 1000 shares of common stock, $0.01 par value per share, of which 1000 shares are issued and outstanding and no shares are held in treasury by Merger Sub.

             (ii) All of the outstanding shares of Merger Sub common stock have been duly authorized, and are validly issued, fully paid and nonassessable, and are not subject to any preemptive rights.

             (iii) Except as contemplated in this Agreement, as of the date of this Agreement there are, and as of the Closing Date there will be, no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Merger Sub is a party or by which it is bound obligating Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Merger Sub or obligating Merger Sub to issue, grant or extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

          (c) Authority; No Conflicts.

             (i) Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub and its sole stockholder. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or effecting the rights of creditors generally or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (ii) Except for this Agreement, any other agreement to which Merger Sub is required to become a party pursuant hereto or as otherwise contemplated by this Agreement, Merger Sub is neither a party to nor bound by any agreement, obligation, instrument, permit, franchise, judgment, order or decree. The execution and delivery of this Agreement by Merger Sub, and the consummation by Merger Sub of the Merger and the other transactions contemplated hereby will not, conflict with, constitute a default under (with or without the giving of notice of lapse of time, of both) or constitute or result in a violation of or under the certification of incorporation or bylaws of Merger Sub.

             (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required in connection with the execution and delivery of this Agreement by Merger Sub or the consummation by Merger Sub of the Merger or the performance by Merger Sub of the other obligations to be performed by Merger Sub pursuant to the terms of this Agreement and the other transactions contemplated hereby.

          (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

     3.4 Date of Representations. Unless otherwise provided, each representation and warranty of the parties set forth in this Agreement shall be true and correct on and as of the date of this Agreement.

                                  ARTICLE IV.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1 Covenants of NetGenesis. During the period from the date of this Agreement to the Closing Date, NetGenesis agrees as to the NetGenesis Entities that (except as contemplated or permitted by this

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Agreement or to the extent that SPSS shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

          (a) Ordinary Course.

             (i) The NetGenesis Entities shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to preserve intact their respective present lines of business, maintain their respective rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them, all to further the goal that their ongoing businesses shall not be impaired in any material respect; provided, however, that no action by the NetGenesis Entities with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section
        4.1 (a) (i) unless such action would constitute a breach of one or more of such other provisions.

             (ii) Other than in connection with acquisitions permitted by
        Section 4.1 (e), none of the NetGenesis Entities shall, and none of the NetGenesis Entities shall permit any of their Subsidiaries to, (A) enter into any licensing agreement other than licenses in connection with the sale of goods or services entered into in the ordinary course of business; (B) enter into any new line of business; (C) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than Permitted Capital Expenditures (as defined below) and obligations or liabilities in connection therewith, or; (D) enter into any contract, agreement or other arrangement for the sale of inventories or for the furnishing of services which contract, agreement or other arrangement involves expenditures in excess of $50,000 or which may give rise to commitments which may extend beyond twelve (12) months from the date of such contract, agreement or arrangement, unless such contract, agreement or arrangement can be terminated by the applicable NetGenesis Entities on not more than thirty
        (30) days' notice and without incurring an obligation to pay any material premium or penalty or suffering any other material detriment. As used herein, a "Permitted Capital Expenditure" is a capital expenditure (i) in an amount under $10,000 in any individual or group of related expenditures, or (ii) approved by SPSS (which approval will not be unreasonably withheld by SPSS and will be delivered within two business days of request by NetGenesis). During the period from the date of this Agreement to the Closing Date, NetGenesis shall, not later than the tenth (10th) day of each calendar month, deliver to SPSS a schedule of capital expenditures made by or on behalf of any NetGenesis Entity in the immediately preceding calendar month.

          (b) General Ledger Trial Balance. Each of the NetGenesis Entities shall deliver to SPSS (i) on a monthly basis, within 7 business days following the end of each such month, a general ledger trial balance and accompanying schedules, which schedules shall reflect all commitments by such NetGenesis Entity that will affect the reported trial balance, and
     (ii) on a weekly basis, an account of weekly cash receipts and disbursement reporting. SPSS shall have the right to request any additional information and to audit any such information as SPSS, in its sole discretion, deems reasonably necessary and appropriate during regular business hours.

          (c) Dividends; Changes in Share Capital. None of NetGenesis Entities shall, nor shall any of the NetGenesis Entities propose to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any class or series of their respective capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of any class or series of their respective capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of their respective capital stock or any securities or other rights exchangeable or convertible into or exercisable for any shares of their respective capital stock.

          (d) Issuance of Securities. None of the NetGenesis Entities shall issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of any class or series of their respective capital stock, any NetGenesis Voting Debt or any securities or other rights exercisable or convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares, NetGenesis Voting Debt or securities or other rights, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of NetGenesis Common Stock upon the exercise of NetGenesis Stock Options or in connection with other stock-based benefits plans where such NetGenesis Stock Options or other benefits were granted prior to the date of this Agreement, in each case in accordance with their terms as of the date of this Agreement, or such additional and/or different terms as shall have been accurately and completely described in a written statement delivered by NetGenesis to SPSS and approved in writing by SPSS prior to the effectiveness thereof, (ii) issuances by a wholly owned Subsidiary of NetGenesis of capital stock to such Subsidiary's parent or another wholly owned subsidiary of NetGenesis and (iii) shares of NetGenesis Common Stock issuable to participants in the NetGenesis 1999 Employee Stock Purchase Plan consistent with the terms of that plan, provided that NetGenesis shall suspend such plan not more than ten (10) business days after the date on which this Agreement is executed, which suspension shall not affect the rights of any participant holding options under such plan as of the date such plan is suspended.

          (e) Governing Documents. Except to the extent required to comply with their respective obligations hereunder or with applicable law, none of the NetGenesis Entities shall amend or propose to so amend its respective certificates or articles of incorporation, bylaws or other governing documents.

          (f) No Acquisitions. None of the NetGenesis Entities shall acquire or agree to acquire, whether by means of a merger or consolidation with, the purchase or other acquisition of any equity interest in, the purchase or other acquisition of any substantial portion of the assets of, or by any other means, any corporation, partnership, association or other business organization or division thereof.

          (g) No Dispositions. None of the NetGenesis Entities shall sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of any NetGenesis Subsidiaries), other than the sale, lease or disposition of (i) inventory in the ordinary course of business, (ii) office equipment no longer used by NetGenesis or (iii) office equipment (valued not more than $10,000 individually or $200,000 in the aggregate) transferred to employees of NetGenesis in connection with the termination of such employees.

          (h) Investments; Indebtedness.  None of the NetGenesis Entities shall
     (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by NetGenesis or a NetGenesis Subsidiary to or in NetGenesis or any other NetGenesis Subsidiary or (y) pursuant to or in connection with any contract or other legal obligation (including, but not limited to, loans made by NetGenesis for the purposes of paying applicable federal, state and local income and employment tax withholding requirements in connection with the several Stock Restriction and Repurchase Agreements between NetGenesis and certain holders of NetGenesis Common Stock in effect on the date hereof in the aggregate not exceeding $200,000) binding on a NetGenesis Entity as of the date of this Agreement and identified in the NetGenesis Disclosure Schedule or (ii) create, incur, assume or suffer to exist any indebtedness (other than ordinary course trade payables), issuances of debt securities, guarantees, loans or advances not in existence as of, or exceeding the liability therefor, the date of this Agreement except pursuant to credit facilities, indentures and other borrowing arrangements in existence on the date of this Agreement and identified in the NetGenesis Disclosure Schedule, provided, however, that the amount of any such new or additional liabilities may not exceed $25,000 in the aggregate without the prior written consent of SPSS.

          (i) Compensation. None of the NetGenesis Entities shall increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional NetGenesis Stock Options, terminate or amend any existing employee benefit plan, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than (i) regularly scheduled contributions to any NetGenesis Benefit Plan in the ordinary course of business consistent with past practice, (ii) as, and then only to the extent, necessary to satisfy an obligation existing as of the date of this Agreement and identified in the NetGenesis Disclosure Schedule, (iii) in connection with the extension of the exercise period or acceleration of vesting of the NetGenesis Stock Options or (iv) payments made in connection with the termination of NetGenesis employees in a manner and in amounts not inconsistent with the description of the NetGenesis severance policy attached hereto as Exhibit D.

          (j) Accounting Methods; Income Tax Election. Except as set forth in the NetGenesis Disclosure Schedule, NetGenesis shall not change its methods of accounting in effect at June 30, 2001, except as required by changes in GAAP as concurred in by NetGenesis' independent public accountants. NetGenesis shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

          (k) Certain Agreements. None of the NetGenesis Entities shall enter into any agreements or arrangements that limit or otherwise restrict any NetGenesis Entity or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict SPSS or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or would, in the aggregate, reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (l) No Related Actions. NetGenesis will not, and will not permit any of its Subsidiaries to, agree or commit to any of the foregoing.

          (m) Involuntary Terminations. From the date of this Agreement to the Closing Date, NetGenesis will not involuntarily terminate the employment of any officer or other employee without the prior written (except as provided in subsection (ii) below) consent of SPSS, which consent (i) shall not be unreasonably withheld, and (ii) shall be deemed to have been given if SPSS does not object to such termination prior to the close of business on the second business day following the date on which it received written notification from NetGenesis of the proposed termination.

     4.2 Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Each of NetGenesis and SPSS shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Closing Date and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports promptly after the same are filed.

     4.3 Control of Other Party's Business. Each of SPSS and NetGenesis releases the other party from any liability or damage based upon a claim that the exercise of such other party's rights pursuant to this Article IV or any other provision of this Agreement constitutes the control of their business. Each of SPSS and NetGenesis acknowledges that the foregoing sentence shall not be construed to limit the exercise of any right by either SPSS or NetGenesis pursuant to this Agreement.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

     5.1 Preparation of Proxy Statement; Shareholders Meetings.

     (a) As promptly as reasonably practicable following the date of this Agreement, SPSS and NetGenesis shall prepare and file with the SEC a mutually acceptable proxy statement (the "Proxy Statement") and SPSS shall prepare and file with the SEC a Registration Statement on Form S-4 in which the Proxy Statement will be included as a prospectus (such Registration Statement, and any amendments or supplements thereto, the "Form S-4"). SPSS agrees to provide NetGenesis with a reasonable opportunity to review and comment on the Form S-4 before filing with the SEC. Each of SPSS and NetGenesis shall use commercially reasonable efforts (i) to request, within twenty-four (24) hours of receiving oral or written notification by the SEC that it has no further comment on the Form S-4, that the effective date of the Form S-4 be accelerated so that the Form S-4 become effective as promptly as practicable thereafter, (ii) to otherwise have the Form S-4 declared effective by the SEC as promptly as practicable, and (iii) to keep the

Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. SPSS and NetGenesis shall, as promptly as practicable after receipt thereof, (A) provide the other party copies of any written comments and advise the other party of any oral comments received from the SEC relating to matters being considered by the SEC in connection with its review, if any, of the Form S-4 and (B) respond to such comments by filing with the SEC a proper response and, if necessary or desirable, an amendment to the Form S-4. SPSS and its counsel shall be responsible for the preparation and filing of the Form S-4, provided, however, that NetGenesis and its counsel shall promptly provide such information, draft and provide to SPSS such portions of the Form S-4 and provide such other assistance with respect to the preparation and filing of the Form S-4 as SPSS may from time to time reasonably request. Notwithstanding any other provision herein to the contrary, no portion of the Form S-4 or any amendment or supplement thereto nor any response to comments relating thereto may be filed with the SEC, and no document or portion thereof may be incorporated by reference into the Form S-4, without the prior approval of both SPSS and NetGenesis, which approval shall not be unreasonably withheld or delayed. In the event of a Change (as defined in Section 5.1(c) herein) in the NetGenesis Recommendation at any time following the initial filing of the Form S-4 with the SEC, SPSS shall amend or supplement the Form S-4 in order to accurately describe the deliberations and conclusions of NetGenesis' Board of Directors with respect to the Merger by means of a Qualifying Amendment (as defined below) and shall file the same with the SEC as soon as practicable. A "Qualifying Amendment" means an amendment or supplement to the Form S-4 to the extent that such amendment or supplement does no more than (i) identify a Change in the NetGenesis Recommendation, (ii) provide a reasonably concise statement of the reasons why the NetGenesis Board of Directors determined that it was necessary or appropriate to change the NetGenesis Recommendation and the factors considered in making such determination, and (iii) set forth such additional information as the parties agree in the good faith exercise of their respective reasonable discretion is related to the foregoing and is necessary or appropriate in the circumstances. NetGenesis will use commercially reasonable efforts to cause the Form S-4 to be mailed to NetGenesis' stockholders as soon as practicable after the Form S-4 is declared effective by the SEC. SPSS shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the shares of SPSS Common Stock to be issued in the Merger (the "Share Issuance") and NetGenesis shall furnish all information concerning NetGenesis and the holders of NetGenesis Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective by the SEC, the issuance by the SEC or any state securities regulatory authority of any stop order or threatened stop order relating to the Form S-4, the suspension of the qualification of the SPSS Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the SEC or any state securities regulatory authority to respond to an inquiry, to provide any information on a supplemental basis, to amend or supplement any document incorporated by reference into the Form S-4 (regardless of whether the document which is the subject of such request was filed by the party who is to receive notice as provided above), or any request by the SEC to amend or supplement the Form S-4; in each case, together with all of the facts and circumstances known to the notifying party relating to the event or events which has or have given rise to the obligation to provide such notification. If at any time prior to the Effective Time either SPSS or NetGenesis becomes aware that any information including, without limitation, information relating to SPSS or NetGenesis, or any of their respective affiliates, officers or directors, has either been misstated in, or omitted from, the Form S-4, the party who has become aware of such misstatement or omission shall promptly advise the other party and SPSS and NetGenesis shall cooperate with one another in the preparation and filing, as soon as reasonably practicable, of an amendment or supplement to the Form S-4 so that following the filing of such amendment or supplement, the Form S-4 (including any documents incorporated by reference therein) would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) As soon as reasonably practicable after the date on which the Form S-4 has been declared effective by the SEC, NetGenesis shall take all actions required by the DGCL and Regulations 14A and 14C promulgated under the Exchange Act to call, give notice of, solicit proxies with respect to, convene and hold a meeting of its stockholders for the purpose of obtaining the Required NetGenesis Vote (the "NetGenesis Stockholder Meeting").

     (c) In connection with obtaining the Required NetGenesis Vote, the Board of NetGenesis will not withdraw, modify or qualify the NetGenesis Recommendation in a manner adverse to SPSS (any such withdrawal, modification or qualification, a "Change") or take any action in connection with or make any statement at the NetGenesis Stockholder Meeting which is inconsistent with the NetGenesis Recommendation or would reasonably be expected to diminish the likelihood of obtaining the Required NetGenesis Vote, provided, however, that:

          (i) the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed a Change) of factual information regarding the business, financial condition or operations of SPSS or NetGenesis;

          (ii) the foregoing shall not, if such disclosure is required by applicable law and then only to the minimum extent necessary to satisfy such requirement, prohibit disclosure of the fact that an Acquisition Proposal (as hereinafter defined) has been made together with the identity of the Person making such proposal and the material terms thereof; and

          (iii) subject to NetGenesis' continuing obligation to pay any fees due under Sections 7.2(b) and 7.2(d) hereof, the Board of Directors of NetGenesis may effect a Change in the NetGenesis Recommendation:

             (A) as a result of a Superior Proposal in accordance with the provisions of Section 5.4 hereof (it being understood that any recommendation to accept a Superior Proposal shall be deemed a Change); or

             (B) if the Board of Directors of NetGenesis determines in good faith that a Material Adverse Effect has occurred with respect to SPSS.

     5.2  Access to Information/Employees.

     (a) During the period prior to the Effective Time and upon reasonable notice, each of SPSS and NetGenesis shall afford to certain specified officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours to all its properties, books, material contracts, commitments, records, business relationships, officers and employees. Any such information obtained pursuant to this Section 5.2 (hereinafter referred to collectively as "Confidential Information") will be used solely for the purpose of consideration or performance of the transactions contemplated by this Agreement.

     (b) In connection with the mutual exchange of Confidential Information described in subsection (a) above, each party agrees to: (i) hold the Confidential Information in strict confidence; (ii) not disclose any of the Confidential Information to any third party or to any such party's employees, agents or representatives other than those who need to know and/or have access to such Confidential Information in connection with the performance of their duties pursuant to this Agreement; (iii) use the Confidential Information only in furtherance of the joint business activities of the parties set forth in this Agreement; and (iv) return to the other party or destroy or delete, at such other party's election, all of the relevant portions of any of the documents and other materials embodying Confidential Information (including all copies thereof) in such party's possession upon termination of this Agreement. Notwithstanding the foregoing, such restrictions shall not apply to information which: (A) is generally known to and available for use within the trade or by the public at the time of disclosure to the other party; (B) becomes generally known to and available for use within the trade or by the public other than as a result of a breach of the other party's duty of confidentiality hereunder; (C) is required to be disclosed by law or pursuant to a court order, subject to prompt prior written notice by the party subject to such law or receiving such court order to the other party of such potential disclosure and the other party's right to prevent or otherwise limit such disclosure within the bounds of the law or court order; and (D) is authorized to be used and/or disclosed to third parties by one party in writing, subject to execution of a confidentiality agreement acceptable to such party by the third party.

     (c) After the date hereof, SPSS will be permitted, prior to the Effective Time and subject to applicable law, to communicate directly with NetGenesis employees, in a manner reasonably acceptable to both SPSS and NetGenesis, regarding employment related matters after the Effective Time.

     5.3 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to closing under this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all commercially reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. Each party hereto, at the reasonable request of another party, shall execute and deliver such other instrument and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, so long as such action is not inconsistent with this Agreement.

     5.4 Acquisition Proposals.

     (a) Without limitation on any of NetGenesis' other obligations under this Agreement (including under Article IV hereof), NetGenesis agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer by any Person (other than as contemplated by this Agreement) with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries) of such party and its Subsidiaries, taken as a whole, (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). NetGenesis further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, engage in any negotiations concerning an Acquisition Proposal, knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal.

     (b) Notwithstanding anything in this Agreement to the contrary, NetGenesis and its Board of Directors shall be permitted to:

          (i) take such actions as are, in consultation with NetGenesis' counsel, deemed necessary to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; and

          (ii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if, and only to the extent that, the NetGenesis Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.12), provided however, that prior to providing any information or data to any Person or entering into discussions or negotiations with any Person relating to a Superior Proposal, NetGenesis shall provide SPSS with a copy of the written Acquisition Proposal (unless prevented from doing so under a non-disclosure agreement executed prior to September 19, 2001) and, thereafter, shall keep SPSS informed of the status of any discussions or negotiations with respect thereto and promptly provide SPSS with copies of any documents or correspondence received by

     NetGenesis with respect thereto, including, without limitation, any amended or revised Acquisition Proposal.

     (c) NetGenesis agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. NetGenesis agrees that it will use commercially reasonable efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4. Nothing in this Section 5.4 shall (x) permit NetGenesis to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of NetGenesis under this Agreement.

     5.5 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, provided, however, that in the event the Merger is consummated, the Surviving Corporation will pay up to $2,000,000 in Expenses incurred by NetGenesis prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby. As used in this Agreement, "Expenses" includes all commercially reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby. NetGenesis shall provide an accounting of all expenses covered under this
Section 5.5 on at least a bi-weekly basis during the period between the date of this Agreement and the Effective Time.

     5.6 Public Announcements. SPSS and NetGenesis shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, neither party shall issue any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither SPSS nor NetGenesis shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

     5.7 Listing of Shares of SPSS Common Stock. SPSS shall use commercially reasonable efforts to cause the shares of SPSS Common Stock to be issued in the Merger and the shares of SPSS Common Stock to be reserved for issuance upon exercise of the NetGenesis Stock Options to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

     5.8 Section 16 Matters. Prior to the Effective Time, SPSS and NetGenesis shall take all such steps as may be required pursuant to Rules 16b-3(d) and 16b-3(e) under the Exchange Act to cause any dispositions of NetGenesis Common Stock or acquisitions of SPSS Common Stock or the assumption of the NetGenesis Stock Options resulting from the transactions contemplated by Article I or
Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16a of the Exchange Act with respect to NetGenesis, to be exempt under Rule 16b promulgated under the Exchange Act.

     5.9 Confidential Information. All documents or other information provided by any party to this Agreement to any other party hereto shall be governed by the terms of the Confidentiality Agreement (as defined in Section 8.12 hereof).

     5.10 Employee Benefits. As soon as administratively practicable after the Effective Time, SPSS shall take commercially reasonable efforts so that employees of NetGenesis shall be entitled to participate in each employee benefit plan, program or arrangement of SPSS of general applicability (the "SPSS Benefits Plans") to the same extent as similarly-situated employees of SPSS (it being understood that inclusion of the employees of NetGenesis in the SPSS Benefits Plans may occur at different times with respect to different plans). Nothing herein shall limit the ability of SPSS to amend or terminate any of NetGenesis' Benefits Plans in accordance with their terms at any time. To the extent such NetGenesis employees are currently covered by NetGenesis' employee benefit plans, programs or arrangements of general applicability, including, without limitation, medical plans, SPSS shall make all necessary and appropriate arrangements with its insurance provider to ensure that such NetGenesis' employees will receive equivalent coverage under the SPSS Benefits Plans to the extent such coverage is generally available under the SPSS Benefits Plans.

     5.11 Indemnification and Liability Insurance. SPSS agrees that all rights to indemnification now existing in favor of the directors or officers of NetGenesis and its subsidiaries as provided in their respective charters or bylaws shall become obligations of the Surviving Corporation following the Merger and shall continue in full force and effect, to the fullest extent permitted by applicable law, for a period of five years from the Effective Time with respect to matters occurring prior to the Effective Time. Prior to the Effective Time, Merger Sub or, if so requested by SPSS, NetGenesis, shall purchase a "Tail Policy" or "Run-Off Coverage" (as those terms are hereafter defined) for the benefit of the directors and officers of NetGenesis upon the following terms and conditions:

          (a) The term or duration of the Tail Policy or Run-Off Coverage shall be three (3) years (without regard to cost) or such longer term as can be purchased for premiums of $200,000 in total;

          (b) The coverage limits of the Tail Policy or Run-Off coverage shall be $5,000,000 in the aggregate; and

          (c) Except as set forth above, or as otherwise consented to in writing by SPSS and NetGenesis, the Tail Policy or Run-Off coverage shall provide coverage for claims and contain such other terms and conditions as are substantially similar to NetGenesis' current directors' and officers' liability insurance policy.

For purposes of this Section 5.11, a Tail Policy or Run-Off Coverage shall mean a policy insuring directors and officers of NetGenesis from claims brought after the termination or expiration of NetGenesis' current directors' and officers' liability insurance policy where the events giving rise to such claims occurred prior to such termination or expiration.

     5.12 Repayment of Indebtedness. NetGenesis shall use commercially reasonable efforts to induce Brian Zanghi to repay, prior to the Effective Time, all amounts due and owing to NetGenesis under that certain Promissory Note, dated January 17, 2001, in the principal amount of $100,000, made by Brian Zanghi to the order of NetGenesis.

                                  ARTICLE VI.

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of NetGenesis, SPSS and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) Shareholder Approval. NetGenesis shall have obtained the Required NetGenesis Vote in connection with the adoption of this Agreement by the stockholders of NetGenesis.

          (b) No Injunctions, Litigation or Restraints, Illegality. No Laws shall have been adopted or promulgated, no Actions are pending or threatened, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect, or which reasonably could be expected to have the effect, of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise, individually or in the aggregate, would reasonably be expected to have a Material Adverse

     Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger; provided, however, that, for a period of 180 days after the execution of this Agreement, each party agrees to take all commercially reasonable steps necessary to avoid or to defend itself and each other party against any such temporary retraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction.

          (c) Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental Entity or other Person required of SPSS, NetGenesis or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on SPSS and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided, however, that the provisions of this Section 6.1(c) shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.3 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval. No consents, approvals, actions, filings or notices related to any antitrust requirements of any jurisdiction shall be a condition of closing under this
     Section 6.1(c).

          (d) NASDAQ Listing. The shares of SPSS Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance, unless the failure to have such shares approved for listing on NASDAQ is waived in writing by NetGenesis.

          (e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     6.2 Additional Conditions to Obligations of SPSS and Merger Sub. The obligations of SPSS and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by, SPSS, on or prior to the Closing Date of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of NetGenesis set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), other than for such failures to be true and correct that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to SPSS (including the Surviving Corporation and its Subsidiaries).

          (b) Performance of Obligations of NetGenesis. NetGenesis shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, other than for such failures to so perform or comply that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to SPSS (including the Surviving Corporation and its Subsidiaries).

          (c) Closing Certificate. NetGenesis shall have delivered to SPSS a Closing Certificate, dated as of the Closing Date, executed by the chief executive officer and the chief financial officer of NetGenesis acknowledging that NetGenesis has fulfilled its obligations under Sections 6.2(a) and 6.2(b) hereof.

          (d) Transfer of Bank Accounts; Safe Deposit Boxes. NetGenesis shall have delivered to SPSS signature cards, banking resolutions and/or all other instruments necessary to transfer to SPSS ownership of each of the bank accounts and safe deposit boxes maintained by the NetGenesis Entities at the banks listed on Schedule 3.2(u) of the NetGenesis Disclosure Schedule and to designate new authorized signatories with respect to each such bank account and safe deposit box.

          (e) No Material Adverse Change of NetGenesis. Since June 30, 2001, there shall not have occurred a Material Adverse Effect with respect to NetGenesis.

          (f) Tax Opinion. SPSS shall have received an opinion of Ross & Hardies, LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to SPSS, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a "reorganization" within the meaning of Section 368 of the Code and that each of SPSS and NetGenesis will be a party to the reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to SPSS does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to SPSS if counsel to NetGenesis renders such opinion to SPSS. In rendering such opinion, counsel to SPSS shall be entitled to rely upon information, representations and assumptions provided by SPSS, NetGenesis and Merger Sub (allowing for such amendments to the representations as counsel to SPSS deems reasonably necessary). The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.3 Additional Conditions to Obligations of NetGenesis. The obligations of NetGenesis to effect the Merger are subject to the satisfaction of, or waiver by NetGenesis, on or prior to the Closing Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties of SPSS set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and shall be true and correct in all respects on and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), other than for such failures to be true and correct that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to NetGenesis.

          (b) Performance of Obligations of SPSS. SPSS shall have performed or complied in all respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, other than for such failures to so perform or comply that, individually or in the aggregate, would not constitute a Material Adverse Effect with respect to NetGenesis.

          (c) Closing Certificate. SPSS shall have delivered to NetGenesis a Closing Certificate, dated as of the Closing Date, executed by the chief executive officer and the chief financial officer of SPSS acknowledging that SPSS has fulfilled its obligations under Sections 6.3(a) and 6.3(b) hereof.

          (d) No Material Adverse Change of SPSS. Since June 30, 2001, there shall not have occurred a Material Adverse Effect with respect to SPSS.

          (e) Tax Opinion. NetGenesis shall have received an opinion of Foley, Hoag & Eliot, LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to NetGenesis, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that the Merger will constitute a "reorganization" within the meaning of
     Section 368 of the Code and that each of SPSS and NetGenesis will be a party to the reorganization within the meaning of Section 368(a) of the Code; provided, however, that if the counsel to NetGenesis does not render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to NetGenesis if counsel to SPSS renders such opinion to NetGenesis. In rendering such opinion, counsel to NetGenesis shall be entitled to rely upon information, representations and assumptions provided by SPSS, NetGenesis and Merger Sub (allowing for such amendments to the representations as counsel to NetGenesis deems reasonably necessary). The parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinions.

     6.4 Frustration of Closing Conditions. None of SPSS, Merger Sub or NetGenesis may rely on the failure of any condition set forth in Section 6.1,
6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party's failure to use commercially reasonable efforts to satisfy such condition and consummate the Merger and the other transactions contemplated by this Agreement.

                                  ARTICLE VII.

                           TERMINATION AND AMENDMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of NetGenesis:

          (a) By mutual written consent of the Boards of Directors of SPSS and NetGenesis;

          (b) By SPSS if (i) NetGenesis commits a breach of any provision of this Agreement and such breach shall not have been cured within thirty (30) days after written notice thereof shall have been received by NetGenesis, and (ii) such breach or failure to cure such breach shall have a Material Adverse Effect on NetGenesis (provided that SPSS is not also in material breach of any provision of this Agreement; and provided further, that no cure period shall be provided for a breach which by its nature cannot be cured);

          (c) By NetGenesis if (i) SPSS commits a breach of any provision of this Agreement and such breach shall not have been cured within thirty (30) days after written notice thereof shall have been received by SPSS, and
     (ii) such breach or failure to cure such breach shall have a Material Adverse Effect on SPSS (provided that NetGenesis is not also in material breach of any provision of this Agreement; and provided further, that no cure period shall be provided for a breach which by its nature cannot be cured);

          (d) By either SPSS or NetGenesis if approval of the Merger and adoption for this Agreement by the NetGenesis Stockholders shall not have been obtained by reason of the failure to obtain the Required NetGenesis Vote at the NetGenesis Stockholder Meeting;

          (e) By either SPSS or NetGenesis if the Effective Time shall not have occurred on or before ninety (90) days following the date of this Agreement (the "Termination Date") unless (i) the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform, in all material respects, each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time,
     (ii) the parties are then unable to close because of a delay in the Form S-4 becoming effective, in which case the Termination Date shall be changed to one hundred and twenty (120) days following the date of this Agreement,
     (iii) the parties are then unable to close because (A) it becomes necessary as a result of an increase in the market value of the SPSS Common Stock to make a filing under the Hart Scott Rodino Act, and (B) the waiting period (and any extension thereof) applicable to the Merger under the Hart Scott Rodino Act has not been terminated or has not expired, in which case, the Termination Date shall be changed to one hundred thirty (130) days following the date of this Agreement or (iv) the parties hereto mutually agree in writing to a later date; or

          (f) By either SPSS or NetGenesis, if the Board of Directors of NetGenesis authorizes NetGenesis to accept a proposal that the Board of Directors of NetGenesis has determined is a Superior Proposal; provided, that NetGenesis shall not terminate this Agreement pursuant to this Section 7.1(f) and enter into a definitive agreement relating to such Superior Proposal until the expiration of five (5) Business Days following SPSS' receipt of written notice advising SPSS that NetGenesis has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing), identifying the Person making such Superior Proposal and stating whether NetGenesis intends to enter into a definitive agreement relating to such Superior Proposal. After providing such notice, NetGenesis shall provide a commercially reasonable opportunity to SPSS during such period to make such adjustments in the terms and conditions of this Agreement as would enable NetGenesis to proceed with the Merger on such adjusted terms.

     7.2 Effect of Termination.

     (a) In the event this Agreement is terminated by either NetGenesis or SPSS pursuant to Section 7.1 hereof, this Agreement shall hereafter become void and there shall be no liability or obligation on the part of SPSS, NetGenesis or Merger Sub or their respective officers or directors, except as set forth in
Section 7.2 and Article VIII and except that nothing herein will relieve any party from liability for breach of this Agreement.

     (b) In the event this Agreement is terminated by SPSS pursuant to Section 7.1(b), then NetGenesis shall pay to SPSS not later than three (3) Business Days after the date of such termination an amount of cash equal to two percent (2%) of the Merger Value (as defined below) (the "Breakup Fee"). For purposes of this
Section 7.2, the term "Merger Value" shall mean an amount equal to the per share closing price as reported on the Nasdaq National Market of the SPSS Common Stock on the date of such termination multiplied by the product of (i) the Exchange Ratio multiplied by (ii) the number of shares of NetGenesis Common Stock issued and outstanding immediately prior to the date of such termination (other than the shares of NetGenesis Common Stock owned by SPSS or Merger Sub or any direct or indirect wholly owned subsidiary of SPSS or Merger Sub immediately prior to such termination).

     (c) In the event this Agreement is terminated by NetGenesis pursuant to
Section 7.1(c), then SPSS shall pay to NetGenesis not later than three (3) Business Days after the date of such termination an amount of cash equal to the Breakup Fee.

     (d) In the event this Agreement is terminated by NetGenesis or SPSS pursuant to Section 7.1(f), then NetGenesis shall pay to SPSS no later than three (3) Business Days after the date of such termination an amount of cash equal to the sum of (i) the Breakup Fee plus (ii) an additional one percent (1%) of the Merger Value (the "Topping Fee"); provided, however, that in no event shall NetGenesis be obligated under this Agreement to pay SPSS an amount in excess of the sum of the Breakup Fee plus the Topping Fee in the event of termination pursuant to Section 7.1(f).

     (e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by SPSS or NetGenesis, as applicable.

     7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of NetGenesis and SPSS, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver. The parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

     8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing Date, except for both those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing Date and this
Article VIII.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

        (a)  if to SPSS or Merger Sub, to:

            SPSS, INC.
            233 South Wacker Drive
            Chicago, Illinois 60606
            Fax: (312) 651-3558
            Attention: Jack Noonan,
            President and Chief Executive Officer

            SPSS, INC.
            233 South Wacker Drive
            Chicago, Illinois 60606
            Fax: (312) 651-3828
            Attention: Jack Kegelmeyer

            with a copy to:

            Ross & Hardies
            150 North Michigan Avenue
            Chicago, Illinois 60601
            Fax: (312) 750-8600
            Attention:  Lawrence R. Samuels, Esq.
                      David S. Guin, Esq.

        (b)  if to NetGenesis to:

            NetGenesis CORP.
            One Alewife Center
            Cambridge, MA 02140
            Fax: (617) 665-9317
            Attention: Lawrence S. Bohn,
            President and Chief Executive Officer

            with a copy to:

            Foley, Hoag & Eliot LLP
            One Post Office Square
            Boston, MA 02109
            Fax: (617) 832-7000
            Attention: John D. Patterson, Jr., Esq.

     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, Exhibit to or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     8.5 Entire Agreement; No Third Party Beneficiaries.

     (a) This Agreement, the Confidentiality Agreement, and the other agreements of the parties referred to herein constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

     8.7 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of SPSS without the consent of NetGenesis, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.9 Submission to Jurisdiction; Waivers. Each of SPSS and NetGenesis irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Courts of the State of Delaware, and each of SPSS and NetGenesis hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of SPSS and NetGenesis hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

     8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.11 Further Assurances. From and after the date of this Agreement, upon request of any party hereto, the parties hereto, as applicable, shall execute and deliver such instruments, documents or other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     8.12 Definitions.  As used in this Agreement:

          (a) "Beneficial ownership" or "beneficially own" shall have the meaning under Section 13 (d) of the Exchange Act.

          (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the NetGenesis Disclosure Schedule or the SPSS Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212 (c) of ERISA.

          (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

          (d) "Business Day" means any day on which banks are not required or authorized to close in the City of Chicago, Illinois.

          (e) "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

          (f) "Confidentiality Agreement" means that certain Non-Disclosure Agreement, dated May 9, 2001 by and between SPSS and NetGenesis.

          (g) "Environmental Laws" means any and all federal, state, foreign, interstate, local or municipal laws, rules, regulations, statutes, ordinances and codes of any Governmental Entity regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sec. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. sec. 6901, et seq., the Clean Water Act; 33 U.S.C. sec. 1251, et seq., the Clean Air Act, 33 U.S.C.
     sec. 2601, et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. sec. 136, et seq., Occupational Safety and Health Act 29 U.S.C. sec. 651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. sec. 2701, et seq., and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          (i) "Hazardous Materials" means any materials or wastes, defined or regulated as hazardous, toxic, a pollutant, a contaminant or dangerous in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

          (j) "Intellectual Property" means software, trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; proprietary information and trade secrets (as defined under the Illinois Trade Secrets Act); and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, any similar intellectual property or proprietary rights.

          (k) "Known" or "knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry.

          (l) "Material Adverse Effect" means, with respect to any entity any event, change, or occurrence that has, or is reasonably likely to have, a materially adverse effect on (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any event, change or occurrence relating (u) to a worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date of this Agreement, (v) to the economy or financial markets in general, (w) in general to the industries in which such entity operates and not specifically relating to (or having the effect of specifically relating to or having a materially disproportionate effect (relative to most other industry participants) on) such entity, (x) to the announcement of the transactions contemplated by this Agreement, (y) absent any other change, to movement in the share price of either party, or (z) with respect to NetGenesis, (1) to a failure, absent any other change, to achieve any particular revenue or operating income level or (2) to actions taken by NetGenesis at the request of or with the approval of SPSS, or (ii) the ability of such entity to consummate the transactions contemplated by this Agreement. All references to Material Adverse Effect on SPSS or its Subsidiaries contained in this Agreement shall be deemed to refer solely to SPSS and its Subsidiaries without including its ownership of NetGenesis and its Subsidiaries after the Merger.

          (m) "the other party" means, with respect to NetGenesis, SPSS and means, with respect to SPSS, NetGenesis.

          (n) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (o) "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          (p) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated,
     (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (q) "Superior Proposal" means with respect to NetGenesis, a written proposal made by a Person other than SPSS which is for (I) (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving NetGenesis, (ii) a sale, lease, exchange, transfer or other disposition of all of the assets of NetGenesis and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of all of the common stock of NetGenesis whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise and which is (II) otherwise on terms which the Board of Directors of NetGenesis in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, the Person making the proposal, and the likelihood of the consummation of the transaction contemplated by such proposal, would, if consummated, result in a transaction that is more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, SPSS, Merger Sub and NetGenesis have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          SPSS, INC.

                                          By:        /s/ JACK NOONAN
                                            ------------------------------------
                                            Name: Jack Noonan
                                            Title:   President and Chief
                                              Executive Officer

                                          RED SOX ACQUISITION CORP.

                                          By:        /s/ JACK NOONAN
                                            ------------------------------------
                                            Name: Jack Noonan
                                            Title:   President

                                          NETGENESIS CORP.

                                          By:       /s/ LAWRENCE BOHN
                                            ------------------------------------
                                            Name: Lawrence Bohn
                                            Title:   CEO

                                                                         ANNEX B

                 [FAIRNESS OPINION OF JPMORGAN SECURITIES INC.]

October 26, 2001

The Board of Directors
NetGenesis Corp.

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.001 per share (the "Company Common Stock"), of NetGenesis Corp. (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of SPSS Incorporated (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Partner and NetGenesis Acquisition Corp., the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its affiliates, will be converted into the right to receive .097 shares (the "Exchange Ratio") of the Merger Partner's common stock, par value $.01 per share (the "Merger Partner Common Stock").

     In arriving at our opinion, we have (i) reviewed the draft dated October 26, 2001 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses and
(vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

     In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

     In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Common Stock of the Exchange Ratio in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Company Common Stock or the Merger Partner Common Stock will trade at any future time, whether prior to or following consummation of the Merger.

     We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. From time to time in the past, we and our affiliates have provided a variety of investment banking services to the Company, including acting as lead managing underwriter for the Company's initial public offering of the Company Common Stock in February 2000. In addition, certain of our affiliates own in the aggregate less than 1% of the Company Common Stock. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

     On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Merger is fair, from a financial point of view, to the holders of the Company Common Stock.

     This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

                                          Very truly yours,

                                          /s/ J.P. MORGAN SECURITIES INC.

                                          J.P. MORGAN SECURITIES INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     SPSS's Certificate of Incorporation provides for indemnification to the full extent permitted by the laws of the State of Delaware against and with respect to threatened, pending or completed actions, suits or proceedings arising from or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of SPSS or of any other corporation, partnership, joint venture, trust or other enterprise which has served in such capacity at the request of SPSS if the acts or omissions occurred, or were or are alleged to have occurred, while said party was a director or officer of SPSS; provided, however, SPSS shall not indemnify any director or officer in an action against SPSS unless SPSS shall have consented to the action. Generally, under Delaware law, indemnification will only be available where an officer or director can establish that he/she acted in good faith and in a manner which was reasonably believed to be in or not opposed to the best interests of SPSS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that the person was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses actually incurred by the person in connection with the action if the person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the corporation with respect to any criminal action, and had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of due care, and the provisions of SPSS's Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care.

     SPSS maintains a director's and officer's liability insurance policy which indemnifies directors and officers for specified losses arising from a claim by reason of a wrongful act, as defined, under certain circumstances, where SPSS does not provide indemnification.

     Under the applicable provisions of the Delaware General Corporation Law, any indemnification described above shall be made by the corporation only as authorized in the specific case upon a determination that the indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination shall be made:

     - By the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such action, suit or proceeding; or

     - If such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     - By the affirmative vote of a majority of the shares entitled to vote thereon.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) List of Exhibits

                                                                       INCORPORATION BY
EXHIBIT                                                                   REFERENCE
NUMBER                     DESCRIPTION OF DOCUMENT                     (IF APPLICABLE)
-------                    -----------------------                     ----------------
 2.1     Agreement and Plan of Merger among SPSS Inc., SPSS ACSUB,     Ex. 2.1    (1)
         Inc., Clear Software, Inc. and the shareholders named
         therein, dated September 23, 1996.
 2.2     Agreement and Plan of Merger among SPSS Inc., SPSS            Annex A    (2)
         Acquisition Inc. and Jandel Corporation, dated October 30,
         1996.
 2.3     Asset Purchase Agreement by and between SPSS Inc. and         Ex. 2.3    (16)
         DeltaPoint, Inc., dated as of May 1, 1997.

                                                                       INCORPORATION BY
EXHIBIT                                                                   REFERENCE
NUMBER                     DESCRIPTION OF DOCUMENT                     (IF APPLICABLE)
-------                    -----------------------                     ----------------
 2.4     Stock Purchase Agreement among the Registrant, Edward Ross,   Ex. 2.1    (3)
         Richard Kottler, Norman Grunbaum, Louis Davidson and certain
         U.K.-Connected Shareholders or warrant holders of Quantime
         Limited named therein, dated as of September 30, 1997,
         together with a list briefly identifying the contents of
         omitted schedules.
 2.5     Stock Purchase Agreement among the Registrant, Edward Ross,   Ex. 2.2    (3)
         Richard Kottler, Norman Grunbaum, Louis Davidson and certain
         Non-U.K. Shareholders or warrant holders of Quantime Limited named therein, dated as of September 30, 1997, together with a list briefly identifying the contents of omitted
         schedules.
 2.6     Stock Purchase Agreement by and among SPSS Inc. and certain   Ex. 2.1    (4)
         Shareholders of Quantime Limited listed on the signature
         pages thereto, dated November 21, 1997.
 2.7     Stock Purchase Agreement by and among Jens Nielsen, Henrik    Ex. 2.2    (4)
         Rosendahl, Ole Stangegaard, Lars Thinggaard, Edward O'Hara,
         Bjorn Haugland, 2M Invest and the Shareholders listed on
         Exhibit A thereto, dated November 21, 1997.
 2.8     Stock Purchase Agreement by and among SPSS Inc. and the       Ex. 2.1    (18)
         Shareholders of Integral Solutions Limited listed on the
         signature pages hereof, dated as of December 31, 1998.
 2.9     Share Purchase Agreement by and among SPSS Inc., Surveycraft  Ex. 2.9    (20)
         Pty Ltd. and Jens Meinecke and Microtab Systems Pty Ltd.,
         dated as of November 1, 1998.
 2.10    Stock Acquisition Agreement by and among SPSS Inc., Vento     Ex. 2.1    (21)
         Software, Inc. and David Blyer, John Gomez and John
         Pappajohn, dated as of November 29, 1999.
 2.11    Asset Purchase Agreement by and between SPSS Inc. and         Ex. 2.11   (24)
         DataStat, S.A., dated as of December 23, 1999.
 2.12    Agreement and Plan of Merger dated as of November 6, 2000,    Ex. 2.1    (25)
         among SPSS, SPSS Acquisition Sub Corp., and ShowCase.
 2.13    Agreement and Plan of Merger dated as of October 28, 2001,    Ex. 99.1   (33)
         among SPSS, Red Sox Acquisition Corp. and NetGenesis Corp.
 3.1     Certificate of Incorporation of SPSS.                         Ex. 3.2    (5)
 3.2     Amended and Restated Certificate of Incorporation of          Ex. 3.1    (29)
         net.Genesis Corp., as currently in effect.
 3.3     By-Laws of SPSS.                                              Ex. 3.4    (5)
 3.4     Amended and Restated By-laws of net.Genesis Corp.             Ex. 3.2    (29)
 5.1     Opinion of Ross & Hardies regarding the validity of the
         securities being registered. (Attached hereto.)
 8.1     Opinion of Ross & Hardies regarding the material federal
         income tax consequences relating to the merger. (Attached
         hereto).
 8.2     Opinion of Foley, Hoag & Eliot LLP regarding the material
         federal income tax consequences relating to the merger.
         (Attached hereto).
10.1     SPSS Employment Agreement with Jack Noonan.                   Ex. 10.1   (8)
10.2     SPSS Agreement with Valletta.                                 Ex. 10.2   (6)
10.3     Agreement between SPSS and Prentice Hall.                     Ex. 10.5   (6)
10.4     Software Distribution Agreement between SPSS & IBM.           Ex. 10.6   (6)
10.5     SPSS -- HOOPS Agreement.                                      Ex. 10.7   (6)
10.6     SPSS Stockholders Agreement.                                  Ex. 10.8   (5)
10.7     SPSS Agreements with CSDC.                                    Ex. 10.9   (5)
10.8     SPSS Amended 1991 Stock Option Plan.                          Ex. 10.10  (5)

                                                                       INCORPORATION BY
EXHIBIT                                                                   REFERENCE
NUMBER                     DESCRIPTION OF DOCUMENT                     (IF APPLICABLE)
-------                    -----------------------                     ----------------
10.9     SPSS Asset Purchase Agreement of SYSTAT.                      Ex. 10.9   (9)
10.10    SPSS 1994 Bonus Compensation.                                 Ex. 10.11  (10)
10.11    SPSS Lease for Chicago, Illinois Office.                      Ex. 10.12  (10)
10.12    SPSS Amendment to Lease for Chicago, Illinois Office.         Ex. 10.13  (10)
10.13    SPSS 1995 Equity Incentive Plan.                              Ex. 10.14  (11)
10.14    SPSS 1995 Bonus Compensation.                                 Ex. 10.15  (12)
10.15    SPSS Amended and Restated 1995 Equity Incentive Plan.         Ex 10.17   (13)
10.16    SPSS 1996 Bonus Compensation.                                 Ex. 10.18  (14)
10.17    Software Distribution Agreement between SPSS and Banta        Ex. 10.19  (14)
         Global Turnkey.
10.18    SPSS Lease for Chicago, Illinois in Sears Tower.              Ex. 10.20  (15)
10.19    SPSS 1997 Bonus Compensation.                                 Ex. 10.21  (17)
10.20    Norman H. Nie Consulting L.L.C. Agreement with SPSS.          Ex. 10.22  (17)
10.21    SPSS Second Amended and Restated 1995 Equity Incentive Plan.  Ex. A      (19)
10.22    SPSS 1998 Bonus Compensation.                                 Ex. 10.23  (20)
10.23    SPSS Third Amended and Restated 1995 Equity Incentive Plan.   Ex. 10.1   (22)
10.24    Loan Agreement dated June 1, 1999 between SPSS and American   Ex. 10.1   (23)
         National Bank and Trust Company of Chicago.
10.25    First Amendment to Loan Agreement dated June 1, 1999 between  Ex. 10.2   (23)
         SPSS and American National Bank and Trust Company of
         Chicago.
10.26    SPSS 1999 Bonus Compensation.                                 Ex. 10.27  (24)
10.27    SPSS 2000 Equity Incentive Plan.                              Ex. 10.45  (26)
10.28    SPSS Qualified Employee Stock Purchase Plan.                  Ex. 10.46  (26)
10.29    SPSS Nonqualified Employee Stock Purchase Plan.               Ex. 10.47  (26)
10.30    SPSS 2000 Bonus Compensation.                                 Ex. 10.30  (27)
10.31    Stock Purchase Agreement by and between SPSS Inc. and Siebel  Ex. 10.31  (28)
         Systems, Inc.
10.32    net.Genesis Corp. 1995 Incentive Stock Option Plan, as        Ex. 10.1   (29)
         amended.
10.33    net.Genesis Corp. 1999 Stock Incentive Plan, as amended.      Ex. 10.2   (29)
10.34    net.Genesis Corp. 1999 Employee Stock Purchase Plan, as       Ex. 10.3   (29)
         amended.
10.35    NetGenesis Corp. 2001 Nonqualified Stock Plan.                Ex.  4.4
                                                                       (34)
10.36    Lease dated October 23, 1996 between net.Genesis Corp. and    Ex. 10.4   (29)
         Athenaeum Realty Nominee Trust.
10.37    Sublease dated October 15, 1999 between net.Genesis Corp.     Ex. 10.5   (29)
         and WL-Boston, Inc.
10.38    Lease commencing August 15, 1999 between BRE/CambridgePark    Ex. 10.6   (29)
         Office II, LLC and net.Genesis Corp.
10.39    Subordinated Loan and Security Agreement dated January 6,     Ex. 10.7   (29)
         1999 between net.Genesis Corp. and Comdisco, Inc.
10.40    Master Lease Agreement dated January 6, 1999 between          Ex. 10.8   (29)
         net.Genesis Corp. and Comdisco, Inc.
10.41    Warrant Agreement dated January 6, 1999 between net.Genesis   Ex. 10.9   (29)
         Corp. and Comdisco, Inc.
10.42    Warrant Agreement dated January 6, 1999 between net.Genesis   Ex. 10.10  (29)
         Corp. and Comdisco, Inc.
10.43    net.Genesis Corp. Employment Agreement with Lawrence S.       Ex. 10.11  (29)
         Bohn.

                                                                       INCORPORATION BY
EXHIBIT                                                                   REFERENCE
NUMBER                     DESCRIPTION OF DOCUMENT                     (IF APPLICABLE)
-------                    -----------------------                     ----------------
10.44    Promissory Note dated May 4, 1999 from Lawrence S. Bohn to    Ex. 10.12  (29)
         net.Genesis Corp.
10.45    Software License Agreement dated as of October 5, 1999        Ex. 10.13  (29)
         between net.Genesis Corp. and MicroStrategy Incorporated.*
10.46    Separation Agreement dated January 14, 2000 between           Ex. 10.14  (29)
         net.Genesis Corp. and Roger Hodskins.
10.47    Lease dated April 4, 2000 between net.Genesis Corp. and New   Ex. 10.19  (30)
         Boston Alewife Limited Partnership.
21.1     Subsidiaries of SPSS.                                         Ex. 21.1   (27)
21.2     Subsidiaries of NetGenesis.                                   Ex. 21.1   (31)
23.1     Consent of KPMG LLP, with respect to SPSS. (Attached
         hereto.)
23.2     Consent of PricewaterhouseCoopers LLP, with respect to
         NetGenesis. (Attached hereto.)
23.3     Consent of Ross & Hardies (Included in Exhibit 5.1).
23.4     Consent of Foley, Hoag & Eliot LLP (Included in Exhibit
         8.2).
23.5     Consent of JPMorgan Securities Inc. (Attached hereto.)
24.1     Power of Attorney (Included in the Signature Page to this
         Registration Statement).
99.1     Form of NetGenesis Proxy Card. (Attached hereto.)

---------------

  * Portions of this Exhibit are omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406.

 (1) Previously filed with SPSS Inc.'s Report on Form 8-K, dated September 26, 1996, filed on October 11, 1996, as amended on Form 8-K/A-1, filed November 1, 1996. (File No. 000-22194)

 (2) Previously filed with Amendment No. 1 to Form S-4 Registration Statement of SPSS Inc. filed on November 7, 1996. (File No. 333-15427)

 (3) Previously filed with SPSS Inc.'s Report on Form 8-K, dated September 30, 1997, filed on October 15, 1997. (File No. 000-22194)

 (4) Previously filed with the Form S-3 Registration Statement of SPSS Inc. filed on November 26, 1997. (File No. 333-41207)

 (5) Previously filed with Amendment No. 2 to Form S-1 Registration Statement of SPSS Inc. filed on August 4, 1993. (File No. 33-64732)

 (6) Previously filed with Amendment No. 1 to Form S-1 Registration Statement of SPSS Inc. filed on July 23, 1993. (File No. 33-64732)

 (7) Previously filed with Form 10-Q Quarterly Report of SPSS Inc. for the Quarterly period ended September 30, 1993. (File No. 000-22194)

 (8) Previously filed with the Form S-1 Registration Statement of SPSS Inc. filed on June 22, 1993. (File No. 33-64732)

 (9) Previously filed with the Form S-1 Registration Statement of SPSS Inc. filed on December 5, 1994. (File No. 33-86858)

(10) Previously cited with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1994. (File No. 000-22194)

(11) Previously filed with SPSS Inc.'s 1995 Proxy Statement. (File No.
     000-22194)

(12) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1995. (File No. 000-22194)

(13) Previously filed with SPSS Inc.'s 1996 Proxy Statement. (File No.
     000-22194)

(14) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1996. (File No. 000-22194)

(15) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended March 31, 1997. (File No. 000-22194)

(16) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended June 30, 1997. (File No. 000-22194)

(17) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1997. (File No. 000-22194)

(18) Previously filed with SPSS Inc.'s Report on Form 8-K, dated December 31, 1998, filed on January 15, 1999, as amended on Form 8-K/A filed March 12, 1999. (File No. 000-22194)

(19) Previously filed with SPSS Inc.'s 1998 Proxy Statement. (File No.
     000-22194)

(20) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1998. (File No. 000-22194)

(21) Previously filed with SPSS Inc. Report on Form 8-K, dated November 29, 1999, filed December 10, 1999. (File No. 000-22194)

(22) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended June 30, 1999. (File No. 000-22194)

(23) Previously filed with the Form 10-Q Quarterly Report of SPSS Inc. for the quarterly period ended September 30, 1999. (File No. 000-22194)

(24) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 1999. (File No. 000-22194)

(25) Previously filed with SPSS Inc. Report on Form 8-K, filed November 15, 2000. (File No. 000-22194)

(26) Previously filed with the Form S-4 Registration Statement of SPSS Inc. filed on December 19, 2000. (File No. 333-52216)

(27) Previously filed with the Form 10-K Annual Report of SPSS Inc. for the year ended December 31, 2000. (File No. 000-22194)

(28) Previously filed with the Form S-3 Registration Statement of SPSS Inc. filed on October 9, 2001. (File No. 333-71236)

(29) Incorporated by reference to NetGenesis' Registration Statement on Form S-1 filed December 22, 1999. (File No. 333-93335)

(30) Incorporated by reference to NetGenesis' Quarterly Report on Form 10-Q filed May 12, 2000. (File No. 000-29721)

(31) Incorporated by reference to NetGenesis' Annual Report on Form 10-K filed April 2, 2001. (File No. 000-29721)

(32) Incorporated by reference to NetGenesis' Proxy Statement relating to NetGenesis' Annual Meeting of Stockholders held on June 6, 2001, as filed on April 26, 2001 pursuant to Section 14(A) of the Securities Exchange Act of 1934. (File No. 000-29721)

(33) Previously filed with SPSS Inc. Report on Form 8-K, dated October 28, 2001, filed October 29, 2001. (File No. 000-22194)

(34) Incorporated by reference to NetGenesis Registration Statement on Form S-8 filed April 13, 2001. (File No. 333-58924)

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, SPSS has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 13, 2001.

                                          SPSS INC.

                                          By:        /s/ JACK NOONAN
                                            ------------------------------------
                                                        Jack Noonan
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Jack Noonan and Edward Hamburg, or any one of them, his true and lawful attorney-in-fact and agent, each with full power of substitution for such person and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed by the registrant pursuant to Securities and Exchange Commission Rule 462, which relates to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----
                 /s/ NORMAN H. NIE                     Chairman of the Board of      November 13, 2001
---------------------------------------------------            Directors
                   Norman H. Nie

                  /s/ JACK NOONAN                     President, Chief Executive     November 13, 2001
---------------------------------------------------      Officer and Director
                    Jack Noonan

                /s/ EDWARD HAMBURG                     Executive Vice President,     November 13, 2001
---------------------------------------------------   Corporate Operations, Chief
                  Edward Hamburg                         Financial Officer and
                                                               Secretary

               /s/ ROBERT BRINKMANN                   Vice President, Finance and    November 13, 2001
---------------------------------------------------  Controller, Chief Accounting
                 Robert Brinkmann                        Officer and Assistant
                                                               Secretary

               /s/ BERNARD GOLDSTEIN                           Director              November 13, 2001
---------------------------------------------------
                 Bernard Goldstein

                     SIGNATURE                                   TITLE                     DATE
                     ---------                                   -----                     ----

                 /s/ MERRITT LUTZ                              Director              November 13, 2001
---------------------------------------------------
                   Merritt Lutz

                 /s/ MICHAEL BLAIR                             Director              November 13, 2001
---------------------------------------------------
                   Michael Blair

                 /s/ KENNETH HOLEC                             Director              November 13, 2001
---------------------------------------------------
                   Kenneth Holec

                 /s/ PROMOD HAQUE                              Director              November 13, 2001
---------------------------------------------------
                   Promod Haque

                 /s/ WILLIAM BINCH                             Director              November 13, 2001
---------------------------------------------------
                   William Binch

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
   5.1   Opinion of Ross & Hardies regarding the validity of the
         securities being registered.
   8.1   Opinion of Ross & Hardies regarding the material federal
         income tax consequences relating to the merger.
   8.2   Opinion of Foley, Hoag & Eliot LLP regarding the material
         federal income tax consequences relating to the merger.
  23.1   Consent of KPMG LLP, with respect to SPSS.
  23.2   Consent of PricewaterhouseCoopers LLP, with respect to
         NetGenesis.
  23.3   Consent of Ross & Hardies (Included in Exhibit 5.1).
  23.4   Consent of Foley, Hoag & Eliot LLP (Included in Exhibit
         8.2).
  23.5   Consent of JPMorgan Securities Inc.
  24.1   Power of Attorney (Included in the Signature Page to this
         Registration Statement).
  99.1   Form of NetGenesis Proxy Card.